     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1997

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           JACOR COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4832                  31-0978313
 (State or other jurisdiction         (Primary Standard         (I.R.S. Employer
              of                          Industrial             Identification
incorporation or organization)       Classification Code            Number)
                                           Number)

                         50 EAST RIVERCENTER BOULEVARD
                                   12TH FLOOR
                           COVINGTON, KENTUCKY 41011
                                 (606) 655-2267
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                              R. CHRISTOPHER WEBER
                           JACOR COMMUNICATIONS, INC.
                         50 EAST RIVERCENTER BOULEVARD
                                   12TH FLOOR
                           COVINGTON, KENTUCKY 41011
                                 (606) 655-2267
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

      RICHARD G. SCHMALZL, ESQ.                    GARY N. JACOBS, ESQ.
       DOUGLAS D. ROBERTS, ESQ.                   JEFFREY C. SOZA, ESQ.
       Graydon, Head & Ritchey              Christensen, Miller, Fink, Jacobs,
                                               Glaser, Weil & Shapiro, LLP
       1900 Fifth Third Center             2121 Avenue of the Stars, Suite 1800
        Cincinnati, Ohio 45202                Los Angeles, California 90067
            (513) 621-6464                            (310) 553-3000
         (513) 651-3836 (fax)                      (310) 556-2920 (fax)

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and the effective time of the merger ("Merger") of PRN Holding Acquisition Corp. ("Acquisition Corp."), a wholly-owned subsidiary of Jacor Communications Company ("JCC"), a wholly-owned subsidiary of Jacor Communications, Inc. ("Jacor"), with and into Premiere Radio Networks, Inc. ("Premiere") pursuant to the Agreement and Plan of Merger dated as of April 7, 1997 by and among Jacor, JCC, Acquisition Corp., and Premiere (the "Merger Agreement") as described in the enclosed Prospectus/Information Statement included as Part I of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED               BE REGISTERED(1)      PER UNIT(1)      OFFERING PRICE(1)         FEE(2)
Common Stock, par value $.01 per share............   2,000,000 shares          N/A             $268,090,549         $81,239.57

(1) Pursuant to the Merger Agreement, each share of Common Stock, $.01 par value, and Class A Common Stock, $.01 par value, of Premiere (collectively the "Premiere Common Stock") is to be converted into (i) shares of Jacor common stock ("Jacor Common Stock") at an exchange ratio to be determined under the formulas set forth in the Merger Agreement and (ii) $13.50 in cash. Pursuant to the Stock Purchase Agreement dated as of April 7, 1997 among Jacor, JCC, Archon Communications Partners LLC, News America Holdings, Incorporated and The News Corporation Limited (the "Stock Purchase Agreement"), the holders of all of the outstanding shares of capital stock of Archon Communications Inc., a Delaware corporation ("ACI"), will receive an amount of cash and Jacor Common Stock calculated on the basis of what ACI would have received in the Merger for the Premiere Common Stock and the Premiere options and warrants held by ACI, plus cash equal to ACI's cash on hand (net of ACI liabilities) upon closing.

(2) Estimated solely for the purpose of calculating the registration fee. In accordance with Rules 457(f)(1) and (3) under the Securities Act of 1933, as amended, the registration fee for the shares of Jacor Common Stock to be issued in the Merger was computed on the basis of $16.625 per share of Premiere Common Stock, the average of the high and low prices reported on the Nasdaq Stock Market's National Market of the Premiere Common Stock to be exchanged in the Merger as of April 25, 1997, and $136,500,000 in cash to be paid in connection with the Merger and the Stock Purchase Agreement.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 30, 1997

                    PROSPECTUS OF JACOR COMMUNICATIONS, INC.

             INFORMATION STATEMENT OF PREMIERE RADIO NETWORKS, INC.

    This Prospectus/Information Statement relates to the proposed merger (the "Merger") of PRN Holding Acquisition Corp., a Delaware corporation ("Acquisition Corp.") and wholly-owned subsidiary of Jacor Communications Company, a Florida corporation ("JCC") and wholly-owned subsidiary of Jacor Communications, Inc. ("Jacor"), with and into Premiere Radio Networks, Inc., a Delaware corporation ("Premiere"), pursuant to the Agreement and Plan of Merger dated as of April 7, 1997 by and among Jacor, JCC, Acquisition Corp., and Premiere (the "Merger Agreement," a copy of which is attached hereto as Annex I).

    In connection with the Merger, JCC will also be acquiring all of the outstanding shares of capital stock of Premiere's largest stockholder, Archon Communications Inc., a Delaware corporation ("ACI"), pursuant to the Stock Purchase Agreement dated as of April 7, 1997 among Jacor, JCC, Archon Communications Partners LLC, News America Holdings, Incorporated and The News Corporation Limited (the "Stock Purchase Agreement").

    This Prospectus/Information Statement is being furnished to the stockholders
of Premiere in connection with the approval of the Merger Agreement on April   ,
1997 by the written consent of the holders of shares representing a majority of the voting power of Premiere's Common Stock, $.01 par value (the "Common Stock"), and Premiere's Class A Common Stock, $.01 par value (the "Class A Stock," and, together with the Common Stock, the "Premiere Common Stock"). See "AUTHORIZATION BY STOCKHOLDERS AND BOARDS OF DIRECTORS" for a more detailed discussion of the actions taken by the Consenting Stockholders (as defined herein). PREMIERE IS NOT ASKING PREMIERE STOCKHOLDERS FOR A PROXY, AND PREMIERE STOCKHOLDERS ARE REQUESTED NOT TO SEND PREMIERE A PROXY.

    UNDER DELAWARE LAW, THE HOLDERS OF PREMIERE COMMON STOCK HAVE DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. SEE "THE MERGER--APPRAISAL OR DISSENTERS' RIGHTS."

    This Prospectus/Information Statement also constitutes a prospectus of Jacor filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 2,000,000 shares of Jacor common stock, $.01 par value (the "Jacor Common Stock") to be issued in the Merger pursuant to the Merger Agreement and the Stock Purchase Agreement. Jacor will file an application with the Nasdaq National Market tier of The Nasdaq Stock Market (the "Nasdaq National Market") seeking approval for quotation on the Nasdaq National Market of the Jacor Common Stock to be issued in connection with the Merger and the Stock Purchase Agreement. Under Delaware Law, the Merger does not require the approval of the Jacor stockholders.

    The Merger Agreement provides that Premiere stockholders will have the right to receive in the Merger, in exchange for each issued and outstanding share of Premiere Common Stock, (i) $13.50 in cash, plus, if the closing of the transactions contemplated by the Merger Agreement (the "Closing") does not occur prior to July 31, 1997, for each full calendar month ending prior to the Closing, commencing with August 1997, an additional amount of $.084375 in cash, provided that such additional amount shall be prorated through and including the date on which the Closing occurs (the "Closing Date") for a partial month on the basis of a 30-day month (the "Cash Consideration"); plus (ii) .1525424 shares (the "Exchange Ratio") of Jacor Common Stock (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). The Exchange Ratio shall be .1525424 as long as the Jacor Closing Price (as defined below) is equal to or greater than $26.50 per share and equal to or less than $32.50 per share. If the Jacor Closing Price is less than $26.50 per share, the Exchange Ratio shall be .1525424 multiplied by a fraction the numerator of which is $26.50 and the denominator of which is the Jacor Closing Price. If the Jacor Closing Price is greater than $32.50 per share, the Exchange Ratio shall be
 .1525424 multiplied by a fraction the numerator of which is $32.50 and denominator of which is the Jacor Closing Price. The Jacor Closing Price is defined as the average per share closing trade price of the Jacor Common Stock as quoted through the Nasdaq National Market for the ten Nasdaq National Market trading days immediately preceding the date which is three Nasdaq National Market trading days before the Closing Date.

    Based on the number of shares of Premiere Common Stock and options and warrants to purchase Premiere Common Stock outstanding on the date hereof, pursuant to the Merger Agreement and the Stock Purchase Agreement, the Cash Consideration is expected to be approximately $136.5 million and the Stock Consideration is expected to be approximately 1.55 million shares of Jacor Common Stock (assuming that the Jacor Closing Price is not less than $26.50 per share). See "THE MERGER."

        SEE "RISK FACTORS" AT PAGE 16 FOR CERTAIN INFORMATION THAT SHOULD BE
                    CONSIDERED BY THE PREMIERE STOCKHOLDERS.
                              -------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

   THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT IS              , 1997.

          THIS PROSPECTUS/INFORMATION STATEMENT IS FIRST BEING MAILED
           TO PREMIERE STOCKHOLDERS ON OR ABOUT              , 1997.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/INFORMATION STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/ INFORMATION STATEMENT, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/ INFORMATION STATEMENT NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROSPECTUS/INFORMATION STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT.

                             AVAILABLE INFORMATION

    Each of Jacor and Premiere is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Each of Jacor and Premiere files its reports, proxy statements, and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such information.

    This Prospectus/Information Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules, and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Prospectus/ Information Statement as to the contents of any contract or other document referred to herein include all material terms of such contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Each of Jacor Common Stock and Premiere Common Stock is traded on the Nasdaq National Market. Reports, proxy and information statements, and other information concerning Jacor and Premiere are available for inspection and copying at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1506. Application will be made to list on the Nasdaq National Market the Jacor Common Stock to be issued in connection with the Merger and the Stock Purchase Agreement. Following the Merger, Premiere will become a subsidiary of JCC, and there will be no public trading of Premiere Common Stock. Accordingly, registration of Premiere Common Stock under the Exchange Act will be terminated upon application of Premiere to the Commission when the Merger is consummated, and Premiere will no longer be subject to the reporting requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by Jacor with the Commission under the Exchange Act are incorporated herein by reference:

    (a) Jacor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended;

    (b) Jacor's Current Reports on Form 8-K dated January 9, 1997, January 24, 1997, March 7, 1997 (amending Jacor's Form 8-K dated October 23, 1996), March 21, 1997, as amended, and April 8, 1997; and

    (c) Jacor's Form 8-B Registration Statement dated September 23, 1996.

    All documents filed by Jacor pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus/Information Statement and prior to the effective time of the Merger shall be deemed to be incorporated by reference into this Prospectus/Information Statement and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    All information contained or incorporated by reference in this Prospectus/Information Statement relating to Jacor has been supplied by Jacor and all such information relating to Premiere has been supplied by Premiere, and neither Jacor nor Premiere assumes any responsibility for the accuracy or completeness of the information provided by the other.

    This Prospectus/Information Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) are available without charge upon oral or written request by any person to whom this Prospectus/Information Statement has been delivered. In the case of documents relating to Jacor, such request should be directed to Jacor Communications, Inc., 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011, Attention: Corporate Communications and Investor Relations, Telephone Number (606) 655-2267, Fax Number (606) 655-9345.

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                          ---------
AVAILABLE INFORMATION...................................................................................          2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................................          2

PROSPECTUS/INFORMATION STATEMENT SUMMARY................................................................          6
  Parties to the Merger.................................................................................          6
  Authorization by Stockholders and Boards of Directors.................................................          6
  The Merger............................................................................................          7
  Merger Consideration..................................................................................          8
  Reasons for the Merger................................................................................          8
  Opinion of Premiere Financial Advisor.................................................................          9
  Termination; Termination Fee..........................................................................          9
  Financing Arrangements................................................................................          9
  Interests of Certain Persons in the Merger............................................................          9
  Regulatory Matters....................................................................................         10
  Nasdaq Listing........................................................................................         10
  Certain Federal Income Tax Consequences...............................................................         10
  Accounting Treatment..................................................................................         10
  Appraisal or Dissenters' Rights.......................................................................         10
  Recent Developments...................................................................................         11
  Summary Unaudited Pro Forma Financial Information.....................................................         12
  Summary Historical Financial Data.....................................................................         13
  Comparative Per Share Data............................................................................         14
  Comparative Market Prices and Dividends...............................................................         14

RISK FACTORS............................................................................................         16

AUTHORIZATION BY STOCKHOLDERS AND BOARDS OF DIRECTORS...................................................         19

THE MERGER..............................................................................................         20
  Background of and Reasons for the Merger..............................................................         20
  Opinion of Premiere Financial Advisor.................................................................         23
  Conversion of Premiere Common Stock for the Merger Consideration......................................         27
  Exchange of Premiere Certificates in the Merger.......................................................         28
  Certain Terms of the Merger Agreement and Related Agreements..........................................         28
  Financing Arrangements................................................................................         31
  Interests of Certain Persons in the Merger............................................................         32
  Regulatory Matters....................................................................................         34
  Nasdaq Listing........................................................................................         35
  Certain Federal Income Tax Consequences...............................................................         35
  Accounting Treatment..................................................................................         36
  Federal Securities Law Consequences...................................................................         36
  Appraisal or Dissenters' Rights.......................................................................         37

UNAUDITED PRO FORMA FINANCIAL INFORMATION...............................................................         40

SELECTED HISTORICAL FINANCIAL DATA OF JACOR.............................................................         45

SELECTED HISTORICAL FINANCIAL DATA OF PREMIERE..........................................................         47

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION.............................................

BUSINESS OF JACOR.......................................................................................         49

BUSINESS OF PREMIERE....................................................................................         49
  Business Strategy.....................................................................................         49

                                                                                                            PAGE
                                                                                                          ---------
  Industry Overview.....................................................................................         51
  Seasonality...........................................................................................         52
  Competition...........................................................................................         52
  Employees and Others..................................................................................         53

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PREMIERE.......         53
  Industry Overview.....................................................................................         53
  Fiscal Year Ended December 31, 1996 Compared to Fiscal Year Ended December 31, 1995...................         54
  Fiscal Year Ended December 31, 1995 Compared to Fiscal Year Ended December 31, 1994...................         56
  Fiscal Year Ended December 31, 1994 Compared to Fiscal Year Ended December 31, 1993...................         57
  Seasonality...........................................................................................         58
  Liqudity and Capital Resources........................................................................         58

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF JACOR.................................         61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PREMIERE..............................         65

COMPARISON OF CORPORATE CHARTERS........................................................................         67

DESCRIPTION OF JACOR CAPITAL STOCK......................................................................         70
  Common Stock..........................................................................................         70
  Class A and Class B Preferred Stock...................................................................         70
  Citicasters Warrants..................................................................................         70
  Regent Warrants.......................................................................................         72
  Registrar and Transfer Agent..........................................................................         74

DESCRIPTION OF OTHER JACOR INDEBTEDNESS.................................................................         74
  1996 10 1/8% Notes....................................................................................         74
  Liquid Yield Option-TM- Notes.........................................................................         75
  1996 9 3/4% Notes.....................................................................................         76

LEGAL MATTERS...........................................................................................         77

EXPERTS.................................................................................................         77

INDEX TO FINANCIAL STATEMENTS...........................................................................        F-1

ANNEX I   AGREEMENT AND PLAN OF MERGER BY AND AMONG JACOR, JCC, ACQUISITION CORP., AND PREMIERE DATED AS
          OF APRIL 7, 1997..............................................................................      A-1-1

ANNEX II   SHAREHOLDERS' AGREEMENT DATED AS OF APRIL 7, 1997
            BY AND AMONG JACOR COMMUNICATIONS, INC., JACOR COMMUNICATIONS COMPANY, ARCHON COMMUNICATIONS
INC., ARCHON COMMUNICATIONS PARTNERS LLC, NEWS AMERICA HOLDINGS, INCORPORATED, AND CERTAIN STOCKHOLDERS
OF PREMIERE.............................................................................................     A-II-1

ANNEX III  STOCK PURCHASE AGREEMENT AMONG JACOR COMMUNICATIONS, INC., JACOR COMMUNICATIONS COMPANY,
           ARCHON COMMUNICATIONS PARTNERS LLC, NEWS AMERICA HOLDINGS, INCORPORATED, AND THE NEWS
           CORPORATION LIMITED DATED AS OF APRIL 7, 1997................................................    A-III-1

ANNEX IV  FAIRNESS OPINION OF ALEX. BROWN & SONS INCORPORATED...........................................     A-IV-1

ANNEX V   SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW...........................................      A-V-1

                    PROSPECTUS/INFORMATION STATEMENT SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN MATTERS DISCUSSED ELSEWHERE IN THIS PROSPECTUS/INFORMATION STATEMENT. THIS SUMMARY SETS FORTH ALL MATERIAL ELEMENTS OF SUCH MATTERS BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING IN THIS PROSPECTUS/ INFORMATION STATEMENT AND THE ANNEXES HERETO. STOCKHOLDERS OF PREMIERE ARE URGED TO READ THIS PROSPECTUS/ INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

PARTIES TO THE MERGER

    JACOR. Jacor is a holding company engaged primarily in radio broadcasting and providing related services to radio broadcasting companies. As of April 28, 1997, Jacor entities owned, operated, and/or entered into agreements to acquire, 137 radio stations located across the United States in 29 broadcast areas: Los Angeles; Atlanta; Denver; San Diego; St. Louis; Cincinnati; Tampa; Cleveland; Portland, Oregon; Columbus, Ohio; Kansas City, Missouri; Jacksonville; Toledo; Sarasota/Bradenton; Lexington; Boise; Santa Barbara; Des Moines; Cedar Rapids; Venice/Englewood, Florida; Salt Lake City; Las Vegas; Louisville; Rochester; Casper, Wyoming; Fort Collins/Greeley, Colorado; Lima, Ohio; Cheyenne, Wyoming; and Sandusky, Ohio; and one television station located in the Cincinnati broadcast area. Jacor also has joint sales agreements to sell advertising time for one station in Cincinnati, one station in Denver, one station in Salt Lake City, and one station in Louisville. Jacor further provides programming to and sells air time for two stations in Baja California, Mexico pursuant to an exclusive sales agency agreement. Jacor also owns and distributes the RUSH LIMBAUGH and DR. DEAN EDELL programs, syndicated talk programming for radio broadcasting, and Jacor acts as a satellite systems integrator, Internet service provider and communications consultant focused on the radio broadcasting industry. See "BUSINESS OF JACOR."

    JCC. JCC is a wholly-owned subsidiary of Jacor. Upon consummation of the Merger, Premiere will be a subsidiary of JCC.

    ACQUISITION CORP. Acquisition Corp. is a wholly-owned subsidiary of JCC organized for the sole purpose of effecting the Merger. Acquisition Corp. will cease to exist following the Merger.

    The mailing address and telephone number of the principal executive offices of Jacor, JCC, and Acquisition Corp. are 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011 and (606) 655-2267.

    PREMIERE. Premiere is a leading independent creator, producer and distributor of innovative comedy, entertainment and music-related programs and a supplier of research, production music libraries and other services to the radio industry. Premiere offers programs and services to radio stations in exchange for commercial broadcast time which Premiere then sells to more than 350 national advertisers. Premiere has grown from three programs and 250 radio station affiliates at its inception in 1987 to 52 programs and services provided to more than 4,000 radio stations pursuant to over 6,300 contracts with such stations in 1997. Premiere's radio station affiliates broadcast in markets that reach more than 99% of the U.S. population. Premiere's management believes that, based on advertising revenues generated by its programs and services, Premiere is the fourth largest producer and distributor of network radio programming and services to the radio industry in the U.S. behind Westwood One Entertainment, ABC Radio Networks, and CBS Radio Networks. See "BUSINESS OF PREMIERE--Industry Overview" and "BUSINESS OF PREMIERE--Competition." The mailing address and telephone number of the principal executive offices of Premiere are 15260 Ventura Boulevard, Fifth Floor, Los Angeles,, California 91403 and (818) 377-5300. See "BUSINESS OF PREMIERE."

AUTHORIZATION BY STOCKHOLDERS AND BOARDS OF DIRECTORS

    On April 3, 1997, the Premiere Board of Directors (the "Premiere Board") concluded that the terms of the draft of the Merger Agreement presented to it were fair to and in the best interests of its stockholders, approved the draft of the Merger Agreement presented to it, and authorized management to execute final documents, subject to such modifications approved by the Executive Committee of the Premiere Board (the "Premiere Executive Committee"). Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Premiere Common Stock is required to approve the Merger. As of the Premiere Record Date (as defined herein), there were issued and outstanding 3,654,121 shares of Common Stock and 4,256,794 shares of Class A Stock. Holders of record of Common Stock are entitled to ten votes per share and holders of record of Class A Stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

    In conjunction with Premiere's execution of the Merger Agreement, Jacor, JCC, ACI, Archon Communications Partners LLC ("ACP"), News America Holdings, Incorporated ("News America"), Stephen C. Lehman, Louise G. Palanker, Timothy M. Kelly, and Kraig T. Kitchin entered into the Shareholders' Agreement dated April 7, 1997 (the "Shareholders' Agreement," a copy of which is attached hereto as Annex II). ACI, Mr. Lehman, Ms. Palanker, Mr. Kelly, and Mr. Kitchin (collectively the "Consenting Stockholders") are the holders of a majority of the voting power represented by outstanding shares of Premiere Common Stock. The Shareholders' Agreement provides, among other things, that the Consenting Stockholders will take action by written consent to approve the Merger Agreement.

    As required by the Shareholders' Agreement, on April 7, 1997 and April   ,
1997, the Consenting Stockholders executed and delivered to Premiere written consents approving the Merger Agreement. Such written consents are irrevocable and were sufficient under the DGCL, upon receipt by Premiere, to approve the Merger Agreement. Therefore, no further action by the stockholders of Premiere is necessary to approve the Merger Agreement or consummate the Merger. ACCORDINGLY, PREMIERE IS NOT ASKING ANY PREMIERE STOCKHOLDER FOR A PROXY AND PREMIERE STOCKHOLDERS ARE REQUESTED NOT TO SEND A PROXY. NO MEETING OF PREMIERE STOCKHOLDERS WILL BE HELD TO CONSIDER APPROVAL OF THE MERGER AGREEMENT.

    The Merger Agreement also has been approved by the Jacor Board of Directors (the "Jacor Board"). The Merger Agreement and the Merger do not require the approval of the Jacor stockholders under Delaware law. No additional corporate action by Jacor will be required to effect the Merger. See "AUTHORIZATION BY STOCKHOLDERS AND BOARDS OF DIRECTORS."

    In order to facilitate the Merger, JCC has further agreed to purchase all of the outstanding shares of common stock of ACI, the largest shareholder of Premiere Common Stock, pursuant to the Stock Purchase Agreement, a copy of which is attached hereto as Annex III. The transactions contemplated by the Stock Purchase Agreement are to be consummated immediately prior to the Closing, and the consummation of the Merger is conditioned upon the closing of JCC's purchase of the ACI stock. ACI's principal business activity has been the ownership of Premiere Common Stock and options and warrants to acquire Premiere Common Stock, and the provision of strategic consulting services to Premiere. Accordingly, for their shares in ACI, the ACI shareholders will receive an amount of cash and Jacor Common Stock calculated in the same manner as the Merger Consideration to be received by the other Premiere stockholders, plus cash equal to ACI's cash on hand (net of ACI liabilities) upon closing. See "THE MERGER--Interests of Certain Persons in the Merger--ACI."

THE MERGER

    If the conditions to the Merger as set forth in the Merger Agreement are satisfied or waived (where permissible under the terms of the Merger Agreement or under applicable law) and the Merger Agreement is not earlier terminated as provided for in the Merger Agreement, the Merger will be consummated and will become effective at the time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware (the "Effective Time"). See "THE MERGER--Certain Terms of the Merger Agreement and Related Agreements." It is expected that the Effective Time will promptly follow the receipt of all regulatory approvals. See "THE MERGER--Regulatory Matters." At the Effective Time, Acquisition Corp. will be merged with and into Premiere, with Premiere being the surviving entity. Premiere will thereby become a subsidiary of JCC.

MERGER CONSIDERATION

    In the Merger, each issued and outstanding share of Premiere Common Stock (other than shares of Premiere Common Stock held: (i) by Premiere, Jacor, JCC, Acquisition Corp. or any direct or indirect subsidiary of Premiere, Jacor, JCC or Acquisition Corp. including, as of the Effective Time, ACI; (ii) in the treasury of Premiere; or, (iii) by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL) at the Effective Time will be converted into the right to receive the Merger Consideration. The Merger Consideration will consist of the Cash Consideration and the Stock Consideration. The Cash Consideration will consist of $13.50 in cash, plus, in the event that the Closing does not occur prior to July 31, 1997, for each full calendar month ending prior to the Closing, commencing with August 1997, an additional amount of $.084375 in cash, provided that such additional amount shall be prorated through and including the Closing Date for a partial month on the basis of a 30-day month. The Stock Consideration will consist of .1525424 shares (the "Exchange Ratio") of Jacor Common Stock as long as the Jacor Closing Price is equal to or greater than $26.50 per share and equal to or less than $32.50 per share. If the Jacor Closing Price is less than $26.50 per share, the Exchange Ratio shall be .1525424 multiplied by a fraction the numerator of which is $26.50 and the denominator of which is the Jacor Closing Price. If the Jacor Closing Price is greater than $32.50 per share, the Exchange Ratio shall be
 .1525424 multiplied by a fraction the numerator of which is $32.50 and denominator of which is the Jacor Closing Price. Based on the number of shares of Premiere Common Stock and options and warrants to purchase Premiere Common Stock outstanding on the date hereof, pursuant to the Merger Agreement and the Stock Purchase Agreement, the Cash Consideration is expected to be approximately $136.5 million and the Stock Consideration is expected to be approximately 1.55 million shares of Jacor Common Stock (assuming the Jacor Closing Price is not less than $26.50 per share). See "THE MERGER--Conversion of Premiere Common Stock for the Merger Consideration."

    AT THE EFFECTIVE TIME, ALL OUTSTANDING SHARES OF PREMIERE COMMON STOCK WILL CEASE TO BE OUTSTANDING AND CERTIFICATES REPRESENTING SHARES OF PREMIERE COMMON STOCK WILL REPRESENT THE RIGHT TO RECEIVE THE MERGER CONSIDERATION. AS SOON AS POSSIBLE AFTER THE EFFECTIVE TIME, CHASEMELLON SHAREHOLDER SERVICES LLC (THE "EXCHANGE AGENT") WILL MAIL TRANSMITTAL INSTRUCTIONS TO EACH HOLDER OF RECORD OF SHARES OF PREMIERE COMMON STOCK AT THE EFFECTIVE TIME, ADVISING THEM OF THE PROCEDURE FOR SURRENDERING THEIR CERTIFICATES. HOLDERS OF PREMIERE COMMON STOCK SHOULD NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

REASONS FOR THE MERGER

    In late fall of 1996, the Premiere Executive Committee, consisting of Stephen C. Lehman and Kenin M. Spivak, and senior management began an internal review of Premiere's operations and long-term growth opportunities. While the Premiere Executive Committee and senior management concluded that Premiere could continue its growth strategy of internal expansion and selective acquisitions, they also determined that the growth and prospects of Premiere could be adversely affected by its lack of strategic affiliation with a major radio broadcasting company. As a result, the Premiere Executive Committee began to consider the prospects for such a strategic affiliation. Thereafter, representatives of Premiere had discussions with certain parties which had indicated an interest in acquiring Premiere. On April 7, 1997, Premiere and Jacor entered into the Merger Agreement. Among the factors considered by the Premiere Board in approving the Merger Agreement were (i) the implied premium over recent market prices of the

Premiere Common Stock, (ii) the opportunity to participate, through the portion of the Merger Consideration consisting of Jacor Common Stock, in the continued growth of Premiere, and (iii) the receipt by the Premiere Board of the written opinion of Alex. Brown & Sons, Incorporated ("Alex. Brown") that as of April 1, 1997 and based on and subject to certain matters stated therein, the Merger Consideration was fair from a financial point of view to holders of Premiere Common Stock. For a description of all the material factors considered by the Premiere Board and the background of the transaction, see "THE MERGER-- Background of and Reasons for the Merger."

OPINION OF PREMIERE FINANCIAL ADVISOR

    Alex. Brown has delivered an opinion to the Premiere Board to the effect that, as of April 1, 1997, the consideration to be paid by Jacor in the Merger is fair, from a financial point of view, to the stockholders of Premiere. The full text of the opinion of Alex. Brown, which includes a description of the assumptions made, matters considered and scope of review undertaken by such firm in rendering its opinion, is attached hereto as Annex IV and should be read in its entirety.

TERMINATION; TERMINATION FEE

    The Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual written consent; (b) by either party if (i) the Effective Time shall have not occurred on or before August 31, 1997, (ii) any governmental authority shall have issued an injunction, order, or decree enjoining or otherwise prohibiting the Merger and such injunction, order, or decree shall have become final and non-appealable (provided that the party seeking to so terminate the Merger Agreement shall have used all reasonable efforts to remove such injunction, order, or decree), or (iii) if any condition to the terminating party's obligations to consummate the transactions contemplated thereby is incapable of being satisfied on or prior to August 31, 1997; provided, however, that the terminating party has not breached the terms of the Merger Agreement; or (c) by Jacor, if ACI shall have breached any material representation or warranty, or failed to perform any covenant or duty contained in the Stock Purchase Agreement, other than a breach or noncompliance that would not materially affect the benefits Jacor is receiving from the Stock Purchase Agreement.

    If Premiere terminates the Merger Agreement by reason of Jacor's breach thereof or if the Merger otherwise fails to be consummated by reason of Jacor's breach of the Merger Agreement, Premiere shall be entitled to recover from Jacor, as Premiere's sole and exclusive remedy, liquidated damages in the amount of $15.0 million plus its reasonable attorneys fees and expenses incurred in connection with collecting such liquidated damages. See "THE MERGER--Certain Terms of the Merger Agreement and Related Agreements--Termination; Termination Fee."

FINANCING ARRANGEMENTS

    Jacor expects that the funds necessary to pay the Cash Consideration will be obtained from a combination of one or more of the following sources: borrowings under the June 1996 credit facility, as amended and restated in February 1997 (the "Credit Facility"), JCC's working capital, and proceeds from a possible public offering of Jacor's equity and/or debt securities pursuant to its omnibus shelf registration statement providing for the sale from time to time of up to $250.0 million of Jacor securities (the "1997 Offering"). See "THE MERGER--Financing Arrangements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Members of the Premiere Board or their affiliates (including three persons who are also on the Board of Directors of ACI) and members of senior management of Premiere have interests that present them with actual or potential conflicts of interest in connection with the Merger. Each member of the Premiere Board and senior management is the holder of options and/or warrants to acquire Premiere Common

Stock. As a result of the Merger, all options and warrants not vested at the Effective Time will become fully vested and immediately exercisable. See "THE MERGER--Interests of Certain Persons in the Merger--Stock Options." In addition, in connection with the Merger and conditioned upon the consummation thereof, Premiere's existing employment agreements with Stephen C. Lehman, Kraig T. Kitchin, Timothy M. Kelly, Daniel M. Yukelson, Robert W. Crawford and Louise G. Palanker have been amended. See "THE MERGER--Interests of Certain Persons in the Merger--Employment Agreements."

    Also, pursuant to the Stock Purchase Agreement, JCC will purchase all the common stock and common stock equivalents of ACI. The purchase price to be paid by JCC will be an amount equal to the amount ACI would receive in the Merger (payable in the same allocation of cash and Jacor Common Stock as would be payable in the Merger), plus the amount, if any, by which ACI's cash and cash equivalents exceed its liabilities as of the consummation of the sale. The Stock Purchase Agreement permits the shareholders of ACI to avoid the liquidation of ACI. This benefit will not result in a cost to Premiere or Jacor, does not have an effect on the tax treatment of the Merger to Premiere's other stockholders and does not affect the consideration to be paid by Jacor to Premiere's stockholders in the Merger. See "THE MERGER--Interests of Certain Persons in the Merger--ACI."

REGULATORY MATTERS

    The receipt of certain federal and state governmental or regulatory approvals is required in order to consummate the Merger, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Jacor and Premiere have agreed in the Merger Agreement to use their reasonable best efforts to obtain such approvals or waivers, but there can be no assurance as to when or if such approvals or waivers will be obtained such that the Merger may be consummated. See "THE MERGER--Regulatory Matters."

NASDAQ LISTING

    The Jacor Common Stock is presently listed on the Nasdaq National Market. Jacor will use its reasonable best efforts to cause the shares of Jacor Common Stock comprising the Stock Consideration to be listed for trading on the Nasdaq National Market. See "THE MERGER--Nasdaq Listing."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of all payments to which a holder or other payee is entitled pursuant to the Merger, unless the holder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number in the case of other Premiere stockholders) and certifies that such number is correct. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability.

    ALL PREMIERE STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION IN "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE TAX LAWS.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. See "THE MERGER--Accounting Treatment."

APPRAISAL OR DISSENTERS' RIGHTS

    In connection with the Merger, holders of shares of Premiere Common Stock will be entitled to demand appraisal rights in respect of such shares of Premiere Common Stock under Section 262 of the

DGCL ("Section 262"), subject to satisfaction by such stockholder of the conditions for appraisal rights established by Section 262. Failure to take any of the steps required under Section 262 on a timely basis may result in the loss of appraisal rights. Section 262 is set forth in full in Annex V to this Prospectus/ Information Statement. See "THE MERGER--Appraisal or Dissenters' Rights."

RECENT DEVELOPMENTS

    Since the enactment of the Telecommunications Act of 1996 (the "Telecom Act") on February 8, 1996 through April 28, 1997, Jacor has acquired and entered into binding agreements to acquire 107 radio stations, two television stations (one of which has subsequently been disposed of) and entered into an exclusive sales agency agreement to provide programming to and sell air time for two radio stations located in Baja California, Mexico. The aggregate consideration provided by Jacor in these transactions was approximately $1.5 billion. Jacor has also disposed or agreed to dispose of nine radio stations for approximately $75.0 million. In addition, Jacor has exchanged one television station and three radio stations for 11 radio stations in transactions valued in the aggregate at approximately $245.0 million. Jacor also acquired for approximately $61.0 million substantially all of the assets (i) relating to the broadcast distribution and related print and electronic media publishing businesses (the "EFM Acquisition") of EFM Media Management, Inc., EFM Publishing, Inc. and PAM Media, Inc. (collectively, the "EFM Companies") and (ii) of Standard Broadcast Service, Inc., a satellite systems integrator, Internet service provider and communications consultant focused on the radio broadcasting industry, which conducted business under the trade name NSN Network Services, Ltd. ("NSN Network Services"). The business of the EFM Companies included the ownership and distribution of the RUSH LIMBAUGH and DR. DEAN EDELL programs, syndicated talk programming for radio broadcasting, which contracts were assigned to Jacor in the acquisition.

    Of the above described acquisitions that are currently pending, Jacor will acquire 43 radio stations for a purchase price aggregating approximately $244.8 (including $23.9 million already advanced by Jacor to fund various escrow deposits). Jacor is currently negotiating additional acquisitions. Jacor is also engaged in preliminary discussions with owners of numerous other radio stations, which may or may not result in negotiations for additional acquisitions. Such transactions, if any, may involve the payment of cash, shares of Jacor Common Stock and/or the exchange of Jacor's other broadcast properties. However, there can be no assurance that Jacor will successfully complete all or any such transactions or what the consequences thereof would be. For more information about Jacor's recent acquisitions and dispositions, see "BUSINESS OF JACOR."

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following sets forth summary unaudited pro forma financial information derived from the Unaudited Pro Forma Financial Information included elsewhere in this Prospectus/Information Statement. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996, give effect to each of the following transactions as if such transactions had been completed January 1, 1996: (i) the Merger, (ii) the EFM Acquisition, (iii) Jacor's 1996 acquisitions of Citicasters Inc. ("Citicasters") and Noble Broadcast Group, Inc. ("Noble"), the acquisition of the Selected Gannett Radio Stations (as defined herein) and the Tampa Television Station divestiture, and other immaterial acquisitions completed in 1996, (iv) Jacor's 1997 acquisition of Regent Communications, Inc. ("Regent") and other 1997 immaterial acquisitions both completed and pending as of March 31, 1997 ((iii) and (iv) collectively, the "Radio Station Acquisitions"). The pro forma condensed consolidated balance sheet as of December 31, 1996 has been prepared as if the Merger and the other Pending Transactions had occurred on December 31, 1996.

    The Summary Unaudited Pro Forma Financial Information does not purport to present the actual financial position or results of operations of Jacor had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Summary Unaudited Pro Forma Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Financial Information and should be read in conjunction therewith. See "Consolidated Financial Statements and the Notes thereto for Premiere, included herein, and for Jacor, incorporated by reference in this Prospectus/ Information Statement.

                                   PRO FORMA
                             (DOLLARS IN THOUSANDS)

                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1996
                                                                                                 -----------------
STATEMENT OF OPERATIONS DATA:
  Net revenue..................................................................................    $     526,219
  Broadcast operating expenses.................................................................          361,449
  Depreciation and amortization................................................................           87,732
  Corporate general and administrative expenses................................................            9,108
  Operating income.............................................................................           65,627
  Interest expense.............................................................................         (80,195)

OTHER FINANCIAL DATA:
  Broadcast cash flow..........................................................................    $     164,770
  Broadcast cash flow margin...................................................................             31.3%
  EBITDA.......................................................................................    $     153,359
  Capital expenditures.........................................................................           13,102

                                                                                                       AS OF
                                                                                                 DECEMBER 31, 1996
                                                                                                 -----------------
BALANCE SHEET DATA:
  Working capital..............................................................................    $      50,110
  Intangible assets............................................................................        1,986,578
  Total assets.................................................................................        2,346,826
  Long-term debt...............................................................................          897,500
  LYONs........................................................................................          118,682
  Total shareholders' equity...................................................................          818,161

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following sets forth summary historical financial data for Jacor and Premiere for the three years ended December 31, 1996 and the three month periods ended March 31, 1996 and 1997. The comparability of the historical consolidated financial data reflected in this financial data has been significantly impacted by acquisitions and dispositions. The information presented below is qualified in its entirety by, and should be read in conjunction with, "SELECTED HISTORICAL FINANCIAL DATA OF JACOR," "SELECTED HISTORICAL FINANCIAL DATA OF PREMIERE" and the Consolidated Financial Statements and the Notes thereto for Jacor, incorporated herein by reference, and for Premiere, included herein.

                                   HISTORICAL

                                                                                                    THREE MONTHS
                                                                                                       ENDED
                                                                 YEAR ENDED DECEMBER 31,             MARCH 31,
                                                            ----------------------------------  --------------------
JACOR                                                          1994        1995        1996       1996       1997
                                                            ----------  ----------  ----------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
  Net revenue.............................................  $  107,010  $  118,891  $  223,761  $  30,074  $
  Broadcast operating expenses............................      80,468      87,290     151,056     23,871
  Depreciation and amortization...........................       9,698       9,483      23,404      2,619
  Corporate general and administrative expenses...........       3,361       3,501       7,629      1,139
  Operating income........................................      13,483      18,617      39,360      2,445
  Net income..............................................       7,852      10,965       5,105        891
OTHER FINANCIAL DATA
  Broadcast cash flow.....................................  $   26,542  $   31,601  $   72,696  $   6,203  $
  Broadcast cash flow margin..............................        24.8%       26.6%       32.5%      20.6%          %
  EBITDA..................................................  $   23,181  $   28,100  $   62,764  $   5,064  $
  Capital expenditures....................................  $    2,221  $    4,969  $   11,852  $   3,437  $


                                                                                                    THREE MONTHS
                                                                                                       ENDED
                                                                 YEAR ENDED DECEMBER 31,             MARCH 31,
                                                            ----------------------------------  --------------------
PREMIERE                                                       1994        1995        1996       1996       1997
                                                            ----------  ----------  ----------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
  Net revenue.............................................  $   15,979  $   18,319  $   23,826  $   4,877  $
  Operating expenses......................................      12,948      13,300      16,950      3,632
  Depreciation and amortization...........................         938       1,265       1,908        412
  Operating income........................................       2,093       3,754       4,967        833
  Net income..............................................       1,985       2,556       2,436        666

OTHER FINANCIAL DATA
  EBITDA..................................................  $    3,031  $    5,019  $    6,875  $   1,245  $
  Capital expenditures....................................  $      470  $      631  $    1,250  $     442  $

COMPARATIVE PER SHARE DATA

    Set forth below are historical earnings (loss) per share before extraordinary items, cash dividends per share and book value per share data of Jacor and Premiere and unaudited pro forma per share data. The data set forth below should be read in conjunction with the Jacor and Premiere audited financial statements, including the notes thereto, which are incorporated by reference or included in this Prospectus/ Information Statement. The data should also be read in conjunction with the unaudited pro forma combined condensed financial statements, including the notes thereto, included elsewhere in this Prospectus/Information Statement.

                                                                                                 YEAR ENDED DECEMBER
                                                                                                       31, 1996
                                                                                                ----------------------
                                                                                                  JACOR     PREMIERE
                                                                                                ---------  -----------
HISTORICAL:
    Earnings per share........................................................................  $    0.30   $    0.28
    Cash dividends per share..................................................................     --          --
    Book value per share......................................................................  $   15.56   $    5.72

PRO FORMA:
    Loss per share............................................................................  $   (0.14)
    Cash dividends per share..................................................................     --
    Book value per share......................................................................  $   18.80

COMPARATIVE MARKET PRICES AND DIVIDENDS

    Both Jacor Common Stock and Premiere Common Stock are quoted on the Nasdaq National Market. Jacor Common Stock is quoted under the symbol "JCOR" and Premiere Common Stock is quoted under the symbols "PRNI" for the Common Stock and "PRNIA" for the Class A Stock.

    The table below sets forth, for the calendar quarters indicated, the reported high and low per share sales prices of Jacor Common Stock and Premiere Common Stock, as reported on the Nasdaq National Market. The Class A Stock began trading on the Nasdaq National Market on January 26, 1996.

                                                                                                PREMIERE
                                                                               ------------------------------------------
                                                                JACOR
                                                             COMMON STOCK          COMMON STOCK         CLASS A STOCK
                                                         --------------------  --------------------  --------------------
                                                           HIGH        LOW       HIGH        LOW       HIGH        LOW
                                                         ---------  ---------  ---------  ---------  ---------  ---------
1995
  First Quarter........................................  $   14.50  $   12.00  $    7.17  $    4.50  $  --      $  --
  Second Quarter.......................................      17.00      13.00       8.00       5.67     --         --
  Third Quarter........................................      19.25      15.00      19.33       7.17     --         --
  Fourth Quarter.......................................      17.50      15.00      14.67      10.33     --         --
1996
  First Quarter........................................  $   22.25  $   16.00  $   14.33  $   10.67  $   13.17  $   10.17
  Second Quarter.......................................      31.25      19.50      16.00      11.25      15.63      10.75
  Third Quarter........................................      35.00      24.75      14.25       9.88      12.88      10.00
  Fourth Quarter.......................................      36.38      23.75      13.00      10.00      12.75       9.75
1997
  First Quarter........................................  $   31.75  $   25.63  $   16.50  $   12.75  $   16.13  $   11.50
  Second Quarter
    (through April 25, 1997)...........................  $   28.75  $   26.50  $   17.00  $   15.75  $   17.00  $   15.75

    On April 7, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing price per share of (i) Jacor Common Stock was $28.00, (ii) Common Stock was $16.00 and
(iii) Class A Stock was $16.00. On May   , 1997, the most recent date for which
it was practicable to obtain market price data prior to the printing of this Prospectus/Information Statement, the closing price per share of (i) Jacor
Common Stock was $        and (ii) Premiere Common Stock was $        (or $
on an equivalent per share basis, calculated as described above) for the Common
Stock and $        (or $     on an equivalent per share basis, calculated as
described above) for the Class A Stock.

    Neither Jacor nor Premiere has declared any cash dividends on its common stock since its inception. Jacor intends to retain future earnings for use in its business and does not anticipate paying any dividends on Jacor Common Stock in the foreseeable future. Under Jacor's existing credit facilities, Jacor is prohibited from paying cash dividends on Jacor Common Stock except as may be provided therein. See "THE MERGER-- Financing Arrangements."

    Premiere declared a one-for-two stock dividend, effected in the form of a three-for-two stock split, of Class A Stock payable on March 25, 1996 to all holders of Common Stock and Class A Stock on the April 1, 1996 record date for such dividend (the "Class A Dividend").

    On April 11, 1997, there were approximately 1,500 holders of record of Jacor Common Stock, and approximately 58 and 67 holders of record of Common Stock and Class A Stock, respectively, and an aggregate of approximately 2,850 beneficial holders of Premiere Common Stock.

                                  RISK FACTORS

    PENDING TRANSACTIONS. Except for the Merger, the consummation of each of the pending transactions which are the subject of Jacor's executed purchase, sale or merger agreements (the "Pending Transactions") requires Federal Communications Commission ("FCC") approval with respect to the transfer of the associated broadcast licenses. Jacor has filed or will file in the ordinary course applications seeking FCC approval for the Pending Transactions. In addition, the consummation of certain of the Pending Transactions is subject to the expiration or termination of the applicable waiting periods under the HSR Act. Jacor has received a second request for information from the Antitrust Division of the Department of Justice (the "Antitrust Division") relating to Jacor's acquisition of radio stations in Lexington. The applicable waiting period under the HSR Act for the Stanford Transaction will expire 20 days after all of the parties to the transaction substantially comply with the second request, (i) unless the parties agree to extend the waiting period or the Antitrust Division seeks to, and is successful in its efforts to, enjoin the transaction or, (ii) unless otherwise terminated by the Antitrust Division. The parties have not yet completed compliance with the second request.

    There can be no assurance that (i) the FCC will approve the transfer of the broadcast licenses in connection with the Pending Transactions; (ii) the FCC or a court would affirm the FCC consent to the Pending Transactions if such review is undertaken; (iii) the HSR Act waiting periods with respect to the various Pending Transactions will expire without objections being raised by either the Federal Trade Commission ("FTC") or the Antitrust Division that would not be eliminated without substantial changes to the terms of the applicable Pending Transactions; or (iv) Jacor will be successful in consummating the various Pending Transactions in a timely manner or on the terms described herein. See "THE MERGER--Regulatory Matters."

    RISKS OF ACQUISITION STRATEGY. Jacor intends to pursue growth through the opportunistic acquisition of broadcasting companies, radio station groups, individual radio stations and entities that provide programming and services to radio station groups or individual radio stations. In this regard, Jacor routinely reviews such acquisition opportunities. Jacor believes that currently there are available a number of acquisition opportunities that would be complementary to its business. Other than with respect to the Pending Transactions and as described in "BUSINESS OF JACOR," Jacor currently has no binding commitments to acquire any specific business or other material assets. Jacor cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisition would be.

    Jacor's acquisition strategy involves numerous risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired businesses. There can be no assurance that Jacor's management will be able to manage effectively the acquired businesses or that such acquisitions will benefit Jacor.

    In addition to the expenditure of capital relating to the Pending Transactions (see "THE MERGER-- Financing Arrangements"), future acquisitions also may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, Jacor may be required to raise additional financing. There is no assurance that such additional financing will be available to Jacor on acceptable terms.

    INCREASED ANTITRUST SCRUTINY. Subsequent to the passage of the Telecom Act, the radio broadcast industry has been subject to an increased amount of scrutiny by the Antitrust Division. Such scrutiny caused Jacor to experience delays in closing several mergers and acquisitions and to incur increased transaction costs. Jacor could experience similar delays and increased costs in connection with future transactions, including one or more of the Pending Transactions.

    The Antitrust Division or the FTC could also compel changes in the proposed terms of acquisitions. This is evidenced by Jacor's agreement with the Antitrust Division in connection with the Citicasters Merger pursuant to which Jacor divested WKRQ-FM in Cincinnati and agreed to inform the Antitrust

Division of certain transactions in Cincinnati that would not otherwise be reportable under the HSR Act. Antitrust Division scrutiny also resulted in Jacor terminating its agreement to finance the acquisition of WGRR-FM in Cincinnati by Tsunami Communications, Inc., the entity with whom Jacor has a joint sales agreement ("JSA") for a Denver radio station. Subsequent to such termination, Jacor received from the Antitrust Division a civil investigative demand relating to the proposed transaction. In November 1996, the Antitrust Division suspended Jacor's obligation to respond to this civil investigative demand.

    In addition, Jacor has received an industry-wide civil investigative demand relating to JSAs pursuant to which the Antitrust Division is examining the antitrust implications of such arrangements. Jacor anticipates that the Antitrust Division's determinations of the permissibility of JSAs will depend on the specific characteristics of the markets, stations and relationships being reviewed. Jacor believes that its existing JSAs are appropriate under applicable antitrust laws and that its JSAs are not material to its business as such arrangements only account for less than 1.0% of Jacor's net revenue. Jacor has completed its response to the civil investigative demand relating to JSAs received from the Antitrust Division, although the investigation may still be pending.

    Although Jacor does not believe that antitrust considerations will adversely affect Jacor's ability to successfully implement its business strategy, the effects of the Antitrust Division's heightened level of scrutiny on the radio broadcast industry and on Jacor are uncertain. There can be no assurance that these concerns will not negatively impact Jacor. See "THE MERGER--Regulatory Matters."

    FCC REGULATION OF BROADCASTING INDUSTRY. The broadcasting industry is subject to extensive regulation by the FCC which, among other things, requires approval for the issuance, renewal, transfer and assignment of broadcasting station operating licenses, limits the number of broadcasting properties Jacor may acquire and regulates the operations of broadcasting stations. Additionally, in certain circumstances, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules will operate to impose limitations on alien ownership and voting of the capital stock of Jacor. The FCC is considering changes to its rules in response to the Telecom Act and other industry developments. There can be no assurance that any such rule changes will not negatively impact Jacor's operations in the future. See "THE MERGER--Regulatory Matters."

    Jacor's business will be dependent upon maintaining its broadcasting licenses issued by the FCC, which are issued currently for a maximum term of eight years. Some of Jacor's operating licenses expire at various times in 1997. Although it is rare for the FCC to deny a renewal application, there can be no assurance that the pending or future renewal applications will be approved, or that such renewals will not include conditions or qualifications that could adversely affect Jacor's operations. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon Jacor's business, financial condition and results of operations. See "THE MERGER--Regulatory Matters."

    COMPETITION; BUSINESS RISKS. Broadcasting is a highly competitive business. Jacor's radio and television stations compete for audiences and advertising revenues with other radio and television stations, as well as with other media, such as newspapers, magazines, cable television, outdoor advertising and direct mail, within their respective geographic areas. Audience ratings and revenue shares are subject to change and any adverse change in a particular geographic area could have a material and adverse effect on the revenue of stations located in that geographic area. Future operations are further subject to many variables which could have an adverse effect upon Jacor's financial performance. These variables include economic conditions, both generally and relative to the broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies. Although Jacor believes that each of its stations will be able to compete effectively in its respective broadcast area, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues.

    SUBSTANTIAL LEVERAGE AND LIMITED FINANCIAL FLEXIBILITY. The Pending Transactions (including the Merger) may result in a higher level of indebtedness for Jacor. Jacor's outstanding indebtedness may have the following important consequences: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on Jacor's ability to obtain additional debt financing; and (iii) increased vulnerability to adverse general economic and industry conditions. In addition, the Credit Facility has a number of financial covenants, including interest coverage, fixed charge coverage and leverage ratios. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

    SHARE OWNERSHIP BY ZELL/CHILMARK. Zell/Chilmark Fund L.P. ("Zell/Chilmark") currently holds approximately 38.3% of the outstanding Jacor Common Stock. The large share ownership of Zell/ Chilmark may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Jacor, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then-current market prices.

    By virtue of its current control of Jacor, Zell/Chilmark could sell large amounts of Jacor Common Stock by causing Jacor to file a registration statement with respect to such stock. In addition, Zell/Chilmark could sell its shares of Jacor Common Stock without registration pursuant to Rule 144 under the Securities Act. Jacor can make no prediction as to the effect, if any, that such sales of shares of Jacor Common Stock would have on the prevailing market price. Sales of substantial amounts of Jacor Common Stock, or the availability of such shares for sale, could adversely affect prevailing market prices. Sales or transfers of Jacor Common Stock by Zell/Chilmark could result in another person or entity becoming the controlling shareholder of Jacor.

    KEY PERSONNEL. Jacor's business is dependent upon the performance of certain key employees, including its Chief Executive Officer and its President. Jacor employs several on-air personalities with significant loyal audiences in their respective broadcast areas. Jacor generally enters into long-term employment agreements with its key on-air talent to protect its interests in those relationships, but there can be no assurance that all such on-air personalities will remain with Jacor.

    CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK. Jacor has shares of Jacor Common Stock which are authorized but unissued (assuming no exercise of options) and 4,000,000 shares of preferred stock authorized but unissued for future issuance, without additional stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

    One of the effects of the existence of unissued and unreserved Jacor Common Stock or preferred stock may be to enable the Jacor Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Jacor by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Jacor.

    The issuance of preferred stock could have the effect of delaying or preventing a change in control of Jacor. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Jacor Common Stock or could adversely effect the rights and powers, including voting rights of the holders of the Jacor Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Jacor Common Stock. Jacor does not currently have any plans to issue additional shares of Jacor Common Stock or preferred stock other than shares of Jacor Common Stock which may be issued upon the exercise of options and stock units which have been granted or which may be granted in the future to directors, officers, and employees of Jacor or shares of Jacor Common Stock issuable upon conversion of the LYONs, the Citicasters Warrants and the Regent Warrants, all as defined herein.

    FORWARD-LOOKING STATEMENTS. This Prospectus/Information Statement sets forth or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus/Information Statement Summary," as well as within the Prospectus/Information Statement generally. In addition, when used in this Prospectus/Information Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth or incorporated by reference in this Prospectus/Information Statement generally. Neither Jacor nor Premiere undertakes any obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Jacor and Premiere caution the reader, however, that this list of risk factors may not be exhaustive.

             AUTHORIZATION BY STOCKHOLDERS AND BOARDS OF DIRECTORS

    This Prospectus/Information Statement is being furnished to the holders of Premiere Common Stock in connection with the approval of the Merger Agreement upon action taken by written consent of the holders of shares representing a majority of the voting power of the Premiere Common Stock.

    On April 3, 1997, the Premiere Board unanimously concluded that the terms of the draft of the Merger Agreement presented to the Premiere Board were fair to, and in the best interests of, the holders of Premiere Common Stock, approved the draft of the Merger Agreement presented to it, and authorized management to execute final documents, subject to such modifications approved by the Premiere Executive Committee. Under the DGCL, the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Premiere Common Stock is required to approve the Merger. As of the Premiere Record Date, there were issued and outstanding 3,654,121 shares of Common Stock and 4,255,794 shares of Class A Stock. Holders of record of Common Stock are entitled to ten votes per share and holders of record of Class A Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Therefore, of the total 40,798,004 possible votes as of the Premiere Record Date, 20,399,003 votes are required to approve the Merger.

    On April 7, 1997 (the "Premiere Record Date"), the Consenting Stockholders entered into the Shareholders' Agreement with Jacor and JCC, pursuant to which the Consenting Stockholders are required to execute and deliver to Premiere irrevocable written consents approving the Merger Agreement. Concurrently with the execution of the Shareholders' Agreement, ACI and Messrs. Lehman and Kitchin delivered written consents to Premiere representing an aggregate of 781,212 shares of Class A Stock, 955,789 shares of Common Stock, and 10,339,102 votes
(or approximately 25% of the votes as of the Premiere Record Date). On April   ,
1997, Messrs. Lehman and Kelly and Ms. Palanker delivered written consents to Premiere representing an aggregate of 223,008 shares of Class A Stock, 1,052,651 shares of Common Stock, and 10,749,518 votes (or approximately 26% of the votes as of the Premiere Record Date). The written consents delivered on April 7 and
April   , 1997 represent an aggregate of approximately 52% of the votes as of the Record Date, are irrevocable and were sufficient under the DGCL, upon receipt by Premiere, to approve the Merger Agreement. ACCORDINGLY, PREMIERE IS NOT ASKING ANY PREMIERE STOCKHOLDER FOR A PROXY AND PREMIERE STOCKHOLDERS ARE REQUESTED NOT TO SEND A PROXY. NO MEETING OF PREMIERE STOCKHOLDERS WILL BE HELD TO CONSIDER APPROVAL OF THE MERGER.

    The Merger Agreement also has been approved by the Jacor Board of Directors. The Merger Agreement and the Merger do not require the approval of the Jacor stockholders under the DGCL. No additional corporate action by Jacor or Premiere, and no further action by the Premiere stockholders, will be required to effect the Merger.

                                   THE MERGER

    The descriptions of the Merger Agreement, Shareholders' Agreement and Stock Purchase Agreement set forth in this Section include all material terms of such agreements but do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, Shareholders' Agreement and Stock Purchase Agreement which are attached as Annexes I, II and III, respectively, to this Prospectus/ Information Statement and are incorporated by reference herein.

BACKGROUND OF AND REASONS FOR THE MERGER

    Since 1993, Jacor has been actively seeking to expand through acquisitions and has identified numerous potential acquisition and merger candidates. Since the enactment of the Telecom Act on February 8, 1996 through April 28, 1997, Jacor has spent and agreed to spend approximately $1.7 billion on acquisitions. Jacor continues to negotiate for additional acquisitions in its existing locations and in new locations. Jacor identified Premiere as a potential acquisition candidate in February 1997 and began to review information regarding Premiere at that time.

    In the summer of 1996, members of the Premiere Executive Committee were approached by two parties ("Company A," a radio programming company, and "Company B," a radio broadcasting company, respectively) which expressed an interest in effecting a business combination with Premiere. Stephen C. Lehman and Kenin M. Spivak, the President of Premiere and ACI, respectively, and the members of the Premiere Executive Committee had preliminary conversations with such parties, the first of which indicated an interest in an all stock combination based upon the respective market values of Company A and Premiere, and the second of which indicated an interest in a cash acquisition of Premiere for $14.00 per share; however, no formal offer was received by Premiere.

    In the fall of 1996, the Premiere Executive Committee also had informal discussions with representatives and shareholders of a radio programming company ("Company C"), and a broad-based media company ("Company D"), with respect to possible combinations. No proposal resulted from the discussions.

    Thereafter, in late fall of 1996, the Premiere Executive Committee and senior management began an internal review of Premiere's operations and long-term growth opportunities. While the Premiere Executive Committee and senior management concluded that Premiere could continue its growth strategy of internal expansion and selective acquisitions, they also determined that the growth and prospects of Premiere could be adversely effected by its lack of strategic affiliation with a major radio broadcasting company. In reaching this conclusion, the Premiere Executive Committee and senior management were mindful of the fact that Premiere's principal competitors are owned or controlled by entities which also own and operate major groups of radio stations. The Premiere Executive Committee and senior management believe that while Premiere can continue to grow as an independent entity, Premiere's ability to launch new programs and sustain existing programs could be impeded without an affiliation with a major radio broadcasting company. Accordingly, the Premiere Executive Committee began to consider the prospects for such a strategic affiliation.

    Commencing in October 1996 and continuing through January 1997, the Premiere Executive Committee had several meetings and conversations with representatives of a publicly held radio broadcasting company ("Company E") which indicated an interest in acquiring Premiere. In the discussions, the representative of Company E indicated an interest in acquiring Premiere for Company E stock valued at $15.00 per share of Premiere Common Stock and a willingness to consider the issuance of additional Company E securities if the acquisition consideration did not have a trading value of at least $16.50 per share of Premiere Common Stock within a specified period of time. As a result of a decline in the market price of Company E's stock, Company E suspended the discussions. During this period of time, Premiere approached Company D and another broad based media company ("Company F") about possible business combinations involving Premiere. Company F executed a confidentiality agreement and obtained confidential information, but did not make an offer. Company D did not express an interest in a transaction. Also, at about this time, Premiere was approached by a radio programming company ("Company G") about a possible business combination.

    In December 1996, the Premiere Executive Committee determined that a managed sale process would best enable Premiere's stockholders to receive the highest value for their Premiere Common Stock and would minimize the adverse effects on Premiere's business which could result from a public auction. Premiere thereupon retained Alex. Brown to assist Premiere in developing a list of companies which might be interested in acquiring Premiere and would likely be able to consummate such a transaction. Alex. Brown was also engaged to assist Premiere in evaluating any offers, and if Premiere determined to accept any such offer, to express its opinion as to the fairness of such offer to Premiere's stockholders. See "THE MERGER--Opinion of Premiere Financial Advisor." At such time, ACI indicated that it would consider waiving its right under the Stock Purchase Agreement dated July 28, 1995 between ACI and Premiere (the "1995 Agreement") to designate the financial advisor to be retained by Premiere in connection with a potential business combination.

    Premiere identified six potential acquirors, four of which were contacted after December 23, 1996 on its behalf by Alex. Brown and two of which were contacted by the Premiere Executive Committee. Four of the six potential acquirors identified by Premiere (including Jacor, Company A, Company E and Company H, a radio broadcasting company) indicated an interest in potentially acquiring Premiere. Company A was interested in acquiring Premiere for stock based on the relative market values of Company A and Premiere, with no premium to be paid for Premiere. Such conversations were not pursued. Jacor, Company E and Company H each undertook "due diligence" with respect to Premiere.

    In late February 1997, representatives of Jacor indicated that Jacor had an interest, on a preliminary basis, in acquiring Premiere for either $17.50 per share in cash, or $18.00 per share, consisting of $9.00 in cash and $9.00 in Jacor Common Stock.

    In early March 1997, representatives of Jacor and their advisors met with the Premiere Executive Committee, certain of Premiere's senior management, Premiere's advisors (including representatives of Alex. Brown) and with representatives of ACI to discuss a possible transaction. As a result of such meetings, a preliminary understanding was reached whereby Jacor would acquire Premiere, in a partially tax-free transaction, for $18.00 per share of Premiere Common Stock, consisting of $9.00 in cash and $9.00 in Jacor Common Stock, and would acquire ACI for the same consideration, based upon the number of shares of Premiere Common Stock and share equivalents owned by ACI. As a condition to Jacor's offer, Jacor required that the holders of a majority of the voting power of Premiere's stock consent to the Merger concurrently with the execution of the definitive Merger Agreement.

    As discussions continued in March 1997, the proposal was modified, after it was determined that the proposal was likely to be fully taxable, to reflect the terms ultimately embodied in the Merger Agreement. During that period through the execution of the Merger Agreement and Stock Purchase Agreement on April 7, 1997, the parties and their advisors continued their due diligence and the negotiation of the definitive agreements.

    During January through March 1997, the Premiere Executive Committee also continued to have discussions with representatives of Company A, Company E, Company G and Company H.

    Company A continued to express an interest in a stock combination based on the respective market values of the stock of Company A and Premiere. Ultimately, Company E orally indicated an interest in acquiring Premiere in a transaction potentially valued at $19.00 per share of Premiere Common Stock, consisting of approximately 40% cash and approximately 60% in Company E's Common Stock. Company G indicated that it would not proceed so long as the price remained in the range required by the Premiere Executive Committee (i.e., at least $17.00 per share). Company H indicated a willingness to consider a cash offer at a price of approximately $17.00 per share, but never made a proposal.

    While the Premiere Executive Committee and Premiere Board carefully considered Company E's proposal, they determined to proceed to enter into a definitive merger agreement with Jacor. The principal reasons for favoring an agreement with Jacor as opposed to Company E were that the Company E proposal was predominantly for stock, whereas the transaction with Jacor is predominantly for cash. The Premiere Executive Committee and Premiere Board noted that in a transaction with Company E, the Company E shares issued to Premiere's stockholders would constitute a substantial component of Company E's capitalization, and there was concern that Premiere stockholders who wished to dispose of such shares following such a transaction would have difficulty in doing so at the market price used to value the proposed transaction, and would thus be exposed to significant market risk in a security with a history of market volatility. Additionally, the negotiations with Jacor were substantially further advanced, and it was believed that a transaction with Jacor could be entered into and consummated more rapidly than a transaction with Company E.

    Throughout the period from summer 1996 through the end of March 1997, the Premiere Executive Committee internally briefed the members of the Premiere Board on the progress of discussions regarding possible business combinations. At a meeting of the Premiere Board held on March 28, 1997, the Premiere Executive Committee and counsel to Premiere reviewed in detail the events taking place with respect to possible business combinations involving Premiere. The Premiere Board also reviewed drafts of the Merger Agreement, Shareholders' Agreement and Stock Purchase Agreement. During this meeting, ACI waived its right to designate a financial advisor for Premiere.

    At its April 3, 1997 meeting, the Premiere Board determined that the Merger is fair to Premiere and in the best interests of its stockholders. Accordingly, at such meeting the Board approved the draft of the Merger Agreement presented to it, and authorized management to execute final agreements, subject to such modifications to be approved by the Premiere Executive Committee. The Premiere Board also approved the Shareholders' Agreement and the Stock Purchase Agreement. In addition, the Premiere Board noted that pursuant to the Stock Purchase Agreement, ACI would waive certain rights to indemnification under the terms of the 1995 Agreement which related to services to be provided to Premiere by ACI. In order to assist ACI to waive such rights, the Premiere Board agreed that ACI would not be required to provide any services to Premiere pursuant to such agreement through the Effective Time. The Premiere Board also waived certain rights to redeem warrants to purchase Premiere Common Stock held by ACI for a period ending 60 days after the termination of the Merger Agreement. In waiving such rights, the Premiere Board noted that neither Premiere nor its stockholders would receive any benefit from the redemption of such warrants prior to the Effective Time.

    After the April 3, 1997 Premiere Board meeting, the Premiere Executive Committee and counsel for Premiere continued to have discussions with representatives of Jacor. On April 7, 1997 the Premiere Executive Committee approved the final forms of the Merger Agreement, Shareholders' Agreement and Stock Purchase Agreement, and authorized management of Premiere to execute the Merger Agreement and Shareholders' Agreement. At that time, the agreements were executed by the applicable parties.

    The determination by the Premiere Board was based on consideration of a number of factors. The following list includes all material factors considered by the Premiere Board in its evaluation of the Merger and the Merger Agreement:

    (i) the Merger Consideration negotiated with Jacor and the implied premium over the recent market prices of Premiere Common Stock;

    (ii) the strategic and financial alternatives available to Premiere, including remaining an independent company;

    (iii) the Premiere Board's receipt of the written opinion of Alex. Brown that, as of April 1, 1997 and based on and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to holders of Premiere Common Stock;

    (iv) the Premiere Board's review of the historical market prices of shares of Premiere Common Stock compared to the number of shares of Jacor Common Stock to be received as the stock portion of the Merger Consideration;

    (v) the Premiere Board's review of presentations by, and discussion of the terms and conditions of the Merger Agreement with senior executive officers of Premiere, representatives of its legal counsel and representatives of Alex. Brown;

    (vi) certain publicly available information with respect to the financial condition and results of operations of Jacor as well as presentations made by Alex. Brown regarding the business, financial condition and prospects of Jacor;

    (vii) that the Merger Agreement and Stock Purchase Agreement provide for equal treatment of all Premiere stockholders, including the shareholders of ACI, with respect to the allocation of the cash and stock portion of the Merger Consideration and provides for downside protection with respect to the stock portion through the Effective Time;

    (viii) that Jacor has a history of closing acquisition transactions on a timely basis, and the fact that the Merger Agreement provides for the payment of interest on the cash portion of the Merger Consideration if the Effective Time is later than July 31, 1997;

    (ix) that the holders of shares representing a majority of the voting power of the Premiere Common Stock were willing to execute the Shareholders' Agreement which was a condition to the execution of the Merger Agreement by Jacor, thereby allowing all Premiere stockholders the opportunity to benefit from the Merger.

    (x) that the portion of the Merger Consideration which is subject to variation constitutes only 25% of the Merger Considerations and that the total Merger Consideration payable to Premiere's stockholders could vary by less than 6%;

    (xi) that the Jacor Common Stock has historically been more liquid than the Premiere Common Stock; and

    (xii) that the Merger Agreement with Jacor provides Premiere stockholders with the opportunity to participate, through the portion of the Merger Consideration consisting of Jacor Common Stock, in the continued growth of Premiere, as a wholly-owned subsidiary of Jacor, and of Jacor, and that the Merger Agreement provides for price protection on the downside (with corresponding limits on the upside) through the Effective Time with respect to the Jacor Common Stock portion of the Merger Consideration.

    In view of the wide variety of material factors considered in connection with its evaluation of the Merger, the Premiere Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In making its determination, Premiere's Board also considered the risks and likelihood of achieving the results discussed above. The Premiere Board also took note of the fact that eleven companies (including Jacor) were contacted regarding possible business combinations involving Premiere, including two broad-based media companies, six radio broadcasting companies and three radio programming companies. For a discussion of the interests of certain members of Premiere's management and the Premiere Board in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

OPINION OF PREMIERE FINANCIAL ADVISOR

    Alex. Brown has delivered its opinion (the "Alex. Brown Opinion") to the Premiere Board to the effect that, as of April 1, 1997, the Merger Consideration is fair from a financial point of view, to the stockholders of Premiere (the "Alex. Brown Opinion").

    A copy of the Alex. Brown Opinion dated April 1, 1997 which sets forth the assumptions made, matters considered, limitations on the scope of the review undertaken and procedures followed by Alex. Brown in rendering its opinion is attached hereto as Annex IV, and is incorporated herein by reference. The Company's stockholders are urged to read the Alex. Brown Opinion in its entirety. The summary of the Alex. Brown Opinion set forth in this Prospectus/Information Statement is qualified in its entirety by reference to the full text of such opinion letter. Alex. Brown has consented to the inclusion of its opinion letter in this Information Statement.

    The Alex. Brown Opinion is directed only to the fairness from a financial point of view of the Merger Consideration in the Merger. Alex. Brown was not asked to consider, nor did it express any opinion with respect to, the fairness of any other transaction. Although Alex. Brown took into account discussions held by Premiere with other interested parties and other potential transactions, the Alex. Brown Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at any required stockholder's meeting.

    It should be understood that, although subsequent developments may affect the Alex. Brown Opinion, Alex. Brown does not have any obligation to update, revise or reaffirm its opinion and Premiere's obligation to consummate the Merger is not conditioned upon an update of the Alex. Brown Opinion.

    The following briefly summarizes the procedures followed by Alex. Brown in reaching its opinion and the basis for and methods of arriving at such opinion. No limitations were imposed by the Premiere Executive Committee or the Premiere Board with respect to the investigations made or procedures followed.

    Alex. Brown was selected and retained by Premiere to render its opinion to the Premiere Board and will receive a fee for its services. Alex. Brown was selected on the basis of its reputation and expertise and its knowledge of the radio broadcasting and the radio network businesses. As part of its advisory and investment banking business, Alex. Brown is regularly engaged in the valuation of businesses and their securities for corporate, estate and other purposes.

    In conducting its analysis and arriving at its opinion, Alex. Brown considered such financial and other factors as they deemed appropriate under the circumstances including, among others, (i) certain publicly available information concerning Premiere including the annual reports on Form 10-KSB of Premiere for each of the fiscal years in the two-year period ended December 31, 1996; (ii) the quarterly reports on Form 10-QSB of Premiere for the quarters reported during 1996; (iii) certain other internal information, primarily financial in nature, including unaudited pro forma estimated financial data for the years ended December 31, 1997-1999 prepared by Premiere's management concerning the business and operations of Premiere; (iv) certain publicly available information concerning the trading of, and the trading for, the Premiere Common Stock; (v) the Merger Agreement; (vi) certain information concerning preliminary indications of interest in acquiring Premiere and/or a substantial portion of Premiere over the last six months; (vii) publicly available information with respect to certain other publicly traded radio broadcasting and radio network companies; (viii) publicly available information concerning the nature and terms of other transactions that Alex. Brown considered relevant to its inquiry and (ix) certain publicly available information regarding the business, operations, financial results and trading data of Jacor and its Common Stock. In addition, representatives of Alex. Brown discussed with certain officers and employees of Premiere the past and current business operations, financial condition and future prospects of Premiere and considered such other matters that they reasonably believed to be relevant to their inquiry. Similar discussions, but on a less detailed basis, were held with Jacor. Alex. Brown also took into account its assessment of general economic, market, and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. The Alex. Brown Opinion is necessarily based upon conditions as they existed and could be evaluated on the date it was rendered.

    The Alex. Brown Opinion states that, in the course of its review and analysis and in arriving at said opinion, Alex. Brown assumed and relied upon the accuracy and completeness of all the financial and other information provided to Alex. Brown or publicly available, and did not independently verify any such information. In the course of Alex. Brown's review, nothing came to Alex. Brown's attention which led Alex. Brown to believe that it would not be reasonable to rely upon and utilize such information for the purposes of expressing Alex. Brown's opinion. Alex. Brown did not make or obtain any independent evaluation or appraisals of any of the properties or facilities of Premiere.

    In accordance with recognized professional standards as generally practiced in the investment banking industry, the fee for Alex. Brown's services is not contingent upon Alex. Brown's conclusions. Alex. Brown determined, to the best of its knowledge and in good faith, that neither it nor any of its agents or employees has a material financial interest in Premiere.

    GENERAL. Alex. Brown placed significance on the fact that Premiere is a radio network company with overall sales derived from a variety of services and products, including long-form and short-form programming, research services, production music libraries and jingles. Alex. Brown also placed significance on the fact that Premiere has very few business peers with which it can be compared. As a result, evaluating Premiere required certain reasonable assumptions with respect to Premiere's business model, product mix and cash flow components.

    DISCOUNTED CASH FLOW ANALYSIS. Alex. Brown estimated the present value of Premiere by discounting the projected free cash flow (or earnings before interest, depreciation and amortization) over a five-year period. Alex. Brown utilized Premiere's estimate of pro forma operating cash flow for 1997-1999 and prepared its own estimate for operating cash flow for the years 2000-2001.

    Total enterprise value was calculated by adding the figure for the present value on the terminal value to the present value of the free cash flows. Alex. Brown added its estimate of cash and cash equivalents to the total enterprise value and divided that figure by the fully diluted number of shares outstanding in order to arrive at an equity value per share for Premiere which ranged from a low of $12.94 to a high of $16.35 per share.

COMPARABLE COMPANY AND SELECTED PRECEDENT TRANSACTIONS ANALYSES

    COMPARABLE COMPANY ANALYSIS. Alex. Brown analyzed the operating data and ratios of Premiere and Jacor, as well as seven publicly owned radio broadcasting companies, including American Radio Systems, Chancellor Media, Clear Channel Communications, Emmis Broadcasting, Evergreen Media, Saga Communications and SFX Broadcasting. Furthermore, Alex. Brown analyzed the operating data and ratios of the publicly owned radio programming companies, Westwood One and Metro Networks, Inc. For each of its analyses, Alex. Brown used the closing share prices as of April 1, 1997.

    The comparisons of analysis of the data and ratios of Premiere and the selected companies included: (i) the total market capitalization of the Premiere Common Stock plus estimated net debt (Alex. Brown "Adjusted Market Value") to the (a) estimated pro forma revenue and EBITDA for calendar 1996; and (b) estimated pro forma revenue and EBITDA for calendar 1997; and (ii) the common stock price to the estimated pro forma calendar 1996 and 1997 after-tax cash flow per share.

    SELECTED PRECEDENT TRANSACTIONS. Alex. Brown analyzed four radio group acquisitions in markets ranked 25-150 and which were announced and/or completed during the period from March 1, 1996, through December 1, 1996 in terms of the acquisition price and the multiple of broadcast cash flow. The average multiple for the four transactions was 10.1x for 1996 and 9.0x for 1997.

    STOCK TRADING HISTORY. On the day prior to the April 3, 1997 meeting of the Board of Directors, the share price closed at $16.38. The Merger Consideration represented an 8.2% premium. The Merger Consideration compared to the 52-week high and low represented a premium of 7.4% and 77.1%, respectively, on that date. Alex. Brown also examined the premiums versus the high and low share prices at conventional interval periods prior to the public announcement of the transaction. As of February 18, 1997 the premium was 14.3% versus the closing price on that date, and 7.4% and 38.9% versus the 30 day high and low as of that date. As of January 7, 1997 the premium was 27.7% versus the closing price on that date, and 7.4% and 38.9% versus the 60-day high and low as of that date. As of October 15, 1996 the premium was 70.7% versus the closing price on that date, and 7.4% and 77.1% versus the 120-day high and low as of that date. As of July 23, 1996 the premium was 50.8% versus the closing price on that date, and 7.4% and 77.1% versus the 180 day high and low as of that date.

    OTHER FACTORS. Alex. Brown was engaged by Premiere in late December 1996 to assist Premiere in considering its alternatives following an unsolicited indication of interest from a large, publicly-traded radio group about a potential business combination. The original intention of Premiere was for Alex. Brown to advise it on the process generally and to provide a fairness opinion if a transaction with this radio group was consummated. Premiere then asked Alex. Brown to contact four other large publicly-traded radio groups on its behalf and inquire about a potential business combination with Premiere. Premiere and Alex. Brown decided that a managed sale of Premiere greatly reduced the business risks associated with a public auction in connection with which Alex. Brown would contact numerous companies in the industry with which Premiere transacted business. Premiere and Alex. Brown also determined that a larger scale auction was unlikely to attract a higher value for Premiere. Only two of the four companies contacted by Alex. Brown, including Jacor, showed significant interest. Thereafter, Premiere and Alex. Brown determined that Jacor's offer was superior to the prior existing offer and to a verbal indication of interest from the second interested party.

    The summary set forth above is not a complete description of the analyses performed by Alex. Brown. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The Alex. Brown opinion is not, by definition, amenable to summary description.

    No single analytical methodology used by Alex. Brown was critical to its overall conclusion, as each analytical technique has its inherent strengths and weaknesses. The nature of available information may further affect the value of any particular methodology or technique. Alex. Brown's conclusion was based upon all of the analyses and factors that it considered taken as a whole and also on the application of Alex. Brown's experience and judgment. Its conclusion involved significant elements of subjective judgment and qualitative analyses. Accordingly, Alex. Brown believes that its analyses must be considered as a whole and that to focus upon specific portions of such analyses and factors would create an incomplete and misleading view of the process underlying the preparation of the Alex. Brown Opinion. Alex. Brown's analyses and opinion were based upon the forecasts and projections of future results which are not necessarily indicative of actual future results.

    ALEX. BROWN'S FEE ARRANGEMENT. Premiere's engagement letter with Alex. Brown provides that Alex. Brown will receive a higher fee if the acquiring party was contacted on Premiere's behalf by Alex. Brown with Premiere's consent than if the acquiring party was contacted by Premiere. If the acquiring party was contacted by Alex. Brown on behalf of Premiere with Premiere's consent, Alex. Brown will receive a fee in the amount of 7/8 of 1.0% of the value of all cash and securities paid by the acquiring party to Premiere's stockholders and certain non-employee option and warrant holders (the "Aggregate Consideration"). In addition, to the extent that the per share price of the Aggregate Consideration exceeds $17.15 per share, Alex. Brown will receive incremental fees in an amount equal to 2.0% of the incremental per share Aggregate Consideration from $17.15 per share to $18.25 per share and 2.5% of the incremental per share Aggregate Consideration in excess of $18.25 per share. If the acquiring party was not contacted by Alex. Brown on behalf of Premiere with Premiere's consent, Alex. Brown would receive a fee in an amount equal to 1/4 of 1% of the Aggregate Consideration. In either case, Premiere will reimburse Alex. Brown up to $25,000 of its out-of-pocket expenses.

    Jacor was contacted by Alex. Brown on Premiere's behalf. Accordingly, Alex.
Brown will receive a fee of approximately $     upon consummation of the Merger.
Certain of the other parties who expressed an interest in acquiring Premiere, including Company E, were not contacted by Alex. Brown.

    In connection with the retention of Alex. Brown by Premiere, Premiere has agreed to indemnify Alex. Brown and its directors, officers, employees, agents and stockholders against certain claims and potential liabilities to which it may be subject arising out of the performance of its services under the retention agreement between Alex. Brown and the Premiere Board.

CONVERSION OF PREMIERE COMMON STOCK FOR THE MERGER CONSIDERATION

    At the Effective Time, all outstanding shares of Premiere Common Stock (other than shares of Premiere Common Stock held: (i) by Jacor or any direct or indirect subsidiary of Premiere or Jacor, including, as of the Effective Time, ACI; (ii) in the treasury of Premiere; or (iii) by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL) will cease to be outstanding, and subject to the terms, conditions and procedures set forth in the Merger Agreement, holders of shares of Premiere Common Stock shall receive for each share of Premiere Common Stock $13.50 in cash, plus, in the event that the Closing does not occur prior to July 31, 1997, for each full calendar month ending prior to the Closing, commencing with August 1997, an additional amount of $.084375 in cash, provided that such additional amount shall be prorated through and including the Closing Date for a partial month on the basis of a 30-day month. In addition, for each share of Premiere Common Stock held, Premiere stockholders will receive .1525424 shares (the "Exchange Ratio") of Jacor Common Stock as long as the Jacor Closing Price is equal to or greater than $26.50 per share and equal to or less than $32.50 per share. If the Jacor Closing Price is less than $26.50 per share, the Exchange Ratio shall be
 .1525424 multiplied by a fraction the numerator of which is $26.50 and the denominator of which is the Jacor Closing Price. If the Jacor Closing Price is greater than $32.50 per share, the Exchange Ratio shall be .1525424 multiplied by a fraction the numerator of which is $32.50 and denominator of which is the Jacor Closing Price. Notwithstanding the foregoing three sentences: (i) in the event that subsequent to the date hereof and prior to the Effective Time Jacor shall pay a dividend in Jacor Common Stock or other equity securities of Jacor, subdivide the Jacor Common Stock into a larger number of shares (it being understood that a sale or issuance of Jacor Common Stock shall not constitute such a subdivision) or combine the Jacor Common Stock into a smaller number of shares, the Exchange Ratio, the $32.50 ceiling price for the adjustment of the Exchange Ratio and the $26.50 floor price for the adjustment of the Exchange Ratio shall be proportionately adjusted; and (ii) in the event that subsequent to the date hereof and prior to the Effective Time, Jacor pays an extraordinary cash dividend and the Jacor Closing Price is greater than or equal to $26.50 per share and less than or equal to $32.50 per share, the Exchange Ratio shall be adjusted so that the value of the Stock Merger Consideration is the same as it would have been if such an extraordinary cash dividend had not been paid.

    Based on the number of shares of Premiere Common Stock and options and warrants to purchase Premiere Common Stock outstanding on the date hereof, pursuant to the Merger Agreement and the Stock Purchase Agreement, the Cash Consideration is expected to be approximately $136.5 million and the Stock Consideration is expected to be approximately 1.55 million shares of Jacor Common Stock (assuming that the Jacor Closing Price is at least $26.50 per share).

    RIGHTS OF DISSENTING SHARES. The Merger Agreement provides for rights of dissenting shares to the extent that appraisal rights are available under Delaware Law. The shares of Premiere Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with Delaware Law ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration. If any holder of Premiere Common Stock shall assert the right to be paid the fair value of such Premiere Common Stock as described above, Premiere shall give Jacor notice thereof and Jacor shall have the right to participate in all negotiations and proceedings with respect to any such demands. Premiere shall not, except with the prior written consent of Jacor, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by Delaware Law. See "THE MERGER--Appraisal and Dissenters' Rights."

EXCHANGE OF PREMIERE CERTIFICATES IN THE MERGER

    Promptly after the Effective Time, Jacor or the Exchange Agent will mail to each holder of record of certificates which immediately prior to the Effective Time represented outstanding shares of Premiere Common Stock (the "Premiere Certificates") a form of transmittal letter advising such holder of the terms of the exchange effected by the Merger and the procedure to be used for the surrender of the Premiere Certificates in exchange for the Merger Consideration such holder has the right to receive pursuant to the Merger Agreement, without interest thereon, per share of Premiere Common Stock. PREMIERE STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR PREMIERE CERTIFICATES FOR EXCHANGE UNTIL AFTER THE EFFECTIVE TIME WHEN THE TRANSMITTAL FORM AND INSTRUCTIONS ARE MAILED BY JACOR OR THE EXCHANGE AGENT AND RECEIVED BY THEM. The Stock Consideration and the Cash Consideration shall be delivered to such holder as promptly after proper delivery of the applicable Premiere Certificates and letters of transmittal to the Exchange Agent.

    At and after the Effective Time and until surrendered as provided above, Premiere Certificates will be deemed to represent, for all purposes, only the right to receive the Merger Consideration. Upon surrender as provided above, Premiere Certificates shall be canceled.

CERTAIN TERMS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties, none of which survive the consummation of the Merger, including, among other things, representations from the parties, as of the date of the Merger Agreement and, except in certain cases, as of the Effective Time, relating to (i) each party's organization and similar corporate matters, (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters,
(iii) each party's capital structure, (iv) the absence of conflicts with material contracts and other instruments and the absence of violations of applicable law which would have a material adverse effect on the party making the representation, and the procurement of required consents or approvals, (v) the documents and reports filed by each party with the Commission and the accuracy of the information contained therein, (vi) the accuracy of financial statements and compliance with other accounting and tax related matters, (vii) good and marketable title to Premiere's material tangible and intangible properties and assets, (viii) Premiere's employee benefit plans, (viii) the absence of material litigation, (ix) the accuracy of the information provided by each party with respect to this Prospectus/Information Statement, (x) certain environmental matters, and (xi) certain personnel and employment agreement issues of Premiere.

    COVENANTS. Pursuant to the Merger Agreement, Premiere has agreed that prior to the Effective Time, except as agreed by the parties at the time of signing of the Merger Agreement, Premiere shall not without the prior written consent of
Jacor: (i) except in the ordinary course consistent with past practice, as required by law or in accordance with the provisions of any applicable program or plan adopted by the Premiere Board, grant any general increase in compensation or benefits to its employees or to its officers, or enter into or amend the terms of any severance agreements with its officers; (ii) amend, alter or revise any existing employment contract, understanding, arrangement or agreement between Premiere and any person receiving compensation in excess of $150,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder or pursuant thereto or enter into any new employment contract, understanding, arrangement or agreement with any person having a salary thereunder in excess of $150,000 that does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Time; (iii) adopt any new employee benefit plan or make any change in or to any existing plans other than any such change that is required by law, in the opinion of counsel is necessary or advisable to maintain the tax qualified status of any such plan or would not materially increase, in the aggregate, the employee benefit plan liabilities of Premiere; (iv) sell, lease or otherwise dispose of any of its assets or acquire any business or assets, except in the ordinary course of business, for an amount not exceeding $250,000 in the aggregate; (v) incur any amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a Premiere subsidiary, or issue or sell any debt securities, other than certain borrowings otherwise permitted by the Merger Agreement; (vi) authorize, commit to or make capital expenditures in an amount exceeding $250,000 in the aggregate; (vii) mortgage or otherwise encumber or subject to any lien any material amount of properties or assets owned by Premiere or any Premiere subsidiary as of the date of the Merger Agreement except in the normal course of business; (viii) make any material change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles; (ix) amend or propose to amend its certificate of incorporation or by-laws or equivalent organizational documents; (x) declare or pay any dividend or distribution with respect to the Premiere Common Stock; (xi) except pursuant to stock options or warrants outstanding as of the date of the Merger Agreement, issue, sell, deliver or agree to issue, sell, deliver (whether through issuance or granting of options, warrants, commitments, subscriptions or rights to purchase) any Premiere Common Stock or split, combine, reclassify or subdivide the Premiere Common Stock; (xii) make any tax election or settle or compromise any material tax liability for an amount greater than reflected on the Premiere financial statements; (xiii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (xiv) enter into any new lines of business or otherwise make material changes to the operation of its business; (xv) except as to liabilities accrued on the books of Premiere as of the date of the Merger Agreement, pay or agree to pay in settlement or compromise of any suits or claims of liability against Premiere, its directors, officers, employees or agents, more than an aggregate of $100,000 for all such suits and claims; (xvi) enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of a change in control of Premiere; (xvii) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in the Merger Agreement materially untrue or incorrect; or (xviii) commit to any of the foregoing.

    The Merger Agreement also obligates Jacor and Premiere to (i) make their respective filings under the HSR Act within 10 business days after the date of the Merger and thereafter make any other required submissions under the HSR Act;
(ii) use their reasonable best efforts to cooperate with each other in determining which governmental filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental authorities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (iii) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement and satisfy the conditions to the transactions contemplated thereby. However, nothing in the Merger Agreement shall require Jacor or require Acquisition Corp. to cause the surviving corporation, to divest or hold separate any station or stations, or asset or groups of assets, or enter into new arrangements or terminate any existing arrangement, or take any other specific action requested by any governmental authorities. The Merger Agreement may be terminated in the event of certain breaches of a representation, warranty or covenant therein. See "THE MERGER--Certain Terms of the Merger Agreement--Termination; Termination Fee."

    CONDITIONS PRECEDENT TO THE MERGER. In addition to the approval and adoption of the Merger Agreement and the terms of the Merger by JCC, as the sole stockholder of Acquisition Corp., and by a majority of the voting power represented by the outstanding shares of Premiere Common Stock, the obligations of Jacor and Premiere to effect the Merger are subject to the fulfillment or waiver of certain conditions specified in the Merger Agreement including, among others: (i) the continuing accuracy of their respective representations in all respects by the respective parties contained in the Merger Agreement except to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (excluding materiality qualifiers) does not constitute a Material Adverse Effect (as defined below) on Jacor or Premiere, as the case may be, when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times; (ii) the performance and compliance in all material respects by the other party of all obligations under the Merger Agreement required to be performed on or prior to the consummation of the Merger, except to the extent that the aggregate effect of any non-performance or non-compliance by such other party (excluding materiality qualifiers) does not constitute a Material Adverse Effect on the injured party when compared to the state of facts which would exist if all such agreements and covenants had been performed and complied with by the other party; (iii) the receipt of certain material consents, approvals and waivers from governmental authorities and third parties;
(iv) the absence of any injunction or other order by any federal or state court preventing consummation of the Merger; (v) the absence of any stop order suspending the effectiveness of the Registration Statement of which this Prospectus/Information Statement is a part; (vi) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (vii) JCC shall have purchased all of the outstanding capital stock of ACI pursuant to the Stock Purchase Agreement; and (viii) as to Jacor's obligation to close, that certain Premiere executive officers execute and deliver to Jacor option agreements, that certain Premiere Employment Agreements and Amended Employment Agreements shall remain in full force and effect and that certain "affiliates" of Premiere, including ACI, execute agreements pursuant to which such affiliates agree to the transfer restrictions imposed by Rule 145 under the Securities Act.

    For purposes of the Merger Agreement, "Material Adverse Effect" means, with respect to Premiere or Jacor, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its subsidiaries taken as a whole or a material adverse effect on the ability of the party to perform its obligations under the Merger Agreement; PROVIDED, HOWEVER, that fluctuations in the market price of Premiere Common Stock or Jacor Common Stock shall not be deemed to have a Material Adverse Effect on Premiere or Jacor, as the case may be. In addition, a failure by Premiere to meet the projected results of operations provided to Jacor will not, by itself, be deemed to have a material adverse effect on the economic benefits Jacor reasonably anticipates to realize from the Merger.

    TERMINATION; TERMINATION FEE. The Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual written consent; (b) by either party if (i) the Effective Time shall have not occurred on or before August 31, 1997, (ii) any governmental authority shall have issued an injunction, order, or decree enjoining or otherwise prohibiting the Merger and such injunction, order, or decree shall have become final and non-appealable (provided that the party seeking to so terminate the Merger Agreement shall have used all reasonable efforts to remove such injunction, order, or decree), or (iii) if any condition to the terminating party's obligations to consummate the transactions contemplated thereby is incapable of being satisfied on or prior to August 31, 1997; provided, however, that the terminating party has not breached the terms of the Merger Agreement; or (c) by Jacor, if ACI shall have breached any material representation or warranty, or failed to perform any covenant or duty contained in the Stock Purchase Agreement, other than a breach or noncompliance that would not materially affect the benefits Jacor is receiving from the Stock Purchase Agreement.

    If Premiere terminates the Merger Agreement by reason of Jacor's breach thereof or if the Merger otherwise fails to be consummated by reason of Jacor's breach of the Merger Agreement, Premiere shall be entitled to recover from Jacor as Premiere's sole and exclusive remedy liquidated damages in the amount of $15.0 million plus its reasonable attorneys fees and expenses incurred in connection with collecting such liquidated damages.

    AMENDMENT; WAIVER. The Merger Agreement may be amended only in a writing signed by each of the parties thereto. At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or (c) waive compliance with any of the agreements or conditions contained therein, to the extent permitted by applicable law. Any agreement on the part of a party to the Merger

Agreement to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of such party.

    EXPENSES. Except with respect to the termination fee described above and except for certain filing fees required under the HSR Act (which filing fees shall be shared equally by Jacor and Premiere), the Merger Agreement provides that each party thereto will pay its own expenses in connection with the Merger.

    STOCK PURCHASE AGREEMENT. In order to facilitate the Merger, JCC has agreed, pursuant to the Stock Purchase Agreement, to purchase all of the outstanding shares of common stock of ACI, the largest shareholder of Premiere's capital stock. ACI's principal business activity has been the ownership of Premiere Common Stock and options and warrants to acquire Premiere Common Stock and the provision of strategic consulting services to Premiere. Such stock purchase is to be consummated immediately prior to the closing of the Merger and the consummation of the Merger is conditioned upon the closing of JCC's purchase of the ACI stock. For their shares in ACI, the ACI shareholders will receive an amount of cash and Jacor common stock calculated on the basis of what ACI would have received in the Merger for Premiere Common Stock and options and warrants owned by ACI, plus cash equal to ACI's cash on hand (net of ACI liabilities) upon closing.

    The Stock Purchase Agreement contains representations and warranties similar to those contained in the Merger Agreement, however, the representations and warranties contained in the Stock Purchase Agreement survive the consummation of the stock purchase. Under the Stock Purchase Agreement, the stockholders of ACI have agreed not to sell or hypothecate ACI securities held by them other than in connection with the Stock Purchase Agreement. Additionally, ACI will not issue or acquire its equity or voting debt securities. The Stock Purchase Agreement is terminable at any time upon the mutual written consent of the parties thereto and automatically terminates upon and at the same time as any termination of the Merger Agreement.

    SHAREHOLDERS' AGREEMENT. In conjunction with Premiere's execution of the Merger Agreement, Jacor, JCC, ACI, Archon Communications Partners LLC ("ACP"), News America Holdings, Incorporated ("News America"), Stephen C. Lehman, Louise
G. Palanker, Timothy M. Kelly, and Kraig T. Kitchin entered into the Shareholders' Agreement pursuant to which the Consenting Stockholders are required to execute and deliver to Premiere irrevocable written consents approving the Merger Agreement. The Consenting Stockholders are the holders of a majority of the voting power represented by outstanding shares of Premiere Common Stock. The Shareholders' Agreement also provides that the Consenting Stockholders may not transfer or otherwise dispose of their shares of Premiere without the prior written consent of Jacor and JCC. The Shareholders' Agreement terminates upon the termination of the Merger Agreement.

FINANCING ARRANGEMENTS

    Jacor expects that the funds necessary to pay the Cash Consideration will be obtained from a combination of one or more of the following sources: borrowings under the Credit Facility, JCC's working capital, and proceeds from the 1997 Offering.

    CREDIT FACILITY. JCC entered into the Credit Facility on June 12, 1996, as amended and restated on February 14, 1997, with a syndicate of banks and other financial institutions. The Credit Facility provides availability of $750.0 million of loans to JCC in three components: (i) a revolving credit facility of up to $450.0 million with mandatory semi-annual commitment reductions beginning June 12, 1999 and a final maturity date of June 12, 2003; (ii) a term loan of $200.0 million with scheduled semi-annual reductions beginning December 12, 1997 and a final maturity date of June 12, 2003; and (iii) a tranche B term loan of $100.0 million with scheduled semi-annual reductions beginning December 12, 1998 and a final maturity date no later than June 12, 2004.

    The Credit Facility bears interest at a rate that fluctuates with a bank base rate and/or the Eurodollar rate per annum, and in April 1997 this rate was 7 1/8%.

    The loans under the Credit Facility are guaranteed by each of Jacor's direct and indirect subsidiaries other than certain immaterial subsidiaries. Jacor's obligations with respect to the Credit Facility and each guarantor's obligations with respect to the related guaranty are secured by substantially all of their respective assets, including, without limitation, inventory, equipment, accounts receivable, intercompany debt and, in the case of Jacor's subsidiaries, capital stock. JCC's obligations under the Credit Facility are secured by a first priority lien on the capital stock of the Jacor's and JCC's subsidiaries and by the guarantee of JCC's parent, Jacor.

    The Credit Facility contains covenants and provisions that restrict, among other things, Jacor's and JCC's ability to: (i) incur additional indebtedness;
(ii) incur liens on its property; (iii) make investments and advances; (iv) enter into guarantees and other contingent obligations; (v) merge or consolidate with or acquire another person or engage in other fundamental changes; (vi) engage in certain sales of assets; (vii) make capital expenditures; (viii) enter into leases; (ix) engage in certain transactions with affiliates; and (x) make restricted junior payments. The Credit Facility also requires the satisfaction of certain financial performance criteria (including a consolidated interest coverage ratio, a leverage-to-operating cash flow ratio and a consolidated operating cash flow available for fixed charges ratio) and the repayment of loans under the Credit Facility with proceeds of certain sales of assets and debt issuances, and with 50% of Jacor's and JCC's Consolidated Excess Cash Flow (as defined in the Credit Facility).

    Events of default under the Credit Facility include various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross defaults on other indebtedness, change of control events under other indebtedness (including the LYONs, the 1996 10 1/8% Notes and the 1996 9 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization. In addition, the Credit Facility includes events of default for JCC and the cessation of any lien on any of the collateral under the Credit Facility as a perfected first priority lien and the failure of Zell/Chilmark appointees to represent at least 30% of the Jacor Board of Directors.

    For purposes of the Credit Facility, a change of control includes the occurrence of any event that triggers a change of control under the LYONs, the 1996 10 1/8% Notes or the 1996 9 3/4% Notes. Such change of control under the Credit Facility would constitute an event of default which would give the syndicate the right to accelerate the unpaid principal amounts due under the Credit Facility. Upon such acceleration, there is no assurance that JCC will have funds available to fund such repayment or that such funds will be available on terms acceptable to JCC.

    1997 OFFERING. Jacor has filed an omnibus shelf registration statement with the Commission registering for possible public sale from time to time of up to $250.0 million of various types of equity and debt securities. Any proceeds from such a sale may be used to pay all or part of the Cash Consideration.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Members of the Premiere Board (including Kenin M. Spivak, Robert M. Fell and David E. Evans, who are also members of the Board of Directors of ACI) or their affiliates and members of Premiere's senior management have interests that present them with actual or potential conflicts of interest in connection with the Merger.

    STOCK OPTIONS. Each member of the Premiere Board and senior management is the holder of options and/or warrants to acquire Premiere Common Stock. As a result of the Merger, all options and warrants not vested at the Effective Time will become fully vested and immediately exercisable.

    In addition, Stephen C. Lehman, Kraig T. Kitchin, Timothy M. Kelly, Louise
G. Palanker, Daniel M. Yukelson and Robert W. Crawford, each of whom is a member of the Premiere Board and/or senior management, have agreed to convert their options to acquire Premiere Common Stock into options to purchase Jacor Common Stock. Each such option held to purchase Premiere Common Stock will be converted into an option to purchase .61016949 shares of Jacor Common Stock. Messrs. Lehman, Kitchin, Kelly, Yukelson and Crawford and Ms. Palanker will exchange options to purchase 63,000, 52,500, 49,166, 5,000, 32,333 and 32,000 shares of Common Stock, respectively, and 121,500, 66,250, 34,583, 27,500, 41,167 and 26,000 shares of Class A Stock, respectively, for options to purchase 112,576, 72,458, 51,101, 19,831, 44,847 and 35,390 shares of Jacor
Common Stock, respectively. In each case the exercise price of the options will be appropriately adjusted.

    EMPLOYMENT AGREEMENTS. In connection with the Merger and conditioned upon the consummation thereof, Premiere's existing employment agreements with Messrs. Lehman, Kitchin, Kelly, Yukelson and Crawford and Ms. Palanker have been amended.

    Following the Merger, Mr. Lehman will continue as the President and the Chief Executive Officer of Premiere for a term ending on the third anniversary of the Effective Date. Mr. Lehman will receive an annual base salary of $315,000, which amount will be increased annually to reflect increases in the consumer price index (up to $25,000 per year). Mr. Lehman will also receive: an annual incentive bonus in an amount equal to 20 percent of his base salary if budgeted cash flow targets (to be determined by Jacor and Mr. Lehman in good faith) are met, and if budgeted cash flow targets are exceeded, 10 percent of such excess; a monthly car allowance of $1,250; life insurance coverage from the Effective Date until December 31, 1997; and other benefits afforded to Premiere's senior executives. In addition, at each of the Effective Date and the first anniversary of the Effective Date Mr. Lehman will receive options to purchase 25,000 shares of Jacor Common Stock. The exercise price of two-thirds of the options will be the fair market value of Jacor Common Stock as of the date of the grant and the exercise price of the remaining options will be 110 percent of such amount. The options will vest in four equal installments beginning on the date of the grant and each of the next three anniversaries thereof, subject to Mr. Lehman's continued employment. Premiere may terminate Mr. Lehman's employment with Premiere at any time prior to the expiration of the term. The basis for the termination will determine the compensation, if any, Mr. Lehman will receive upon termination. Mr. Lehman has also agreed not to compete with Premiere for a period of up to three and one-half years from the Effective Date, whether or not he is employed by Premiere. Within three business days following the Effective Date, Mr. Lehman will repay all indebtedness owed by him to Premiere. Also, provisions contained in Mr. Lehman's present employment agreement providing for certain payments under certain circumstances following a change in control of Premiere will be deleted.

    Mr. Kitchin will continue as the Executive Vice President/Sales of Premiere for a term ending on the third anniversary of the Effective Date. No change will be made to Mr. Kitchin's present salary or bonus arrangements. At the Effective Time, Mr. Kitchin will receive options to purchase 5,000 shares of Jacor Common Stock. The exercise price of two-thirds of the options will be the fair market value of Jacor Common Stock as of the Effective Date and the exercise price of the remaining options will be 110 percent of such amount. The options will vest in equal installments beginning the Effective Date and each of the next three anniversaries thereof, subject to Mr. Kitchin's continued employment by the Company. Mr. Kitchin has agreed not to compete with Premiere through the third anniversary of the Effective Date, subject to reduction under certain circumstances. Also, provisions contained in Mr. Kitchin's present employment agreement providing for certain payments to Mr. Kitchin under certain circumstances following a change in control of Premiere will be deleted.

    Mr. Yukelson will become the Senior Vice President/Finance of Premiere and continue as its Chief Financial Officer for a term ending on December 31, 1999. No change will be made to Mr. Yukelson's present salary and bonus arrangements. At the Effective Date, Mr. Yukelson will receive options to purchase 5,000 shares of Jacor Common Stock. The exercise price of two-thirds of the options will be the fair market value of Jacor Common Stock as of the Effective Date and the exercise price of the remaining options will be 110 percent of such amount of the shares. The options will vest in equal installments beginning the Effective Date and each of the next three anniversaries thereof, subject to Mr. Yukelson's continued employment. Also, provisions contained in Mr. Yukelson's present employment agreement providing for certain payments to Mr. Yukelson under certain circumstances following a change in control of Premiere will be deleted.

    The employment agreements of Messrs. Kelly and Crawford and Ms. Palanker will be amended to eliminate provisions in such agreements providing for certain payments under certain circumstances following a change of control of Premiere.

    ACI. Pursuant to the Stock Purchase Agreement, immediately prior to the consummation of the Merger, JCC will purchase all common stock and common stock equivalents of ACI. The purchase price to be paid by JCC will be an amount equal to the amount ACI would have received in the Merger (payable with the same allocation of cash and Jacor Common Stock as would be payable in the Merger), plus the amount (payable in cash), if any, by which ACI's cash and cash equivalents exceed its liabilities as of the consummation of the sale (estimated to be less than $1 million).

    Pursuant to the Stock Purchase Agreement, ACI will waive certain rights to be indemnified by Premiere which ACI otherwise would have under the 1995 Agreement. Although the shareholders of ACI will receive the same consideration as all other stockholders of Premiere with respect to the Premiere Common Stock held by ACI, the sale of ACI's stock to Jacor will permit ACI's shareholders to avoid taxes that would arise in a liquidation of ACI and that would be payable if ACI participated in the Merger. This benefit will not result in a cost to Premiere or Jacor and does not have an effect on the tax treatment of the Merger to Premiere's other stockholders.

    ACI advised Premiere that it would not have waived its right to designate a financial advisor, entered into the Shareholders' Agreement whereby ACI has agreed, among other things, to consent to the Merger and not to dispose of its shares of Premiere Common Stock or warrants (see "THE MERGER--Certain Terms of the Merger Agreement and Related Transactions") or agreed to waive its indemnification rights under the 1995 Agreement, if its stockholders had not been permitted to sell their shares of ACI as described above. Jacor has advised Premiere that it was willing to accommodate the ACI shareholders and that such accommodation has not resulted in any reduction in the consideration Jacor is paying to all Premiere stockholders in the Merger. Conversely, Jacor also has advised Premiere that in the absence of its accommodation for the ACI shareholders, it would not increase the price it is paying to all Premiere stockholders in the Merger.

    Premiere will reimburse the stockholders who are parties to the Shareholders' Agreement and the members of management whose employment agreements will be amended for their legal expenses incurred in connection with the Shareholders' Agreement and the amendments to the employment agreements and certain ancilliary matters. However, ACI will be responsible for its own legal fees incurred in connection with the Stock Purchase Agreement.

REGULATORY MATTERS

    The receipt of certain federal and state governmental or regulatory approvals are required in order to consummate the Merger, including the expiration of the waiting period under the HSR Act. Jacor and Premiere have agreed in the Merger Agreement to use their reasonable best efforts to obtain such approvals or waivers, but there can be no assurance as to when or if such approvals or waivers will be obtained.

    Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. In April 1997, Jacor and Premiere each filed with the Antitrust Division and the FTC a Notification and Report Form (the "Notification and Report Form") with respect to the Merger. Notice of early termination of the initial waiting period with respect to Premiere's filing was received on April 29, 1997. On April 25, 1997, Jacor and ACI filed the required applications with the Antitrust Division and the FTC with respect to the

Stock Purchase Agreement. The initial waiting period for these filings is scheduled to expire at 11:59 p.m. on May 25, 1997.

    The Antitrust Division, which reviews the Notification and Report Form, may make a request for additional information. Under the HSR Act, the waiting period then would be extended and would expire at 11:59 p.m., on the twentieth calendar day after the date of substantial compliance by both parties with such request for additional information. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the parties. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. The Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of substantial assets of Premiere or its subsidiaries or Jacor or its subsidiaries.

    In addition, state antitrust authorities may also bring legal action under the antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of Jacor or Premiere. No state authorities have indicated that they will undertake an investigation of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the result of such challenge may be.

NASDAQ LISTING

    Jacor will use its reasonable best efforts to cause the Jacor Common Stock to be issued pursuant to the Merger to be listed for trading on the Nasdaq National Market.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion, based on current law, of certain of the expected federal income tax consequences applicable to holders of Premiere Common Stock who receive cash and Jacor Common Stock in exchange for their shares of Premiere Common Stock pursuant to the Merger. Except as otherwise expressly indicated, this summary discusses only certain tax consequences to United States persons (i.e., citizens or residents of the United States and domestic corporations) who hold shares of Premiere Common Stock as capital assets. It does not discuss the tax consequences to holders of options and warrants issued by Premiere who receive cash and stock in exchange for their options and warrants pursuant to the Merger, nor does it discuss the tax consequences that might be relevant to holders who acquired their shares of Premiere Common Stock through the exercise of options or otherwise as compensation. In addition, it does not discuss the tax consequences that might be relevant to holders of Premiere Common Stock entitled to special treatment under the federal income tax law, such as life insurance companies, tax exempt organizations, S corporations, and taxpayers subject to alternative minimum tax.

    Holders of Premiere Common Stock will be treated as if, at the Effective Time, they had sold each of their shares for $13.50 in cash and a fraction of a share of Jacor Common Stock. A holder will recognize capital gain or loss equal to the difference between (a) the cash and the FAIR MARKET VALUE, if any, of the fraction of a share of Jacor Common Stock received and (b) the holder's basis in Premiere Common Stock given up in exchange. In general, such gain or loss will be long-term capital gain or loss if, at the time of the exchange, the holding period for Premiere Common Stock is more than one year.

    If a former holder of Premiere Common Stock disposes of the Jacor Common Stock received pursuant to the Merger, the holder generally will recognize a capital gain or loss equal to the difference between (a) the proceeds received on disposition and (b) the holder's basis in the Jacor Common Stock.

    Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of all payments to which a holder or other payee is entitled pursuant to the Merger, unless the holder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number in the case of other Premiere stockholders) and certifies that such number is correct. Each holder of Premiere Common Stock, and, if applicable, each other payee, should complete and sign the substitute Form W-9 which will be included as part of the letter of transmittal to be returned to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Exchange Agent. The exceptions provide that certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (i.e., Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability, and, in general, refunded by the Internal Revenue Service if and to the extent that the amounts withheld exceed the holder's federal income tax liability assuming that the appropriate procedures are followed.

    The consummation of the Merger is not expected to have any material adverse tax effects on Jacor.

    THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. EACH PREMIERE STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THE HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. Accordingly, from and after the Effective Date, Premiere's consolidated results of operations will be included in Jacor's consolidated results of operations. For purposes of preparing Jacor's consolidated financial statements, Jacor will establish a new accounting basis for Premiere's assets and liabilities based upon the fair market values thereof and Jacor's purchase price, including the costs of the acquisition. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed financial information appearing elsewhere in this Prospectus/Information Statement are preliminary and have been made solely for purposes of developing such pro forma consolidated financial information to comply with disclosure requirements of the Commission. Although the final allocation will differ, the pro forma consolidated financial information reflects management's best estimate based upon currently available information.

FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of Jacor Common Stock received by Premiere stockholders in the Merger will be freely transferable, except that shares of Jacor Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Premiere prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the

Securities Act (or Rule 144 in the case of such persons who become affiliates of Jacor) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Jacor or Premiere generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Merger Agreement requires Premiere to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of any shares of Jacor Common Stock issued to such affiliate in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

APPRAISAL OR DISSENTERS' RIGHTS

    THE FOLLOWING DISCUSSION IS A SUMMARY OF THE PROCEDURES THAT A HOLDER OF PREMIERE COMMON STOCK MUST FOLLOW TO EXERCISE DISSENTERS' RIGHTS UNDER THE DGCL. THIS SUMMARY SETS FORTH ALL MATERIAL ELEMENTS OF SECTION 262, BUT DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF SECTION 262, AND IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION OF THE DGCL (SEE ANNEX V) AND TO ANY AMENDMENTS TO SUCH SECTION ADOPTED AFTER THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT.

    Section 262 of the DGCL, which is reprinted as Annex V to this Prospectus/Information Statement, entitles any holder of Premiere Common Stock who dissents from the Merger and who follows the procedures set forth therein to receive in cash the "fair value" of their Premiere Common Stock, which fair value shall be determined exclusive of any appreciation or depreciation in anticipation of the Merger, in lieu of the Merger Consideration. In determining "fair value" of such Dissenting Shares, the Delaware Chancery Court (the "Court") shall take into account all relevant factors. The Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The value so determined for the Dissenting Shares could be more or less than, or the same as, the Merger Consideration. The Court may also order that all or a portion of the expenses incurred by any holder of Dissenting Shares in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Dissenting Shares.

    A holder of Premiere Common Stock who (i) has neither voted in favor of the Merger nor consented thereto in writing, (ii) makes the demand described below with respect to such shares, (iii) continuously is the record holder of such shares through the Effective Time and (iv) otherwise complies with the statutory requirements of Section 262 will be entitled to an appraisal by the Court of the fair value of his or her Premiere Common Stock. Jacor must, within 10 days after the Merger is effected, send by certified or registered mail to any such dissenting holder of Premiere Common Stock written notice of the Effective Date and that appraisal rights are available (the "Notice"). To properly exercise dissenters' rights, a written demand for appraisal setting forth information which reasonably informs Jacor of the identity of the stockholder (such as the name and address and the number of shares of Premiere Common Stock owned by the holder of the Premiere Common Stock) and a statement that he or she intends to demand the appraisal of his shares, must be delivered by the dissenting holder of Premiere Common Stock to Jacor at its principal executive offices at 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011 within 20 days after the date of mailing of the Notice.

    A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as such Premiere stockholder's name appears on the certificate or certificates representing Premiere Common Stock. A person having a beneficial interest in Premiere Common Stock that is of record in the name of another person such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If Premiere Common Stock is owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If Premiere Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record owner, such as a broker, fiduciary or other nominee, who holds Premiere Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Premiere Common Stock outstanding in the name of such record owner.

    Within 120 days after the Effective Time of the Merger, Jacor or a dissenting holder of Premiere Common Stock who has complied with the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Court demanding a determination of the fair value of the Premiere Common Stock. Notwithstanding the foregoing, at any time within 60 days after the Effective Time of the Merger, any holder of Premiere Common Stock shall have the right to withdraw his demand for appraisal and to accept the Merger Consideration. Within 120 days after the Effective Time of the Merger, any holder of Premiere Common Stock who has complied with DGCL shall, upon written request, be entitled to receive from Jacor a statement setting forth that aggregate number of shares not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be mailed to such Premiere stockholder within 10 days after his or her written request for the statement is received by Jacor or within 10 days after the expiration of the period for delivery of demands for appraisal.

    Upon the filing of the petition with the Court, service of a copy shall be made upon Jacor which shall within 20 days after such service file in the office of the Register of Chancery a duly verified list of the names and addresses of the Premiere stockholders demanding appraisal and with whom agreements as to the value of their shares have not been reached. The Register of Chancery shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Premiere stockholders demanding appraisal and to Jacor. Notice shall also be given by at least one publication at least one week before the day of the hearing. At the hearing, the Court will determine the Premiere stockholders who have complied with the DGCL and who have become entitled to appraisal rights. After determining the Premiere stockholders entitled to an appraisal, the Court will appraise the Premiere Common Stock, determining its fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with the fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Court will take into consideration all relevant factors. The Court will direct the payment of the fair value of the shares together with any interest to the Premiere stockholders entitled thereto. The costs of any appraisal proceeding may be determined by the Court and assessed to the parties as the Court deems equitable in the circumstances.

    A holder of Premiere Common Stock who has exercised his appraisal rights will not be entitled to vote, to receive dividends or to exercise any other rights of a Premiere stockholder, other than the right to receive payment for his or her Premiere Common Stock under the DGCL, and his or her Premiere Common Stock shall not be considered issued and outstanding for the purposes of any subsequent vote of Premiere stockholders. If Jacor complies with the requirements of the DGCL, any Premiere stockholder who fails to comply with the requirements of the DGCL will not be entitled to bring suit for the recovery of the value of his shares or money damages.

    The right of any dissenting Premiere stockholder to be paid the fair value of his or her Premiere Common Stock will cease and his status as a holder of Premiere Common Stock will be restored if: (i) a written withdrawal by the dissenting Premiere stockholder is sent to Jacor at any time within 60 days after the Effective Time of the Merger; or (ii) a court of competent jurisdiction determines that the stockholder is not entitled to exercise dissenters' rights. After the consummation of the Merger, if the right of the Premiere stockholder to be paid the fair value of his shares of Premiere Common Stock has ceased and his rights as a Premiere stockholder have been restored, such rights will consist solely of the right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the historical financial statements of Jacor and Premiere and has been prepared to illustrate the effects of the acquisitions described below and the related financing transactions.

    The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 give effect to each of the following transactions as if such transactions had been completed January 1, 1996: (i) the Merger, (ii) the EFM Acquisition, (iii) Jacor's 1996 acquisitions of Citicasters and Noble, the acquisition of the Selected Gannett Radio Stations and the Tampa Television Station divestiture, and other immaterial acquisitions completed in 1996, (iv) Jacor's 1997 acquisition of Regent and other 1997 immaterial acquisitions both completed and pending as of March 31, 1997 ((iii) and (iv) collectively, the "Radio Station Acquisitions"). The pro forma condensed consolidated balance sheet as of December 31, 1996 has been prepared as if the Premiere Merger and the other Pending Transactions had occurred on December 31, 1996.

    The Pending Transactions will be accounted for using the purchase method of accounting. The total purchase costs of the Pending Transactions will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the Pro Forma Financial Information is preliminary. The final allocation of the purchase price will be contingent upon the receipt of final appraisals of the acquired assets and notes thereto. The unaudited Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the indicated dates.

    The unaudited Pro Forma Financial Information should be read in conjunction with Jacor's Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus/Information Statement and Premiere's Consolidated Financial Statements and notes thereto included herein.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

       UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           RADIO STATION
                                           ACQUISITIONS       JACOR                                  PREMIERE     ACQUISITION
                              HISTORICAL     PRO FORMA    RADIO STATION  HISTORICAL   HISTORICAL     PRO FORMA     PRO FORMA
                                 JACOR      ADJUSTMENTS     PRO FORMA        EFM       PREMIERE     ADJUSTMENTS   ADJUSTMENTS
                              -----------  -------------  -------------  -----------  -----------  -------------  ------------
Net revenue.................   $ 223,761     $ 223,423(a)   $ 447,184     $  47,357    $  23,826     $   7,852(c)
Broadcast operating
  expenses..................     151,065       155,775(a)     306,840        29,538       16,533         5,932(c)  $    2,606(d)
Depreciation and
  amortization..............      23,404        41,510(a)      64,914            84        1,908         2,400(c)      18,426(e)
Corporate general and
  administrative expenses...       7,629         1,479(a)       9,108        13,645                                   (13,645)(d)
Unusual charges.............                                                                 417                         (417)(f)
Special bonuses.............       2,303                        2,303
                              -----------  -------------  -------------  -----------  -----------  -------------  ------------
    Operating income........      39,360        24,659         64,019         4,090        4,968          (480)        (6,970)
Interest expense............     (32,244)      (46,232)(b)     (78,476)                     (102)                      (1,617)(b)
Gain on sale of radio
  stations..................       2,539                        2,539
Write-off of debt issuance
  costs.....................                                                              (1,949)                       1,949(g)
Other income (expense),
  net.......................       5,716                        5,716           488        1,217          (632)(c)
                              -----------  -------------  -------------  -----------  -----------  -------------  ------------
  Income (loss) before
    income taxes and
    extraordinary items.....      15,371       (21,573)        (6,202)        4,578        4,134        (1,112)        (6,638)
                              -----------  -------------  -------------  -----------  -----------  -------------  ------------
Income tax (expense)
  credit....................      (7,300)        6,629(h)        (671)                    (1,698)          354(c)       1,128(h)
                              -----------  -------------  -------------  -----------  -----------  -------------  ------------
  Income (loss) before
    extraordinary items.....   $   8,071     $ (14,944)     $  (6,873)    $   4,578    $   2,436     $    (758)    $   (5,510)
                              -----------  -------------  -------------  -----------  -----------  -------------  ------------
                              -----------  -------------  -------------  -----------  -----------  -------------  ------------
  Income (loss) per common
    share...................   $    0.30
Number of common shares used
  in per share
  computations..............      26,830


                                 TOTAL
                               COMBINED
                               PRO FORMA
                              -----------
Net revenue.................   $ 526,219
Broadcast operating
  expenses..................     361,449
Depreciation and
  amortization..............      87,732
Corporate general and
  administrative expenses...       9,108
Unusual charges.............
Special bonuses.............       2,303
                              -----------
    Operating income........      65,627
Interest expense............     (80,195)
Gain on sale of radio
  stations..................       2,539
Write-off of debt issuance
  costs.....................
Other income (expense),
  net.......................       6,789
                              -----------
  Income (loss) before
    income taxes and
    extraordinary items.....      (5,240)
                              -----------
Income tax (expense)
  credit....................        (887)
                              -----------
  Income (loss) before
    extraordinary items.....   $  (6,127)
                              -----------
                              -----------
  Income (loss) per common
    share...................   $   (0.14)
Number of common shares used
  in per share
  computations..............      43,525(o)

 See accompanying notes to unaudited proforma condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

            UNAUDITED PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                               RADIO STATION
                                                ACQUISITION       JACOR                                ACQUISITION      TOTAL
                                   HISTORICAL    PRO FORMA    RADIO STATION  HISTORICAL   HISTORICAL    PRO FORMA     COMBINED
                                     JACOR      ADJUSTMENTS     PRO FORMA        EFM       PREMIERE    ADJUSTMENTS    PRO FORMA
                                   ----------  -------------  -------------  -----------  -----------  ------------  -----------
Current assets:
  Cash and cash equivalents......  $   78,137    $ (64,031)(j)  $    14,106   $   4,868    $  14,776    $  (16,500)(m)  $  17,250
  Accounts receivable............      79,502        1,459(i)       80,961        2,220        7,264                     90,445
  Prepaid expenses and other
    current assets...............       8,963          855(i)        9,818        7,283        1,954                     19,055
                                   ----------  -------------  -------------  -----------  -----------  ------------  -----------
    Total current assets.........     166,602      (61,717)        104,885       14,371       23,994       (13,800)     126,750
Property and equipment...........     131,488       51,834(i)      183,322          153        2,319           528(l)    186,322
Intangible assets................   1,290,172      474,420(i)    1,764,592                    15,371       206,615(l)  1,986,578
Other assets.....................     116,680      (26,519)(i)       41,261          33        5,882                     47,176
                                                   (50,382)(  (k)
                                                     1,482(i)
                                   ----------  -------------  -------------  -----------  -----------  ------------  -----------
      Total assets...............  $1,704,942    $ 389,118     $ 2,094,060    $  14,557    $  47,566    $  190,643    $2,346,826
                                   ----------  -------------  -------------  -----------  -----------  ------------  -----------
                                   ----------  -------------  -------------  -----------  -----------  ------------  -----------
Current liabilities:
  Accounts payable, accrued
    expenses and other current
    liabilities..................  $   55,532    $   6,815(i)  $    62,347    $  11,155    $   3,138                  $  76,640
                                   ----------  -------------  -------------  -----------  -----------                -----------
      Total current
        liabilities..............      55,532        6,815          62,347       11,155        3,138                     76,640
Long-term debt...................     670,000      205,000(j)      875,000                              $   22,500(m)    897,500
5 1/2% Liquid Yield Option
  Notes..........................     118,682                      118,682                                              118,682
Other liabilities................     108,914        1,206(i)      110,120        3,322        1,851         5,700(m)    120,993
Deferred tax liability...........     264,878       37,972(i)      302,850                                  12,000(l)    314,850
Shareholders' equity:
                                                                                                               (78)(n)
  Common stock ..................         313           43(j)          356            2           76            54(m)        410
  Additional paid-in capital.....     434,763      128,485(j)      563,248                    34,617       (34,617)(n)    756,294
                                                                                                           193,046(m)
  Common stock warrants..........      26,500        5,000(j)       31,500                                               31,500
  Retained earnings..............      25,360        4,597(k)       29,957           78        7,884        (7,962)(n)     29,957
                                   ----------  -------------  -------------  -----------  -----------  ------------  -----------
      Total shareholders'
        equity...................     486,936      138,125         625,061           80       42,577       150,443      818,161
                                   ----------  -------------  -------------  -----------  -----------  ------------  -----------
      Total liabilities and
        shareholders' equity.....  $1,704,942    $ 389,118     $ 2,094,060    $  14,557    $  47,566    $  190,643    $2,346,826
                                   ----------  -------------  -------------  -----------  -----------  ------------  -----------
                                   ----------  -------------  -------------  -----------  -----------  ------------  -----------

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1996

                                 (IN THOUSANDS)

(a) These adjustments reflect additional revenues and expenses related to Jacor's 1996 acquisitions of Noble, Citicasters, the selected Gannett radio stations and Tampa television station divestiture, and other immaterial acquisitions from January 1, 1996 to the respective acquisition consummation dates, as well as the 1997 acquisition of Regent and other 1997 pending and completed immaterial acquisitions.

                                                          BROADCAST   DEPRECIATION
                                                 NET      OPERATING       AND       CORPORATE G
                                               REVENUE     EXPENSES   AMORTIZATION      & A
                                              ----------  ----------  ------------  -----------
Noble.......................................  $   10,715  $    9,062   $    2,365    $  --
Citicasters.................................     101,806      58,543       21,913        1,479
Gannett.....................................       2,202       6,727       --           --
Regent......................................      33,797      26,447        6,897       --
Other.......................................      74,903      54,996       10,365       --
                                              ----------  ----------  ------------  -----------
    Total...................................  $  223,423  $  155,775   $   41,510    $   1,479
                                              ----------  ----------  ------------  -----------
                                              ----------  ----------  ------------  -----------

(b) The adjustment represents additional interest expense associated with Jacor's borrowings under the credit facility, the issuance of the 1996
    10 1/8% Notes, 1996 9 3/4% Notes and 5 1/2% Liquid Yield Option Notes, which proceeds were used to finance the acquisitions. The assumed interest rate under the credit facility was 7 1/8%, which represents the current rate as of April 1997.

(c) The adjustments represent additional revenues and expenses related to Premiere's acquisitions of After MidNite Entertainment, completed January 1997, and Cutler Productions, SJM Productions and Philadelphia Music Works, which were completed at various dates during the second half of 1996.

(d) The adjustment represents the elimination of $11,039 of corporate expenses related to the EFM Acquisition and the reclassification of $2,606 in operating expenses to conform with Jacor's reporting practices. The elimination of expenses is due primarily to salaries of the selling shareholder whose employment was not continued.

(e) The adjustment reflects the additional depreciation and amortization expense resulting from the allocation of Jacor's purchase price to the assets acquired in the Merger and the EFM Acquisition including, an increase in property and equipment and identifiable intangible assets, to their estimated fair market values and the goodwill associated with the acquisition of Premiere. Goodwill is amortized over 40 years.

(f) The adjustment represents costs recorded by Premiere related to certain attempted business acquisitions and the assimilation of completed business acquisitions, including miscellaneous severance, professional fees and transition costs.

(g) The adjustment represents the elimination of debt issuance costs written off by Premiere in 1996.

(h) To provide for the tax effect of pro forma adjustments using an estimated statutory tax rate of 40%. The acquisition adjustments described in Note (a) include non-deductible goodwill amortization estimated to be approximately $5,000. The acquisition adjustments for Premiere include non-deductible goodwill amortization estimated to be approximately $3,800.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

                            AS OF DECEMBER 31, 1996

                                 (IN THOUSANDS)

(i) The adjustments represent the allocation of the purchase price of Regent, completed in February 1997, and other 1997 immaterial acquisitions to the estimated fair value of the assets acquired and liabilities assumed, and the recording of goodwill associated with the acquisitions. Previously funded escrow deposits of $26,519 were allocated as part of the purchase price.

(j) The adjustment represents the issuance of stock and warrants, credit facility borrowings, utilization of excess cash and sale of certain investments to finance the Regent and other acquisitions completed in 1997.

                                                                         OTHER
                                                            REGENT    ACQUISITIONS   TOTAL
                                                          ----------  -----------  ----------
Common Stock Issued.....................................  $  105,878   $  22,650   $  128,528
Merger Warrants Issued..................................       5,000      --            5,000
Credit Facility Borrowings..............................      --         205,000      205,000
Excess Cash.............................................      64,031      --           64,031
Investment Sale Proceeds................................       9,557      45,425       54,982
                                                          ----------  -----------  ----------
    Total...............................................  $  184,466   $ 273,075   $  457,541
                                                          ----------  -----------  ----------
                                                          ----------  -----------  ----------

(k) In February 1997 and March 1997, Jacor sold certain investments for proceeds of approximately $55,000. The Company recorded gains of approximately $4,600 in conjunction with the sales.

(l) The adjustments represent the allocation of the purchase price of EFM and Premiere to the estimated fair value of the assets acquired and liabilities assumed, and the recording of goodwill associated with the acquisitions.

(m) The adjustment represents the assumed net proceeds from issuance of stock in conjunction with the 1997 Offering, to be utilized in part to finance a portion of the Premiere Merger Consideration, and the issuance of stock to the Premiere shareholders, borrowings under the credit facility to finance the EFM acquisition and excess cash utilized to pay down credit facility borrowings.

                                                                EFM      PREMIERE     TOTAL
                                                             ---------  ----------  ----------
Common Stock Offering Proceeds.............................     --      $  150,000  $  150,000
Common Stock Issued to Premiere Stockholders...............     --          48,800      48,800
Credit Facility Borrowings (repayments)....................  $  50,000     (27,500)     22,500
Excess Cash Utilized.......................................     --          16,500      16,500
                                                             ---------  ----------  ----------
                                                             $  50,000  $  187,800  $  237,800
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------

    Common Stock Issued to Premiere Stockholders includes Jacor stock options which will be issued to certain Premiere option holders valued at $5,700.

(n) The adjustments represent the elimination of historical stockholders' equity of EFM and Premiere as the acquisitions will be accounted for as purchases.

(o) The pro forma weighted average shares outstanding includes all shares of common stock outstanding at December 31, 1996 and the shares to be issued in the proposed 1997 Offering, the shares issued in conjunction with the acquisition of Regent and the shares to be issued to the Premiere shareholders. The pro forma weighted average shares of Jacor do not reflect any outstanding options and warrants as they are antidilutive.

                  SELECTED HISTORICAL FINANCIAL DATA OF JACOR

    The selected consolidated financial data for Jacor presented below, for and as of the end of each of the years in the five-year period ended December 31, 1996, is derived from Jacor's Consolidated Financial Statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. The consolidated financial statements at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and the auditors' report thereon are incorporated by reference in this Prospectus/Information Statement. The selected financial data as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited. In the opinion of Jacor's management, the unaudited financial statements from which such data have been derived include all adjustments (consisting only of normal, recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. This selected consolidated financial data should be read in conjunction with the "Unaudited Pro Forma Financial Information." Comparability of Jacor's historical consolidated financial data has been significantly impacted by acquisitions, dispositions and the recapitalization and refinancing completed in the first quarter of 1993.

                                                                                                     THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                      MARCH 31,
                                             -----------------------------------------------------  --------------------
                                               1992       1993       1994       1995       1996       1996       1997
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING STATEMENT DATA:(1)
  Net revenue..............................  $  70,506  $  89,932  $ 107,010  $ 118,891  $ 223,761  $  30,074  $
  Broadcast operating expenses.............     55,782     69,520     80,468     87,290    151,065     23,871
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Station operating income excluding
    depreciation and amortization..........     14,724     20,412     26,542     31,601     72,696      6,203
  Depreciation and amortization............      6,399     10,223      9,698      9,483     23,404      2,619
  Reduction in carrying value of assets to
    net realizable value                         8,600                --         --         --
  Corporate general and administrative
    expenses                                     2,926      3,564      3,361      3,501      7,629      1,139
  Special bonuses..........................     --         --         --         --          2,303     --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income (loss)..................     (3,201)     6,625     13,483     18,617     39,360      2,445
  Net interest income (expense)............    (13,443)    (2,476)       684       (184)   (26,528)    (1,884)
  Gain on sale of radio stations...........                                                  2,539      2,539
  Other non-operating expenses, net........     (7,057)       (11)        (2)      (168)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations
    before income tax and extraordinary
    item...................................  $ (23,701) $   4,138  $  14,165  $  18,265  $  15,371  $   3,101  $
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from continuing operations
    after income tax but before
    extraordinary items and the cumulative
    effect of accounting changes...........  $ (23,701) $   1,438  $   7,852  $  10,965  $   8,071  $   1,842  $
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)........................  $ (23,701) $   1,438  $   7,852  $  10,965  $   5,105  $     891(2) $
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) per common share:(3)
    primary and fully diluted..............  $  (61.50) $    0.10  $    0.37  $    0.52  $    0.19  $    0.04  $
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average shares outstanding:(3)
    Primary and fully diluted..............        381     14,505     21,409     20,913     26,830     20,503
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA:(1)...................
  Broadcast cash flow(4)...................  $  14,724  $  20,412  $  26,542  $  31,601  $  72,696  $   6,203  $
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Broadcast cash flow margin(5)............       20.9%      22.7%      24.8%      26.6%      32.5%      20.6%          %
  EBITDA(4)................................  $  11,798  $  16,848  $  23,181  $  28,100  $  62,764  $   5,064  $
  Capital expenditures.....................        915      1,495      2,221      4,969     11,852      3,437

                                                                   AS OF DECEMBER 31,                       AS OF
                                                  -----------------------------------------------------   MARCH 31,
                                                   1992(6)     1993       1994       1995       1996        1997
                                                  ---------  ---------  ---------  ---------  ---------  -----------
                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:(1)
  Working capital (deficit).....................  $(140,547) $  38,659  $  44,637  $  24,436  $ 111,070   $
  Intangible assets (net of accumulated
    amortization)...............................     70,038     84,991     89,543    127,158  1,290,172
  Total assets..................................    122,000    159,909    173,579    208,839  1,704,942
  Total long-term debt (including current
    portion)....................................    140,542                           45,500    670,000
  Common stock purchase warrants................      1,383        390        390        388     26,500
  Shareholders' equity (deficit)................    (50,840)   140,413    148,794    139,073    486,936

------------------------------

(1) The comparability of the information reflected in this selected financial data is affected by Jacor's purchase of radio station KBPI-FM (formerly KAZY-FM), in Denver (July 1993); the purchase and interim operation of radio station WOFX-FM (formerly WPPT-FM) under a local marketing agreement in Cincinnati (April 1994); the purchase or radio stations WJBT-FM, WZAZ-AM, and WSOL-FM (formerly WHJX-FM) in Jacksonville (August 1995); the purchase of radio stations WDUV-FM and WBRD-AM in Tampa (August 1995); the Noble acquisition and the Citicaster Merger in 1996; the sale of radio stations WMJI-FM, in Cleveland and WYHY (FM), in Nashville (January 1991), the sale of Telesat Cable TV (May 1994), the January 11, 1993 recapitalization plan, that substantially modified Jacor's debt and capital structure (such recapitalization was accounted for as if it had been completed January 1,
    1993) and the March 1993 refinancing. For information related to acquisitions in 1993, 1994 and 1995 see Notes 2 and 3 of Notes to Consolidated Financial Statements. For information related to the disposition during 1994, see Note 4 of Notes to Consolidated Financial Statements.

(2) Net income for the year ended December 31, 1996 and the three months ended March 31, 1996 includes, as extraordinary items, losses of approximately $3.0 million and $1.0 million, respectively for the write-off of unamortized costs associated with amended credit facilities.

(3) Income (loss) per common share for the two years ended December 31, 1992 is based on the weighted average number of shares of Jacor Common Stock outstanding and gives consideration to the dividend requirements of the convertible preferred stock and accretion of the change in redemption value of certain common stock warrants. Jacor's stock options and convertible preferred stock were antidilutive and, therefore, were not included in the computations. The redeemable common stock warrants were antidilutive for 1992 and were not included in the computations. Such warrants were dilutive in 1991 using the "equity method" under Emerging Issues Task Force Issue No. 88-9 and, therefore, the common shares issuable upon conversion were included in the 1991 computation. Income per share for the three years ended December 31, 1996 is based on the weighted average number of common shares outstanding and gives effect to both dilutive stock options and dilutive stock purchase warrants during the periods. Income (loss) per common share and weighted average shares outstanding for the year ended December 31, 1992 are adjusted to reflect the 0.0423618 reverse stock split in Jacor Common Stock effected by the January 1993 recapitalization.

(4) "Broadcast cash flow" means operating income before reduction in carrying value of assets, depreciation and amortization and corporate general and administrative expenses. "EBITDA" means operating income before reduction in carrying value of assets, depreciation and amortization. Broadcast cash flow and EBITDA should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although this measure of performance is not calculated in accordance with generally accepted accounting principles, it is widely used in the broadcasting industry as a measure of a company's operating performance because it assists in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance.

(5) Broadcast cash flow margin equals broadcast cash flow as a percentage of net revenue.

(6) Pro forma amounts as of December 31, 1992, to give effect to the January 11, 1993 recapitalization plan that substantially modified Jacor's debt and capital structure (in 000s):

Working capital..................................................................  $  15,933
Intangible assets (net of accumulated amortization)..............................     82,857
Total assets.....................................................................    142,085
Long-term debt...................................................................     64,178
Common stock purchase warrants...................................................        403
Shareholders' equity.............................................................     50,890

                 SELECTED HISTORICAL FINANCIAL DATA OF PREMIERE

    The selected consolidated financial data for Premiere presented below, for and as of the end of each of the years in the five-year period ended December 31, 1996, is derived from Premiere's Consolidated Financial Statements which have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and the auditors' report thereon are included elsewhere in this Prospectus/Information Statement. The selected financial data as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited. In the opinion of Premiere's management, the unaudited financial statements from which such data have been derived include all adjustments (consisting only of normal, recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. This selected consolidated financial data should be read in conjunction with Premiere's Consolidated Financial Statements, related notes and other financial information included elsewhere herein.

                                                                                                         THREE MONTHS
                                                                                                            ENDED
                                                             YEAR ENDED DECEMBER 31                       MARCH 31,
                                              -----------------------------------------------------  --------------------
                                                1992       1993       1994       1995       1996       1996       1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Gross revenue.............................  $  11,525  $  12,371  $  18,016  $  20,757  $  27,147  $   5,549
  Less: agency commissions..................     (1,412)    (1,514)    (2,037)    (2,438)    (3,322)      (672)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net operating revenue.......................     10,113     10,857     15,979     18,319     23,826      4,877

Operating expenses:
  Production, programming and promotions....      3,918      4,120      5,284      5,472      7,495      1,619
  Selling, general and administrative.......      4,099      7,353      7,665      7,827      9,038      2,013
  Depreciation and amortization.............        196        425        939      1,265      1,908        412
  Unusual charges...........................         --         --         --         --        417         --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).....................      1,900     (1,041)     2,093      3,754      4,967        833
Other income (expense), net:
  Interest income (expense), net............        119        (18)      (177)        18      1,116        258
  Gain on sale of assets....................         --         --      1,660        453         --         --
  Write-off of debt issuance costs..........         --         --         --         --     (1,949)        --
  Other.....................................         --        189       (221)        18                    12
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before minority interest and
 income taxes...............................      2,019       (870)     3,354      4,243      4,134      1,104
Minority interest in loss of joint
 venture....................................         --         34         --         34         --          9
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes...........      2,019       (836)     3,354      4,277      4,134      1,113
Provision (benefit) for income taxes........        855       (315)     1,369      1,721      1,698        447
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...........................  $   1,164  $    (521) $   1,985  $   2,556  $   2,436  $     666
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share (1)...............  $    0.29  $   (0.11) $    0.43  $    0.46  $    0.28  $    0.08
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common and common
 equivalent shares outstanding (1)..........  4,012,295  4,500,000  4,664,921  6,105,494  8,929,954  8,926,935
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER DATA:
  EBITDA (2)(3).............................  $   2,096  $    (616) $   3,031  $   5,019  $   6,875  $   1,245

                                                                 AT DECEMBER 31                          AT MARCH 31,
                                              -----------------------------------------------------  --------------------
                                                1992       1993       1994       1995       1996       1996       1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $   2,849  $     634  $   2,371  $   5,432  $  14,776  $  26,654
Working capital.............................      7,336      4,429      4,923      8,841     20,856     30,145
Total assets................................      9,817     11,552     17,567     24,034     47,566     44,859
Total liabilities...........................      1,237      3,493      7,445      4,732      4,989      2,827
Total stockholders' equity..................      8,580      8,059     10,122     19,302     42,577     42,032

------------------------

(1) Earnings (loss) per share is based upon the weighted average number of shares outstanding during each period presented which includes, where appropriate, the assumed exercise of dilutive stock options and warrants to purchase Premiere Common Stock. Earnings per share for each of the years ended December 31, 1994 and 1992 were computed using the treasury stock method. During the year ended December 31, 1993, Premiere reported a net loss and, accordingly, all common stock equivalents were anti-dilutive. Under the treasury stock method, Premiere reduces the assumed number of common shares issued from the exercise of stock options and warrants to purchase Premiere Common Stock by the number of treasury shares assumed to be purchased from the proceeds of such dilutive securities by utilizing the average market price of the Premiere Common Stock. In determining earnings per share for the years ended December 31, 1995 and 1996, Premiere utilized the modified treasury stock method which assumes the exercise of all outstanding options and warrants to purchase Premiere Common Stock, and the use of the assumed proceeds thereof to purchase up to a maximum of 20% of the then outstanding Premiere Common Stock. Excess proceeds derived from the assumed exercise and purchase of such shares are assumed to be utilized to first reduce outstanding indebtedness under notes payable and second for investment in short-term, cash equivalent marketable securities. Earnings per share and the weighted average number of common shares outstanding have been adjusted to reflect the Class A Dividend.

(2) EBITDA is earnings before interest income (expense), gain (loss) on sale of marketable securities, provision for income taxes, depreciation and amortization and minority interest. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income and cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability.

(3) EBITDA for the year ended December 31, 1996 includes a reduction for "other charges" of $417 that were incurred by Premiere in connection with attempted business acquisitions and the assimiliation of completed business acquisitions. See Note 11 to Premiere's Consolidated Financial Statements included elsewhere herein.

                               BUSINESS OF JACOR

    Jacor is a holding company engaged primarily in radio broadcasting and providing related services to radio broadcasting companies. Jacor's principal executive offices are located at 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011 and its telephone number is (606) 655-2267.

    As of April 28, 1997, Jacor entities owned, operated, and/or entered into agreements to acquire 137 radio stations located across the United States in 29 broadcast areas: Los Angeles; Atlanta; Denver; San Diego; St. Louis; Cincinnati; Tampa; Cleveland; Portland, Oregon; Columbus, Ohio; Kansas City, Missouri; Jacksonville; Toledo; Sarasota/Bradenton; Lexington; Boise; Santa Barbara; Des Moines; Cedar Rapids; Venice/Englewood, Florida; Salt Lake City; Las Vegas; Louisville; Rochester; Casper, Wyoming; Fort Collins/Greeley, Colorado; Lima, Ohio; Cheyenne, Wyoming; and Sandusky, Ohio; and one television station located in the Cincinnati broadcast area. Jacor also has joint sales agreements to sell advertising time for one station in Cincinnati, one station in Denver, one station in Salt Lake City, and one station in Louisville. Jacor further provides programming to and sells air time for two stations in Baja California, Mexico pursuant to an exclusive sales agency agreement. Jacor also owns and distributes the RUSH LIMBAUGH and DR. DEAN EDELL programs, syndicated talk programming for radio broadcasting, and Jacor acts as a satellite systems integrator, Internet service provider and communications consultant focused on the radio broadcasting industry.

    Jacor is continuing to negotiate acquisitions for additional radio stations in its existing markets and in new markets and for entities that provide services to radio stations. There can be no assurance that Jacor will successfully complete any such acquisitions or what the consequences thereof would be.

    Additional information concerning Jacor is included in the Jacor Reports incorporated by reference in this Prospectus/Information Statement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              BUSINESS OF PREMIERE

    Based in Los Angeles, California, Premiere is a leading independent creator, producer and distributor of innovative comedy, entertainment and music-related programs and a supplier of research, production music libraries and other services to the radio industry. Premiere offers programs and services to radio stations in exchange for commercial broadcast time which Premiere then sells to more than 350 national advertisers. Premiere has grown from three programs and 250 radio station affiliates at its inception in 1987 to 52 programs and services provided to more than 4,000 radio stations pursuant to over 6,300 contracts with such stations in 1997. Premiere's radio station affiliates broadcast in markets that reach more than 99% of the population of the U.S. Premiere's management believes that, based on advertising revenues generated by its programs and services, Premiere is the fourth largest producer and distributor of network radio programming and services to the radio industry in the U.S. behind Westwood One Entertainment, ABC Radio Networks, and CBS Radio Networks. See "BUSINESS OF PREMIERE-- Industry Overview" and "BUSINESS OF PREMIERE--Competition."

    Premiere was incorporated in California in January 1987 and reincorporated in Delaware in July 1995. Premiere's principal executive offices are located at 15260 Ventura Boulevard, Fifth Floor, Los Angeles, California 91403-5339, and its telephone number is (818) 377-5300.

    In July 1995, ACI made a significant investment in Premiere. Premiere has been advised that ACI is currently 50% owned by each of ACP and a subsidiary of NewsAmerica. ACI's representatives on the Premiere Board include executives designated by ACP and NewsAmerica.

BUSINESS STRATEGY

    Premiere currently produces 33 network radio programs, which target the most popular radio formats, including Adult Contemporary, Album Oriented Rock, Contemporary Hit Radio, Country, News/Talk,

Oldies and Urban. Premiere specializes in a form of "interactive" programming which provides radio station affiliates with program elements that can be customized and integrated locally, enabling local on-air personalities to actively participate by inserting their own voice within Premiere-scripted dialogues and pre-recorded program elements. Premiere also produces mini-features, including LEEZA GIBBONS' ENTERTAINMENT TONIGHT ON THE RADIO and THE MELROSE PLACE MINUTE and long-form programming, including LEEZA GIBBONS' TOP 25 COUNTDOWN, THE MICHAEL REAGAN SHOW, THE JIM ROME SHOW, and AFTER MIDNITE WITH BLAIR GARNER in addition to its comedy programs. Premiere believes it is the largest producer and distributor of syndicated radio comedy in the U.S.

    Premiere has expanded the programs and services it offers through internal development, and through the selective investment in and/or acquisition of assets and businesses which complement Premiere's operations.

    In January 1997, Premiere acquired After MidNite Entertainment, Inc. ("AME"), a producer and distributor of five country western network radio programs and a production music library. Through its acquisition of AME, Premiere intends to expand its slate of country music programming. In November 1996, Premiere completed its $4.0 million minority investment in and strategic alliance with AudioNet, Inc. ("AudioNet"), a leading aggregator and broadcaster of audio content on the Internet and World Wide Web. As part of the AudioNet investment, Premiere became AudioNet's exclusive network radio sales representative and will act as a strategic partner with AudioNet to expand its base of radio station affiliates and advertisers on AudioNet's and Premiere's Web sites.

    In September 1996, Premiere completed its acquisition of Cutler Productions, Inc. and SJM Productions, Inc. (collectively, "Cutler"), the second largest producer and distributor of syndicated comedy radio programming. Through the acquisition of Cutler, Premiere acquired six comedy and music programs broadcast on more than 700 radio station affiliates and further solidified its position as the largest producer and distributor of syndicated comedy radio programming in the U.S. Also in September 1996, Premiere acquired Philadelphia Music Works, Inc. ("PMW"). Through its acquisition of PMW, Premiere began producing and distributing jingle services directly to advertisers for cash and to affiliated radio stations in exchange for commercial broadcast inventory. In August 1995, Premiere acquired Broadcast Results Group ("BRG"), through which it provides production music libraries to its radio station affiliates.

    Through its acquisition of Mediabase Research Services ("Mediabase") in 1993, Premiere began providing a comprehensive radio research service. During 1995, Premiere debuted its Newstrack service, which provides, among other things, comprehensive weekly call-out research services for News/Talk radio formats. Premiere believes that its research services provide information that helps its radio station affiliates increase their audience share and ratings in an increasingly competitive market. Premiere's strategy is to provide its services, which are typically available from Premiere's competitors on a cash basis, in exchange for commercial broadcast inventory from its radio station affiliates. Compared to cash basis distribution, Premiere's method of distribution makes its services more attractive to radio stations which have limited cash resources and/or excess commercial broadcast inventory. Since Premiere generally offers such services to radio stations on a non-exclusive basis, Premiere is able to sell its services to more than one radio station affiliate in each market.

    Premiere has a national, in-house sales force and infrastructure which sells commercial broadcast inventory to more than 350 national advertisers. Premiere has been able to leverage its sales force and generate additional revenues without significant additional overhead costs by providing network advertising sales representation services, on a commission basis, to third-party radio networks and independent programming and service suppliers that do not have their own sales force. Premiere believes that it is presently the second largest network radio advertising sales representative in the U.S. in terms of its gross billings. Currently, Premiere represents nine independent radio networks, including WOR Radio Networks, One-on-One Sports Radio Network, and Accuweather.

    Premiere's growth strategy involves a continuing commitment to both internal development and expansion through acquisitions. Premiere's principal objective is to maximize the value and quantity of its commercial broadcast inventory and other revenue sources. The principal strategies employed by management to achieve this objective are to: (i) develop, produce and distribute high quality radio programming; (ii) offer a broad array of services, including research, music libraries and jingle packages; (iii) acquire assets or businesses complementary to Premiere's operations; and (iv) leverage its advertising sales force through third-party sales representation services. Premiere expects to continue to pursue its strategy following the consummation of the Merger. Premiere's strategies are set forth below.

    PROVIDE HIGH QUALITY RADIO PROGRAMMING. One of Premiere's principal operating strategies is to provide high quality radio programs targeted to the most popular radio station formats in order to obtain commercial broadcast inventory that Premiere then resells to national advertisers. Premiere specializes in a form of "interactive" programming which enables local on-air personalities to participate by inserting their own voice within Premiere-scripted dialogues and pre-recorded programs. As evidence of its success in creating innovative and entertaining programming, Premiere has attracted radio station affiliates in each of the top 50 U.S. radio markets. Premiere intends to develop additional programming by using its internal creative staff, contracting with outside on-air talent and acquiring other programming companies. Premiere presently has a total of 33 long-form and short-form network radio programs, including several of the most popular, nationally renowned radio personalities such as Leeza Gibbons, Jim Rome, Michael Reagan, Ken Hamblin, and Blair Garner.

    OFFER BROAD ARRAY OF SERVICES. Premiere provides a variety of services to the radio industry. Premiere offers radio station affiliates music and News/Talk research through Mediabase and Newstrack, which Premiere believes provides information that helps its radio station affiliates increase their audience share and ratings in an increasingly competitive market. In addition, Premiere offers production music libraries and jingle packages through BRG and PMW. Premiere's strategy is to provide its services, which are typically available from others on a cash basis, in exchange for commercial broadcast inventory from its radio station affiliates. The research services are offered on a non-exclusive basis, enabling Premiere to sell these services to more than one radio station affiliate in each market. Premiere plans to increase its services through internal development and the acquisition of complementary radio-related businesses.

    ACQUIRE COMPLEMENTARY ASSETS OR BUSINESSES. Premiere's business strategy includes the expansion of Premiere through the acquisition of complementary strategic assets or businesses. Premiere has made several strategic acquisitions since its founding, including three corporate acquisitions and one strategic investment during 1996 and early 1997.

    MAINTAIN AND LEVERAGE NATIONAL ADVERTISING SALES FORCE. Premiere has a full-service, national advertising sales force, which management believes provides it with a key competitive advantage over many other independent network radio program syndicators. Premiere's sales force has relationships with approximately 150 advertising agencies that represent over 350 national advertisers. To enhance its cash flow, Premiere makes its advertising sales force available to third party network radio programmers and independent radio programming and service suppliers that do not employ their own sales force. Such sales representative service enables Premiere to leverage its sales force, thereby generating increased revenue with only incremental associated costs. Premiere intends to continue to leverage its sales force by pursuing additional, profitable sales representation opportunities in the future.

INDUSTRY OVERVIEW

    According to the National Association of Broadcasters ("NAB"), there are more than 10,000 commercial radio stations in the U.S. Given radio's wide reach and relatively low advertising costs in comparison to print and television media, radio is one of the most efficient and cost-effective means for advertisers to reach targeted demographic groups. Radio is a popular form of advertising due to the very short lead time between commercial production and broadcast, the relative ease and low cost of producing radio commercials, the relatively small seasonal variation in radio listening patterns, and the fact that more than half of all radio listening occurs away from the home, closer to the point of purchase. Estimates of total 1996 radio advertising revenues were in excess of $11.5 billion, which included estimates of total network radio advertising in excess of $600.0 million.

    Radio stations develop formats, such as music, news/talk or various types of entertainment programming, intended to appeal to a target listening audience with demographic characteristics that will attract national, regional and local commercial advertisers. However, limited financial and creative resources, among other things, prevent most radio stations from producing national quality programming, or developing their own research or related services. Accordingly, radio stations rely on network programming, research and other services from independent producers or "syndicators," such as Premiere, to enhance their existing local programming and research. A network programmer licenses programming, research or related services to radio stations in exchange for a contractual amount of commercial broadcast time which is then resold to advertisers requiring national coverage. Research and other services are generally acquired by stations for commercial broadcast time, cash or a combination thereof.

    By placing a program or service with radio stations throughout the U.S., the syndicator creates a "network" of radio stations that have agreed to carry its programming or receive its services in exchange for commercial broadcast time. The commercial broadcast time for such programs may vary from market to market within a specified time period, depending upon the requirements of the particular radio station affiliate. Rates for the sale of advertising time are generally established on the basis of audience ratings for the specific demographic group targeted by the advertiser. Audience levels and demographics are measured and rated by the Arbitron Research Company Nationwide Service ("Arbitron"), which periodically measures the percentage of the radio audience in a market area listening to a particular radio station during specified dayparts or by Statistical Research, Inc.'s RADAR Service ("RADAR"), which measures the listening audience at the specific time a commercial is actually broadcast.

    Network programming may be pre-recorded and distributed to radio station affiliates in advance via compact discs, audiotapes or satellite, enabling an affiliate to broadcast the program within any prescribed time period established by agreement between the affiliate and the program syndicator, or may be distributed live via satellite, aired either simultaneously throughout the U.S. or at the same hour of the day in each time zone.

SEASONALITY

    As is standard in the network radio industry, Premiere's revenues have historically been highest in the second and third quarters and lowest in the first and fourth quarters. Other than sales commissions paid to Premiere's sales personnel, costs do not vary significantly with respect to the seasonal fluctuation of revenues. As a result, Premiere's net income historically has typically been highest in the second and third quarters and lowest in the first and fourth quarters. See "BUSINESS OF PREMIERE--Industry Overview."

COMPETITION

    Competition for radio advertising revenues and audience share is intense. Premiere competes with approximately ten other major network radio companies in the U.S., some of which have greater financial resources than Premiere, as well as with smaller independent producers and distributors. In addition, several of Premiere's competitors are affiliated with major radio station group owners, have recognized brand names and have large networks which include affiliates to which such competitors pay compensation to broadcast the network's commercials. Premiere's largest direct competitors include ABC Radio Networks, Westwood One Radio Networks and CBS Radio Networks, which Premiere estimates accounted for an aggregate of approximately 70% of total network radio advertising revenues. The principal competitive factors in the radio industry are the quality and creativity of programming and the ability to provide advertisers with a cost-effective method of delivering commercial advertisements. In addition, the radio industry competes for advertising revenues with television, print, outdoor and other media. Management believes that the quality and creativity of Premiere's programming and the capability of its affiliate relations and advertising sales force have enabled Premiere to become a significant competitor in network radio. Furthermore, research is provided by many other companies, many of which may have greater financial resources than Premiere.

EMPLOYEES AND OTHERS

    As of April 28, 1997, Premiere had 142 full-time employees. In addition, Premiere maintains continuing relationships with more than 50 independent writers, program hosts, technical personnel and producers. Premiere is not a party to any collective bargaining agreement. Premiere believes its relations with its employees and independent contractors are good.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS OF PREMIERE

INDUSTRY OVERVIEW

    Premiere is a leading independent creator, producer and distributor of innovative comedy, entertainment and music related programs and a supplier of research and other services to the radio industry.

    The U.S. radio industry consists of over 10,000 commercial radio stations. Radio stations rely on network radio programmers and distributors, such as Premiere, to provide national quality programming and research and other services to enhance their existing programming and ratings. Limited financial and creative resources, among other matters, typically prevent most radio stations from producing their own national quality programming, research or related services. The group of radio stations or "affiliates" which contract with a distributor to broadcast a particular program or utilize one of its services constitute a "radio network."

    Network radio advertising, in general, involves the sale of commercial broadcast time within specific time periods of the day or "dayparts" on a given network programmer's station affiliates throughout the U.S. Network program providers obtain a station's commercial broadcast time in exchange for programs or services. In certain cases, network programmers pay compensation to radio stations for "clearing" commercial time, whether or not the station broadcasts the network's programming. Premiere does not currently pay compensation to radio station affiliates for "clearing" its commercial time. As Premiere grows and increases the number of long-form programs it offers to radio stations, Premiere may elect to pay compensation if it concludes that to do so would enhance the penetration and ratings for its radio networks.

    The creation of a "radio network" enables Premiere to sell the acquired commercial broadcast inventory to advertisers desiring national coverage. Rates for the sale of network advertising are established on the basis of audience delivery or ratings and the demographic composition of the listening audience. Premiere sells commercial broadcast time by "guaranteeing" certain ratings and demographics. There can be no assurance that the guarantee will be achieved. If the radio network on which the commercial broadcast time is sold does not achieve the guarantee, Premiere may be obligated to offer the advertiser additional advertising time (I.E., "make goods" or "bonus spots") on the same radio network or on an alternate radio network. "Make goods" or "bonus spots" are the predominant means whereby Premiere satisfies such obligations to advertisers. Alternatively, Premiere could be obligated to refund or credit a portion of the advertising revenue derived from such sales. Historically, Premiere has not had to rebate cash.

    Advertisers which purchase commercial broadcast time from Premiere include nine of the top ten network radio advertisers in the U.S., and in total include more than 350 national advertisers. National advertisers that regularly purchase advertising time on Premiere's networks include AT&T, Hershey, McDonalds, Nabisco, Sears, Roebuck & Co. and Warner-Lambert.

    In certain circumstances, Premiere accepts barter arrangements with advertisers, exchanging excess inventory of perishable commercial broadcast time for goods and services. Such arrangements are common in the radio and television broadcasting industry. Premiere's revenues from barter arrangements, based upon the fair market value of the goods and services received for advertising time, were approximately 6.4%, 7.3%, and 7.5% of net operating revenues in 1996, 1995, and 1994, respectively. Although Premiere historically has been able to use the goods and services received under its barter arrangements to lower its cash outlays, there can be no assurance that Premiere will be able to continue to do so in the future. See Note 8 of Notes to Consolidated Financial Statements of Premiere.

    As a result of Premiere's growth in sales representation services for third-party program producers, its acquisitions of AME, PMW, BRG, Mediabase, and Olympia Broadcasting Networks ("Olympia") and its acquisition and divestiture of Premiere's Denver, Colorado radio station KZDG-FM ("KZDG"), period-to-period results of operations may not be comparable, and the results of operations for the fiscal year ended December 31, 1996 may not be indicative of results for any future period.

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1995

    OPERATING REVENUES. Gross revenues for the fiscal years ended December 31, 1996 and 1995 were $27.1 and $20.8 million, respectively, representing an increase of $6.3 million, or 30.8%. Net operating revenues increased $5.5 million, or 30.1% from $18.3 million for the fiscal year ended December 31, 1995, to $23.8 million for the fiscal year ended December 31, 1996. These increases were principally due to increased gross advertising revenues that resulted from acquisitions of other independent network radio programmers and service providers, the continued growth in research services and the launch of new programs and services all of which were offset, in part, by lower overall revenues on certain syndicated comedy programs.

    PRODUCTION, PROGRAMMING AND PROMOTIONS EXPENSES. Production, programming and promotions expenses for the fiscal years ended December 31, 1996 and 1995 were $7.5 million and $5.5 million, respectively, representing an increase of $2.0 million, or 37.0%. As a percentage of net operating revenues, production, programming and promotions expenses were 31.5% and 29.9% for the fiscal years ended December 31, 1996 and 1995, respectively, representing an increase as a percentage of net operating revenues of 1.6%. The increase in production, programming and promotions expenses in absolute dollars resulted from production and programming costs associated with acquisitions completed during the later half of 1995 and during 1996, and costs associated with the production of new programs and services. From September 1995 through fiscal year ended December 31, 1996, Premiere completed the acquisitions of BRG, Cutler and PMW; and also during that time acquired the distribution rights to or launched four new long-form programs, a new mini-feature and a new research service. All of the acquisitions and new programs and services are included in Premiere's results of operations from their date of acquisition or introduction, except that programming costs incurred with respect to the development of new programs and services are expensed as incurred. The increase in production, programming and promotions expenses as a percentage of net operating revenues was principally due to acquisitions completed during the fourth quarter of fiscal year ended December 31, 1996 and the acquisition of distribution rights to three long-form, talk programs during that year. As Premiere completes acquisitions or introduces new programs, production and programming costs may temporarily be higher as a percentage of net operating revenues as Premiere assimilates the acquisitions within its operations and/or builds the revenue base of acquired or newly introduced programs and services.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the fiscal years ended December 31, 1996 and 1995 were $9.0 million and $7.8 million, respectively, representing an increase of $1.2 million or 15.5%. The increase in selling, general and administrative expenses in terms of absolute dollars was due to the incremental overhead costs associated with acquired companies such as BRG, Cutler and PMW, and increased salaries, sales and related costs associated with Premiere's growth in programming and services. As a percentage of net operating revenues, selling, general and administrative expenses were 37.9% and 42.7% during the fiscal years ended December 31, 1996 and 1995, respectively, representing a decrease as a percentage of net operating revenues of 4.8%. The decrease in selling, general and administrative expenses as a percentage of net operating revenues was principally due to the effects of higher overall levels of gross operating revenues and the nature of fixed and variable components of selling, general and administrative expenses.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $1.9 million and $1.3 million for the fiscal years ended December 31, 1996 and 1995, respectively, representing an increase of $0.6 million, or 50.8%. This increase was principally due to increased amortization expenses associated with acquisitions of the intellectual properties of BRG, Cutler and PMW.

    OTHER CHARGES. In connection with attempted business acquisitions and the assimilation of completed business acquisitions during the year ended December 31, 1996, Premiere incurred professional fees, severance, transition and other costs. The costs which aggregated approximately $0.4 million were charged to expense in the 1996 statement of income.

    OPERATING INCOME. Operating income for the fiscal year ended December 31, 1996 was $5.0 million, an increase of $1.2 million, or 32.3% over the same period in 1995. The increased operating income was principally due to increased net advertising revenues resulting from the acquisitions of other independent network radio programmers and service providers and the continued growth in Mediabase research services. In addition, lower overall operating expenses relative to total operating revenues contributed to higher operating income.

    OTHER INCOME AND (EXPENSES). Other income and (expenses) for the fiscal year ended December 31, 1996 was $(0.8) million, a decrease of $1.3 million versus the same period in 1995. Other income and (expenses) for the fiscal year ended December 31, 1996 principally included a one-time write-off of debt issuance costs which was offset by interest income on investments in short-term marketable securities. Premiere had recorded debt issuance costs in connection with the Debentures, as hereinafter defined. Because Premiere did not exercise its call on Archon to purchase the Debentures by October 28, 1996, Premiere wrote-off the then remaining unamortized debt issuance costs resulting in a one-time earnings charge during the fourth quarter of 1996 of $1.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Premiere-Liquidity and Capital Resources" and Note 11 to Premiere's audited financial statements. Interest income resulted from Premiere's investment of proceeds received from the sale of Class A Common Stock in January 1996 (the "Offering"). See "Liquidity and Capital Resources." Other income for the fiscal year ended December 31, 1995 included a one-time gain on Premiere's sale of KZDG in February 1995 ("KZDG Sale") of $0.5 million.

    INCOME TAXES. The provision for income taxes for each of the fiscal years ended December 31, 1996 and 1995 was $1.7 million. The estimated effective tax rate utilized by Premiere for the fiscal year ended December 31, 1996 was 41.1%, while the estimated effective tax rate for the fiscal year ended December 31, 1995 was 40.2%.

    NET INCOME AND EARNINGS PER SHARE. Net income for the fiscal years ended December 31, 1996 and 1995 was $2.4 million, or $0.28 per share and $2.6 million, or $0.46 per share, respectively. The decreased net income for the fiscal year ended December 31, 1996 was principally due to the effects of the one-time write-off of debt issuance costs and Other Charges aggregating $2.4 million, all of which was offset, in part, by higher overall operating income and increased interest income. Earnings per share, which includes the dilutive effects of options and warrants to purchase Common Stock, are based upon 8,929,954 and 6,105,494 shares for the fiscal years ended December 31, 1996 and 1995, respectively.

    Premiere declared a one-for-two stock dividend in March 1996, effected in the form of a three-for-two stock split, of Class A Stock payable to all holders of Common Stock and Class A Stock on the April 1,

1996 record date for such dividend. Per share earnings for the year ended December 31, 1995 has been adjusted to reflect the Class A Stock Dividend.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1994

    OPERATING REVENUES. Gross revenues for the fiscal years ended December 31, 1995 and 1994 were $20.8 and $18.0 million, respectively, representing an increase of $2.8 million, or 15.2%. Net operating revenues increased $2.3 million, or 14.6% from $16.0 million for the fiscal year ended December 31, 1994, to $18.3 million for the fiscal year ended December 31, 1995. These increases are principally due to increased gross advertising revenues related to network programs and services of $2.5 million ($2.1 million net revenues) and increased revenues from sales representation and other operating revenues of $1.5 million, which were offset by a decrease in revenues from the operation of KZDG of $1.2 million. The increased advertising revenues resulted from the growth in established programming, continued growth in Mediabase research services, and expansion in sales representation and marketing and promotional services. The decrease in KZDG revenues resulted from the KZDG sale.

    PRODUCTION, PROGRAMMING AND PROMOTIONS EXPENSES. Production, programming and promotions expenses for the fiscal years ended December 31, 1995 and 1994 were $5.5 million and $5.3 million, respectively, representing an increase of $0.2 million or 3.6%. In absolute dollars, production, programming and promotions expenses remained relatively flat, while as a percentage of net operating revenues, production, programming and promotions expenses were 29.9% and 33.1% for the fiscal years ended December 31, 1995 and 1994, respectively, representing a decrease as a percentage of net operating revenues of 3.2%. This decrease as a percentage of net operating revenue was principally due to the discontinuance of operations of KZDG resulting in an expense reduction of $0.4 million (2.6% of net operating revenues for the fiscal year ended December 31, 1995) and the discontinuance of the Gerry House Show resulting in an expense reduction of $0.2 million (1.3% of net operating revenues for the fiscal year ended December 31, 1995), both of which had a substantially higher cost structure than other operations of Premiere, offset, in part, by increased costs associated with new radio programming and services and other costs. There were no significant additional production, programming and promotions expenses associated with the expansion in sales representation service revenues.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the fiscal years ended December 31, 1995 and 1994 were $7.8 and $7.7 million, respectively, representing an increase of $0.1 million or 2.1%. In absolute dollars, selling, general and administrative expenses remained relatively flat while as a percentage of net operating revenues, selling, general and administrative expenses were 42.7% and 48.0% during the fiscal years ended December 31, 1995 and 1994, respectively, representing a decrease as a percentage of net operating revenues of 5.3%. The decrease in selling, general and administrative expenses as a percentage of net operating revenues was principally due to the effects of the KZDG sale, which had a substantially higher cost structure than other operations of Premiere, and the effects of higher overall levels of gross operating revenues and the nature of fixed and variable components of selling, general and administrative expenses.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses were $1.3 million and $0.9 million for the fiscal years ended December 31, 1995 and 1994, respectively, representing an increase of $0.4 million, or 35%. This increase is principally due to increased amortization expenses associated with acquisitions of intellectual properties and an acquired program network.

    OPERATING INCOME. Operating income for the fiscal year ended December 31, 1995 was $3.8 million, an increase of $1.7 million, or 79.4% over the same period in 1994. The increased operating income was principally due to increased net advertising revenues resulting from the growth in established programming, continued growth in Mediabase research services, and expansion in sales representative services. In addition, lower overall operating expenses relative to total operating revenues, resulting principally from the KZDG sale and the discontinuance of the Gerry House Show, contributed to higher operating income.

    OTHER INCOME. Other income for the fiscal year ended December 31, 1995 was $0.5 million, a decrease of $0.8 million versus the same period in 1994. Other income for the fiscal year ended December 31, 1995 included a one-time gain on the KZDG sale of $0.5 million, while other income for the fiscal year ended December 31, 1994 included a one-time gain on sale of program networks of $1.7 million. The decrease in other income was offset, in part, by higher interest income on investments in short-term marketable securities and lower interest expense resulting from lower overall outstanding indebtedness. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PREMIERE--Liquidity and Capital Resources."

    INCOME TAXES. The provision for income taxes for the fiscal years ended December 31, 1995 and 1994 was $1.7 million and $1.4 million, respectively. The estimated effective tax rate utilized by Premiere for the fiscal year ended December 31, 1995 was 40.2%, while the estimated effective tax rate for the fiscal year ended December 31, 1994 was 40.8%.

    NET INCOME AND EARNINGS PER SHARE. Net income for the fiscal years ended December 31, 1995 and 1994 was $2.6 million, or $0.46 per share and $2.0 million, or $0.43 per share, respectively. The increased net income for the fiscal year ended December 31, 1995 was principally due to increased operating income which was offset by lower other income attributable to the difference in one-time gains on sale during the first quarter of each of the respective fiscal years. Earnings per share, which includes the dilutive effects of options and warrants to purchase Common Stock, are based upon 6,105,494 and 4,664,921 shares for the fiscal years ended December 31, 1995 and 1994, respectively.

    Premiere declared a one-for-two stock dividend in March 1996, effected in the form of a three-for-two stock split, of Class A Stock payable to all holders of Common Stock and Class A Stock on the April 1, 1996 record date for such dividend. Per share earnings for the years ended December 31, 1995 and 1994 have been adjusted to reflect the Class A Dividend.

FISCAL YEAR ENDED DECEMBER 31, 1994 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1993

    OPERATING REVENUES. Gross operating revenues for the year ended December 31, 1994 were $18.0 million, an increase of $5.6 million or 45.6% from the same period in 1993. Net operating revenues for the year ended December 31, 1994 were $16.0 million, an increase of $5.1 million or 47.2% from the same period in 1993. The increase in net operating revenues is primarily attributable to increased net advertising revenues of $4.7 million, related to the growth in new network programming and research services and sales representation and other services, as well as an increase of $0.4 million in revenues of KZDG which was sold by Premiere on March 1, 1995. The increase in net advertising revenues related to Premiere's network programming and services is primarily due to the addition and growth of programs developed internally and acquired from Olympia, and the increase in Mediabase revenues is due to the growth in the number of radio station affiliates utilizing the Mediabase service.

    PRODUCTION, PROGRAMMING AND PROMOTIONS EXPENSES. Production, programming and promotions expenses for the year ended December 31, 1994 were $5.6 million, an increase of $1.3 million, or 29.3%, from the same period in 1993. As a percentage of net operating revenues, however, production, programming and promotions expenses decreased from 39.5% of net revenues in 1993 to 34.7% in 1994. The increase in absolute dollars was due to increased production and programming expenses incurred in connection with Premiere's network programs of $1.4 million, partially offset by a decrease in operating expenses for KZDG of $0.1 million. The increases in production, programming and promotions expenses related to network programs are attributable to the growth of the programs acquired from Olympia and the continued expansion of Premiere's Mediabase service. The decrease in expenses as a percentage of net operating revenues was due to the growth in net operating revenues in 1994 as Premiere achieved operating efficiencies at the higher level of operating revenues.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended December 31, 1994 were $8.3 million, an increase of $0.7 million or 9.6% from the same period in 1993. As a percentage of net operating revenues, however, selling, general and administrative expenses decreased from 70% in 1993 to 52.2% in 1994. The increase in absolute dollars was due to increased general corporate overhead and selling expenses necessary to support Premiere's expanded programming and service offerings of $1.8 million, offset by a decrease in overhead expenses of KZDG of $1.1 million. The increase in general corporate overhead and selling expenses is due to increased personnel and related payroll expenses of $0.9 million and other general overhead expenses of $0.9 million. The decrease in expenses of KZDG is due primarily to decreased advertising expenses of $0.6 million, decreased sales promotion expenses of $0.2 million and decreased other general and administrative expenses of $0.2 million. The decrease in expenses as a percentage of net operating revenues was principally due to the effects of higher overall gross operating revenues, start-up costs associated with KZDG, Mediabase and the Gerry House Show in 1993 and the nature of the fixed and variable components of Premiere's overhead structure.

    OPERATING INCOME. Operating income for the year ended December 31, 1994 was $2.1 million, an increase of $3.1 million from the same period in 1993. The increase is attributable to Premiere's strong growth in network advertising revenues related to its syndicated programs and Mediabase research service.

    OTHER INCOME. Other income for the year ended December 31, 1994 was $1.3 million, an increase of $1.1 million over the same period in 1993. The increase is primarily attributable to a gain on the sale of five program networks of $1.7 million offset by a loss of $0.2 realized on the sale of marketable securities in 1994 versus a gain on the sale of marketable securities of approximately $0.2 million in 1993. In addition, Premiere incurred increased interest expense of $0.1 million due to higher average borrowings and average interest rates.

    INCOME TAXES. Premiere provided for income taxes of $1.4 million for the year ended December 31, 1994 corresponding with an effective tax rate of 40.8%.

    EARNINGS (LOSS) PER SHARE. Earnings per share for the year ended December 31, 1994 was $0.43, as compared to a loss per share for the year ended December 31, 1993 of ($0.11). The weighted average number of Common and Common equivalent shares outstanding increased from 4,500,000 at December 31, 1993 to 4,164,921 at December 31, 1994, as a result of the dilutive effect of outstanding options and warrants to purchase Common Stock.

    Premiere declared a one-for-two stock dividend in March 1996, effected in the form of a three-for-two stock split, of Class A Stock payable to all holders of Common Stock and Class A Stock on the April 1, 1996 record date for such dividend. Per share earnings for the years ended December 31, 1994 and 1993 have been adjusted to reflect the Class A Dividend.

SEASONALITY

    As is standard in the network radio industry, Premiere's revenues have historically been highest in the second and third quarters and lowest in the first and fourth quarters. Other than sales commissions paid to Premiere's sales personnel, costs do not vary significantly with respect to the seasonal fluctuation of revenues. As a result, Premiere's net income historically has typically been highest in the second and third quarters and lowest in the first and fourth quarters.

    As Premiere expands its programming and services, Premiere's income may from time to time be adversely affected because the initial expenses associated with such new programming and services are typically expensed in the quarter in which incurred.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, Premiere has financed its cash flow requirements through cash flows generated from operations and financing activities.

    Net cash (used in) provided by operating activities for the three years ended December 31, 1996, 1995 and 1994 were $4.9 million, $(0.8) million, and $0.6 million, respectively. The increased cash flows from operations in 1996 was principally due to changes in operating assets and liabilities, including increased deferred income and the impact of non-cash expenses such as depreciation and amortization and the write-off of debt issuance costs, all of which were offset, in part, by increased account receivables. The decreased cash flows from operations in 1995 was principally due to increased accounts receivable and other assets, increased prepaid expenses associated with deferred stock offering costs incurred in connection with the Offering (as defined herein) and lower deferred income. The increased cash flow from operations in 1994 was principally due to changes in operating assets and liabilities.

    Net cash (used in) provided by investing activities for the three years ended December 31, 1996, 1995, and 1994 was $(14.9) million, $2.7 million, and $(1.2) million, respectively. The increase in net cash (used in) investing activities was principally due to increased acquisitions of intangible assets and the investment in AudioNet. The increase in net cash provided by investing activities during 1995 resulted from the KZDG sale, which was offset, in part, by the acquisition of BRG. The decrease in net cash used in investing activities during 1994 resulted from the sale of program networks, which was offset by the acquisition of the minority interest in Mediabase.

    Net cash provided by financing activities for the years ended December 31, 1996, 1995, and 1994 were $19.4 million, $1.1 million, and $2.3 million, respectively. Net cash provided by financing activities during 1996 increased principally due to Premiere's sale of Class A Stock during January 1996. Net cash provided by financing activities during 1995 decreased principally due to repayments of borrowings and note payable to officer; offset in part by proceeds from sales of Common Stock and warrants, and exercise of stock options. During the third quarter of 1995, Premiere sold 500,000 and 250,000 shares (as adjusted for the Stock Dividend) of Common Stock and Class A Stock, respectively, and warrants (the "Class B Warrants") to purchase up to 814,500 and 407,250 shares (as adjusted for the Class A Dividend) of Common Stock and Class A Stock, respectively, to ACI for net proceeds of $3.9 million. See Note 10 to the "Notes to Consolidated Financial Statements of Premiere". Cash used in financing activities during the fiscal year ended December 31, 1995 was principally utilized for payment of Premiere's term loan in the amount of $2.9 million and payment of a note payable to a Premiere officer in the amount of $800,000. Net cash provided by financing activities during 1994 remained relatively flat as Premiere's net borrowings were approximately the same in each of 1994 and 1993.

    Premiere's working capital at December 31, 1996, 1995, and 1994 was $20.9 million, $8.8 million, and $4.9 million, respectively. This increase in working capital from 1995 to 1996 was primarily attributable to an increase in cash and cash equivalents resulting from the proceeds received in connection with the sale of Class A Stock. See Note 12 "Notes to Consolidated Financial Statements of Premiere". The increase in working capital from 1994 to 1995 was primarily attributable to an increase in cash and cash equivalents resulting from the proceeds received from the KZDG sale and from the sale of Common Stock and Class B Warrants to ACI.

    On March 19, 1993, Premiere entered into an agreement (as subsequently amended) with Bank of America NT&SA whereby Premiere obtained a $2.0 million working capital line of credit and a $2.2 million term loan. Both loans were secured by substantially all of the assets of Premiere. In connection with Premiere's acquisition of the remaining minority share of Mediabase, the term loan was increased to $4.2 million on July 15, 1994. Upon consummation of Premiere's sale of KZDG on March 1, 1995, Premiere repaid $1.9 million of the term loan and utilized the remainder of the proceeds for general working capital and for investments in short-term marketable securities. In January 1996, Premiere repaid all then outstanding borrowings.

    On March 1, 1994, Premiere received $2.7 million from its sale of five sports networks to Major Broadcast Companies, Inc. and an additional $1.0 million prepayment towards its sales representation agreement with Major Broadcast Companies, Inc.

    On February 28, 1995, Premiere sold the assets and broadcast license of KZDG to Shamrock Broadcasting, Inc. for $5.5 million cash. KZDG was purchased by Premiere in March 1993 for $3.6 million. For the years ended December 31, 1993 and 1994, KZDG had revenues of $0.9 million and $1.2 million, respectively, and losses from operations before income taxes of $2.1 million and $0.7 million, respectively.

    In connection with the BRG acquisition, Premiere issued a non-interest bearing note in the face amount of approximately $0.4 million which was paid in full in January 1997. In connection with the PMW acquisition, Premiere issued a 6.5% interest note payable in the face amount of $0.2 million due in eight equal quarterly installments principal plus accrued interest. In addition, Premiere amended and restated an August 29, 1995 agreement pursuant to which it had entered into future commitments to acquire licenses to three (3) production music libraries from Canary Productions, Inc. ("Canary"). Under the amended and restated agreement, Premiere has entered into future commitments to acquire one
(1) additional production music library, four (4) production music libraries in total, from Canary. During 1997, Premiere paid Canary a nominal amount for the first such library. See Note 2 of "Notes to Consolidated Financial Statements of Premiere".

    On January 25, 1996, Premiere completed the sale of 1,500,000 shares (of which 1,360,000 shares were sold by Premiere and 140,000 shares by certain management shareholders of Premiere) of its Class A Stock at $18.25 per share (after giving effect to the Stock Dividend, holders received 2,250,000 shares of Class A Stock from the sale and paid $12.17 per share) pursuant to a public offering, and received net proceeds (net of underwriting discounts, commissions and expenses) of approximately $22.0 million (the "Offering").

    On July 28, 1995, Premiere, ACI and certain management stockholders entered into a Commitment Agreement pursuant to which ACI agreed to purchase up to $10.8 million principal amount of debentures (the "Debentures") and 1,080,000 and 540,000 Class A Warrants (as adjusted for the Class A Dividend) for Common Stock and Class A Stock, respectively, upon Premiere's call at any time until October 28, 1996, including 707,000 Class A Warrants which are issuable to Archon whether or not Premiere exercises its call rights with respect to the Debentures. Premiere had recorded as debt issuance costs, the value of the 707,000 and 353,500 Class A Warrants (as adjusted for the Class A Dividend), for Common Stock and Class A Stock, respectively, issuable to ACI whether or not Premiere exercised its call of all or a portion of $10.8 million of the Debentures as well as certain legal, professional and other costs directly related to the Debentures. Because Premiere did not call on ACI to purchase the Debentures by October 28, 1996, Premiere wrote-off any unamortized debt issuance costs related to the 707,000 and 353,500 Class A Warrants and other unamortized debt issuance costs, which resulted in a one-time earnings charge during the fourth quarter of 1996 of $1.9 million.

    In connection with ACI's commitment to purchase the Debentures, ACI had charged Premiere a facility fee payable to ACI of 0.3% of the unused commitment for each quarter during which the commitment is outstanding ($32,400 per quarter, assuming none of the commitment is called). Premiere had not paid this commitment fee since January 1996. Effective July 1, 1996, ACI agreed to waive the commitment fees (including any accrued, but unpaid commitment fees). Accordingly, included in results of operations for the year ended December 31, 1996 is a reduction in interest expense of $64,800 relating to commitment fees waived by ACI effective January 1, 1996.

    During January 1997 a wholly-owned merger subsidiary of Premiere acquired 100% of the outstanding shares of AME for consideration consisting of $3.9 million cash and 400,000 shares of Premiere's Class A Stock. Under the terms of the merger agreement with AME, Premiere has agreed to pay additional consideration either in cash or additional shares of Class A Stock, at its option, if the market value of the Class A Stock is less than $16.00 per share one year from the closing date of the transaction. As a result of the Merger Agreement, at the Effective Time this provision will no longer be applicable.

    Premiere's management believes that its available cash together with operating revenues will be sufficient to fund Premiere's working capital requirements through December 31, 1997. Premiere's management further believes it has sufficient liquidity to implement its expansion and acquisition strategies.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT OF JACOR

    The following table sets forth, as of April 11, 1997, the number of shares and percentage of Jacor Common Stock beneficially owned by each person who is known to Jacor to be the beneficial owner of more than 5% of Jacor's Common Stock, by each of Jacor's directors and nominees for election as directors, by Jacor's named executive officers, and by all of Jacor's executive officers and directors as a group.

                                                                                       AMOUNT AND
                                                                                       NATURE OF            PERCENT
                                                                                       BENEFICIAL             OF
NAME OF BENEFICIAL OWNER                                                              OWNERSHIP(1)         CLASS(2)
------------------------------------------------------------------------------  ------------------------  -----------
                                            5% OR MORE BENEFICIAL OWNERS
Zell/Chilmark Fund L.P........................................................        13,349,720(3)             38.3%
David M. Schulte..............................................................        13,349,720(4)             38.3%
FMR Corp. and related reporting persons.......................................         3,052,943(5)              8.6%
Massachusetts Financial Services Company......................................         2,759,849(6)              7.9%
American Financial Group, Inc. and related reporting persons..................         2,182,589(7)              5.9%
Marsh and McLennan Companies, Inc. and related reporting persons..............         2,164,673(8)              6.2%
                                          DIRECTORS AND EXECUTIVE OFFICERS
John W. Alexander.............................................................            40,000(9)            *
Peter C.B. Bynoe..............................................................                 0               *
Rod F. Dammeyer...............................................................        13,366,720(4)(10)         38.4%
F. Philip Handy...............................................................            60,100(11)           *
Marc Lasry....................................................................            27,000(9)            *
Robert L. Lawrence............................................................           533,255(12)             1.5%
Randy Michaels................................................................           691,857(13)(14)         2.0%
Sheli Z. Rosenberg............................................................        13,420,513(4)(15)         38.4%
Maggie Wilderotter............................................................               200               *
Samuel Zell...................................................................        13,409,963(3)(4)(16)       38.4%
Jon M. Berry..................................................................           237,437(14)(17)       *
Thomas P. Owens...............................................................            48,455(18)           *
R. Christopher Weber..........................................................           471,836(14)(19)         1.2%
All executive officers and directors as a group (21 persons)..................        15,253,256(20)            41.8%

------------------------

  *  Less than 1%

 (1) The Securities and Exchange Commission (the "Commission") has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or the right to acquire beneficial ownership of a security within 60 days. The number of shares indicated are owned with sole voting and investment power unless otherwise noted and includes certain shares held in the name of family members, trusts and affiliated companies as to which beneficial ownership may be disclaimed. The number of shares indicated includes shares of Common Stock issuable pursuant to options granted under Jacor's 1993 Stock Option Plan and which have vested.

  (2) Under rules promulgated by the Commission, any securities not outstanding that are subject to options or warrants exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

  (3) The address of Zell/Chilmark Fund L.P. ("Zell/Chilmark") is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. Zell/Chilmark is a Delaware limited partnership controlled by Samuel Zell,

     Chairman of the Board of Jacor, and David M. Schulte, a former director of Jacor, as follows: the sole general partner of Zell/Chilmark is ZC Limited Partnership ("ZC Limited"); the sole general partner of ZC Limited is ZC Partnership; the sole general partners of ZC Partnership are ZC, Inc. and CZ, Inc.; Mr. Zell is the sole stockholder of ZC, Inc.; and Mr. Schulte is the sole stockholder of CZ, Inc.

  (4) All shares beneficially owned by Zell/Chilmark (See Note (3) above) are included in the shares beneficially owned by Messrs. Zell, Schulte and Dammeyer and Mrs. Rosenberg, who constitute all of the members of the management committee of ZC Limited. The address of Mr. Schulte is 875 N. Michigan Avenue, Suite 2200, Chicago, Illinois 60611. The address of Mr. Zell is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. Mr. Schulte indirectly shares beneficial ownership of a 20% limited partnership interest in ZC Limited, and Mr. Zell indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited.

  (5) On February 14, 1997, FMR Corp. ("FMR"), Fidelity Management and Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., and the affiliates of FMR Corp. set forth below, as a group, filed with the Commission a Schedule 13G reporting beneficial ownership of Jacor Common Stock as of December 31, 1996. FMR reported beneficial ownership of 3,052,943 shares of Jacor Common Stock. Fidelity reported beneficial ownership of 2,942,185 shares of Jacor Common Stock as a result of acting as an investment advisor to various investment companies. This number of shares includes 249,785 shares of Jacor Common Stock resulting from the assumed conversion of $18,624,000 principal amount of Liquid Yield Option Notes ("LYONs") (13.412 shares of Jacor Common Stock for each $1,000 principal amount of LYONs). Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through their control of Fidelity, each reported having the sole power to dispose of the 2,942,185 shares owned by the various investment funds ("Fidelity Funds'). Neither FMR Corp. nor Mr. Johnson reported the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power reportedly resides in the Fidelity Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp, reported having beneficial ownership of 110,757 shares of Jacor Common Stock as a result of its serving as investment manager of institutional accounts. This number of shares includes 55,257 shares of Jacor Common Stock resulting from the assumed conversion of $4,120,000 principal amount of the LYONs. Mr. Johnson and FMR Corp., through their control of Fidelity Management Trust Company, each reported having the sole power to dispose of 110,757 shares, the sole power to vote or to direct the voting of 62,884 shares, and no power to vote or to direct the vote of 47,873 shares owned by the institutional accounts. Members of Mr. Johnson's family and trusts for their benefit are the predominant owners of the Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is the Chairman of FMR Corp., and Mrs. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders of FMR Corp. have entered into a shareholders' voting agreement under which all Class B shares of FMR Corp. will be voted in accordance with the majority vote of Class B shares. Accordingly, members of the Johnson family may be deemed to for a controlling group with respect to FMR Corp. under the Investment Company Act of 1940. The address of such entities and persons is 82 Devonshire Street, Boston, Massachusetts 02109.

  (6) On February 12, 1997, Massachusetts Financial Services Company ("MFS") filed with the Commission a Schedule 13G reporting beneficial ownership of Jacor Common Stock as of December 31, 1996. MFS reported having sole voting power with respect to 2,687,349 shares of Jacor Common Stock and sole dispositive power over 2,759,849 shares of Jacor Common Stock. In the aggregate, MFS reported beneficial ownership of 2,759,849 shares of Jacor Common Stock, which are also beneficially owned by other non-reporting entities as well as MFS. The address of MFS is 500 Boylston Street, Boston, Massachusetts 02116-3741.

  (7) On September 20, 1996, American Financial Group, Inc., American Financial Corporation, American Enterprises, Inc., Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner, as a group, filed with the Commission a Schedule 13D reporting beneficial ownership as of September 18, 1996, of 2,182,589 shares of Jacor Common Stock issuable upon the exercise of 10,723,949 warrants issued to such entities and persons in the merger of Citicasters, Inc. with and into Jacor in September 1996. The address of such entities and persons is One East Fourth Street, Cincinnati, Ohio 45202.

  (8) Marsh & McLennan Companies, Inc. ("MMC"), a Delaware corporation, 1166 Avenue of the Americas, New York, New York 10036 is the parent holding company of Putnam Investments, Inc. ("Putnam"), a Massachusetts corporation, One Post Office Square, Boston, Massachusetts 02109, which owns two registered investment advisors, Putnam Investment Management, Inc. ("PIM"), a Massachusetts corporation, One Post Office Square, Boston, Massachusetts 02109, and The Putnam Advisory Company, Inc. ("PAC"), a Massachusetts corporation, One Post Office Square, Boston, Massachusetts 02109. On January 27, 1997, MMC, Putnam, PAC and PIM, filed as a group, filed with the Commission a Schedule 13G reporting beneficial ownership of Jacor Common Stock as of December 31, 1996. MMC reported having no voting or dispositive power over any shares of Jacor Common Stock. Putnam reported beneficially owning 2,164,673 shares of Jacor Common Stock, of which 1,921,173 shares were also beneficially owned by PIM, and 243,500 shares were also beneficially owned by PAC. Of the 1,921,173 shares of Jacor Common Stock beneficially owned by Putnam and PIM, Putnam and PIM reported sharing voting power over none of the shares, and sharing dispositive power over all 1,921,173 shares. Of the 243,500 shares of Jacor Common Stock reportedly beneficially owned by Putnam and PAC, Putnam and PAC reported sharing voting power over 116,800 shares, and sharing dispositive power over all 243,500 shares.

 (9) Includes vested options to purchase 17,000 shares.

 (10) Includes vested options to purchase 17,000 shares. Mr. Dammeyer indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited. See Note (4) above.

 (11) Includes vested options to purchase 17,000 shares. Of the shares indicated, 100 shares are held by Mr. Handy's spouse, as to which Mr. Handy disclaims beneficial ownership. Also includes 13,000 shares held by H.H. Associates Trust, of which Mr. Handy is co-trustee.

 (12) Includes vested options to purchase 523,010 shares. Of the shares indicated, 397 shares are owned by members of Mr. Lawrence's family.

 (13) Includes vested options to purchase 467,200 shares. The number of shares indicated includes shares held as co-trustee under the Jacor Communications, Inc. Retirement Plan (the "Retirement Plan"). See Note (15) below. Also includes 15 shares owned by Mr. Michaels' wife, as to which Mr. Michaels disclaims beneficial ownership. Does not include 300,000 shares subject to a contingent right of acquisition held by a corporation owned by Mr. Michaels. See "Certain Relationships and Related Transactions."

 (14) Includes 214,270 shares held under the Retirement Plan with respect to which Messrs. Michaels, Weber and Berry as co-trustees, share voting and investment power. Of these 214,270 shares, 10,803 shares are beneficially owned by the named executives.

 (15) Includes vested options to purchase 7,000 shares. Mrs. Rosenberg indirectly shares beneficial ownership of an 80% limited partnership interest in ZC Limited. See Note (4) above. Also, Mrs. Rosenberg is a partner in SZ2 (IGP) Partnership, an Illinois general partnership ("SZ2"), which beneficially owns 60,243 shares issuable upon the exercise of certain warrants. Other partners of SZ2 include trusts created for the benefit of Mr. Zell. As a result, Mrs. Rosenberg and Mr. Zell may be deemed to be the beneficial owners of the warrants. Mrs. Rosenberg and Mr. Zell disclaim beneficial ownership of such warrants. See Note (16) below.

 (16) Includes 60,243 shares issuable pursuant to warrants. The warrants are beneficially owned by SZ2. Certain partners of SZ2 include Mrs. Rosenberg and trusts created for the benefit of Mr. Zell. As a result, Mrs. Rosenberg and Mr. Zell may be deemed to be beneficial owners of the warrants reported herein. Mrs. Rosenberg and Mr. Zell disclaim beneficial ownership of such warrants. See Note (15) above.

 (17) Includes vested options to purchase 22,912 shares. The number of shares indicated includes shares and warrant shares held as co-trustee under the Retirement Plan. See Note (14) above.

 (18) Includes vested options to purchase 47,400 shares.

 (19) Includes vested options to purchase 254,500 shares. The number of shares indicated includes shares held as co-trustee under the Retirement Plan. See Note (14) above.

 (20) Includes 115,583 shares issuable pursuant to warrants (beneficial ownership of 60,258 shares of which is disclaimed, as described in Notes
     (15) and (16) above), vested options to purchase 1,477,173 shares and 214,270 shares held under the Retirement Plan. Does not include an aggregate of 18,700 stock units granted in July 1996 to Jacor's five non-employee directors (3,740 stock units to each director) in lieu of cash director fees and a special bonus. Such units are convertible into Jacor Common Stock upon the earlier of such a director no longer serving as a director or, except for units issued to Mr. Dammeyer, when the value of Jacor Common Stock equals or exceeds $53.50 per share for five consecutive trading days. Also does not include an aggregate of 22,487 stock units granted in November 1996 to certain executive officers of Jacor (9,569 stock units to each of Messrs. Michaels and Lawrence, 1,914 stock units to Mr. Owens and 1,435 stock units to Mr. Berry). Such units are convertible into Jacor Common Stock at the earlier of the executive officer's retirement, death, permanent disability or separation from service or upon a change in control of Jacor.

    No agreements, formal or informal, exist among the various officers and directors to vote their shares collectively.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                       OWNERS AND MANAGEMENT OF PREMIERE

    The following tables set forth certain information with respect to beneficial ownership of Premiere's Common Stock and Class A Stock as of March 28, 1997 by: (i) each person who is known by Premiere to own beneficially more than five percent of either class of Premiere Common Stock; (ii) each of Premiere's directors; (iii) each of the chief executive officer and the four-most highly compensated executive officers of Premiere other than the chief executive officer; and (iv) all executive officers and directors of Premiere as a group.

                    TABLE I--COMMON STOCK BENEFICIALLY OWNED

                                                                   COMMON        PERCENT OF
                                                                    STOCK       COMMON STOCK
                                                                 BENEFICIALLY   BENEFICIALLY
NAME AND ADDRESS(1)                                               OWNED(2)          OWNED
---------------------------------------------------------------  -----------  -----------------
Archon Communications Inc......................................   2,321,500           44.8%
  15260 Ventura Blvd., Third Floor
  Los Angeles, California 91403
Liberty Investment Management..................................      70,800            1.9%
  2502 Rocky Point Drive, Ste. 500
  Tampa, Florida 33607
Stephen C. Lehman..............................................     733,420           19.8%
Kraig T. Kitchin...............................................     160,160            4.3%
Harold S. Wrobel...............................................     221,910            6.0%
Timothy M. Kelly...............................................     211,346            5.7%
Daniel M.Yukelson..............................................       6,241           *
Louise G. Palanker.............................................     300,180            8.1%
David J. Evans.................................................      --               *
Robert M. Fell.................................................      --               *
Andrew Schuon..................................................      --               *
David E. Salzman...............................................      37,500            1.0%
Kenin M. Spivak................................................      --               *
Eric R. Weiss..................................................      --               *
All executive officers and directors as a group (12 persons)...   1,670,757           42.4%

                   TABLE II--CLASS A STOCK BENEFICIALLY OWNED

                                                                                      CLASS A
                                                                                       STOCK         PERCENT OF
                                                                                    BENEFICIALLY    CLASS A STOCK
NAME AND ADDRESS(1)                                                                  OWNED(3)    BENEFICIALLY OWNED
----------------------------------------------------------------------------------  -----------  -------------------
Archon Communications Inc.........................................................   1,180,750            23.4%
  15260 Ventura Blvd., Third Floor
  Los Angeles, California 91403
Liberty Investment Management.....................................................     300,500             7.1%
  2502 Rocky Point Drive, Ste. 500
  Tampa, Florida 33607
Stephen C. Lehman.................................................................     396,710             9.2%
Kraig T. Kitchin..................................................................      93,413             2.2%
Harold S. Wrobel..................................................................     125,136             2.9%
Timothy M. Kelly..................................................................     109,006             2.5%
Daniel M. Yukelson................................................................      11,443            *
Louise G. Palanker................................................................     153,423             3.6%
David E. Evans....................................................................      52,500             1.2%
Robert M. Fell....................................................................      52,500             1.2%
David E. Salzman..................................................................      71,250             1.7%
Andrew Schuon.....................................................................      13,333            *
Kenin M. Spivak...................................................................      52,500             1.2%
Eric R. Weiss.....................................................................     138,000             3.2%
All executive officers and directors as a group (12 persons)......................   1,269,215            27.0%

------------------------

*   Represents less than 1%.

(1) The address of each person other than ACI and Liberty Investment Management is c/o Premiere at 15260 Ventura Boulevard, Fifth Floor, Los Angeles, California 91403-5339.

(2) For ACI, includes 1,521,500 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days, and excludes 394,312 shares of Common Stock owned by certain members of management (the "Management Stockholders") which are subject to proxies granted to ACI by the Management Stockholders, as to which ACI disclaims beneficial ownership, and excludes 894,312 shares of Common Stock owned by the Management Stockholders which are subject to a Voting Trust Agreement as to which ACI may acquire shared voting power under certain circumstances. For Mr. Lehman, includes 63,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days. For Mr. Kitchin, includes 52,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days. For Mr. Kelly, includes 49,166 shares of Common Stock issuable upon exercise of options exercisable within 60 days. For Mr. Wrobel, includes 50,434 shares of Common Stock issuable upon exercise of options exercisable within 60 days. For Mr. Yukelson, includes 5,000 shares of Common Stock issuable upon exercise of options and warrants exercisable within 60 days. For Ms. Palanker, includes 32,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days. Mr. Evans holds all shares as a nominee of a subsidiary of NewsAmerica and disclaims any beneficial ownership of such shares. For each of Messrs. Fell and Spivak, excludes shares owned by ACI and shares issuable upon exercise of options and warrants within 60 days. For Mr. Salzman includes 37,500 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days.

(3) For ACI, includes 780,750 shares of Class A Stock issuable upon the exercise of options and warrants exercisable within 60 days, and excludes 197,156 shares of Class A Stock owned by the Management Stockholders which are subject to proxies granted to ACI by the Management Stockholders, as to which ACI disclaims beneficial ownership and, excludes 447,156 shares of Class A Stock owned by the Management Stockholders which are subject to a Voting Trust Agreement as to which ACI may acquire shared voting power under certain circumstances. For Mr. Lehman, includes 61,500 shares of Class A Stock issuable upon exercise of options exercisable within 60 days. For Mr. Kitchin, includes 39,583 shares of Class A Stock issuable upon exercise of options exercisable within 60 days. For Mr. Wrobel, includes 35,217 shares of Class A Stock issuable upon exercise of options exercisable within 60 days. For Mr. Kelly, includes 27,916 shares of Class A Stock issuable upon exercise of options exercisable within 60 days. For Mr. Yukelson, includes 10,833 shares of Class A Stock issuable upon exercise of options and warrants exercisable within 60 days. Mr. Evans holds all shares as a nominee of a subsidiary of NewsAmerica and disclaims any beneficial ownership of such shares. For Ms. Palanker, includes 16,000 shares of Class A Stock issuable upon exercise of options exercisable within 60 days. For Mr. Schuon, includes 13,333 shares of Class A Stock issuable upon the exercise of options and warrants exercisable within 60 days. For Mr. Salzman includes 71,250 shares of Class A Stock issuable upon the exercise of options and warrants exercisable within 60 days. For each of Messrs. Evans, Fell, and Spivak includes 52,500 shares each of Class A Stock issuable upon the exercise of options and warrants exercisable within 60 days. For each of Messrs. Fell and Spivak, excludes shares owned by ACI or ACP and shares issuable upon exercise of options and warrants within 60 days. For Mr. Weiss includes 10,000 shares of Class A Stock issuable upon exercise of options within 60 days.

                        COMPARISON OF CORPORATE CHARTERS

    Jacor is incorporated under the laws of the State of Delaware, and Jacor's stockholders' rights are governed by Delaware law, Jacor's Certificate of Incorporation ("Jacor Certificate") and Jacor's Bylaws (the "Jacor Bylaws").

    Premiere is incorporated under the laws of the State of Delaware, and Premiere's stockholders' rights are governed by Delaware law, Premiere's Certificate of Incorporation (the "Premiere Certificate") and Premiere's Bylaws (the "Premiere Bylaws"). Upon consummation of the Merger and receipt of the Merger Consideration, Premiere stockholders will become security holders of Jacor and, accordingly, their rights will be governed by Delaware law, the Jacor Certificate and the Jacor Bylaws.

    The following is a summary of the material differences in the rights of Jacor stockholders and in the rights of Premiere stockholders under the Jacor Certificate and Jacor Bylaws, and the Premiere Certificate and Premiere Bylaws. The following comparison does not purport to be a complete statement of the rights of Jacor stockholders or of the rights of Premiere's stockholders under applicable Delaware law, or a complete summary of the Jacor Certificate, Jacor Bylaws, Premiere Certificate or Premiere Bylaws. The following comparison is qualified in its entirety by reference to the Jacor Certificate, the Jacor Bylaws, the Premiere Certificate and the Premiere Bylaws.

    In addition, ACI, Premiere, Stephen C. Lehman and certain other members of Premiere management owning Premiere Common Stock (the "Management Shareholders") entered into a Stockholders Agreement pursuant to which such parties agreed to vote their respective shares of Premiere Common Stock in favor of a Board of Directors of Premiere, consisting of three designees of ACI, three designees of the Management Stockholders and two independent directors, and in favor of Premiere's 1995 Stock Option Plan and, if recommended by the Premiere Board of Directors, additional increases in the amount of shares available for grant under Premiere's stock option plans such that the shares available for grant shall equal 15% of Premiere's outstanding Common Stock and Class A Stock.

    ACI and the Management Stockholders also entered into a Voting Trust Agreement to which ACI contribute 750,000 shares of Common Stock and the Management Stockholders either contributed or made subject to the voting trust created thereunder (the "Voting Trust"), an aggregate of 894,312 shares of Common Stock and 447,156 shares of Class A Stock. The shares of Class A Stock issued by virtue of the

Class A Dividend with respect to the shares of Common Stock subject to the Voting Trust are also subject to the Voting Trust. The Management Stockholders granted to ACI an irrevocable proxy with respect to 394,312 shares of Common Stock subject to the Voting Trust (which proxy also relates to 197,156 shares of Class A Stock issued as a result of the Class A Dividend) such that, after giving effect to the proxy, ACI and the Management Stockholders have equal voting power within the Voting Trust. All shares subject to the Voting Trust were to be voted in accordance with the determination of the majority of the Voting Trust votes and in accordance with the Stockholders Agreement. In the event of a deadlock, each holder of shares within the Voting Trust was to vote its shares in the same manner and in the same proportion as all other shares not subject to the Voting Trust. In the event that any Management Stockholder ceased to be employed on a full-time basis by the Company, ACI could determine to remove such person's shares from the Voting Trust. The trustee under the Voting Trust Agreement is U.S. Trust Company of California, N.A. The Stockholders Agreement and the Voting Trust Agreement will each be terminated upon consummation of the Merger.

    In addition to the irrevocable proxy granted to ACI by the Management Stockholders in connection with the Voting Trust Agreement, the Management Stockholders granted an additional proxy to Archon with respect to 211,808 of the Management Stockholders' shares not subject to the Voting Trust (after giving effect to the Class A Dividend). The shares of Class A Common Stock issued by virtue of the Class A Dividend with respect to such shares of Common Stock are also subject to this proxy. Such additional proxy will also terminate upon consummation of the Merger.

    CAPITAL STOCK. As described under "DESCRIPTION OF JACOR CAPITAL STOCK," the Jacor Certificate authorizes 104,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, 2,000,000 shares are Class A Preferred Stock, $.01 par value and 2,000,000 shares are Class B Preferred Stock, $.01 par value. The Jacor Certificate permits the Jacor Board of Directors to exercise broad discretion in fixing the terms of series of the preferred stock, which is subject to Delaware law and the terms of the Jacor Certificate. The preferred stock is senior to the Jacor Common Stock, and so long as any preferred stock is outstanding, no dividend shall be declared or paid on the Jacor Common Stock or any other class of shares junior to the preferred stock. The holders of the Jacor Common Stock and the Class A Preferred Stock have full voting rights (provided that the Jacor Common Stock and the Class A Preferred Stock vote together, and not separately). The holders of the Class B Preferred Stock are not entitled to vote at meetings of stockholders, except as required by law or as lawfully fixed by the Board of Directors.

    The Premiere Certificate authorizes 39,000,000 shares of capital stock, of which 14,000,000 shares are Common Stock, $0.01 par value, 20,000,000 shares are Class A Stock, $0.01 par value, and 5,000,000 shares are "blank check" Preferred Stock. The Premiere Certificate permits the Premiere Board to exercise broad discretion in fixing the terms of series of the preferred stock, which is subject to Delaware law and the terms of the Premiere Certificate. Holders of Common Stock shall have the right to cast ten votes for each share held of record and holders of Class A Stock shall have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of Premiere Common Stock. The Common Stock and the Class A Stock shall vote together as a single class on all matters on which stockholders may vote, including the election of directors, except when class voting is required by applicable law.

    BOARD OF DIRECTORS; COMMITTEES. The Jacor Bylaws provide that the Board of Directors shall be composed of such number of members as the Board of Directors shall from time to time designate, except in the absence of such designation, the number of members shall be seven. The Premiere Bylaws provide that the number of directors shall be at least one, but may be increased or decreased by action of the stockholders or of the directors. Currently, the Jacor Board consists of ten members and the Premiere Board consists of eight members.

    Under Jacor's Bylaws, the Jacor Board may designate, by a vote of a majority of the directors, one or more committees to consist of one or more members of the board of directors. The Jacor Bylaws provide that, to the extent provided by the Jacor Board, any committee designated by the Jacor Board may exercise the power and authority of the Jacor Board to declare dividends, authorize the issuance of stock or to adopt a certificate of ownership pursuant to Section 253 of the DGCL. One-third of a committee's members constitute a quorum, unless the committee consists of one or two members, in which case one member constitutes a quorum. Each committee may adopt its own rules regarding the conduct of meetings, except as required by law or in the Jacor Bylaws. The Premiere Bylaws provide that whenever the Premiere Board consists of three or more directors, the Premiere Board may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of two or more of the directors of Premiere. Any such committee, to the extent provided in the resolution of the Premiere Board may exercise the powers and authority of the Premiere Board in the management of the business and affairs of the corporation with the exception of any authority the delegation of which is prohibited by Section 141 of the DGCL.

    PREEMPTIVE RIGHTS. Neither the Jacor Certificate nor the Premiere Certificate provides for preemptive rights of stockholders to purchase shares.

    CUMULATIVE VOTING. Neither the Jacor Certificate and the Jacor Bylaws, nor the Premiere Certificate and Premiere Bylaws provide for cumulative voting in the election of directors.

    AMENDMENTS TO BYLAWS. Under both the Jacor Certificate and the Premiere Certificate, the directors are granted the power to amend or repeal the existing bylaws or adopt new bylaws, although such power does not preempt or otherwise affect the power of the stockholders also to amend the bylaws.

    INDEMNIFICATION; LIMITS ON DIRECTOR LIABILITY. Both the Jacor Certificate and the Premiere Certificate provide for indemnification of directors, officers, employees and agents of the company to the fullest extent permitted by Delaware law. Also, both the Jacor Certificate and the Premiere Certificate limit the personal liability of directors, except for a breach of a director's duty of loyalty to the corporation or its shareholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for willful or negligent conduct in paying dividends or repurchasing stock out of other than legally available funds, or for any transaction from which a director derived an improper personal benefit.

    COMPROMISE WITH CREDITORS AND STOCKHOLDERS. Delaware law provides that a certificate of incorporation may contain a provision allowing for a compromise or arrangement between a corporation and its creditors or stockholders. Under such a provision, whenever such a compromise or arrangement is proposed, a Delaware court may order a meeting for the purpose of eliciting an agreement to the compromise or the arrangement which would be binding on all such creditors and/or stockholders and the corporation. Both the Jacor Certificate and the Premiere Certificate contain such a provision.

                       DESCRIPTION OF JACOR CAPITAL STOCK

    Jacor's Certificate of Incorporation authorizes 104,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, 2,000,000 shares are Class A Preferred Stock, $.01 par value and 2,000,000 shares are Class B Preferred Stock, $.01 par value (together with the Class A Preferred Stock, the "Preferred Stock"). As of December 31, 1996, 31,287,221 shares of Common Stock were issued and outstanding.

COMMON STOCK

    Under the Jacor Certificate and Delaware law, the holders of Jacor Common Stock have no preemptive rights and the Jacor Common Stock has no redemption, sinking fund, or conversion privileges. The holders of Jacor Common Stock are entitled to one vote for each share held on any matter submitted to the stockholders and do not have the right to cumulate their votes in the election of director. All corporate action requiring stockholder approval, unless otherwise required by law, the Jacor Certificate or its Bylaws, must be authorized by a majority of the votes cast. Approval of only a majority of the outstanding voting shares is required to effect (i) an amendment to the Jacor Certificate, (ii) a merger or consolidation, and (iii) a disposition of all or substantially all of Jacor's assets. A majority of the directors on the Jacor Board, as well as a majority of the outstanding voting shares, have the ability to amend the Jacor Bylaws.

    In the event of liquidation, each share of Jacor Common Stock is entitled to share ratably in the distribution of remaining assets after payment of all debts, subject to the prior rights in liquidation of any share of preferred stock issued. Holders of shares of Jacor Common Stock are entitled to share ratably in such dividends as the Jacor Board of Directors, in its discretion, may validly declare from funds legally available therefor, subject to the prior rights of holders of shares of Jacor's preferred stock as may be outstanding from time to time. Certain restrictions on the payment of dividends are imposed under the Credit Facility.

CLASS A AND CLASS B PREFERRED STOCK

    No shares of Preferred Stock have been issued. The Class A Preferred Stock has full voting rights. The Class B Preferred Stock has no voting rights except as otherwise provided by law or as lawfully fixed by the Board of Directors with respect to a particular series.

    The Jacor Certificate authorizes the Jacor Board to provide from time to time for the issuance of the shares of Preferred Stock and by resolution to establish the terms of each such series, including (i) the number of shares of the series and the designation thereof, (ii) the rights in respect of dividends on the shares, (iii) liquidation rights, (iv) redemption rights, (v) the terms of any purchase, retirement or sinking fund to be provided for the shares of the series, (vi) terms of conversion, if any, (vii) restrictions, limitations and conditions, if any, on issuance of indebtedness of Jacor, (viii) voting rights; and (ix) any other preferences and other rights and limitations not inconsistent with law, the Jacor Certificate, or any resolution of the Jacor Board.

    The issuance of Preferred Stock, while providing flexibility in connection with the possible acquisitions and other corporate purposes, could among other things adversely affect the rights of holders of Jacor Common Stock, and, under certain circumstances, make it more difficult for a third party to gain control of Jacor. In the event that shares of Preferred Stock are issued and convertible into shares of Jacor Common Stock the holders of Jacor Common Stock may experience dilution.

CITICASTERS WARRANTS

    Jacor issued the Citicasters Warrants pursuant to the terms of the Citicasters Merger agreement. If all of the Citicasters Warrants are exercised, 4,400,000 shares of Jacor Common Stock would be issued. Each

Citicasters Warrant initially entitles the holder thereof to purchase .2035247 of a share of Jacor Common Stock at a price of $28.00 per full share (the "Citicasters Price"). The Citicasters Price and the number of shares of Jacor Common Stock issuable upon the exercise of each Citicasters Warrant are subject to adjustment in certain events described below. Each Citicasters Warrant may be exercised until 5:00 p.m., Eastern Time, on September 18, 2001 (the "Citicasters Expiration Date") in accordance with the terms of the Citicasters Warrants and Citicasters warrant agreement. To the extent that any Citicasters Warrant remains outstanding after such time, such unexercised Citicasters Warrant will automatically terminate.

    Citicasters Warrants may be exercised by surrendering to the warrant agent a signed Citicasters Warrant certificate together with the form of election to purchase on the reverse thereof indicating the warrantholder's election to exercise all or a portion of the Citicasters Warrants evidenced by such certificate. Surrendered certificates must be accompanied by payment of the aggregate Citicasters Price in respect of the Citicasters Warrant to be exercised, which payment may be made in cash or by certified or bank cashier's check drawn on a banking institution chartered by the government of the United States or any state thereof payable to the order of Jacor. No adjustments as to cash dividends with respect to the Jacor Common Stock will be made upon any exercise of Citicasters Warrants.

    If fewer than all of the Citicasters Warrants evidenced by any certificate are exercised, the warrant agent will deliver to the exercising warrantholder a new Citicasters Warrant certificate representing the unexercised Citicasters Warrants. Jacor will not be required to issue fractional shares of Jacor Common Stock upon exercise of any Citicasters Warrant and in lieu thereof will pay in cash an amount equal to the same fraction of the closing price per share of the Jacor Common Stock, determined as provided in the Citicasters warrant agreement. Jacor has reserved for issuance a number of shares of Jacor Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Citicasters Warrants.

    A Citicasters Warrant may not be exercised in whole or in part if in the reasonable opinion of counsel to Jacor the issuance of Jacor Common Stock upon such exercise would cause Jacor to be in violation of the Communications Act or the rules and regulations in effect thereunder.

    The number of shares of Jacor Common Stock purchasable upon the exercise of each Citicasters Warrant and the Citicasters Price are subject to the adjustment in connection with (i) the issuance of a stock dividend to holders of Jacor Common Stock, a combination or subdivision or issuance by reclassification of Jacor Common Stock; (ii) the issuance of rights, options or warrants to all holders of Jacor Common Stock without charge to such holders to subscribe for or purchase shares of Jacor Common Stock at a price per share which is lower than the current market price; and (iii) certain distributions by Jacor to the holders of Jacor Common Stock of evidences of indebtedness or of its assets (excluding cash dividends, or distributions out of earnings or out of surplus legally available for dividends) or of convertible securities, all as set forth in the Citicasters Warrant Agreement. Notwithstanding the foregoing, no adjustment in the number of shares of Jacor Common Stock issuable upon the exercise of Citicasters Warrants will be required until such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Jacor Common Stock purchasable upon the exercise of each Citicasters Warrant. In addition, Jacor may at its option reduce the Citicasters Price.

    In case of any consolidation or merger of Jacor with or into another corporation, or any sale, transfer or lease to another corporation of all or substantially all of the property of Jacor, the Citicasters warrant agreement requires that effective provisions be made so that each holder of an outstanding Citicasters Warrant will have the right thereafter to exercise the Citicasters Warrant for the kind and amount of securities and property receivable in connection with such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Jacor Common Stock for which such Citicasters Warrant were exercisable immediately prior thereto. In addition, if Jacor takes any action prior to the issuance of the Citicasters Warrants that would have required an adjustment in the exercise price of the Citicasters Warrants or in the number of shares purchasable upon exercise of the Citicasters Warrants, then the exercise price of the Citicasters Warrants or such number of shares will be adjusted upon issuance of the

Citicasters Warrants to give effect to the adjustment which would have been required as a result of such action.

    The Citicasters warrant agreement may be amended or supplemented without the consent of the holders of Citicasters Warrants to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained therein, or to make such other necessary or desirable changes which shall not adversely affect interest of the warrantholders. Any other amendment to the Citicasters warrant agreement requires the consent of warrantholders representing not less than 50% of the Citicasters Warrants then outstanding provided that no change in the number or nature of the securities purchasable upon the exercise of any Citicasters Warrant, or the Citicasters Price therefor, or the acceleration of the Citicasters Expiration Date, and no change in the antidilution provisions which would adversely affect the interest of the holders of Citicasters Warrants, shall be made without the consent of the holder of such Citicasters Warrant, other than such changes as are specifically prescribed by the Citicasters warrant agreement or are made in compliance with the applicable law.

    No holder of Citicasters Warrants is entitled to vote or receive dividends or be deemed for any purpose the holder of Jacor Common Stock until the Citicasters Warrants are properly exercised as provided in the Warrant Agreement.

REGENT WARRANTS

    Jacor issued one warrant to acquire a fractional share of Jacor Common Stock (the "Regent Warrants") for each outstanding share of Regent common stock pursuant to the terms of the October 1996 definitive merger agreement (the "Regent Merger Agreement") entered into by Jacor and Regent Communications, Inc. ("Regent"), whereby Regent merged with and into Jacor (the "Regent Merger"). If all of the Regent Warrants are exercised, 500,000 shares of Jacor Common Stock would be issued. Each Regent Warrant initially entitles the holder thereof to purchase .10877 (the "Fraction") of a share of Jacor Common Stock at a price of $40.00 per full share of Jacor Common Stock (the "Regent Price"). The Regent Price and the number of shares of Jacor Common Stock issuable upon the exercise of each Regent Warrant are subject to adjustment if certain events described below occur. Each Regent Warrant may be exercised until 5:00 pm., Eastern Time, on February 27, 2002 (the "Regent Expiration Date") in accordance with the terms of the Regent Warrants and the Regent Warrant Agreement; provided, however, if any of the Regent Warrants are called for redemption by Jacor, at a price per Regent Warrant equal to $12.00 multiplied by the Fraction, as adjusted from time to time under the terms of the Regent Warrant Agreement, on or after February 27, 2000, the right to so redeem the Regent Warrants shall expire at the close of business, New York time, on such redemption date. To the extent that any Regent Warrant remains outstanding after such time, such unexercised Regent Warrant will automatically terminate.

    Regent Warrants may be exercised by surrendering to the warrant agent a signed Regent Warrant certificate together with the form of election to purchase on the reverse thereof indicating the warrant holder's election to exercise all or a portion of the Regent Warrants evidenced by such certificate. Surrendered certificates must be accompanied by payment of the aggregate Regent Price in respect of the Regent Warrants to be exercised, which payment may be made in cash or by certified or bank cashier's check drawn on a banking institution chartered by the government of the United States or any state thereof payable to the order of Jacor. No adjustments as to cash dividends with respect to the Jacor Common Stock will be made upon any exercise of Regent Warrants.

    If fewer than all the Regent Warrants evidenced by any certificate are exercised, the warrant agent will deliver to the exercising warrant holder a new Regent Warrant certificate representing the unexercised Regent Warrants. Jacor will not be required to issue fractional shares of Jacor Common Stock upon exercise of any Regent Warrant and in lieu thereof will pay in cash an amount equal to the same fraction of the closing price per share of Jacor Common Stock, determined as provided in the Regent Warrant

Agreement. Jacor has reserved for issuance a number of shares of Jacor Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Regent Warrants.

    A Regent Warrant may not be exercised in whole or in part if in the reasonable opinion of counsel to Jacor the issuance of Jacor Common Stock upon such exercise would cause Jacor to be in violation of the Communications Act or the rules and regulations in effect thereunder.

    The number of shares of Jacor Common Stock purchasable upon the exercise of each Regent Warrant and the Regent Price are subject to adjustment in connection with (i) the issuance of a stock dividend to holders of Jacor Common Stock, a combination or subdivision or issuance by reclassification of Jacor Common Stock; (ii) the issuance of rights, options or warrants to all holders of Jacor Common Stock without charge to such holders to subscribe for or purchase shares of Jacor Common Stock at a price per share which is lower than the current market price; and (iii) certain distributions by Jacor to the holders of Jacor Common Stock of evidences of indebtedness or of its assets (excluding cash dividends or distributions pursuant to an announced policy of Jacor payable out of earnings or out of surplus legally available for dividends) or of convertible securities, all as set forth in the Regent Warrant Agreement. Notwithstanding the foregoing, no adjustment in the number of shares of Jacor Common Stock issuable upon the exercise of the Regent Warrants will be required until such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Jacor Common Stock purchasable upon the exercise of each Regent Warrant. In addition, Jacor may at its option reduce the Regent Price to any amount deemed appropriate by the Jacor Board of Directors.

    In case of any consolidation or merger of Jacor with or into another corporation, or any sale, transfer or lease to another corporation of all or substantially all the property of Jacor, the Regent Warrant Agreement requires that effective provisions will be made so that each holder of an outstanding Regent Warrant will have the right thereafter to exercise the Regent Warrant for the kind and amount of securities and property receivable in connection with such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Jacor Common Stock for which such Regent Warrant were exercisable immediately prior thereto. In addition, pending execution of the Regent Warrant Agreement, the Regent Merger Agreement provides that, if after the date of the Regent Merger Agreement and prior to the issuance of the Regent Warrants, Jacor takes any action which, if the Regent Warrants had been issued and outstanding as of such date, would have required an adjustment in the exercise price of the Regent Warrants or in the number of shares purchasable upon exercise of the Regent Warrants, then the exercise price of the Regent Warrants or such number of shares will be adjusted upon issuance of the Regent Warrants to give effect to the adjustment which would have been required as a result of such action.

    The Regent Warrant Agreement may be amended or supplemented without the consent of the holders of Regent Warrants to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained therein, or to make such other necessary or desirable changes which shall not adversely affect the interests of the warrant holders. Any other amendment to the Regent Warrant Agreement shall require the consent of warrant holders representing not less than 50% of the Regent Warrants then outstanding provided that no change in the number or nature of the securities purchasable upon the exercise of any Regent Warrant, or the Regent Price therefor, or the acceleration of the Regent Expiration Date, and no change in the antidilution provisions which would adversely affect the interests of the holders of Regent Warrants, shall be made without the consent of the holder of such Regent Warrant, other than such changes as are specifically prescribed by the Regent Warrant Agreement or are made in compliance with applicable law.

    No holder of Regent Warrants shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Jacor Common Stock until the Regent Warrants are properly exercised as provided in the Regent Warrant Agreement.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the Jacor Common Stock is ChaseMellon Shareholder Services LLC.

                    DESCRIPTION OF OTHER JACOR INDEBTEDNESS

    Jacor expects that the funds necessary to pay the Cash Consideration will be obtained from a combination of one or more of the following sources: borrowings under the Credit Facility, JCC's working capital, and proceeds from the 1997 Offering. In addition to the Credit Facility, Jacor has the following debt securities outstanding.

1996 10 1/8% NOTES

    In June 1996, Jacor and JCAC, Inc., a Florida corporation ("JCAC") and wholly-owned subsidiary of Jacor which was merged with and into Citicasters (now known as JCC) in September 1996, consummated the sale by JCAC of $100.0 million aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2006 (the "1996 10 1/8% Notes"). JCAC loaned the net proceeds of the sale of the 1996
10 1/8% Notes (the "1996 10 1/8% Notes Offering") to Jacor in connection with the financing for the Citicasters Merger. Upon the consummation of that merger, the 1996 10 1/8% Notes became obligations of Citicasters.

    The 1996 10 1/8% Notes will mature on June 15, 2006. The 1996 10 1/8% Notes bear interest at the rate per annum of 10 1/8% from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1996, to the persons in whose names such 1996 10 1/8% Notes are registered at the close of business on the June 1 or December 1 immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The trustee under the indenture for the 1996 10 1/8% Notes (the "1996 10 1/8% Note Indenture") authenticated and delivered the Notes for original issue in an aggregate principal amount of $100.0 million.

    The 1996 10 1/8% Notes are not redeemable at JCC's option before June 15, 2001. Thereafter, the 1996 10 1/8% Notes are subject to redemption at the option of JCC, at redemption prices declining from 105.063% of the principal amount for the twelve months commencing June 15, 2001 to 100% on and after June 15, 2004, plus in each case, accrued and unpaid interest thereon to the applicable redemption date.

    The 1996 10 1/8% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of JCC to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC is required to offer to repurchase all outstanding 1996 10 1/8% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 1996 10 1/8% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purchase on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 1996 10 1/8% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 1996 10 1/8% Note Indenture will result in a default under the Credit Facility.

    A Change of Control under the indenture governing the 1996 10 1/8% Notes means any transaction or series of transactions in which any of the following occurs: (i) any person or group (within the meaning of Rule 13d-3 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act), other than Zell/ Chilmark or any of its Affiliates, becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of (A) greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC, or the surviving person (if other than JCC), or (B) greater than 20% of the total voting power (on a fully diluted basis as if all convertible securities had been converted) entitled to vote in the election of directors of JCC, or the surviving person (if other than JCC), and such person or group has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of JCC; or (ii) JCC consolidates with or merges into another person, another person consolidates with or merges into JCC, JCC issues shares of its Capital Stock or all or substantially all of the assets of JCC are sold, assigned, conveyed, transferred, leased or otherwise disposed of to any person as an entirety or substantially as an entirety in one transaction or a series of related transactions and the effect of such consolidation, merger, issuance or sale is as described in clause (i) above.

    Events of default under the 1996 10 1/8% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness therefore includes the Credit Facility, the LYONs (as defined herein) and the 1996 9 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

LIQUID YIELD OPTION-TM- NOTES

    In June 1996, Jacor consummated the issuance and sale of Liquid Yield Option-TM- Notes due June 12, 2011 (the "LYONs") in the aggregate principal amount at maturity of $226.0 million (excluding $33.9 million aggregate principal amount at maturity subject to the over-allotment option) (the "LYONs Offering"). Each LYON had an Issue Price of $443.14 and has a principal amount at maturity of $1,000.

    Each LYON is convertible, at the option of the holder, at any time on or prior to maturity, unless previously redeemed or otherwise purchased, into Jacor Common Stock at a conversion rate of 13.412 shares per LYON. The conversion rate will not be adjusted for accrued original issue discount, but is subject to adjustment upon the occurrence of certain events affecting the Common Stock. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount; such accrued original issue discount will be deemed paid by the Common Stock received by the holder on conversion.

    The LYONs are not redeemable by Jacor prior to June 12, 2001. Thereafter, the LYONs are redeemable for cash at any time at the option of Jacor, in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption.

    The LYONs will be purchased by Jacor, at the option of the holder, on June 12, 2001 and on June 12, 2005 for a Purchase Price of $581.25 and $762.39 (representing issue price plus accrued original issue discount to each date), respectively, representing a 5.50% yield per annum to the holder on such date, computed on a semiannual bond equivalent basis. Jacor, at its option, may elect to pay the purchase price on any such purchase date in cash or Jacor Common Stock, or any combination thereof. In addition, as of 35 business days after the occurrence of a change in control of Jacor occurring on or prior to June 12, 2001, each LYON will be purchased for cash, by Jacor, at the option of the holder, for a change in control purchase price equal to the issue price plus accrued original issue discount to the change in control purchase date set for such purchase. The change in control purchase feature of the LYONs may in certain circumstances have an anti-takeover effect.

    Under the indenture for the LYONs (the "LYONs Indenture"), a "Change in Control" of Jacor is deemed to have occurred at such time as (i) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than Zell/Chilmark, Jacor, any subsidiary of Jacor, or any employee benefit plan of either Jacor or any subsidiary of Jacor, files a
Schedule 13D or 14D-1 under the Exchange Act (or any successor schedule, form or report) disclosing that such person has become the beneficial owner of 50% or more of the Jacor Common Stock or other capital stock of Jacor into which such Jacor Common Stock is reclassified or changed, with certain exceptions, or (ii) there shall be consummated any consolidation or merger of Jacor (a) in which Jacor is not the continuing or surviving corporation or (b) pursuant to which the Jacor Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of Jacor in which the holders of Jacor Common Stock immediately prior to the consolidation or merger own, directly or indirectly, at least a majority of Jacor Common Stock of the continuing or surviving corporation immediately after the consolidation or merger. A Change of Control under the LYONs Indenture constitutes an event of default under the Credit Facility.

    The LYONs Indenture includes various events of default customary for such type of agreement, such as cross defaults on other indebtedness for borrowed monies in excess of $10.0 million (which indebtedness therefore includes the Credit Facility, the 1996 10 1/8% Notes and the 1996 9 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

1996 9 3/4% NOTES

    In December 1996, JCC conducted an offering (the "1996 9 3/4% Notes Offering") whereby JCC issued and sold 9 3/4% Senior Subordinated Notes due 2006 (the "1996 9 3/4% Notes") in an aggregate principal amount of $170.0 million. JCC then lent the net proceeds of the 1996 9 3/4% Notes Offering to Jacor. The 1996 9 3/4% Notes have interest payment dates of June 15 and December 15, commencing on June 15, 1997, and mature on December 15, 2006.

    The 1996 9 3/4% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of Jacor to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC will be required to offer to repurchase all outstanding 1996 9 3/4% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 1996 9 3/4% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 1996 9 3/4% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 1996 9 3/4% Note Indenture will result in a default under the Credit Facility.

    As used herein, a "Change of Control" means (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    The events of default under the 1996 9 3/4% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the 1996 9 3/4% Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness would therefore include the Credit Facility, the LYONs, and the 1996 10 1/8% Notes) and certain events of bankruptcy, insolvency and reorganization.

                                 LEGAL MATTERS

    The legality of the Jacor Common Stock to be issued in connection with the Merger is being passed upon for Jacor by Graydon, Head & Ritchey, Cincinnati, Ohio.

                                    EXPERTS

    The consolidated balance sheets of Jacor Communications, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and the combined balance sheets of EFM Media Management, Inc., EFM Publishing, Inc. and PAM Media, Inc. (the "Combined EFM Companies") as of December 31, 1995 and 1996 and related combined statements of operations, changes in retained earnings and cash flows for the years ended December 31, 1994, 1995 and 1996, each incorporated by reference in this registration statement, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Premiere Radio Networks, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in the Prospectus/ Information Statement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           REFERENCE
                                                                                                         -------------
Report of Independent Auditors.........................................................................          F-2

Consolidated Balance Sheets at December 31, 1996 and 1995..............................................          F-3

Consolidated Statements of Income for each of the three years in the period ended December 31, 1996....          F-5

Consolidated Statements of Stockholders' Equity for each of the three years in the period ended
 December 31, 1996.....................................................................................          F-6

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31,
 1996..................................................................................................          F-7

Notes to Consolidated Financial Statements.............................................................          F-8

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
  Premiere Radio Networks, Inc.

    We have audited the accompanying consolidated balance sheets of Premiere Radio Networks, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Premiere Radio Networks, Inc. at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Los Angeles, California
February 21, 1997

                         PREMIERE RADIO NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................  $  14,776,436  $   5,432,088
  Accounts receivable, less allowance for doubtful accounts of $144,000 (1996) and
    $214,000 (1995)................................................................      7,165,928      4,086,623
  Notes receivable from officer/employees..........................................         98,172        282,279
  Recoverable income taxes (Note 7)................................................        213,828        250,952
  Deferred income taxes (Note 7)...................................................      1,000,993        549,000
  Prepaid expenses and other assets................................................        739,208      1,375,805
                                                                                     -------------  -------------
    Total current assets...........................................................     23,994,565     11,976,747
Notes receivable from officer/employees (Note 9)...................................        668,356        845,000
Investments (Note 15)..............................................................      4,215,268             --
Deferred income taxes..............................................................         99,000             --
Property and equipment, at cost, less accumulated depreciation and amortization
 (Note 4)..........................................................................      2,318,939      1,797,337
Acquired program library and program networks, net of accumulated amortization of
 $699,217 (1996) and $367,469 (1995) (Note 2)......................................      1,368,223      1,699,971
Intellectual property, net of accumulated amortization of $1,376,893 (1996) and
 $550,200 (1995) (Note 2)..........................................................     14,002,048      4,858,749
Debt issuance costs, net of accumulated amortization of $27,300 (1995) (Notes 10
 and 11)...........................................................................             --      2,143,729
Other assets (Note 9)..............................................................        899,558        711,968
                                                                                     -------------  -------------
    Total assets...................................................................  $  47,565,957  $  24,033,501
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See Accompanying Notes.

                         PREMIERE RADIO NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable, accrued expenses and other liabilities
    (Notes 8 and 10)...............................................................  $   1,535,429  $   1,722,205
  Accrued payroll, bonuses, deferred compensation and profit sharing contribution
    (Note 9).......................................................................        830,788        905,468
  Income taxes payable (Note 7)....................................................         15,920         25,022
  Deferred revenue (Notes 2 and 15)................................................        250,000         83,326
  Current portion of notes payable, net of discount of $6,568 (1996)
    (Note 5).......................................................................        505,932        400,000
                                                                                     -------------  -------------
    Total current liabilities......................................................      3,138,069      3,136,021
Notes payable, net of discount of $45,045 (1995), less current portion (Notes 2 and
 5)................................................................................         75,125      1,467,455
Deferred revenue...................................................................      1,516,800             --
Due to related party (Note 10).....................................................             --        120,000
Other liabilities (Note 9).........................................................        258,482          7,714
Commitments and contingencies (Note 6).............................................
Stockholders' equity (Notes 10 and 12):
  Preferred stock, par value $.01 per share, 5,000,000 shares authorized...........             --             --
  Common stock, par value $.01 per share, 14,000,000 shares authorized, 3,592,675
    and 3,641,650 shares issued at December 31, 1996 and 1995, respectively........         35,927         36,417
  Class A common stock, par value $.01 per share, 20,000,000 shares authorized,
    4,041,420 shares issued at December 31, 1996...................................         40,414             --
  Additional paid-in capital.......................................................     34,617,213     11,752,595
  Retained earnings................................................................      9,834,325      7,513,299
  Less cost of common stock held in treasury, 1,000 shares of common stock and
    186,600 shares of Class A common stock at December 31, 1996....................     (1,950,398)            --
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................     42,577,481     19,302,311
                                                                                     -------------  -------------
    Total liabilities and stockholders' equity.....................................  $  47,565,957  $  24,033,501
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See Accompanying Notes.

                         PREMIERE RADIO NETWORKS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                YEAR ENDED DECEMBER 31
                                                                      -------------------------------------------
                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
Revenue:
  Gross revenue.....................................................  $  27,147,199  $  20,756,932  $  18,015,998
  Less agency commissions...........................................     (3,321,637)    (2,437,973)    (2,036,600)
                                                                      -------------  -------------  -------------
Net operating revenue...............................................     23,825,562     18,318,959     15,979,398
Operating expenses:
  Production, programming and promotions............................      7,495,131      5,472,346      5,284,036
  Selling, general and administrative...............................      9,038,141      7,827,153      7,664,557
  Depreciation and amortization.....................................      1,908,035      1,265,358        937,649
  Other charges (Note 11)...........................................        417,045             --             --
                                                                      -------------  -------------  -------------
    Total operating expenses........................................     18,858,352     14,564,857     13,886,242
                                                                      -------------  -------------  -------------
Operating income....................................................      4,967,210      3,754,102      2,093,156
Other income and expenses:
  Interest income...................................................      1,217,885        262,046         88,989
  Interest expense..................................................       (101,807)      (244,503)      (266,289)
  Gain on sale of networks..........................................             --             --      1,659,642
  Gain on sale of radio station assets..............................             --        452,919             --
  Gain (loss) on sale of marketable securities and other............             --         18,445       (221,112)
  Write-off of debt issuance costs (Note 11)........................     (1,949,120)            --             --
                                                                      -------------  -------------  -------------
                                                                           (833,042)       488,907      1,261,230
                                                                      -------------  -------------  -------------
Income before minority interest and income taxes....................      4,134,168      4,243,009      3,354,386
Minority interest in loss of joint venture..........................             --         34,121             --
                                                                      -------------  -------------  -------------
Income before income taxes..........................................      4,134,168      4,277,130      3,354,386
Provision for income taxes (Note 7).................................      1,698,000      1,721,000      1,369,000
                                                                      -------------  -------------  -------------
Net income..........................................................  $   2,436,168  $   2,556,130  $   1,985,386
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Earnings per share..................................................  $        0.28  $        0.46  $        0.43
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average common and common equivalent shares outstanding....      8,929,954      6,105,494      4,664,921
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See Accompanying Notes.

                         PREMIERE RADIO NETWORKS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               CLASS A
                                     COMMON STOCK            COMMON STOCK          TREASURY STOCK      ADDITIONAL
                                ----------------------  ----------------------  ---------------------   PAID-IN    RETAINED
                                 SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL    EARNINGS
                                ---------  -----------  ---------  -----------  ---------  ----------  ----------  ---------
Balance at December 31,
 1993.........................  3,000,000   $  30,000          --   $      --          --  $       --  $5,057,234  $2,971,783
  Net income for 1994.........         --          --          --          --          --          --          --  1,985,386
  Exercise of options.........     10,832         108          --          --          --          --      77,176         --
                                ---------  -----------  ---------  -----------  ---------  ----------  ----------  ---------
Balance at December 31,
 1994.........................  3,010,832      30,108          --          --          --          --   5,134,410  4,957,169
  Net income..................         --          --          --          --          --          --          --  2,556,130
  Sale of common stock and
    Class B warrants..........    500,000       5,000          --          --          --          --   3,855,877         --
  Issuance of Class A
    warrants..................         --          --          --          --          --          --   1,378,650         --
  Income tax benefit from
    stock options exercised...         --          --          --          --          --          --     400,000         --
  Exercise of options and
    warrants..................    130,818       1,309          --          --          --          --     983,658         --
                                ---------  -----------  ---------  -----------  ---------  ----------  ----------  ---------
Balance at December 31,
 1995.........................  3,641,650      36,417          --          --          --          --  11,752,595  7,513,299
  Net income..................         --          --          --          --          --          --          --  2,436,168
  Exchange of common stock for
    Class A common stock......   (140,000)     (1,400)    140,000       1,400          --          --          --         --
  Issuance of Class A common
    stock.....................         --          --   1,360,000      13,600          --          --  22,035,167         --
  Income tax benefit from
    stock options exercised...         --          --          --          --          --          --     262,000         --
  Stock dividend..............         --          --   2,502,988      25,030          --          --          --    (25,030)
  Exercise of options and
    warrants..................     91,025         910      38,432         384          --          --     567,451         --
  Unrealized loss on
    securities available for
    sale......................         --          --          --          --          --          --          --    (90,112)
  Purchase of treasury
    stock.....................         --          --          --          --     187,600  (1,950,398)         --         --
                                ---------  -----------  ---------  -----------  ---------  ----------  ----------  ---------
Balance at December 31,
 1996.........................  3,592,675   $  35,927   4,041,420   $  40,414     187,600  $(1,950,398) $34,617,213 $9,834,325
                                ---------  -----------  ---------  -----------  ---------  ----------  ----------  ---------
                                ---------  -----------  ---------  -----------  ---------  ----------  ----------  ---------


                                  TOTAL
                                ----------
Balance at December 31,
 1993.........................  $8,059,017
  Net income for 1994.........   1,985,386
  Exercise of options.........      77,284
                                ----------
Balance at December 31,
 1994.........................  10,121,687
  Net income..................   2,556,130
  Sale of common stock and
    Class B warrants..........   3,860,877
  Issuance of Class A
    warrants..................   1,378,650
  Income tax benefit from
    stock options exercised...     400,000
  Exercise of options and
    warrants..................     984,967
                                ----------
Balance at December 31,
 1995.........................  19,302,311
  Net income..................   2,436,168
  Exchange of common stock for
    Class A common stock......          --
  Issuance of Class A common
    stock.....................  22,048,767
  Income tax benefit from
    stock options exercised...     262,000
  Stock dividend..............          --
  Exercise of options and
    warrants..................     568,745
  Unrealized loss on
    securities available for
    sale......................     (90,112)
  Purchase of treasury
    stock.....................  (1,950,398)
                                ----------
Balance at December 31,
 1996.........................  $42,577,481
                                ----------
                                ----------

                            See Accompanying Notes.

                         PREMIERE RADIO NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31
                                                                               ---------------------------------
                                                                                  1996        1995       1994
                                                                               -----------  ---------  ---------
OPERATING ACTIVITIES
Net income...................................................................  $ 2,436,168  $2,556,130 $1,985,386
Adjustments to reconcile net income to net cash provided by (used in)
 operating activities:
  Depreciation and amortization..............................................    1,908,035  1,265,358    937,649
  Loss on sale of marketable securities......................................           --         --    221,114
  Write-off of debt issuance costs...........................................    1,949,120         --         --
  Gain on sale of networks...................................................           --         --  (1,659,642)
  Gain on sale of radio station assets.......................................           --   (452,919)        --
  Gain on sale of fixed assets...............................................       (1,216)   (12,636)        --
  Deferred compensation......................................................           --         --    106,939
  Deferred operating costs of radio station..................................           --   (260,071)  (431,667)
  (Decrease) increase in allowance for doubtful accounts.....................      (70,000)     8,000     53,000
  Changes in deferred income taxes...........................................     (551,000)  (290,000)  (353,000)
  Changes in operating assets and liabilities:
    Accounts receivable......................................................   (3,009,305)  (948,679)  (602,494)
    Income taxes.............................................................       28,029   (404,249)   447,319
    Prepaid expenses and other current assets................................      566,432  (1,060,751)  (308,795)
    Notes receivable from officer/employees..................................      110,751   (797,612)  (339,767)
    Investments..............................................................       (6,825)        --         --
    Other assets.............................................................     (187,590)    25,082   (327,818)
    Accounts payable and accrued liabilities.................................     (227,326)   232,344    342,631
    Deferred income..........................................................    1,683,474   (521,129)   549,840
    Other liabilities........................................................      242,979    (99,225)        --
                                                                               -----------  ---------  ---------
Net cash provided by (used in) operating activities..........................    4,871,726   (760,357)   620,695
                                                                               -----------  ---------  ---------
INVESTING ACTIVITIES
Acquisition of property and equipment........................................   (1,250,046)  (631,084)  (469,579)
Acquisition of intangible assets.............................................   (9,713,176) (2,320,935) (3,986,199)
Purchase of common stock of Audio Net........................................   (4,000,028)        --         --
Net proceeds from sale of radio station assets...............................           --  5,565,496         --
Net proceeds from sale of equipment..........................................       35,000     80,000         --
Sale of program networks.....................................................           --         --  2,136,339
Sale of marketable securities, net...........................................           --         --  1,095,896
                                                                               -----------  ---------  ---------
Net cash (used in) provided by investing activities..........................  (14,928,250) 2,693,477  (1,223,543)
FINANCING ACTIVITIES
Proceeds from borrowings.....................................................           --         --  2,500,000
Repayment of note payable to officer.........................................           --   (750,000)        --
Repayment of borrowings......................................................   (1,528,242) (2,962,500)  (237,500)
Proceeds from issuance of common stock and Class B warrants..................           --  3,860,877         --
Proceeds from issuance of Class A common stock...............................   22,048,767         --         --
Exercise of stock options and warrants, including related tax benefit........      830,745  1,384,967     77,284
Increase in debt issuance costs..............................................           --   (405,690)        --
Purchase of treasury stock...................................................   (1,950,398)        --         --
                                                                               -----------  ---------  ---------
Net cash provided by financing activities....................................   19,400,872  1,127,654  2,339,784
                                                                               -----------  ---------  ---------
Increase in cash and cash equivalents........................................    9,344,348  3,060,774  1,736,936
Cash and cash equivalents at beginning of year...............................    5,432,088  2,371,314    634,378
                                                                               -----------  ---------  ---------
Cash and cash equivalents at end of year.....................................  $14,776,436  $5,432,088 $2,371,314
                                                                               -----------  ---------  ---------
                                                                               -----------  ---------  ---------
Cash paid for:
  Interest...................................................................  $    11,034  $ 198,058  $ 250,135
                                                                               -----------  ---------  ---------
                                                                               -----------  ---------  ---------
  Income taxes...............................................................  $ 1,929,612  $1,998,871 $1,271,700
                                                                               -----------  ---------  ---------
                                                                               -----------  ---------  ---------

                            See Accompanying Notes.

                         PREMIERE RADIO NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    Premiere Radio Networks, Inc. (the Company) is an independent creator, producer and distributor of comedy, entertainment and music-related network radio programming, and research and other services. The Company derives a substantial portion of its revenues from the sale of commercial radio broadcast time to advertisers. The Company obtains commercial radio broadcast time from third party radio station affiliates in exchange for its network radio programs and services. The Company also derives a portion of its revenues from commissions on sales of commercial broadcast time which it sells on behalf of third party network radio programmers pursuant to exclusive sales representation agreements. Substantially all of the Company's accounts receivable are from advertising agencies that purchase commercial broadcast time from the Company on behalf of national advertisers. The Company generally does not require collateral from its customers.

    The Company also owned a radio station in Denver, Colorado (see Note 2). Radio station revenues were generally derived from the sale of commercial broadcast time to advertisers and from the leasing of the radio station to a buyer (from October 1, 1994 through February 28, 1995).

PRINCIPLES OF CONSOLIDATION

    The consolidated 1995 financial statements include the accounts of the Company's 75% owned joint venture (see Note 3). All material intercompany transactions and accounts have been eliminated. Effective on September 3, 1996, the Company acquired the other partner's interest in the joint venture and merged the joint venture entity into the Company as part of one of its divisions.

REVENUE RECOGNITION

    Revenue from the sale to advertisers of commercial broadcast time obtained in exchange for produced radio programs or research and other services is recognized when the commercials are broadcast. Sales representation commission revenue is recognized when the commercials are broadcast. Promotional fees are recognized as services are rendered. Amounts received prior to the rendering of promotional related services are recorded as deferred revenue.

    Radio station revenue was recognized in the period in which commercials were broadcast or in the case of the Local Programming and Marketing Agreement (LMA) (see Note 2) in the period during which the LMA pertains.

    Barter revenues, representing commercial broadcast time exchanged for products or services, are recognized when the commercials are broadcast and are recorded at the lesser of the estimated fair value of the commercial broadcast time or the estimated fair value of products or services received, whichever is more readily determinable.

PRODUCTION AND PROGRAMMING COSTS

    Production and programming costs are expensed in the period in which they occur. Costs related to programs not broadcast as of the balance sheet date are insignificant. The Company does not capitalize costs associated with production and distribution of internally developed programming, as the estimated future revenues from this programming is considered immaterial.

                         PREMIERE RADIO NETWORKS, INC.

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING COSTS

    Advertising costs are expensed in the period in which they occur. The accompanying statements of income include advertising costs of $105,000 in 1996, $160,000 in 1995 and $153,000 in 1994.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the related assets as follows:

       Office furniture and equipment                             5 years
       Production and programming equipment                   5 - 7 years
       Leasehold improvements                     Remaining life of lease

MARKETABLE SECURITIES

    The Company determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates their classification at each balance sheet date. Securities are classified as held-to-maturity when the Company has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at cost and investment income is included in earnings. The Company classifies certain highly liquid securities as trading securities. Trading securities are stated at fair value and unrealized holding gains and losses are included in income. Securities that are not classified as held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized holding gains and losses, net of tax, reported in stockholders' equity.

FINANCIAL INSTRUMENTS

    The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Unless otherwise described, the fair values of financial instruments approximate their recorded values.

DEBT ISSUANCE COSTS

    Debt issuance costs include the value of certain of the Class A warrants and commitment fees, legal and other professional costs directly related to the subordinated debentures. Debt issuance costs related to commitment fees incurred in connection with the subordinated debentures were being amortized over a seven-year period using the straight-line method. During the fourth quarter of 1996, the Company wrote-off the then remaining unamortized balance of debt issuance costs (Notes 10 and 11).

INTANGIBLE ASSETS

    Intangible assets are stated at cost and consist of program networks, an acquired program library, production music libraries and other intellectual properties. The carrying value of intangible assets are

                         PREMIERE RADIO NETWORKS, INC.

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reviewed if the facts and circumstances suggest they may be impaired. If this review indicates that the intangible assets will not be recoverable based on the undiscounted cash flows over the remaining amortization period, the Company's carrying value of the intangible assets will be reduced by the estimated short fall of the discounted cash flows.

    PROGRAM NETWORKS: Program networks represent the value of contracts with various radio stations to broadcast certain Company-produced programming and the tradenames and contracts with talent, used in the production of programming. The program networks are being amortized over a seven-year or ten-year period using the straight-line method.

    ACQUIRED PROGRAM LIBRARY: The acquired program library represents the value of a compilation of sports radio broadcasts purchased by the Company to produce sports-oriented programming. The library is being amortized over a seven-year period using the straight-line method.

    INTELLECTUAL PROPERTY: Intellectual property consists of acquired software used in radio broadcast research and the tradenames Mediabase and Newstrack, and contracts with various third party radio station affiliates which subscribe to the Mediabase and/or Newstrack research services. In addition, intellectual property includes production music libraries consisting of copyrights or exclusive licenses to production music and jingles libraries, including short-form background music utilized in the production of radio programs, commercials and jingles. Intellectual property is being amortized over a seven-year or ten-year period using the straight-line method.

INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes, in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes."

EARNINGS PER SHARE

    The computation of earnings per common and common equivalent shares is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) the effect of common shares contingently issuable, primarily from the assumed exercise of stock options and warrants to purchase common stock.

    During 1996 and 1995, primary earnings per share and fully diluted earnings per share were the same. During 1994, stock options and warrants to purchase common stock were antidilutive for purposes of calculating fully diluted earnings per share.

    Earnings per share for the years ended December 31, 1996 and 1995, is computed under the modified treasury stock method which assumes the exercise of all outstanding stock options and warrants to purchase common stock, and the use of the assumed proceeds thereof to purchase up to a maximum of 20% of the then outstanding common stock of the Company. Excess proceeds derived from the assumed purchase of such shares are assumed to be utilized to first reduce the outstanding balances of notes payable and second for investment in short-term, cash equivalent marketable securities. As a result, for purposes of determining earnings per share, net income is adjusted for the hypothetical reduction in interest expense ($16,000 and $108,000 for 1996 and 1995, respectively) and for hypothetical interest

                         PREMIERE RADIO NETWORKS, INC.

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income related to the assumed investment in marketable securities ($48,000 and $140,000 for 1996 and 1995, respectively), such adjustments being made net of income taxes.

    Earnings per share for the year ended December 31, 1994 was computed under the treasury stock method. Under the treasury stock method, the Company reduces the assumed number of common shares issued from the exercise of stock options and warrants to purchase common stock by the number of treasury shares assumed to be purchased from the proceeds of such dilutive securities by utilizing the average market price of the Company's common stock.

    During March 1996 the Company's Board of Directors declared a 1-for-2 stock dividend effected in the form of a 3-for-2 stock split. The stock dividend was payable in shares of Class A common stock to holders of record of the Company's common stock and Class A common stock (Stock Dividend). All references in the financial statements to the number of shares and per share amounts prior to March 1996, have been retroactively adjusted for the stock dividend.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. However, SFAS 123 allows an entity to continue to measure compensation costs using the principles of APB 25 if certain pro forma disclosures are made. The Company has elected to account for its stock compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees." The Company adopted the provisions for pro forma disclosure requirements of SFAS 123 in fiscal 1996.

CHANGE IN BASIS OF PRESENTATION

    Certain reclassifications have been made to the 1995 and 1994 financial statements in order to conform to the 1996 presentation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                         PREMIERE RADIO NETWORKS, INC.

2. ACQUISITIONS AND DISPOSITIONS

RADIO STATION

    On March 12, 1993, the Company completed an acquisition of certain assets of radio station KZDG-FM in Denver, Colorado (KZDG-FM), for $3,605,395, including acquisition costs. On September 30, 1994, the Company entered into an agreement with Shamrock Broadcasting Inc. (Shamrock), a Delaware corporation, pursuant to which the Company sold the radio station and broadcast license. The sale was completed on February 28, 1995. Under the terms of the agreement, Shamrock acquired the assets of the radio station, exclusive of cash, accounts receivable and certain identified assets for $5,500,000. In connection with the sale, the Company deferred operating losses and disposition costs of $432,000 for the period October 1, 1994 to December 31, 1994. For the year ended December 31, 1994 the radio station had revenues of $1,209,000 and losses from operations before income taxes of $729,000.

    The Company also entered into a LMA with Shamrock pursuant to which the Company licensed its broadcast time to Shamrock, including advertising time, for $22,500 per month commencing October 1, 1994. The LMA terminated upon the consummation of the sale of the radio station to Shamrock.

OLYMPIA PROGRAM NETWORKS

    On November 29, 1993, the Company acquired nine radio program networks from Olympia Networks of Missouri, Inc., including three comedy, one country music and five sports program networks for $1,000,000.

    On March 1, 1994, the Company completed the sale of the five sports program networks for $2,700,000. In connection with the sale, the Company issued warrants to purchase 15,000 shares of the Company's common stock exercisable at $8 per share through February 28, 1998.

    In addition, the Company signed an agreement to provide certain future sales representation services on an exclusive basis to the buyer of the networks for a period of three years. In connection with the sales representation agreement, the Company received a nonrefundable $1,000,000 advance which was recognized as income in accordance with the terms of the agreement.

ACQUIRED SPORTS RADIO PROGRAM LIBRARY

    On December 14, 1994, the Company acquired a collection of sports radio broadcasts (the Library) from a corporation controlled by an officer of the Company. The Library was acquired for $1,500,000 (exclusive of acquisition costs of $19,286) payable, $750,000 at closing and $750,000 on April 1, 1995.

BROADCAST RESULTS GROUP (BRG)

    On August 29, 1995, the Company acquired substantially all of the assets of BRG for $2,337,500 cash and a noninterest bearing, 18-month note payable with a face amount of $412,500. The assets of BRG acquired by the Company consist principally of intellectual properties and other intangibles, including production music libraries, third-party radio station affiliate broadcast contracts, and copyrights. The Company did not assume any preacquisition accounts payable or other obligations of BRG, except for certain commitments under real property and equipment leases. The acquisition of BRG has been accounted for using the purchase method of accounting. The former chief executive officer and 39% stockholder of BRG has been employed by the Company pursuant to a four-year employment agreement.

                         PREMIERE RADIO NETWORKS, INC.

2. ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    The results of operations of BRG have been included in the consolidated statement of income from the date of acquisition.

    The net purchase price was allocated as follows:

Property, plant and equipment...........................  $  25,000
Intellectual property...................................  2,543,000
Other assets............................................     25,000
                                                          ---------
                                                          $2,593,000
                                                          ---------
                                                          ---------

PHILADELPHIA MUSIC WORKS (PMW)

    On September 27, 1996 the Company acquired substantially all of the assets of Philadelphia Music Works, Inc. (PMW) from an employee (the former chief executive officer of BRG) of the Company, for total consideration of $635,000, consisting of $435,000 in cash and $200,000 in a 6.5% interest, two-year promissory note payable. Further, additional consideration of up to $700,000 may be payable depending upon the audience levels delivered by PMW in the future.

    The assets of PMW acquired by the Company consist principally of intellectual properties and other intangible assets, including a library of over 6,000 jingles, third-party radio station affiliate broadcast contracts, and copyrights. The Company did not assume any pre-acquisition accounts payable or other obligations of PMW, except for certain commitments under real property and equipment leases. The acquisition of PMW has been accounted for using the purchase method of accounting.

    On September 27, 1996 the Company amended and restated an August 29, 1995 agreement pursuant to which it had entered into future commitments to acquire licenses to three (3) production music libraries from Canary Productions, Inc. (Canary), which is wholly-owned by an employee of the Company. Under the amended and restated agreement, the Company has entered into future commitments to acquire a license to one (1) additional production music library, or four (4) production music libraries in total, from Canary. The licenses to the production music libraries will be acquired by the Company, one each year during the next four years, for a purchase price that will be based upon a formula of a multiple of earnings of each such library, payable in cash or shares of the Company's Class A common stock. Subsequent to December 31, 1996, the Company acquired the license to the first such library for a nominal amount.

    The net purchase price of PMW was allocated as follows:

Property, plant and equipment.............................  $  10,000
Intellectual property.....................................    676,000
Other assets..............................................     25,000
                                                            ---------
                                                            $ 711,000
                                                            ---------
                                                            ---------

    The results of operations of PMW have been included in the consolidated statement of income from the date of acquisition.

                         PREMIERE RADIO NETWORKS, INC.

2. ACQUISITIONS AND DISPOSITIONS (CONTINUED)
CUTLER PRODUCTIONS, INC. AND SJM PRODUCTIONS, INC. (CUTLER)

    On October 1, 1996, the Company consummated an agreement pursuant to which it acquired substantially all of the assets of Cutler Productions, Inc. and SJM Productions, Inc. (collectively, Cutler) for consideration consisting of $8,500,000 in cash.

    The assets of Cutler acquired by the Company consist principally of intellectual properties and other intangibles, including third-party radio station affiliate broadcast contracts, a library of programs and program rights, and copyrights. The Company did not assume any pre-acquisition accounts payable or other obligations of Cutler, except for certain commitments under real property and equipment leases. The acquisitions of Cutler has been accounted for using the purchase method of accounting. Cutler's sole shareholder and Chief Executive officer has been employed by the Company pursuant to a three year employment agreement.

    The net purchase price of Cutler was allocated as follows:

Property, plant and equipment...........................  $  75,000
Intellectual property...................................  8,736,000
Covenant not to compete.................................    100,000
Other assets............................................    180,000
                                                          ---------
                                                          $9,091,000
                                                          ---------
                                                          ---------

    The results of operations of Cutler have been included in the consolidated statement of income from the date of acquisition.

    In connection with the acquisition of Cutler, the Company paid Archon Communications Inc. (Archon) a fee of $100,000.

    The following summarized, unaudited pro forma statements of operations give effect to the acquisition of PMW and Cutler as if the acquisitions had occurred at the beginning of each period presented and after giving effect to certain adjustments, including the inclusion of PMW's and Cutler's operations during the years ended December 31, 1996 and 1995. The summarized, unaudited pro forma statements of income do not purport to be indicative of the results of operations that actually would have resulted had the sale occurred on the date indicated, and is not intended to be indicative of future results.

                                                                    YEAR ENDED DECEMBER 31
                                                                 ----------------------------
                                                                     1996           1995
                                                                 -------------  -------------
                                                                         (UNAUDITED)
Net operating revenue..........................................  $  28,654,000  $  22,689,000
Operating income...............................................      5,547,000      3,681,000
Net income.....................................................      2,774,000      2,516,000
Primary earnings per share.....................................  $        0.32  $        0.45
Weighted average common and common equivalent shares
 outstanding...................................................      8,929,954      6,105,494

3. JOINT VENTURES

    On May 28, 1993, the Company entered into an agreement with Mediabase, a Michigan corporation, pursuant to which the Company and Mediabase formed a joint venture to nationally syndicate the Monday

                         PREMIERE RADIO NETWORKS, INC.

3. JOINT VENTURES (CONTINUED)
Morning Replay research service to radio stations principally throughout the United States and Canada. The joint venture had commenced operations as Mediabase Premiere Radio Networks (MPRN) and was 50% owned by each party, with profits and losses shared equally. During the period May 28, 1993 through April 27, 1994, the Company accounted for this joint venture using the consolidation method of accounting as it held a majority of the seats on the Executive Committee and had management control of the joint venture.

    Effective April 27, 1994, the Company acquired the remaining 50% share of MPRN for $3,216,915, including transaction costs. The purchase price was allocated to tangible equipment of $230,000 and $2,720,559 to intellectual property (net of the carrying value of the minority interest of $266,356).

    On March 20, 1995, the Company entered into a joint venture agreement with Marketing/Research Partners, Inc. (MRPI) to nationally syndicate Newstrack (Newstrack Joint Venture), a research service jointly developed by the Company and MRPI. The Newstrack Joint Venture commenced operations on or about September 1, 1995.

    In exchange for a 75% interest in the Newstrack Joint Venture, the Company agreed to contribute $265,000 payable in four quarterly payments of $66,250 commencing on August 15, 1995, and advance certain commencement costs related to the Newstrack Joint Venture. MRPI received a 25% interest in the Newstrack Joint Venture for contributing computer systems and providing certain research services for a one-year period.

    The Company had the option to acquire MRPI's interest in the Newstrack Joint Venture anytime after May 1, 1997 based upon a multiple of Newstrack's pre-tax earnings, or at an earlier date based upon defined conditions. Effective September 3, 1996, the Company acquired the remaining 25% minority interest from MRPI for $303,188.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Office furniture and equipment....................................  $  2,101,584  $  1,758,283
Production and programming equipment..............................     1,220,861       973,372
Leasehold improvements............................................       799,449       445,417
                                                                    ------------  ------------
                                                                       4,121,894     3,177,072
Less accumulated depreciation and amortization....................     1,802,955     1,379,735
                                                                    ------------  ------------
                                                                    $  2,318,939  $  1,797,337
                                                                    ------------  ------------
                                                                    ------------  ------------

5. NOTES PAYABLE

    On March 19, 1993, the Company entered into an agreement (as subsequently amended) with Bank of America NT&SA (the Bank) whereby the Company obtained a $2,200,000 term loan which was subsequently amended to $4,200,000 on July 15, 1994 and a $2,000,000 working capital line of credit which expired on May 15, 1996. Both loans were secured by substantially all the assets of the Company. Outstanding borrowings were repaid in full in January 1996.

                         PREMIERE RADIO NETWORKS, INC.

5. NOTES PAYABLE (CONTINUED)
    In connection with the acquisition of BRG, the Company issued a $412,500 non-interest bearing note payable, due in January 1997. In connection with the acquisition of PMW the Company issued a $200,000, 6 1/2% interest note payable due in equal quarterly installments of principal and accrued interest over two years (see Note 2).

6. COMMITMENTS AND CONTINGENCIES

    The Company leases space for its office and production facilities under operating leases expiring at various dates through 2000. Renewal options are available on certain of these leases. Future minimum lease payments under noncancelable operating leases, including amounts payable under barter arrangements, at December 31, 1996, are as follows:

1997....................................................  $ 899,000
1998....................................................    734,000
1999....................................................    494,000
2000....................................................    458,000
2001....................................................         --
                                                          ---------
                                                          $2,585,000
                                                          ---------
                                                          ---------

    Rental expense under operating leases was $671,585 in 1996, $453,248 in 1995 and $312,508 in 1994.

    The Company is, from time to time, a party to various legal actions and complaints arising in the ordinary course of business. In the opinion of the Company's management, all such matters are without merit or involve amounts which, in the event of unfavorable disposition, will not have a material impact on the Company's financial position or results of operations.

7. INCOME TAXES

    The components of the provision (benefit) for income taxes are as follows:

                                                          1996          1995          1994
                                                      ------------  ------------  ------------
Current:
  Federal...........................................  $  1,766,000  $  1,577,000  $  1,423,000
  State.............................................       423,000       434,000       299,000
                                                      ------------  ------------  ------------
                                                         2,189,000     2,011,000     1,722,000
Deferred:
  Federal...........................................      (384,000)     (226,000)     (287,000)
  State.............................................      (107,000)      (64,000)      (66,000)
                                                      ------------  ------------  ------------
                                                          (491,000)     (290,000)     (353,000)
                                                      ------------  ------------  ------------
                                                      $  1,698,000  $  1,721,000  $  1,369,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax

                         PREMIERE RADIO NETWORKS, INC.

7. INCOME TAXES (CONTINUED)
purposes. Significant components of the Company's current deferred tax assets as of December 31 are as follows:

                                                                          1996         1995
                                                                      ------------  ----------
Accounts receivable allowance.......................................  $    121,000  $  169,000
Deferred compensation...............................................       143,000     196,000
State income taxes..................................................        65,000      50,000
Unrealized losses on securities.....................................        78,000      18,000
Deferred revenue....................................................       706,000      33,000
Accrued expenses....................................................        17,000     110,000
Other...............................................................        29,000      33,000
                                                                      ------------  ----------
Total...............................................................     1,159,000     609,000
Valuation allowance.................................................       (60,000)    (60,000)
                                                                      ------------  ----------
Net deferred tax assets.............................................  $  1,099,000  $  549,000
                                                                      ------------  ----------
                                                                      ------------  ----------

    The effective tax rate varied from the statutory federal income tax rate as follows:

                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
Statutory federal rate...........................................       34.0%      34.0%      34.0%
State and local taxes, net of federal tax benefit................        5.1        5.2        4.6
Other items......................................................        1.9        1.0        2.2
                                                                   ---------  ---------  ---------
Effective income tax rate........................................       41.0%      40.2%      40.8%
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

8. BARTER ARRANGEMENTS

    The Company exchanges otherwise perishable, unsold commercial broadcast time for products and services. Net operating revenue includes $1,517,210 in 1996, $1,337,809 in 1995 and $1,194,427 in 1994, representing the fair value of products or services exchanged for broadcast time. Selling and general and administrative expenses include the fair value of products and services utilized of $1,010,906 in 1996, $956,661 in 1995 and $1,003,222 in 1994. Additions to
property and equipment through such transactions were $70,350 in 1996, $425,936 in 1995 and $187,342 in 1994.

    Included in accounts payable, accrued expenses and other liabilities at December 31, 1996 and 1995, is $159,686 and $193,729, respectively, representing the fair value of goods and services owed by the Company to third parties under noncancelable agreements for commercial time broadcast prior to December 31 of the respective years.

9. RETIREMENT PLANS, EXECUTIVE BONUS POOL, EXECUTIVE LIFE INSURANCE AND EXECUTIVE LOAN

       The Company provides for retirement through a profit-sharing plan, as subsequently amended into a qualified 401(k) savings retirement plan, and through a non-qualified Supplemental Executive Retirement Plan (SERP).

    The Company's 401(k) savings retirement plan covers all eligible employees. Contributions were determined by the Board of Directors subject to maximum limitations as provided in the Internal Revenue

                         PREMIERE RADIO NETWORKS, INC.

9. RETIREMENT PLANS, EXECUTIVE BONUS POOL, EXECUTIVE LIFE INSURANCE AND EXECUTIVE LOAN (CONTINUED)
Code. Contributions by the Company made under the plan and included in the accompanying statements of income were $58,800 in 1996, $69,000 in 1995 and $80,000 in 1994.

    Under the 401(k) savings retirement plan (401(k) Plan), all employees who have completed one year of service or 1,000 hours of service in that year with the Company are eligible to join the 401(k) Plan on January 1 or July 1 of any given year. All eligible employees may contribute from 1% to 15% of their annual compensation on a pre-tax basis subject to annual IRS limitations. The Company makes matching contributions in an amount equal to 20% of the employee's contributions up to 10% of their annual compensation. Matching contributions made by the Company vest 20% per year beginning with the employee's first date of eligibility and participation in the 401(k) Plan.

    The Company has an Executive Bonus Pool under which bonuses are paid to executives at the discretion of the Compensation Committee. Amounts recorded as expense under the plan were $285,000 in 1996, $240,000 in 1995 and $170,000 in
1994.

    Effective December 31, 1995, the Company adopted a SERP for 5% or more stockholder/employees and certain designated executive officers of the Company. Under the SERP, all eligible employees may defer up to 100% of their annual compensation up to a maximum of $100,000 per year and earn interest on their deferred amounts. The total participant deferrals, were $120,000 and $230,000 during the years ended December 31, 1996 and 1995, respectively.

    During 1996, the Company entered into split-dollar life insurance agreements with certain executives of the Company. Under the terms of the agreements, the Company purchases life insurance policies on behalf of the executives that build cash surrender value while also providing life insurance benefits for the executives. The Company is entitled to a refund of all previously paid premiums or the cash surrender value, whichever is lower. In the event of the death of the executive, the Company will immediately be entitled to a refund of previously paid premiums. The Company may terminate the agreements at any time by giving written notice to the executive. At December 31, 1996, none of the executive insurance policies had any cash surrender value in excess of previously paid premiums.

    As contemplated pursuant to the terms of an employment agreement, on November 10, 1995, the Company loaned its Chief Executive Officer (the Executive) $800,000, which is secured by 170,000 and 85,000 shares of the Company's common stock and Class A common stock, respectively, owned by the Executive. The loan is non-recourse and bears interest, payable quarterly, at the Bank's Reference Rate, as announced on the first day of each quarter. The loan is payable on the earlier of July 28, 1999, or such date as the Executive ceases full-time employment with the Company (or, if the Company terminates such employment without cause, one year thereafter). Not less than 70% of the net proceeds of the sale by the Executive of any pledged shares and 25% of the net proceeds of sale of any other Company shares owned by the Executive shall be applied to repayment of the loan. The number of pledged shares will be reduced proportionately in the event of partial principal payments on the loan, provided that no collateral would be released to the extent the fair market value or the collateral remaining as security is less than 200% of the outstanding principal amount. During 1996, the executive repaid $197,664 in principal.

                         PREMIERE RADIO NETWORKS, INC.

10. DEBT AND EQUITY PLACEMENT

    On July 26, 1995, the Company's stockholders approved, and on July 28, 1995 (Closing Date), the Company consummated, various agreements including the Securities Purchase Agreement with Archon pursuant to which Archon provided to the Company standby commitments (Commitment Agreements) to purchase up to $10,800,000 of subordinated debentures (Debentures) and purchased from the Company 750,000 shares of common stock and 1,221,750 Class B warrants (659,250 warrants were placed in escrow to be released to Archon pro rata if Debentures were issued by the Company or upon termination of the commitments, whichever came first) for aggregate cash consideration of $4,025,000. The Debentures were issuable in units consisting of $1,000 principal amount of Debentures and 150 detachable Class A warrants exercisable at $7.00 per share (an aggregate or up to 1,620,000 detachable Class A warrants were issuable). The Debentures were issuable at the Company's call through October 28, 1996. In the event the Company did not exercise its call rights with respect to the Debentures, Archon was still entitled to receive 1,060,500 of the Class A warrants.

    On the Closing Date, the Company paid Archon a commitment fee of $108,000 for executing the Commitment Agreements and $40,000 representing the first of five annual installments for providing standby commitments to purchase the Debentures. The Company was also obligated to pay Archon a facility fee equal to 0.30% per quarter of the average principal amount of the unused subordinated debentures which facility fee was waived by Archon effective January 1, 1996. In addition, the Company paid $204,000 directly to or on behalf of Archon for legal and professional fees and expenses incurred by Archon in connection with these transactions.

    All of the securities, including the Debentures, common stock and warrants, have certain registration and piggyback rights.

    Under the Securities Purchase Agreement, Archon and the Company's principal stockholders and executive officers (the Insiders) have entered into a Stockholders' Agreement. Under the Stockholders' Agreement, the Insiders and Archon have entered into a Voting Trust Agreement pursuant to which Archon has contributed 500,000 shares of common stock and 250,000 shares of Class A common stock and the Insiders have contributed 1,288,624 shares of common stock, and 644,312 shares of Class A common stock. Through the Voting Trust Agreement, Archon has received proxies which will enable it to effectuate 50% control of the voting trust shares and 50% of the shares of Insiders not in the voting trust. In addition, Archon received three seats on the eight-member board of directors and the right to designate two outside directors.

    During January 1996, the Company completed the sale of 1,500,000 shares of Class A common stock at $18.25 per share (after giving effect to the Stock Dividend, holders received 2,250,000 shares of Class A common stock from this sale) pursuant to a follow-on public offering and received net proceeds of $22,049,000 (net of underwriting discounts, commissions and expenses). Included in prepaid expenses and other assets at December 31, 1995, is approximately $511,000 representing expenses incurred in connection with the public offering.

    In connection with this offering, the Company paid Archon a fee of $200,000.

11. WRITE-OFF OF DEBT ISSUANCE COSTS AND OTHER CHARGES

    The Company recorded, as debt issuance costs, the value of the 1,060,500 Class A warrants which were issuable to Archon whether or not the Company exercised its call rights with respect to the Debentures, commitment fees, legal, professional and other costs directly related to the Debentures (Note

                         PREMIERE RADIO NETWORKS, INC.

11. WRITE-OFF OF DEBT ISSUANCE COSTS AND OTHER CHARGES (CONTINUED)
10). Because the Company did not call on Archon to purchase the Debentures by October 28, 1996, the Company wrote off the then remaining unamortized debt issuance costs which resulted in a one-time earnings charge during the fourth quarter of 1996 of $1,949,120.

    In connection with attempted business acquisitions and the assimilation of completed business acquisitions (Note 2) during the year ended December 31, 1996, the Company incurred professional fees, severance, transition and other costs. The costs which aggregated $417,045 were charged to expense in the 1996 statement of income.

12. STOCKHOLDERS' EQUITY

    In connection with the Company's initial public offering on May 5, 1992, the Company issued warrants for 100,000 shares of common stock (and up to 50,000 shares of Class A common stock after giving effect to the Stock Dividend) (such number of warrants are subject to adjustment under certain conditions) to the underwriter that are exercisable through April 28, 1997. At December 31, 1996, warrants for 52,667 and 27,334 shares of common stock and Class A common stock, respectively, at an exercise price of $4.31 per share were outstanding.

    The Company purchased 1,000 shares of common stock and 186,600 shares of Class A common stock in 1996 at an aggregate cost of $1,950,398. At December 31, 1996 the Company had remaining authorization under its stock repurchase program to acquire up to an aggregate value of $1,049,602 of either class of its common stock.

    As a condition, among others, to the consummation of the Securities Purchase Agreement (Note 10), the Company reincorporated from the State of California to the State of Delaware. Upon completion of the reincorporation, each outstanding share of the Company's common stock, no par value, was converted into one share of common stock, $.01 par value of the Delaware corporation. In addition, the authorized capital stock of the Delaware corporation was expanded to include 14,000,000 shares of Class A common stock, $.01 par value, and 5,000,000 shares of "blank check" preferred stock, $.01 par value. The common stock and Class A common stock are identical in all respects except that each share of common stock will be entitled to one vote and Class A common stock will be entitled to one-tenth vote on all matters submitted to stockholders.

    In August 1996, the Company's stockholders approved an amendment to the Certificate of Incorporation of the Company which provided that (a) each share of common stock is entitled to ten votes per share and each share of Class A common stock is entitled to one vote per share, (b) each share of common stock is convertible into one share of Class A common stock at the option of the holder thereof, (c) that the Company may not treat the common stock and Class A common stock differently (except for voting rights) in any merger, reorganization, recapitalization or similar transaction or support a tender offer which attempts to do so, and (d) the authorized number of shares of common stock and Class A common stock be increased to 14,000,000 and 20,000,000 shares, respectively.

13. STOCK OPTION PLANS

    On May 5, 1992, the Company established the 1992 Stock Option Plan (1992
Plan) pursuant to which 547,207 and 221,029 shares of common stock and Class A common stock, respectively, have been reserved for issuance under the 1992 Plan. All options were granted at no less than the fair market value of the shares on the date of grant (or 110% of fair market value, in the case of persons owning 10% or more of

                         PREMIERE RADIO NETWORKS, INC.

13. STOCK OPTION PLANS (CONTINUED)
the Company's stock on the date of grant). On July 26, 1995, the Company's stockholders approved the Company's 1995 Stock Option Plan (1995 Plan) pursuant to which additional options for 1,113,887 Class A common stock have been reserved for future issuance.

    The Company's 1992 Plan and 1995 Plan have certain anti-dilution provisions. As a result of the Stock Dividend, options authorized, granted and outstanding on the record date of the Stock Dividend were adjusted accordingly. At December 31, 1996, an aggregate of 1,722,438 options have been granted under the Company's stock option plans and 898,115 options were vested and exercisable.

    The Company has elected to follow APB 25 (Note 1) in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for each of the years ended December 31, 1996 and 1995: risk-free interest rates ranging from 5.5% to 6.5%; volatility factors of the expected market price of the Company's common stock of 0.551; and a weighted-average expected life of the options ranging from 1 to 5 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Given this method of amortization, the initial impact of applying SFAS 123 on pro forma net income and pro forma earnings per share is not representative of the potential impact on pro forma amounts in future years, when the effect of amortization from multiple awards would be reflected. The Company's pro forma information follows:

                                                                        1996          1995
                                                                    ------------  ------------
Pro forma net income..............................................  $  1,221,832  $  2,691,289
Pro forma earnings per share......................................  $       0.13  $       0.37

                         PREMIERE RADIO NETWORKS, INC.

13. STOCK OPTION PLANS (CONTINUED)
    The following is a summary of stock options granted, exercised and terminated through December 31:

                                                       1996                     1995                     1994
                                              -----------------------  -----------------------  -----------------------
                                                           WEIGHTED                 WEIGHTED                 WEIGHTED
                                                            AVERAGE                  AVERAGE                  AVERAGE
                                                           EXERCISE                 EXERCISE                 EXERCISE
                                               OPTIONS       PRICE      OPTIONS       PRICE      OPTIONS       PRICE
                                              ----------  -----------  ----------  -----------  ----------  -----------
Outstanding at beginning of year............     910,873   $    6.18      755,323   $    4.64      727,601   $    4.63
Granted.....................................     643,500   $   10.50      264,375   $    9.90       63,750   $    4.73
Exercised...................................     (95,230)  $    4.32     (108,825)  $    4.52      (16,250)  $    4.76
Forfeited...................................     (39,653)  $    6.78           --          --      (19,778)  $    4.63
                                              ----------  -----------  ----------       -----   ----------       -----
Outstanding at end of year..................   1,419,490   $    8.24      910,873   $    6.18      755,323   $    4.64
                                              ----------  -----------  ----------       -----   ----------       -----
                                              ----------  -----------  ----------       -----   ----------       -----
Exercisable at end of year..................     898,115   $    6.83      806,370   $    5.10      701,063   $    4.72
                                              ----------  -----------  ----------       -----   ----------       -----
                                              ----------  -----------  ----------       -----   ----------       -----
Weighted average fair value of options
 granted during year........................               $    5.11                $    3.76

    Exercise prices for options outstanding as of December 31, 1996 ranged from $3.83 to $20.00. The weighted average remaining contractual life of those options is 3.6 years. Options vest over a period of two or five years from respective grant dates.

    At December 31, 1996, the Company had outstanding, other than the Class A warrants and Class B warrants (Note 10), and the warrants issued to an underwriter in connection with its initial public offering (Note 12), 52,500 and 26,250 warrants to purchase common stock and Class A common stock issued to a company controlled by a director of the Company, respectively, at an exercise price of $5.17 per share, and 135,000 warrants to purchase Class A common stock at $8.67 per share issued to certain current and former directors of the Company.

    During October 1996 the Company granted 60,000 options to an affiliate of Archon at an exercise price of $11.00 per share.

14. NOTE RECEIVABLE

    On November 15, 1995, the Company loaned $500,000 to Major Networks, Inc. (Major) secured by certain of Major's accounts receivable and five sports programs. The loan does was noninterest bearing and was payable from proceeds of accounts receivable collected by the Company under the terms of a sales representation agreement. During 1996, the loan was repaid.

15. INVESTMENTS

    During November 1996 the Company acquired 5% of the outstanding common shares of Audionet, Inc. (Audionet) for $4,000,028 in cash. The investment which is available for sale is being carried at fair value (approximates cost at December 31, 1996). Under separate agreements, Audionet has retained the Company as Audionet's exclusive network radio sales representative, and has paid to the Company an advance of $2,000,000 towards Audionet's commitment to purchase network radio advertising from the Company over a two-year period. At December 31, 1996 the Company has recorded $1,766,800 of deferred revenue representing the unrecognized amount of the advance paid by Audionet.

                         PREMIERE RADIO NETWORKS, INC.

15. INVESTMENTS (CONTINUED)
    Also, included in investments at December 31, 1996 is $215,240 representing the estimated fair value of third-party common stock acquired in exchange for commercial time broadcast prior to December 31, 1996. At December 31, 1996, an unrealized loss of $150,112, which was offset by deferred income taxes of $60,000, was charged to stockholders' equity.

16. SUBSEQUENT EVENT--ACQUISITION OF AFTER MIDNITE ENTERTAINMENT, INC.

    Effective on January 7, 1997, pursuant to an Agreement and Plan of Merger By and Among the Company, After MidNite Entertainment, Inc. (AME) and the Shareholders of AME dated as of January 1, 1997 (Merger Agreement), a wholly-owned merger subsidiary of the Company acquired 100% of the outstanding shares of AME for consideration consisting of $3,900,000 cash and 400,000 shares of the Company's Class A common stock. Under the terms of the Merger Agreement, the Company has agreed to pay additional consideration either in cash or additional shares of Class A common stock, at its option, if the market value of the Class A common stock is less than $16.00 per share one year from the closing date of the transaction.

    Pursuant to the terms of the Merger Agreement, the sellers assumed responsibility for all pre-acquisition accounts payable or other obligations of AME, except for certain commitments under real property and equipment leases. In addition, the sellers retained AME's pre-Closing accounts receivable and cash balances as of the closing date of the transaction. The acquisition of AME will be accounted for by the Company as a purchase.

    In connection with the AME acquisition, the Company entered into various agreements with a former shareholder of AME, whereby, among other things, the Company paid the shareholder a transaction fee in the amount of $500,000. In addition, the Company has agreed to retain the shareholder under a two-year consulting agreement and the shareholder was nominated to the Company's Board of Directors in January 1997.

17. SUBSEQUENT EVENT (UNAUDITED)--SALE OF 100% OF THE COMPANY'S COMMON STOCK TO JACOR COMMUNICATIONS, INC.

    On April 7, 1997, the Company announced that it had signed a definitive merger agreement with Jacor Communications, Inc. (Jacor) pursuant to which Jacor will acquire 100% of the outstanding common stock, Class A common stock and common stock equivalents of the Company for cash and stock valued at approximately $185 million or approximately $18 per share, consisting of $13.50 in cash with the balance in Jacor common stock. The acquisition price is subject to adjustment in certain circumstances. Actual closing of the merger transaction is subject to regulatory review, including the expiration of the applicable Hart-Scott-Rodino waiting period, and other customary closing considerations.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          JACOR COMMUNICATIONS, INC.,
                         JACOR COMMUNICATIONS COMPANY,
                         PRN HOLDING ACQUISITION CORP.
                                      AND
                         PREMIERE RADIO NETWORKS, INC.

                           DATED AS OF APRIL 7, 1997

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 7, 1997, among Jacor Communications, Inc., a Delaware corporation ("Jacor"), Jacor Communications Company ("Communications"), a Florida corporation and a wholly owned subsidiary of Jacor, PRN Holding Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Communications ("Acquisition Corp."), and Premiere Radio Networks, Inc., a Delaware corporation ("Premiere").

                                    RECITALS

    WHEREAS, the respective Boards of Directors of Jacor, Communications, Acquisition Corp. and Premiere have determined that a business combination between Jacor, Communications, Acquisition Corp. and Premiere is in the best interests of their respective companies and stockholders;

    WHEREAS, Jacor, Communications, Acquisition Corp. and Premiere desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby;

    WHEREAS, concurrently with the execution hereof, in order to induce Jacor to enter into this Agreement, Jacor and Communications are entering into a Stock Purchase Agreement (the "Stock Purchase Agreement") with the stockholders of Archon Communications, Inc. ("Archon") providing for the purchase immediately prior to the Effective Time (as defined below) by Communications of all of the outstanding capital stock of Archon upon the terms and conditions specified therein; and

    WHEREAS, concurrently with the execution hereof, Archon and certain executive officers of Premiere (collectively, the "Consenting Stockholders") beneficially owning shares of voting stock of Premiere representing not less than a majority of the voting power of the shares of voting stock of Premiere entitled to vote on the Merger (as defined below) are entering into a Shareholders' Agreement with Jacor in which they agree with Jacor to deliver to
Premiere: (i) concurrently with the execution and delivery of this Agreement, consents adopting and approving this Agreement with respect to all outstanding shares of voting stock of Premiere of which they are record owners, and (ii) with respect to all outstanding shares of voting stock of Premiere of which they are beneficial owners but not record owners, as promptly as practicable and in any event within 15 business days after the execution of this Agreement, consents adopting and approving this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, Jacor, Communications, Acquisition Corp. and Premiere hereby agree as follows:

                                   ARTICLE 1
                      THE MERGER; CLOSING; EFFECTIVE TIME

    1.1 THE MERGER. (a) Subject to the terms and conditions contained in this Agreement, at the Effective Time (as defined in Section 1.3), Acquisition Corp. shall be merged with and into Premiere in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and the separate corporate existence of Acquisition Corp. shall thereupon cease (the "Merger"). Following the Merger, Premiere shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a Subsidiary (as defined below) of Communications.

    (b) At the Effective Time, the corporate existence of Premiere, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger. The Merger shall have the effects specified in the DGCL.

    1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, at 10:00 a.m., local time, on the third business day immediately following the date on which the last of the conditions specified in Sections 7.1(a), 7.1(c), 7.1(d), 7.1(e), 7.3(d), 7.3(e), 7.3(g) and 7.3(h) is satisfied or waived in accordance herewith, or at such other date, time and place as Jacor and Premiere may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

    1.3 EFFECTIVE TIME. At or as promptly as practicable after the Closing, the parties hereto shall cause a certificate of merger (the "Certificate of Merger"), in appropriate form and executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. Upon the completion of such filing, or at such other time as may be specified in such filing, the Merger shall become effective in accordance with the DGCL. The time and date at which the Merger becomes effective is herein referred to as the "Effective Time."

                                   ARTICLE 2
                  GOVERNING DOCUMENTS, DIRECTORS AND OFFICERS
                             OF SURVIVING ENTITIES

    2.1 CERTIFICATE OF INCORPORATION. At the Effective Time and without any further action on the part of Acquisition Corp. or Premiere, the certificate of incorporation of Premiere, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under applicable law.

    2.2 BY-LAWS. At the Effective Time and without any further action on the part of Acquisition Corp. or Premiere, the by-laws of Acquisition Corp., as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation until thereafter amended or repealed in accordance with their terms and as provided in the certificate of incorporation of the Surviving Corporation and under applicable law.

    2.3 DIRECTORS AND OFFICERS. The directors of Acquisition Corp. at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws. The officers of Premiere at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors shall have been duly appointed or until their earlier death, resignation or removal in accordance with the Surviving Corporation's by-laws.

                                   ARTICLE 3
                    CONVERSION OF SHARES; DISSENTING SHARES

    3.1 CONVERSION OF SHARES. (a) At the Effective Time, each of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), and Class A Common Stock, par value $0.01 per share (the "Class A Common Stock" and, together with the Common Stock, the "Premiere Shares") of Premiere issued and outstanding immediately prior to the Effective Time (other than (i) Premiere Shares held by Jacor or any direct or indirect Subsidiary of Premiere or Jacor, including, as of the Effective Time, Archon (ii) Premiere Shares in the treasury of Premiere or (iii) Dissenting Shares (as defined below) (collectively, the "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and represent the right to receive, without interest (except as otherwise provided herein) (i) $13.50 in cash plus, in the event the Closing does not occur on or prior to July 31, 1997, for each full calendar month ending prior to the Closing, commencing with August, 1997, an additional amount of $.084375 in cash, provided that such additional amount shall be prorated through and including the Closing Date for a partial month on the basis of a 30-day month (the "Cash Merger Consideration") and (ii) a fraction of a share of common stock, no par value, of Jacor ("Jacor Shares") equal to 0.25 multiplied by the Exchange Ratio (as defined below) (the "Stock Merger Consideration" and, together with the Cash Merger Consideration, the "Merger Consideration"). The Exchange Ratio shall be .61016949 as long as the Jacor Closing Price (as defined below) is equal to or greater than $26.50 per share

                                     A-I-2
and equal to or less than $32.50 per share. If the Jacor Closing Price is less than $26.50 per share, the Exchange Ratio shall be .61016949 multiplied by a fraction the numerator of which is $26.50 and the denominator of which is the Jacor Closing Price. If the Jacor Closing Price is greater than $32.50 per share, the Exchange Ratio shall be .61016949 multiplied by a fraction the numerator of which is $32.50 and the denominator of which is the Jacor Closing Price. Notwithstanding the foregoing three sentences: (i) in the event that subsequent to the date hereof and prior to the Effective Time Jacor shall pay a dividend in Jacor Shares or other equity securities of Jacor, subdivide the Jacor Shares into a larger number of shares (it being understood that a sale or issuance of Jacor Shares shall not constitute such a subdivision) or combine the Jacor Shares into a smaller number of shares, the Exchange Ratio, the $32.50 ceiling price for the adjustment of the Exchange Ratio and the $26.50 floor price for the adjustment of the Exchange Ratio shall be proportionately adjusted; and (ii) in the event that subsequent to the date hereof and prior to the Effective Time, Jacor pays an extraordinary cash dividend and the Jacor Closing Price is greater than or equal to $26.50 per share and less than or equal to $32.50 per share, the Exchange Ratio shall be adjusted so that the value of the Stock Merger Consideration is the same as it would have been if such an extraordinary cash dividend had not been paid.

    The Jacor Closing Price shall be equal to the average per share closing trade price of Jacor Shares as quoted through the Nasdaq Stock Market for the ten Nasdaq Stock Market trading days immediately preceding the date which is three Nasdaq Stock market trading days before the Closing Date.

    (b) At the Effective Time, all of the Premiere Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares), by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each registered holder of any such Premiere Shares shall thereafter cease to have any rights with respect to such Premiere Shares, except that each holder (other than holders of Excluded Shares) will have the right to receive, without interest, the Merger Consideration for such Premiere Shares upon the surrender of the certificate or certificates, if any, representing such Premiere Shares in accordance with Section 3.2.

    (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Premiere Share issued and outstanding immediately prior to the Effective Time and owned by a direct or indirect Subsidiary of Premiere, or held in the treasury of Premiere, immediately prior to the Effective Time, shall no longer be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist, and each registered holder thereof shall thereafter cease to have any rights with respect to such Premiere Shares.

    (d) At the Effective Time, each Premiere Share held by Jacor or any of its direct or indirect Subsidiaries (including Archon) shall not be converted and shall remain issued and outstanding shares of the Surviving Corporation.

    (e) At the Effective Time, the shares of common stock of Acquisition Corp. issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and become a number of fully-paid and non-assessable shares of Common Stock and Class A Common Stock of the Surviving Corporation equal to the number of shares of Common Stock and Class A Common Stock outstanding (excluding Excluded Shares) immediately prior to the Effective Time.

    (f) All calculations hereunder shall be carried out to the eighth decimal place.

    3.2 SURRENDER AND PAYMENT. (a) Prior to the Effective Time, Jacor shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates, if any, representing Premiere Shares for the Merger Consideration. At the Effective Time, Jacor will deposit with the Exchange Agent certificates representing the aggregate Stock Merger Consideration and Cash Merger Consideration to be paid in respect of the Premiere Shares. Promptly after the Effective Time, Jacor shall send, or shall cause

                                     A-I-3
the Exchange Agent to send, to each holder of Premiere Shares at the Effective Time a form of letter of transmittal for use in such exchange (which form shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates, if any, representing Premiere Shares to the Exchange Agent).

    (b) Each holder of Premiere Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of the certificate or certificates, if any, representing such Premiere Shares, together with a properly completed letter of transmittal covering such Premiere Shares, will be entitled to receive the Merger Consideration payable in respect of such Premiere Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

    (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Premiere Shares represented by the certificate or certificates, if any, surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates, if any, so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Premiere Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no further registration of transfers of Premiere Shares. If, after the Effective Time, certificates representing Premiere Shares are presented to the Surviving Corporation or, subject to the provisions of Section 3.2(e), the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article Three.

    (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.2(a), and any cash payment for a fractional Jacor Share made pursuant to Section 3.3, that remains unclaimed by the holders of Premiere Shares entitled thereto twelve months after the Effective Time shall be returned by the Exchange Agent to Jacor or an Affiliate designated by Jacor, upon demand, and any such holder who has not exchanged his Premiere Shares for the Merger Consideration in accordance with this Article Three prior to that time shall thereafter look only to Jacor for his claim for the Merger Consideration, any cash in lieu of fractional Jacor Shares and any dividends or distributions with respect to Jacor Shares paid after the Closing. Notwithstanding the foregoing, Jacor shall not be liable to any holder of Premiere Shares for any amount paid to a public authority pursuant to applicable abandoned property laws.

    (f) No dividends or other distributions with respect to the Jacor Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Premiere Shares until such certificates are surrendered as provided in this Section 3.2. Upon such surrender, there shall be paid (to the extent due and not yet paid), without interest, to the person in whose name the certificates representing the Jacor Shares into which such Premiere Shares were converted are registered, any dividends and other distributions in respect of Jacor Shares that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time.

    3.3 FRACTIONAL SHARES. No certificates or scrip representing fractional Jacor Shares shall be issued in the Merger, but in lieu thereof each holder of Premiere Shares otherwise entitled to a fractional Jacor Share shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this
Section 3.3, a cash payment in lieu of such fractional Jacor Share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the Jacor Closing Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Premiere Shares in lieu of any fractional Jacor Share, the Exchange Agent shall promptly pay all such amounts without interest to all holders of Premiere Shares entitled thereto.

                                     A-I-4

    3.4 VOTING. In determining stockholders of Jacor entitled to notice of and to vote at meetings of stockholders of Jacor, former stockholders of record of Premiere shall not be deemed stockholders of record until such holders have delivered their certificates, if any, representing Premiere Shares to the Exchange Agent pursuant to Section 3.2(a), or otherwise pursuant to Section 3.2(e).

    3.5 NO FURTHER RIGHTS. At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding Premiere Shares (other than Premiere Shares held by Jacor or any direct or indirect Subsidiary of Jacor, including, as of the Effective Time, Archon) immediately prior to the Effective Time shall cease to have any rights as a stockholder of Premiere, except for the right to receive the Merger Consideration upon surrender of its certificate or certificates.

    3.6 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Premiere Shares outstanding immediately prior to the Effective Time and held of record by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Premiere Shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Premiere Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon. Premiere shall give Jacor prompt notice of any demands received by Premiere for appraisal of Premiere Shares, and, prior to the Effective Time, Jacor shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Premiere shall not, except with the prior written consent of Jacor, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PREMIERE

    Premiere represents and warrants to Jacor and Communications as follows:

    4.1 ORGANIZATION AND STANDING. Premiere is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business, and is in good standing, in the states of the United States in which the character of the properties owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect.

    For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to any person, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such person and its Subsidiaries taken as a whole or a material adverse effect on the ability of such party to perform its obligations hereunder; provided, however, that fluctuations in the market price of Premiere Shares or Jacor Shares shall not be deemed to have a Material Adverse Effect on Premiere or Jacor, as the case may be.

    Premiere has furnished to Jacor complete and correct copies of its Certificate of Incorporation and By-laws and of the Certificate of Incorporation and By-laws (each an "Organizational Document") of each of its Subsidiaries, as amended through the date hereof. Such Organizational Documents are in full force and effect and no other organizational documents are applicable to or binding upon Premiere or any Subsidiary thereof.

    4.2 AUTHORIZATION, VALIDITY AND EFFECT. (a) Premiere has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to stockholder approval, to consummate the transactions contemplated hereby and thereby. Subject to stockholder approval, the execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action

                                     A-I-5
in respect thereof on the part of Premiere. This Agreement has been duly and validly executed and delivered by Premiere and represents the legal, valid and binding obligation of Premiere, enforceable against it in accordance with its terms.

    (b) The Board of Directors of Premiere has duly approved the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Shareholders' Agreement for the purposes of Section 203 of the DGCL such that the provisions of Section 203 of the DGCL will not apply to such transactions.

    4.3 CAPITALIZATION. (a) The authorized capital stock of Premiere consists of (i) 14,000,000 shares of Common Stock, of which, as of the date hereof, 3,658,121 shares are issued, 3,654,121 shares are outstanding and 4,000 shares are treasury shares, (ii) 20,000,000 shares of Class A Common Stock, of which, as of the date hereof, 4,469,894 shares are issued, 4,253,974 shares are outstanding and 216,100 shares are treasury shares, and (iii) 5,000,000 shares of preferred stock, none of which are outstanding as of the date hereof. All of the issued and outstanding Premiere Shares are duly and validly issued and outstanding and are fully paid and non-assessable. As of the date hereof, Premiere had outstanding options and warrants representing the right to acquire from Premiere not more than 1,962,596 shares of Common Stock and 1,967,116 shares of Class A Common Stock. Each such option or warrant, the holder thereof, the grant date, exercise price, vesting and other material terms and the instrument or plan pursuant to which such option or warrant was issued are described in Section 4.3(b) of the disclosure memorandum delivered at or prior to the execution hereof to Jacor (the "Disclosure Memorandum").

    (b) Except as set forth in subsection 4.3(a), there are no shares of capital stock or other equity securities of Premiere outstanding, and except as set forth in subsection 4.3(b) of the Disclosure Memorandum, no outstanding options, warrants or rights to subscribe for, securities or rights convertible into or exchangeable for, or contracts, commitments or arrangements by which Premiere is or may be required to issue or sell additional Premiere Shares or any other equity interest in Premiere (collectively, "Equity Rights").

    (c) Except as described in Section 4.3(c) of the Disclosure Memorandum, since December 31, 1996, Premiere has not (i) issued any Premiere Shares or Equity Rights, other than pursuant to the exercise of options and warrants that were issued and outstanding on December 31, 1996, (ii) purchased, redeemed or otherwise acquired, directly or indirectly through one or more Subsidiaries, any Premiere Shares, or (iii) declared, set aside, made or paid to the stockholders of Premiere dividends or other distributions on the outstanding Premiere Shares.

    4.4 PREMIERE SUBSIDIARIES. (a) Section 4.4(a) of the Disclosure Memorandum lists all Subsidiaries of Premiere. All of the outstanding shares of capital stock of each Subsidiary of Premiere are duly and validly issued, fully paid and nonassessable and are owned by Premiere either directly or indirectly through another wholly owned Subsidiary of Premiere free and clear of any claim, lien or encumbrance. No equity securities of any Subsidiary may be required to be issued (other than to Premiere) by reason of any Equity Rights for shares of the capital stock of any such Subsidiary. There are no contracts, commitments, understandings or arrangements by which Premiere or any Subsidiary of Premiere is or may be obligated to transfer any shares of the capital stock of any Subsidiary.

    Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in the states of the United States in which the ownership of its property or the conduct of its business requires it to be so qualified, except for such jurisdictions in which the failure to be so qualified and in good standing would not have a Material Adverse Effect on Premiere.

                                     A-I-6

    As used in this Agreement, the term "Subsidiary" shall mean, with respect to Premiere or Jacor, any corporation or other legal entity of which such party or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

    (b) Other than as set forth in Section 4.4(b) of the Disclosure Memorandum and except for interests in Subsidiaries, neither Premiere nor any Subsidiary thereof owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, limited liability company, partnership, joint venture, business, trust or other legal entity.

    4.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) None of the execution and delivery of this Agreement by Premiere, nor the consummation by Premiere of the transactions contemplated herein, nor compliance by Premiere with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Organizational Documents of Premiere or any Subsidiary thereof, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of Premiere or any Subsidiary thereof pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Premiere, or (iii) subject to receipt of the requisite approvals referred to in
Section 4.5(b), violate any order, writ, injunction, decree, statute, rule or regulation of any governmental, quasi-governmental, judicial, quasi-judicial or regulatory authority with jurisdiction, domestic or foreign (each, a "Governmental Authority"), applicable to Premiere or any Subsidiary thereof or any of their properties or assets where such violation would have a Material Adverse Effect on Premiere.

    (b) Other than (i) in connection or compliance with the provisions of applicable state and federal securities laws, and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, (ii) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) filings with the Secretary of State of the State of Delaware required to effect the Merger, (iv) in connection or compliance with the applicable requirements of the Internal Revenue Code of 1986, as amended, (the "Code") and state, local and foreign tax laws, (v) as set forth in Section 4.5(b) of the Disclosure Memorandum, and (vi) where the failure to give such notice, make such filing or receive such order, authorization, exemption, consent or approval would not have a Material Adverse Effect on Premiere, no notice to, filing with, authorization of, exemption by or consent or approval of any Governmental Authority is necessary for the consummation by Premiere of the transactions contemplated in this Agreement.

    (c) The consents of the Consenting Stockholders, when delivered to the Secretary of Premiere with respect to the outstanding Premiere shares of which they are the beneficial owners, are sufficient to approve the Merger and the transactions contemplated hereby on behalf of Premiere. The Secretary of Premiere has custody of the book in which proceedings of meetings of stockholders of Premiere are recorded.

    4.6 PREMIERE REPORTS; FINANCIAL STATEMENTS. (a) Premiere has filed all forms, reports and documents required to be filed by it with the Commission since January 1, 1994 (collectively, the "Premiere Reports") pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder. As of their respective dates, the Premiere Reports (i) complied when filed as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                     A-I-7

    (b) The consolidated balance sheets of Premiere and its Subsidiaries as of December 31, 1996 and December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with the notes thereto, included in Premiere's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, a copy of which, in the form in which it is to be filed with the Commission (the "Premiere Form 10-KSB"), has been provided to Jacor (together, the "Premiere Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Premiere and its consolidated Subsidiaries as of the dates and for the periods indicated.

    (c) As of the date of this Agreement, except as set forth in the Premiere Financial Statements or the notes thereto, or as described in Section 4.6(c) of the Disclosure Memorandum, neither Premiere nor any Subsidiary has any material outstanding claims against it, liabilities or indebtedness, contingent or otherwise, nor does there exist any condition, fact or circumstances which Premiere reasonably anticipates will create such claim or liability, other than claims or liabilities incurred subsequent to December 31, 1996, in the ordinary course of business, consistent with past practices and which individually and in the aggregate do not have and are not reasonably anticipated to have a Material Adverse Effect on Premiere.

    (d) Since December 31, 1996 and except as disclosed in the Premiere Reports, Premiere and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practices.

    (e) Since December 31, 1996, except as disclosed in Section 4.6(e) of the Disclosure Memorandum and the Premiere Form 10-KSB, there has been no event or condition that has caused or is reasonably anticipated to cause a Material Adverse Effect on Premiere.

    4.7  TAX AND ACCOUNTING MATTERS.

    (a) For purposes of this Agreement, (i) the term "TAXES" shall include all federal, state, county, local or foreign taxes, charges, levies, imposts or other assessments of any nature whatsoever, including, without limitation, corporate income tax, corporate franchise tax, payroll tax, sales tax, use tax, property tax, excise tax, withholding tax, and environmental tax, together with any interest thereon and any penalties or additions to tax relating thereto imposed by any governmental taxing authority for which Premiere or any other member of the Group (as defined below in this Section 4.7(a)) may be directly or contingently liable in its own right, as collection agent for taxes imposed on another person, as a result of any guaranty or election, or as a transferee of the assets of, or as successor to, any person, or pursuant to any applicable law; (ii) the term "GROUP" shall mean, individually and collectively, Premiere, any Subsidiary of Premiere, and any individual, trust, corporation, partnership, limited liability company, and any other entity as to which Premiere may be liable for Taxes for which Premiere or such individual or entity may be directly or contingently liable in its own right, as a result of any guaranty or election, or as a transferee of the assets of, or as successor to, any person, or pursuant to any applicable law; (iii) the term "RETURNS" shall mean all returns, reports, estimates, declarations of estimated tax, information statements and other filings relating to, or required to be filed in connection with, any Taxes, including, without limitation, information returns or reports with respect to backup or employee withholding and other payments to third parties; and (iv) for purposes of this Agreement, the term "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    (b) Except as indicated in Section 4.7(b) of the Disclosure Memorandum, (i) all Returns required to be filed by or on behalf of any member of the Group have been duly filed on a timely basis and all such Returns are true, correct and complete in all material respects; (ii) all Taxes that have been shown as due and payable on the Returns that have been filed by or on behalf of each Member of the Group have been timely paid, and no other Taxes are payable by any member of the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns); (iii) the amounts set forth as provisions for current and deferred taxes and/or accrued liabilities in the Premiere Financial

                                     A-I-8

Statements are sufficient for the payment of all unpaid Taxes (other than Taxes attributable to After MidNite Entertainment, Inc. or its predecessor) accrued for or applicable to all periods ended on the respective dates of the Premiere Financial Statements and all years and periods prior thereto, and each of the amounts set forth on the Premiere Financial Statements in respect of current Taxes and deferred Taxes has been correctly determined in accordance with GAAP;
(iv) no member of the Group is delinquent in the payment of any Taxes or has requested any extension of time within which to file any Return, which Return has not since been filed, accompanied by payment of all Taxes shown as due and payable thereon; (v) there is no dispute or claim concerning any Tax liability of any member of the Group either (A) claimed or raised by any governmental taxing authority in writing or (B) as to which any director or officer of any member of the Group (or employees responsible for Taxes of any such member of the Group) has knowledge based upon personal contact with any agent of such authority, other than those Taxes, identified in Section 4.7(b) of the Disclosure Memorandum, being contested in good faith by appropriate proceedings;
(vi) no member of the Group has waived any statute of limitations in respect of Taxes or granted any extension of the limitations period applicable to any claim for Taxes; (vii) Premiere is not liable for the Taxes of any person, including, without limitation, as a result of the application of United States Treasury Regulation section 1.1502-6, any analogous provision of state, local or foreign law (including, without limitation, principles of unitary taxation), or as a result of any contractual arrangement, whether with any third party or with any taxing authority; (viii) Premiere is not nor has it ever been a party to any tax sharing agreement with any corporation or limited liability company which is not currently a member of the Group; (ix) no claim has ever been made by any governmental taxing authority in any jurisdiction where any member of the Group does not file Returns that it is or may be subject to taxation by such jurisdiction; (x) there are no liens on any of the assets of any member of the Group that arose in connection with any failure (or alleged failure) to pay any Taxes; (xi) each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;
(xii) no director or officer of any member of the Group (or employee responsible for Taxes of any such member) expects any governmental taxing authority to assess any additional Taxes for any period for which Returns have been filed;
(xiii) Section 4.7(b) of the Disclosure Memorandum lists all federal, state, local, and foreign income and franchise Tax Returns filed with respect to Premiere for taxable periods for which the applicable statute of limitations for the assessment of any Tax has not yet expired; (xiv) Section 4.7(b) of the Disclosure Memorandum lists all Returns (relating to any type of Tax and to any taxable period) filed with respect to Premiere that have been audited and indicates those Returns that currently are the subject of audit; (xv) Premiere has delivered to Communications correct and complete copies of all federal, state, local and foreign income and franchise Tax Returns filed with respect to Premiere for all taxable periods for which the applicable statute of limitations for the assessment of any Tax has not yet expired, and has provided representatives of Communications access to all Returns (relating to any type of Tax and to any taxable period) filed with respect to Premiere; (xvi) Premiere has delivered to Communications all examination reports and statements of deficiency assessed against or agreed to by each member of the Group since the date of incorporation of the predecessor of Premiere; (xvii) Premiere is not and has never been a "United States real property holding corporation" within the meaning of Section 897(c) of the Code); (xviii) no member of the Group is a "consenting corporation" under Section 341(f) of the Code; (xix) no member of the Group has entered into any compensatory agreement with respect to the performance of services as to which payment or vesting thereunder (including payment or vesting as a result of the transactions contemplated hereunder) would result in a nondeductible expense to the Group pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code; (xx) Premiere has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that would require the recognition of income pursuant to such adjustment in any post-closing period; (xxi) the amount of unpaid Taxes attributable to After MidNite Entertainment, Inc. or its predecessor accrued for all periods ended on the date hereof and all years or periods prior hereto does not

                                     A-I-9
exceed $250,000; (xxii) Section 4.7(b) of the Disclosure Memorandum sets forth a list of each joint venture, limited liability company, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes in which Premiere holds a direct or indirect ownership interest as of the date hereof or during any taxable period as to which the statute of limitations on the assessment of income or franchise tax has not yet expired; and (xxiii) any past due property taxes for which Premiere or any Subsidiary is liable do not exceed $100,000.

    4.8 PROPERTIES. Except as disclosed or reserved against in the Premiere Financial Statements and except for circumstances that would not have a Material Adverse Effect on Premiere, Premiere and each Subsidiary thereof has good and marketable title to all of the material properties and assets, tangible or intangible, reflected in the Financial Statements as being owned by Premiere and its Subsidiaries as of the dates thereof, free and clear of all liens, encumbrances, charges, defaults or equities of whatever character, except such imperfections or irregularities of title as do not affect the use thereof in any material respect and statutory liens securing payments not yet due ("Liens"). Premiere does not own, directly or indirectly, any real estate. All leased buildings and all leased fixtures, equipment and other property and assets that are material to the business of Premiere on a consolidated basis are held under leases or subleases that are valid instruments enforceable in accordance with their respective terms. All leases to which Premiere or any Subsidiary thereof is a party were entered into in the ordinary course of business. None of such leases is with an Affiliate or contain any material terms or conditions which make any such lease unreasonably onerous or commercially unreasonable. For purposes of this Agreement, an "Affiliate" of a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

    4.9 COMPLIANCE WITH LAWS. Except for environmental matters, which shall be covered by Section 4.16 and which shall not be covered by this Section 4.9, Premiere and each Subsidiary thereof:

    (a) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a Material Adverse Effect on Premiere;

    (b) has received no notification or communication from any Governmental Authority (i) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, which noncompliance would have a Material Adverse Effect on Premiere or (ii) threatening to revoke any license, franchise, permit or authorization of any Governmental Authority, which revocation would have a Material Adverse Effect on Premiere.

    4.10 EMPLOYEE BENEFIT PLANS. (a) Except as listed in Section 4.10 of the Disclosure Memorandum, none of Premiere, any of the Subsidiaries of Premiere or any of their respective ERISA Affiliates (as defined below) maintains, is a party to, participates in or has any liability or contingent liability with respect to:

    (i) any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), respectively); or

    (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA).

    For purposes of this Agreement, the term "ERISA Affiliate" means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of sections 414(b),
(c), (m) or (o) of the Code.

                                     A-I-10

    (b) A true and correct copy of each of the plans, arrangements, and agreements listed in Section 4.10 of the Disclosure Memorandum (referred to hereinafter as "Employee Benefit Plans"), and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to Jacor. In the case of any Employee Benefit Plan which is not in written form, Jacor has been supplied with an accurate description of such Employee Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant's opinion relating to of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Employee Benefit Plan has been supplied to Jacor, and there have been no material changes in the financial condition of the respective plans from that stated in the annual reports and actuarial reports supplied.

    (c) As to all Employee Benefit Plans:

        (i) Such Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of law, and no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

        (ii) Such Plans which are employee pension benefit plans comply in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Code; there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service; and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code.

        (iii) None of the assets of any such Plan (other than Premiere's 401(k) plan) are invested in employer securities or employer real property.

        (iv) There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any such Plan and none of Premiere, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any prohibited transaction.

        (v) There have been no acts or omissions by Premiere, any of its Subsidiaries or any of their respective ERISA Affiliates which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47 or 68 of the Code for which Premiere or any of its Subsidiaries may be liable.

        (vi) None of the payments contemplated by such Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code) and neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement would accelerate the payment, vesting or funding of benefits under any of such Plans.

        (vii) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any such Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

        (viii) No such Plan is subject to Title IV of ERISA and no such Plan is a multi-employer plan (within the meaning of Section 3(37) of ERISA.

        (ix) None of Premiere or any of its Subsidiaries has any liability or contingent liability for providing, under any such Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

                                     A-I-11

        (x) Accruals for all obligations under such Plans are reflected in the financial statements of Premiere in accordance with GAAP.

        (xi) To Premiere's Knowledge, there has been no act or omission that would impair the ability of Premiere or any of its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Employee Benefit Plan.

    (d) The full amount necessary to pay benefits accrued (determined as of the Closing) under The Premiere Deferred Compensation Plan have been contributed to a trust dated as of December 1, 1995 between Premiere and The Prudential Bank and Trust Company.

    4.11 MATERIAL CONTRACTS. Set forth in Section 4.11 of the Disclosure Memorandum is a list, as of the date hereof, of the following agreements (but specifically excluding any commitment made by advertisers to purchase commercial broadcast time or radio station affiliation contracts, which in each case are terminable within 18 months):

    (a) each agreement between Premiere and a consumer or recipient of Premiere's products or services and pursuant to which Premiere is to receive more than $250,000 (or the fair market equivalent thereof in goods or services) on an annual or annualized basis;

    (b) each agreement pursuant to which Premiere will receive amounts in excess of $250,000 (or the fair market equivalent thereof in goods or services) on an annual or annualized basis; each agreement pursuant to which Premiere will be required to pay an amount in excess of $250,000 (or the fair market equivalent thereof in goods or services) on an annual or annualized basis; and each agreement, the term of which exceeds two years and which may not be canceled by Premiere without penalty on one year or less notice, and pursuant to which Premiere will receive (in cash, services or property) or will be obligated to pay, during the unexpired term thereof, an amount in excess of $250,000 (or the fair market equivalent thereof in goods or services);

    (c) each partnership or joint venture agreement to which Premiere or any Subsidiary is a party;

    (d) each agreement limiting the right of Premiere or any Subsidiary to engage in or compete with any person in any business or geographical area;

    (e) each agreement or other arrangement of or involving Premiere or any Subsidiary with respect to indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps and similar agreements;

    (f) each management, consulting, employment, severance or similar agreement requiring the payment of compensation in excess of $150,000 annually, to which Premiere or any Subsidiary is a party and which may not be terminated by Premiere without penalty on 90 days (or less) notice;

    (g) each lease or other agreement with respect to real property leased by Premiere and which: requires Premiere to pay an amount or amounts in excess of $250,000 on annual or annualized basis; or has an unexpired term which exceeds two years and may not be canceled by Premiere without penalty on one year or less notice and which requires Premiere to pay, during the unexpired term, an amount in excess of $250,000;

    (h) each collective bargaining agreement to which Premiere or any Subsidiary is a party;

    (i) each agreement with any Affiliate of Premiere (other than employment agreements and agreements between Premiere and any Subsidiary thereof) to which Premiere or any Subsidiary is a party which involves total payments or liabilities to or from Premiere or any Subsidiary in excess of $60,000; and

    (j) each stockholder agreement, voting trust agreement, share purchase agreement, registration rights agreement or other similar agreement granting rights to one or more stockholders of Premiere,

                                     A-I-12
restricting the voting or transferability of Premiere Shares or otherwise pertaining to the Premiere Shares or any interest (economic or voting) therein.

    Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Premiere, each contract identified in Section 4.11 of the Disclosure Memorandum (such contracts, together with all commitments made by advertisers to purchase commercial broadcast time and radio station affiliation contracts, are referred to herein as the "Premiere Contracts") is in full force and effect and is a legal, valid and binding contract or agreement of Premiere, and there is no default or breach (or, to the actual knowledge of Premiere's president ("Premiere's Knowledge"), any event that, with the giving of notice or lapse of time or both would result in a material default or breach) by Premiere, any Subsidiary, or, to Premiere's Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof.

    Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Premiere, none of the Premiere Contracts will terminate, become terminable by the other party thereto, or have the terms thereof become amended or amendable by the other party thereto without the consent of Premiere, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    4.12 LEGAL PROCEEDINGS. As of the date of this Agreement, except as disclosed in Section 4.12 of the Disclosure Memorandum, there are no actions, suits, investigations or proceedings instituted, pending or overtly threatened, against Premiere or any Subsidiary thereof, or against any property, asset, interest or right of any of them, that involve more than $100,000 in controversy, or that seek relief other than money damages from Premiere or a Subsidiary thereof, or that would have, either individually or in the aggregate, a Material Adverse Effect on Premiere if adversely decided. Neither Premiere nor any Subsidiary thereof is subject to any judgment, order, writ, injunction or decree that would have a Material Adverse Effect on Premiere.

    4.13 CERTAIN INFORMATION. (a) When the Registration Statement (as defined in Section 6.4) to be filed with the Commission by Jacor pursuant to Section 6.4 hereof or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the Effective Time, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Premiere relating to Premiere or its Subsidiaries, shall, if Premiere has approved the contents and presentation of such information (such consent to be conclusively presumed to have been given if the prospectus referred to in Section 6.4 in such Registration Statement is identical to the Information Statement (as defined below), comply as to form in all material respects with the provisions of all applicable securities laws. Any written information supplied or to be supplied by Premiere specifically for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading.

    (b) None of the information supplied or to be supplied by Premiere for inclusion in the Information Statement (as defined in Section 6.4) shall, at the time such document is filed with the Commission and when it is first mailed to the stockholders of Premiere, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event occurs of which Premiere has knowledge and which is required to be described in the Information Statement or any supplement or amendment thereto, Premiere will file and disseminate, as required, a supplement or amendment which complies as to form in all material respects with the provisions of all applicable securities laws. Prior to its filing with the Commission, the Information Statement and each amendment or supplement thereto shall be delivered to Jacor and its counsel.

                                     A-I-13

    (c) All documents that Premiere is responsible for filing with the Commission or any other Governmental Authority in connection with the transactions contemplated hereby shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

    4.14 NO BROKERS. Premiere has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Premiere, Jacor, Communications or Acquisition Corp. to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Premiere has retained Alex. Brown & Sons Incorporated as its financial advisor (the "Premiere Financial Advisor"), which Financial Advisor may be entitled to an advisor fee of up to $2,000,000 plus reimbursement of expenses in connection with the transactions contemplated hereby.

    4.15 OPINION OF FINANCIAL ADVISOR. Premiere has received the opinion of the Premiere Financial Advisor to the effect that, as of the date hereof, the consideration to be received by the holders of Premiere Shares in the Merger is fair to such holders from a financial point of view. A copy of such opinion (or a written confirmation thereof, if presented orally) and any amendments or supplements thereto shall be delivered to Jacor as promptly as practicable after receipt thereof by Premiere.

    4.16 ENVIRONMENTAL. Except as disclosed in Section 4.16 of the Disclosure Memorandum and except insofar as inaccuracies in the following statements would not have a Material Adverse Effect on Premiere (and with respect to properties formerly owned or leased by Premiere or any Subsidiary, only with respect to such period of ownership or lease): (i) the properties owned or leased by Premiere or any Subsidiary and properties formerly owned or leased by Premiere or any Subsidiary for which Premiere has contractual liability (the "Premiere Properties") are or were, as the case may be, in compliance in all material respects with all applicable federal, state and local environmental and hazardous waste laws and regulations; (ii) no enforcement actions are pending or threatened against Premiere or any Subsidiary and no notice of potential liability or administrative or judicial proceedings (including notices regarding clean up of off-site third party hazardous waste sites) has been received by Premiere or such Subsidiary; (iii) there does not now exist on any Premiere Properties currently owned or leased by Premiere, and there has not occurred on, from or under Premiere Properties, a material disposal or release of, Hazardous Substances, Hazardous Wastes or Contaminants; (iv) Premiere Properties contain no unregistered underground storage tanks; (v) neither Premiere nor any Subsidiary nor any of their respective predecessors has any contingent liability in connection with the release of any Hazardous Substances, Hazardous Wastes or Contaminants into the environment; and (vi) neither Premiere or any Subsidiary nor any of their respective predecessors has (A) given any release or waiver of liability that would waive or impair any claim based on Hazardous Substances, Hazardous Wastes or Contaminants to any current or prior tenant or owner of any real property owned or leased at any time by either Premiere or any Subsidiary or to any party who may be potentially responsible for the presence of Hazardous Substances, Hazardous Wastes or Contaminants on any such real property; or (B) made any promise of indemnification to any party regarding Hazardous Substances, Hazardous Wastes or Contaminants that may be located on any real property owned or leased at any time by either Premiere or any Subsidiary or any of their respective predecessors. Section 4.16 of the Disclosure Memorandum contains a description of environmental indemnities of which either Premiere or any Subsidiary is a beneficiary.

    4.17 PERSONNEL. Except as set forth in Section 4.17 of the Disclosure Memorandum, there are no labor disputes existing, or to Premiere's Knowledge, threatened, involving strikes, work stoppages, slow downs or lockouts. There are no grievance proceedings or claims of unfair labor practices filed or, to Premiere's Knowledge, threatened to be filed with the National Labor Relations Board against Premiere or any Subsidiary. To Premiere's Knowledge, there is no union representation or organizing effort pending or threatened against Premiere or any Subsidiary. Neither Premiere nor any Subsidiary has agreed to recognize any union or other collective bargaining unit except those governed by the terms of the agreements listed in Section 4.11 of the Disclosure Memorandum.

                                     A-I-14

    4.18 TAKEOVER STATUTES. Except for Section 203 of the DGCL, no "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under any federal or state or other foreign law, applicable to Premiere is applicable to the Merger or the other transactions contemplated hereby.

    4.19 INTELLECTUAL PROPERTY. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Premiere:
(i) Premiere and each Subsidiary owns or possesses, or has all necessary rights and licenses in, all patents, patent rights, licenses, inventions (whether or not patentable or reduced to practice), copyrights (whether registered or unregistered), know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), registered and unregistered trademarks, service marks and trade names and other intellectual property rights (collectively, "Intellectual Property") necessary to conduct its business as conducted; (ii) neither Premiere nor any Subsidiary has received any unresolved notice of, or is aware of any fact or circumstance that would give any Third Party a right to assert, infringement or misappropriation of, or conflict with, asserted rights of others or invalidity or unenforceability of any Intellectual Property owned by Premiere or any Subsidiary; (iii) the use of such Intellectual Property to conduct the business and operations of Premiere and its Subsidiaries as conducted does not infringe on the rights of any person; (iv) no person is challenging or infringing on or otherwise violating any right of Premiere or any Subsidiary with respect to any Intellectual Property owned by and/or licensed to Premiere or Subsidiary; (v) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a loss or limitation in (x) the rights and licenses of Premiere or any Subsidiary to use or enjoy the benefit of any Intellectual Property employed by them in connection with their business as conducted (y) the amount of any royalties or other benefits received by Premiere or any Subsidiary thereof from Intellectual Property owned by it.

    4.20  EMPLOYMENT AGREEMENTS.  As of the date hereof:

    (a) Amended employment agreements in substantially the form of Exhibit 7.2(f)(i) hereto (the "Employment Agreements") between Premiere and each of Stephen C. Lehman, Kraig T. Kitchen, Timothy M. Kelly and Daniel M. Yukelson (the "Premiere Executive Officers") have been executed and delivered and are in full force and effect (subject to the consummation of the transactions contemplated hereby) and have not been materially breached.

    (b) Amended employment agreements in substantially the form of Exhibit 7.2(f)(ii) hereto (the "Amended Employment Agreements") between Premiere and each of Robert W. Crawford and Louise G. Palanker have been executed and delivered and are in full force and effect (subject to the consummation of the transactions contemplated hereby) and have not been materially breached.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF JACOR,
                      COMMUNICATIONS AND ACQUISITION CORP.

    Jacor, Communications and Acquisition Corp., jointly and severally, represent and warrant to Premiere as follows:

    5.1 ORGANIZATION AND STANDING. Each of Jacor, Communications and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. Each of Jacor, Communications and Acquisition Corp. is duly qualified to do business, and in good standing, in the states of the United States in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Jacor's Certificate of Incorporation and By-laws are in full force and effect and no other organizational documents are applicable to or binding upon Jacor.

                                     A-I-15

    5.2 AUTHORIZATION, VALIDITY AND EFFECT. Each of Jacor, Communications and Acquisition Corp. has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action and stockholder action (to the extent required) in respect thereof on the part of each of Jacor, Communications and Acquisition Corp. This Agreement has been duly and validly executed and delivered by each of Jacor, Communications and Acquisition Corp. and represents the legal, valid and binding obligation of each of Jacor, Communications and Acquisition Corp., enforceable against each of them in accordance with its terms.

    5.3 CAPITALIZATION. As of April 1, 1997, the authorized capital stock of Jacor consisted of 100,000,000 Common Shares, of which 34,834,780 shares were issued and outstanding (the "Jacor Common Stock"), 2,000,000 shares of Class A Preferred Stock, none of which is issued as of the date of this Agreement, and 2,000,000 shares of Class B Preferred Stock, none of which is issued as of the date of this Agreement. All of the issued and outstanding shares of Jacor Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable.

    5.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) None of the execution and delivery of this Agreement by Jacor, Communications or Acquisition Corp., nor the consummation by Jacor, Communications or Acquisition Corp. of the transactions contemplated herein, nor compliance by Jacor, Communications or Acquisition Corp. with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws or equivalent organizational documents of Jacor, Communications or Acquisition Corp., (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of Jacor, Communications or Acquisition Corp. or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or their respective properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Jacor, or (iii) subject to receipt of the requisite approvals referred to in subsection 5.4(b), violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Jacor, Communications, Acquisition Corp. or any of their respective properties or assets where such violation would have a Material Adverse Effect on Jacor.

    (b) Other than (i) such as are required under Federal or state securities or "blue sky" laws and the rules and regulations thereunder, (ii) notices and completion of waiting periods under the HSR Act, (iii) filings with the Secretary of State of the State of Delaware under the DGCL required to effect the Merger, (iv) in connection or compliance with the applicable requirements of the Code and state, local and foreign tax laws and (v) where the failure to give such notice, make such filing or receive such order, authorization, exemption, consent or approval would not have a Material Adverse Effect on Jacor, no notice to, filing with, authorization of, exemption by or consent or approval of any Governmental Authority is necessary for the consummation by Jacor, Communications or Acquisition Corp. of the transactions contemplated in this Agreement.

    (c) The affirmative vote of Communications, as the sole stockholder of Acquisition Corp. is sufficient, and no further vote or consent of any class or series of capital stock of Jacor, Communications or Acquisition Corp. is necessary, to approve the Merger and the other transactions contemplated hereby on the part of Jacor, Communications or Acquisition Corp.

    5.5 JACOR REPORTS; FINANCIAL STATEMENTS. (a) Jacor has filed all forms, reports and documents required to be filed by it with the Commission since January 1, 1994 (collectively, the "Jacor Reports") pursuant to Section 13 or 15(d) of the Exchange Act and the rules and regulations promulgated

                                     A-I-16
thereunder. As of their respective dates, the Jacor Reports (i) complied when filed as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated balance sheets of Jacor and its Subsidiaries as of December 31, 1996 and December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with the notes thereto, included in Jacor's Annual Reports on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission (together, the "Jacor Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Jacor and its consolidated Subsidiaries as of the dates and for the periods indicated.

    5.6 LEGAL PROCEEDINGS. As of the date of this Agreement, there are no actions, suits or proceedings instituted or pending, or to the actual knowledge of Jacor's president ("Jacor's Knowledge"), overtly threatened, against Jacor, Communications or Acquisition Corp., or any of their respective Subsidiaries or against any property, asset, interest or right of any of them, or any of their respective Subsidiaries that would have, either individually or in the aggregate, a Material Adverse Effect on Jacor. None of Jacor, Communications or Acquisition Corp. is subject to any judgment, order, writ, injunction or decree that would have a Material Adverse Effect on Jacor.

    5.7 ACQUISITION CORP. Acquisition Corp. was formed solely for the purpose of engaging in the transactions contemplated hereby. Acquisition Corp. is, and shall be on the Closing Date, a wholly owned direct Subsidiary of Communications. Except for obligations or liabilities incurred in connection with its incorporation or organization, and the transactions contemplated hereby, Acquisition Corp. has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

    5.8 NO BROKERS. None of Jacor, Communications or Acquisition Corp. has entered into a contract, arrangement or understanding with any person or firm that may result in the obligation of Jacor or Acquisition Corp. to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    5.9 JACOR'S FINANCING. Jacor has or will have sufficient funds available to consummate the transactions contemplated by this Agreement and to pay all transaction related fees and expenses.

    5.10 COMPLIANCE WITH LAWS. Jacor, Communications and Acquisition and each Subsidiary thereof:

    (a) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a Material Adverse Effect on Jacor;

    (b) has received no notification or communication from any Governmental Authority (i) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, which noncompliance would have a Material Adverse Effect on Jacor or (ii) threatening to revoke any license, franchise, permit or authorization of any Governmental Authority, which revocation would have a Material Adverse Effect on Jacor.

    5.11 CERTAIN INFORMATION. (a) When the Information Statement (as defined in Section 6.4) to be filed with the Commission by Premiere pursuant to Section
6.4 hereof or any amendment or

                                     A-I-17
supplement thereto, shall be mailed to Premiere's stockholders, and at all times subsequent thereto up to and including the Effective Time, such Information Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Jacor relating to Jacor or its Subsidiaries, shall, if Jacor has approved the contents and presentation of such information (such consent to be conclusively presumed to have been given if the prospectus included in the Registration Statement (as defined below) is identical to the Information Statement), comply as to form in all material respects with the provisions of all applicable securities laws. Any written information supplied or to be supplied by Jacor specifically for inclusion in the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading.

    (b) None of the information supplied or to be supplied by Jacor for inclusion in the Registration Statement (as defined in Section 6.4) shall, at the time such Registration Statement or any post-effective amendment thereto is filed with the Commission or shall become effective, and at all times subsequent thereto up to and including the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event occurs of which Jacor has knowledge which is required to be described in the Registration Statement or any supplement or amendment thereto, Jacor will file and disseminate, as required, a supplement or amendment which complies as to form in all material respects with the provisions of all applicable securities laws. Prior to its filing with the Commission, the Registration Statement and each amendment or supplement thereto shall be delivered to Premiere and its counsel.

    All documents that Jacor is responsible for filing with the Commission or any other Governmental Authority in connection with the transactions contemplated hereby shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

    5.12 STOCK MERGER CONSIDERATION. When issued at the Effective Time, the Jacor Shares comprising the Stock Merger Consideration will be duly issued, fully paid and non-assessable.

                                   ARTICLE 6
                            COVENANTS AND AGREEMENTS

    6.1 EMPLOYMENT AGREEMENTS. Premiere agrees to keep in full force and effect (subject to the consummation of the transactions contemplated hereby) each of the Employment Agreements and Amended Employment Agreements and not to amend any of the Employment Agreements or Amended Employment Agreements without the consent of Jacor, which consent may be withheld in Jacor's sole judgment; provided, however, that it shall not be a breach of this covenant if a person who has executed any of the Employment Agreements or Amended Employment Agreements has died or become disabled.

    6.2 INTERIM OPERATIONS OF PREMIERE. Prior to the earlier of the Effective Time or the termination of this Agreement, except as contemplated by any other provision of this Agreement, unless Jacor has previously consented in writing thereto (which consent shall be granted in Jacor's sole discretion), Premiere and its Subsidiaries will each conduct its operations according to its ordinary course of business consistent with past practice, and Premiere and its Subsidiaries will each use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, Premiere shall not, and shall not permit any Subsidiary thereof, to:

    (a) grant any general increase in compensation or benefits to its employees or to its officers, except in the ordinary course consistent with past practice or as required by law; pay any bonus compensation except in the ordinary course consistent with past practice or in accordance with the provisions of any

                                     A-I-18
applicable program or plan adopted by the Board of Directors of Premiere or any Subsidiary of Premiere prior to the date hereof; enter into or amend the terms of any severance agreements with its officers; or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law) that would materially increase the retirement benefit liabilities of Premiere and its Subsidiaries on a consolidated basis;

    (b) amend, alter or revise any existing employment contract, understanding, arrangement or agreement with any person receiving compensation (including salary and bonus) in excess of $150,000 per year (unless such amendment is required by law) to increase the compensation (including bonus) or benefits payable thereunder or pursuant thereto or enter into any new employment contract, understanding, arrangement or agreement with any person having a salary thereunder in excess of $150,000 that Premiere or such Subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Time;

    (c) adopt any new employee benefit plan or make any change in or to any existing Employee Benefit Plan other than any such change that (i) is required by law, (ii) in the opinion of counsel is necessary or advisable to maintain the tax qualified status of any such, plan, or (iii) would not materially increase, in the aggregate, the employee benefit plan liabilities of Premiere and its Subsidiaries, taken as a whole;

    (d) sell, lease or otherwise dispose of any of its assets (including capital stock of its Subsidiaries) or acquire any business or assets, except in the ordinary course of business for an amount not exceeding $250,000 in the aggregate;

    (e) incur any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a Subsidiary, or issue or sell any debt securities, other than (i) borrowings in connection with acquisitions permitted by subsection 6.2(d) and (ii) borrowings under existing lines of credit in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding.

    (f) authorize, commit to or make capital expenditures in an amount exceeding $250,000 in the aggregate;

    (g) mortgage or otherwise encumber or subject to any Lien any material amount of properties or assets owned by Premiere or any Subsidiary thereof as of the date of this Agreement except for such of the foregoing as are in the normal course of business;

    (h) make any material change to its accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP;

    (i) amend or propose to amend its Organizational Documents;

    (j) declare or pay any dividend or distribution with respect to its capital stock;

    (k) other than pursuant to options or warrants outstanding as of the date hereof and listed in Section 4.3(b) of the Disclosure Memorandum, issue, sell, deliver or agree to issue, sell, deliver (whether through issuance or granting of options, warrants, commitments, subscriptions or rights to purchase) any capital stock or split, combine, reclassify or subdivide the capital stock;

    (l) make any tax election or settle or compromise any material tax liability for an amount greater than reflected on the Premiere Financial Statements;

    (m) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

    (n) enter into any new lines of business or otherwise make material changes to the operation of its business;

                                     A-I-19

    (o) except as to liabilities accrued as of the date of this Agreement, pay or agree to pay in settlement or compromise of any suits or claims of liability against Premiere, its directors, officers, employees or agents, more than an aggregate of $100,000 for all such suits and claims; provided, however, in the event Premiere does not effect such settlement or compromise because Jacor has declined to consent thereto, and this Agreement is subsequently terminated by Premiere pursuant to Section 8.1 hereof, Jacor shall indemnify and hold Premiere harmless against all liabilities and expense reasonably incurred in connection with such matter to the extent in excess of the amount for which Premiere could have settled or compromised such matter if Jacor had granted such consent;

    (p) enter into any agreement providing for the acceleration of any party's rights or payment or performance or other consequence as a result of a change in control of Premiere;

    (s) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article 4 hereof materially untrue or incorrect; or

    (t) commit to any of the foregoing.

    6.3 STOCKHOLDER APPROVAL. With respect to Premiere, this Agreement is subject to the approval of the stockholders of Premiere. Premiere acknowledges that the Consenting Stockholders have agreed to execute and deliver to Premiere written consents approving this Agreement as soon as practicable after the execution of this Agreement.

    6.4 INFORMATION STATEMENT; REGISTRATION STATEMENT. As soon as practicable following the date hereof, Premiere shall file with the Commission an information statement with respect to the Merger (the "Information Statement"). Jacor shall cooperate with Premiere in preparing the Information Statement and shall provide Premiere with all information about Jacor that is required to be included in the Information Statement under the rules and regulations of the Commission under the Exchange Act. As soon as practicable following receipt of final comments from the staff of the Commission on the Information Statement (or advice that such staff will not review such filing), Jacor shall use its reasonable best efforts to file a registration statement on Form S-4 relating to the Jacor Shares issuable in the Merger at the Effective Time (the "Registration Statement") and to have the Registration Statement declared effective by the Commission and to maintain the effectiveness of such Registration Statement until completion of the Merger. The parties shall cooperate in taking any action reasonably necessary to allow the Information Statement to also serve as a prospectus for the Registration Statement (the "Prospectus/Information Statement"). Promptly after the effectiveness of the Registration Statement, Premiere shall mail the Prospectus/Information Statement to all holders of Premiere Shares. Jacor and Premiere shall cooperate with each other in the preparation of the Prospectus/Information Statement and the Registration Statement and shall advise the other in writing if, at any time prior to the Effective Time, any such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Prospectus/Information Statement or the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Notwithstanding the foregoing, each party shall be responsible for the information and disclosures which it makes or incorporates by reference in all regulatory filings, the Prospectus/Information Statement and the Registration Statement.

    6.5 NOTIFICATION. Premiere and Jacor shall, after obtaining knowledge of the occurrence, non-occurrence or threatened occurrence or non-occurrence of any fact or event that would cause or constitute a material breach or failure of any of the representations and warranties, covenants or conditions set forth herein, or that would constitute or result in a Material Adverse Effect to such party, notify the other parties in writing thereof with reasonable promptness.

    6.6 INVESTIGATION AND CONFIDENTIALITY. Prior to the earlier of the Effective Time and the termination of this Agreement, Jacor, on the one hand, and Premiere, on the other hand, shall keep

                                     A-I-20
the other advised of all material developments relevant to the transactions contemplated hereby and may make or cause to be made such investigation, if any, of the business and properties of the other and of their respective financial and legal condition as Jacor or Premiere reasonably deem necessary or advisable to familiarize itself and its advisors with such business, properties and other matters; provided, however, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Premiere agrees to furnish Jacor and its advisors with such financial and operating data and other information with respect to its businesses, properties and employees as Jacor shall from time to time reasonably request. All information furnished to Premiere or Jacor by the other party hereto shall be subject to the Confidentiality Agreement, dated February 3, 1997 (the "Confidentiality Agreement"), between Jacor and Premiere.

    6.7 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the parties shall (a) within ten business days hereof make their respective filings and thereafter make any other required submissions under the HSR Act; (b) use their reasonable best efforts to cooperate with each other in
(i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and satisfy the conditions to the transactions contemplated hereby; provided, however, that nothing in this
Section 6.7 shall require Jacor, or require any Subsidiary of Jacor, to divest or hold separate any radio or television station or stations, or asset or groups of assets, or enter into new arrangements or terminate any existing arrangement, or take any other similar specific action as the result of a request or requirement requested by any Governmental Authorities. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, subject to the remaining provisions hereof, the officers and directors of the parties shall promptly take all such necessary action.

    6.8  INDEMNIFICATION AND INSURANCE.

    (a) For the four years following the Effective Time, Jacor shall indemnify and hold harmless each present and former employee, agent, director or officer of Premiere and its Subsidiaries ("Indemnified Parties") from and against any and all claims arising out of or in connection with activities in such capacity, or on behalf of, or at the request of, Premiere or its Subsidiaries, and shall advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law; provided, however, that if any claim or claims are asserted or made within such four-year period, all rights to indemnification in respect of such claims shall continue until the final disposition of any and all such claims.

    (b) Jacor shall cause the Surviving Corporation to keep in effect provisions substantially similar to the provisions in Premier's Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and its indemnification of or advancement of expenses to the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the Indemnified Parties' right of indemnification or advancement of expenses.

    (c) If, after the Effective Time, Jacor or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its property and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of Jacor assume all of the obligations set forth in this
Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by each person who is now, or has been at any time prior to the

                                     A-I-21
date of this Agreement, or who becomes prior to the Effective Time, an officer, director, employee or agent of Premiere or any of its Subsidiaries (and his heirs and representatives).

    (d) In connection with any claim for indemnification under the provisions contained or referred to in subsections (a) and (b) of this Section 6.8, Jacor agrees that it shall not, and shall cause Premiere not to, assert as a defense to or a mitigating factor is any such claim that any Indemnified Party is a present or former employee, agent, officer or director of Archon or was otherwise affiliated with Archon.

    (e) Jacor will cause to be maintained for a period of not less than four years from the Effective Time directors and officers liability insurance ("D&O Insurance"), to the extent commercially available, on terms and conditions no less advantageous to the Indemnified Parties than Premiere's existing D&O Insurance. Notwithstanding the foregoing, in satisfying its obligation under this Section 6.8(e), Jacor and Premiere shall not be obligated to pay premiums in excess of 125% of the premium paid or to be paid by Premiere in the fiscal year ended December 31, 1996, which amounts are disclosed in Section 6.8(e) of the Disclosure Memorandum, but provided further that Jacor and Premiere shall nevertheless be obligated to provide such coverage as may be obtained for 125% of the premium to be paid by Premiere for such insurance in the fiscal year ended December 31, 1996.

    6.9 PUBLICITY. Premiere and Jacor shall, subject to their respective legal obligations (including requirements of national securities exchanges and other similar regulatory bodies), consult with each other regarding the text of any press release regarding the transactions contemplated hereby before issuing any such press release and in making any filings with any Governmental Authority or with any national securities exchange with respect thereto.

    6.10 TRANSFER TAXES. Jacor shall pay any and all transfer taxes (including, without limitation, any real estate transfer taxes) incurred in connection with the Merger, whether such taxes are imposed on Jacor, Premiere, their respective Subsidiaries or their stockholders, except transfer taxes in connection with the registration of Jacor Shares in a name other than the name of the holder of Premiere Shares in respect of which the Jacor Shares are to be issued.

    6.11 PREMIERE OPTIONS. (a) Premiere shall use its reasonable best efforts to cause each of the Premiere Executive Officers, Roberto W. Crawford and Louise
G. Palanker, immediately after the execution of this Agreement, to enter into an agreement, substantially in the form of Exhibit 6.11(a) to this Agreement (an "Employee Option Agreement"), providing for the cancellation and replacement of such options ("Existing Employee Options") by an option to acquire Jacor Shares under Jacor's existing option plan (a "Roll-Over Option") at the Effective Time, all as provided in Section 6.11(b).

    (b) The cancellation of the Existing Employee Options and replacement with Roll-Over Options shall comply in all respects, and shall be performed in accordance, with the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder. Consistent with the methodology prescribed by Section 424(a) of the Code and the applicable regulations thereunder, (i) the number of Jacor Shares subject to such Roll-Over Option will be determined by multiplying the Exchange Ratio by the number of Premiere Shares subject to the canceled Existing Employee Option, and (ii) the exercise price under such Roll-Over Option will be determined by dividing the exercise price per share under the Cancelled Existing Employee Option in effect immediately prior to the Effective Time by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half-cent shall be rounded to the next higher whole cent). The number of Jacor Shares subject to each Roll-Over Option will be fully vested as of the Effective Time and such Roll-Over Option will expire at the same time as the Existing Employee Option it replaces.

    (c) Premiere will use its reasonable best efforts to cause the vesting, prior to the Effective Time, of each unvested option or warrant to acquire Premiere Shares (other than options and warrants owned by Archon, any of the Premiere Executive Officers or Roberto W. Crawford or Louise G. Palanker), and to cause each person holding any such option or warrant (a "Holder") to enter into an agreement, in a form

                                     A-I-22
substantially similar to Exhibit 6.11(c) to this Agreement (an "Option and Warrant Agreement"), to cancel each of such options and warrants immediately prior to the Effective Time in exchange for the Applicable Option or Warrant Payment. The Applicable Option or Warrant Payment for a Holder shall be the amount of cash and Jacor Shares that would be payable as the Merger Consideration for a number of Premiere Shares equal to (i) the sum of the amounts determined by multiplying the respective numbers of Premiere Shares issuable upon exercise of each of the Premiere options or Premiere warrants held of record by the Holder on the Closing Date by the Spread applicable to each such Premiere option or Premiere warrant divided by (ii) the Presumed Premiere Stock Price. The Spread of each Premiere option or Premiere warrant shall be the difference between the Presumed Premiere Stock Price and the per share exercise price of such warrant or option. The Presumed Premiere Stock Price shall be the Jacor Closing Price multiplied by the Exchange Ratio. Cash shall be paid for fractional shares yielded by the quotient computed pursuant to the second sentence of this Section 6.11(c).

    6.12 CONSENTS. Premiere shall promptly forward to Jacor a copy of all consents received from Consenting Stockholders and shall promptly acknowledge in writing to Jacor that consents have been received from the holders of a majority of the outstanding voting stock of Premiere and that accordingly this Agreement has been duly approved pursuant to the DGCL.

    6.13 STOCK PURCHASE AGREEMENT. Jacor and Communications shall comply in all material respects with their obligations contained in the Stock Purchase Agreement.

    6.14 EMPLOYEE BENEFIT PLAN. Prior to the Closing, the Board of Directors of Premiere shall have adopted a resolution ceasing further contribution and benefit accruals under the Premiere Employee 401(k) Plan (the "401(k) Plan") and terminating the 401(k) Plan effective as of a date prior to the Closing.

    6.15 TERMINATION OF CERTAIN AGREEMENTS. (a) Premiere shall use its reasonable best efforts to cause all agreements relating to the Premiere Shares, voting or otherwise, to which Archon or Affiliates of Premiere are parties (other than this Agreement, the Stock Purchase Agreement and the Shareholders' Agreement), including those listed in Section 6.15(a) of the Disclosure Schedule, to be terminated prior to the Closing (subject to the consummation of the transactions contemplated hereby) without any liability to Premiere or Jacor other than those liabilities fully satisfied prior to the Closing.

    (b) Premiere shall use its reasonable best efforts to cause the registration rights agreement entered into in connection with the acquisition by Premiere of After MidNite Entertainment, Inc. to be terminated prior to the Closing (subject to the consummation of the transactions contemplated hereby) without any liability to Premiere or Jacor other than those liabilities fully satisfied prior to the Closing.

                                   ARTICLE 7
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    7.1 CONDITIONS TO OBLIGATIONS OF THE PARTIES. The respective obligations of Premiere, Jacor, Communications and Acquisition Corp. to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

    (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (b) None of the parties hereto shall be subject to any order or injunction of a court or Governmental Authority of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted; provided, however, that nothing in this Section 7.1(b) shall require Jacor, any Subsidiary of Jacor or any Affiliate of Archon to divest or hold separate any radio or television station or stations, or asset or groups of assets, or enter into

                                     A-I-23
new arrangements or terminate any existing arrangement, or take any other similar specific action. as the result of a request or requirement requested by any Governmental Authorities.

    (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement (each a "Regulatory Authorization") shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the Surviving Corporation following the Effective Time.

    (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

    (e) This Agreement shall have been approved by (i) the holders of outstanding voting securities of Premiere representing a majority of the votes entitled to be voted on the matter and (ii) Communications, as the sole stockholder of Acquisition Corp.

    (f) Communications shall have purchased all of the outstanding capital stock of Archon pursuant to the Stock Purchase Agreement.

    7.2 CONDITIONS TO OBLIGATIONS OF PREMIERE. The obligations of Premiere to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following additional conditions:

    (a) The representations and warranties of Jacor, Communications and Acquisition Corp. set forth in this Agreement which are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Jacor, Communications and Acquisition Corp. set forth in this Agreement which are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (except for any such representations and warranties made as of a specified date, which shall be true and correct in all respects or all material respects, as the case may be, as of such date); provided, however that this condition shall be deemed satisfied unless the failure of such condition to be satisfied would have a material adverse effect on the benefits that the stockholders of Premiere are reasonably expected to receive in the Merger.

    (b) Each of the agreements and covenants of Jacor, Communications and Acquisition Corp. to be performed and complied with by Jacor, Communications and Acquisition Corp. pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects; provided, however that this condition shall be deemed satisfied unless the failure of such condition to be satisfied would have a material adverse effect on the benefits that the stockholders of Premiere are reasonably expected to receive in the Merger.

    (c) Jacor shall have delivered to Premiere a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, as to the satisfaction by it of the conditions set forth in subsections 7.2(a) and 7.2(b).

    7.3 CONDITIONS TO OBLIGATIONS OF JACOR, COMMUNICATIONS AND ACQUISITION CORP. The obligations of Jacor, Communications and Acquisition Corp. to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

    (a) The representations and warranties of Premiere set forth in this Agreement which are qualified as to materiality and the representations and warranties contained in Section 4.3 hereof shall be true and correct in all respects, and the representations and warranties of Premiere set forth in this Agreement which are not qualified as to materiality shall be true and correct in all material respects, in each case as of

                                     A-I-24
the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (except for any such representations and warranties made as of a specified date, which shall be true and correct in all respects or all material respects, as the case may be, as of such date); provided, however, that except with respect to the representation and warranties in Section 4.3 this condition shall be deemed satisfied unless the failure of such condition to be satisfied would have a Material Adverse Effect on Premiere or a material adverse effect on the overall economic benefits Jacor reasonably anticipates to realize from its acquisition of Premiere (it being understood and agreed that the failure of Premiere to meet the projected results of operations provided to Jacor shall not, by itself, be deemed to have material adverse effect on the overall economic benefits Jacor reasonably anticipates to realize from its acquisition of Premiere).

    (b) The agreement of Premiere contained in Section 6.2(k) hereof shall have been duly performed and complied with in all respects and each of the other agreements and covenants of Premiere to be performed and complied with by Premiere pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects; provided, however, that except for the agreement contained in Section 6.2(k), this condition shall be deemed satisfied unless the failure of such condition to be satisfied would have a Material Adverse Effect on Premiere or a material adverse effect on the overall economic benefits Jacor reasonably anticipates to realize from its acquisition of Premiere.

    (c) Premiere shall have delivered to Jacor a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, as to the satisfaction by it of the conditions set forth in subsections 7.3(a) and 7.3(b).

    (d) Each of the Premiere Executive Officers, Roberto W. Crawford and Louise
G. Palanker shall have executed and delivered to Jacor an Employee Option Agreement.

    (e) Except for (i) options and warrants to acquire Premiere Shares held by Archon, (ii) options to acquire Premiere Shares that will be converted to options to acquire Jacor Shares pursuant to the Employee Option Agreements that have been executed and delivered to Jacor, and (iii) options and warrants to acquire Premiere Shares that will be canceled pursuant to the Option and Warrant Agreements that have been executed and delivered to Jacor, there shall be no more than 750,000 Premiere Shares that may be acquired pursuant to options or warrants to acquire Premiere Shares.

    (f) The Employment Agreements and the Amended Employment Agreements shall be in full force and effect (subject to the consummation of the transactions contemplated hereby) and shall not have been materially breached as of the Closing; provided, however, this condition shall be waived with respect to any such individual who has died or become disabled prior to the Closing.

    (g) At least 10 days prior to the Closing, Premiere shall have delivered to Jacor a letter identifying all persons who would be deemed to be "affiliates" of Premiere for purposes of Rule 145 under the Securities Act (the "Rule 145 Affiliates") and Jacor shall have received an agreement substantially in the form of Exhibit 7.3(g) to this Agreement from each Rule 145 Affiliate.

    (h) All agreements relating to the Premiere Shares, voting or otherwise, to which Archon or Affiliates of Premiere are parties (other than this Agreement, the Stock Purchase Agreement and the Shareholders' Agreement), including those listed in Section 6.15(a) of the Disclosure Schedule, shall have been terminated without any liability to Premiere or Jacor other than those liabilities fully satisfied prior to the Closing.

                                     A-I-25

                                   ARTICLE 8
                            TERMINATION OF AGREEMENT

    8.1 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Time:

    (a) by mutual written consent of Premiere and Jacor;

    (b) by Premiere or Jacor, upon written notice to the other party, if the Merger shall not have been consummated on or prior to August 31, 1997 (the "Outside Date").

    (c) by Premiere or Jacor, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall have become final and non-appealable or if a Governmental Authority has otherwise made a final determination that any required Regulatory Authorization would not be forthcoming; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used all required efforts as specified in Section 7.1(b) to remove such injunction, order or decree;

    (d) by Premiere or Jacor, if any condition to such party's obligations to consummate the transactions contemplated hereby is incapable of being satisfied on or prior to the Outside Date; provided, however, that the terminating party has not breached the terms of this Agreement; or

    (e) by Jacor, if Archon shall have breached any material representation or warranty, or failed to perform any covenant or duty contained in, the Stock Purchase Agreement, other than a breach or noncompliance that would not materially affect the benefits Jacor is receiving from the Stock Purchase Agreement.

    8.2 EFFECT OF TERMINATION. (a) In the event of the termination of this Agreement pursuant to Section 8.1, the respective obligations of the parties under this Agreement will terminate except for Sections 6.2(o), 8.2, 9.2, 9.4, 9.5, 9.6, 9.10, 9.11, 9.12 and 9.13; provided, however, that the termination of this Agreement will not relieve any party from liability for any breach of this Agreement.

    (b) The parties acknowledge that in the event this Agreement is terminated by Premiere by reason of a breach of this Agreement by Jacor or the Merger otherwise fails to be consummated by reason of a breach of this Agreement by Jacor, Premiere will incur substantial damages which will be difficult or impossible to quantify. Accordingly, the parties hereto agree that in the event it is determined that the termination of this Agreement and/or the failure of the Merger to be consummated is the result of a breach of this Agreement by Jacor, Premiere shall be entitled to recover from Jacor as Premiere's sole and exclusive remedy liquidated damages in the amount of $15,000,000 plus its reasonable attorneys fees and expenses incurred in connection with collecting such liquidated damages. The parties acknowledge that the liquidated damages provided for herein constitute a reasonable estimate of the damages Premiere would incur.

                                   ARTICLE 9
                           MISCELLANEOUS AND GENERAL

    9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained herein shall survive the Closing or the termination of this Agreement. The covenants and agreements contained herein shall survive the Closing.

    9.2 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the HSR Act filing shall be shared equally by Premiere and Jacor.

                                     A-I-26

    9.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided however that Jacor may assign its rights under this Agreement to an Affiliate at any time and to a non-Affiliate if Jacor, in its sole discretion, determines that it is appropriate to do so because of difficulties encountered in satisfying the conditions in Article 7 of this Agreement. Any such assignment shall not affect Jacor's liability hereunder, including, without limitation, its obligation to deliver the Stock Merger Consideration.

    9.4 THIRD PARTY BENEFICIARIES. Except as set forth in Article 3 and Sections 6.8 and 7.1(b) (each of which shall inure to the benefit of the persons or entities benefitting from the provisions thereof, which persons are intended to be third party beneficiaries thereof; provided, however, that no person shall have third party beneficiary or other rights under Article 3 of this Agreement if the Merger has not been consummated, regardless of the reason that the Merger has not been consummated), each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

    9.5 NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be sufficient if in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Jacor,
Communications or any

Acquisition Corp.:           Paul F. Solomon
                             Jacor Communications, Inc.
                             50 East RiverCenter Boulevard
                             Twelfth Floor
                             Covington, Kentucky 41011
                             Facsimile: (606) 655-9356

with a copy to:              Scott J. Davis
                             Mayer, Brown & Platt
                             190 South LaSalle Street
                             Chicago, Illinois 60603
                             Facsimile: (312) 701-7711

If to Premiere:              Stephen C. Lehman
                             President and Chief Executive Officer
                             Premiere Radio Networks, Inc.
                             15260 Ventura Boulevard
                             Fifth Floor
                             Sherman Oaks, California 91403-5339
                             Facsimile: (818) 377-5330

with copies to:              Kenin M. Spivak
                             Co-Chairman of the Executive Committee
                             Premiere Radio Networks, Inc.
                             15260 Ventura Boulevard
                             Fifth Floor
                             Sherman Oaks, California 91403-5339
                             Facsimile: (818) 385-3662

                                     A-I-27

and                          Gary N. Jacobs
                             Christensen, Miller, Fink, Jacobs,
                             Glaser, Weil & Shapiro
                             2121 Avenue of the Stars
                             Suite 1800
                             Los Angeles, California 90067
                             Facsimile: (310) 556-2920

and                          Richard V. Sandler, Esq.
                             Maron & Sandler
                             844 Moraga Drive
                             Los Angeles, CA 90049
                             Facsimile: (310) 440-3690

or to such other address with respect to a party as such party shall notify the other parties in writing as above provided.

    9.6 COMPLETE AGREEMENT. This Agreement and the other documents and agreements delivered by the parties in connection herewith contain the complete agreement among the parties hereto with respect to the Merger and the other transactions contemplated hereby and thereby and supersede all prior agreements and understandings among the parties hereto with respect thereto; provided, however, that the Confidentiality Agreement shall remain in full force and effect.

    9.7 CAPTIONS; REFERENCES. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. When a reference is made in this Agreement to a clause, a Section, a subsection or an Article, such reference shall be to such clause, Section, subsection or Article of this Agreement unless otherwise indicated.

    9.8 AMENDMENT. At any time, the parties hereto, by action taken by their respective Board of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.9 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of such party.

    9.10 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

    9.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.12 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                                     A-I-28

    9.13 CONSENT TO JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such Delaware Courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

    9.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                JACOR COMMUNICATIONS, INC.

                                By:            /s/ JEROME L. KERSTING
                                     -----------------------------------------
                                     Name: Jerome L. Kersting
                                     Title:  Senior Vice President

                                JACOR COMMUNICATIONS COMPANY

                                By:            /s/ JEROME L. KERSTING
                                     -----------------------------------------
                                     Name: Jerome L. Kersting
                                     Title:  Senior Vice President

                                PRN HOLDING ACQUISITION CORP.

                                By:            /s/ JEROME L. KERSTING
                                     -----------------------------------------
                                     Name: Jerome L. Kersting
                                     Title:  Senior Vice President

                                PREMIERE RADIO NETWORKS, INC.

                                By:            /s/ DANIEL M. YUKELSON
                                     -----------------------------------------
                                     Name: Daniel M. Yukelson
                                     Title: Vice President/Finance

                                     A-I-29

                                                                        ANNEX II

                            SHAREHOLDERS' AGREEMENT

    THIS SHAREHOLDERS' AGREEMENT (this "AGREEMENT") is made and entered into as of April 7, 1997 by and among (i) Jacor Communications, Inc., a Delaware corporation ("JACOR"), and its wholly-owned subsidiary, Jacor Communications Company, a Florida corporation ("COMMUNICATIONS"), on the one hand, and (ii) Archon Communications Inc., a Delaware corporation ("ACI"), both in its individual capacity and as Proxy (as defined below), the stockholders of ACI, namely, Archon Communications Partners LLC, a California limited liability company, and News America Holdings, Incorporated, a Delaware corporation (each an "ARCHON SHAREHOLDER" and collectively the "ARCHON SHAREHOLDERS"), and each of the other shareholders of Premiere signatory hereto (each an "INSIDER" and collectively the "INSIDERS"), on the other hand. ACI, the Archon Shareholders and the Insiders are each referred to herein individually as a "SHAREHOLDER" and are referred to herein collectively as the "SHAREHOLDERS".

    A. Jacor, Communications and PRN Holding Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Communications ("ACQUISITION CORP."), on the one hand, and Premiere Radio Networks, Inc., a Delaware corporation ("PREMIERE"), on the other hand, have entered into that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of even date herewith, pursuant to which Acquisition Corp. will merge with and into Premiere (the "MERGER" ), with the stockholders of Premiere to receive a combination of shares of Common Stock of Jacor (the "JACOR STOCK") and cash in exchange for their shares of Common Stock and/or Class A Common Stock of Premiere (collectively, the "PREMIERE STOCK").

    B. ACI is currently the owner of shares of Premiere Stock and options and warrants to purchase Premiere Stock.

    C. Under the Voting Trust Proxy and Voting Agreement (the "TRUST PROXY AGREEMENT"), dated as of July 28, 1995, by and among the Insiders and ACI, each Insider appointed ACI, with full power of substitution, as such Insider's attorney and proxy (ACI acting in such capacity being referred to herein as the "TRUST PROXY") to vote, and to express consent or dissent to corporate action in writing without a meeting with respect to, the shares of Premiere Stock owned by such Insider listed on Schedule A to the Trust Proxy Agreement ("TRUST SHARES") subject to that certain voting trust (the "VOTING TRUST") created pursuant to that certain Voting Trust Agreement (the "VOTING TRUST AGREEMENT"), dated as of July 28, 1995, by and among U.S. Trust Company of California, N.A., not in its individual capacity but solely as trustee of the Voting Trust ("TRUSTEE"), ACI and the Insiders, on all matters on which such Insider is entitled to vote at a meeting of the shareholders of Premiere, and in all proceedings in which the vote or consent, written or otherwise, of the holders of the Trust Shares may be required or authorized by law. Pursuant to the Voting Trust Agreement, the Trustee is required to vote such Trust Shares in accordance with the determination of the holders of more than 50% of the voting power of such Trust Shares.

    D. Under the Stockholders Voting Agreement and Proxy (the "VOTING AGREEMENT"), dated as of July 28, 1995, by and among the Insiders and ACI, each Insider appointed ACI, with full power of substitution, as attorney and proxy (ACI acting in such capacity being referred to herein as the "VOTING PROXY" and ACI acting both in such capacity and as the Trust Proxy being referred to herein as the "PROXY") to vote the shares of Premiere Stock owned by such Insider listed on Schedule A to the Voting Agreement (which shares are not subject to the Voting Trust Agreement) and any shares of voting capital stock issued with respect thereto (such existing shares and any such new shares being collectively referred to herein as the "PROXY SHARES") on all matters as to which such Insider is entitled to vote at a meeting of the shareholders of Premiere, or to which they are entitled to express consent or dissent to corporate action in writing without a meeting, in the Voting Proxy's absolute and sole discretion.

    E. Each of the Trustee and the Proxy is obligated to vote all Trust Shares and Proxy Shares, as the case may be, in accordance with that certain Stockholders Agreement ("STOCKHOLDERS AGREEMENT"), dated as

                                     A-II-1
of July 28, 1995, by and among Premiere, ACI and the Insiders, which Stockholders Agreement restricts the transfer of the shares of Premiere Stock owned by the Shareholders (including by operation of law) except in accordance with the terms and conditions of such Stockholders Agreement.

    F. A condition precedent to the Merger is the acquisition of all of the outstanding shares of Common Stock of ACI (the "ACI STOCK") by Communications in exchange for a combination of shares of Jacor Stock and cash pursuant to the Stock Purchase Agreement, dated as of even date herewith, between Jacor and Communications, on the one hand, and the Archon Shareholders, on the other (the "STOCK PURCHASE AGREEMENT").

    G. As a condition to their willingness to enter into the Merger Agreement and the Stock Purchase Agreement, Jacor and Communications have required that each Shareholder enter into, and each such Shareholder has agreed to enter into, this Agreement.

    NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

    1. REPRESENTATIONS AND WARRANTIES OF ACI AND THE ARCHON SHAREHOLDERS. Each of ACI, both in its individual capacity and as the Proxy (except that (x) the representations and warranties set forth in SECTIONS 1(A)(I) and 1(B) are made by ACI solely in its individual capacity and (y) the representations and warranties set forth in SECTION 1(C) are made by ACI solely in its capacity as the Proxy) and each Archon Shareholder hereby, jointly and severally represents and warrants to Jacor and Communications as follows:

        (a) AUTHORITY; NO VIOLATION. Each of ACI and each such Archon Shareholder has all necessary power and authority to enter into and perform its respective obligations hereunder. The execution, delivery and performance of this Agreement by each of ACI and each such Archon Shareholder will not (i) violate its certificate of incorporation, bylaws or other similar governing documents, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to, any note, bond, mortgage, indenture, license, agreement, lease, voting agreement, shareholders' agreement, trust agreement, voting trust or other instrument, contract or obligation to which it is a party (including the Proxy Agreements as defined below) or by which its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it. This Agreement has been duly and validly executed and delivered by ACI (including ACI acting hereunder in its capacities as the Proxy) and each such Archon Shareholder and constitutes a valid and binding agreement of ACI (including ACI acting hereunder in its capacities as the Proxy) and each such Archon Shareholder enforceable against it in accordance with its terms.

        (b) OWNERSHIP OF SHARES. ACI is the beneficial owner holder of the number and class of shares of Premiere Stock indicated under ACI's name on
    Schedule 1(b) hereto (the "ACI EXISTING SHARES," and together with any shares of Premiere Stock acquired by ACI after the date hereof, the "ACI SHARES") and, as of the date hereof, the ACI Existing Shares constitute all the outstanding shares of Premiere Stock owned of record or beneficially by ACI. Schedule 1(b) lists the record owner of any ACI Existing Shares of which ACI is not the record owner, the number of such shares and whether a Consent (as defined in Section 3(a)) can be delivered immediately with respect to those shares. ACI has with respect to the ACI Existing Shares, and at all times between the date of this Agreement and the consummation of the Merger will have with respect to the ACI Shares, good and valid title to such ACI Shares, free and clear of any liens, charges, encumbrances, ownership interests or claims of any third parties. Except as disclosed on
    Schedule 1(b), there are no options or rights to acquire, or any agreements to which ACI or any Archon Shareholder is a party relating to, any ACI Shares, other than this Agreement. With respect to the ACI Existing Shares, ACI has sole voting power and sole power to issue instructions with respect to the matters set forth in SECTION 3 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in the actions set forth in

                                     A-II-2

    SECTION 3 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, except in each of the foregoing cases for such restrictions as are set forth in the respective agreements referred to herein, all of which are being waived to the extent set forth elsewhere herein.

        (c) AUTHORITY OF THE PROXY. With respect to the Trust Shares and the Proxy Shares, the Proxy has sole voting power and sole power to issue instructions with respect to the matters set forth in SECTION 3 hereof, sole power to demand appraisal rights and sole power to engage in the actions set forth in SECTION 3 hereof, with no restrictions on such voting rights, rights of disposition or otherwise, except as expressly stated herein.

    2. REPRESENTATIONS AND WARRANTIES OF THE INSIDERS. Each Insider hereby, severally only and not for one another or jointly, represents and warrants to Jacor and Communications as follows:

        (a) AUTHORITY; NO VIOLATION. Such Insider has all necessary power and authority to enter into and perform all of such Insider's obligations hereunder. The execution, delivery and performance of this Agreement by such Insider will not violate or conflict with, or constitute a violation of or default under, any contract, commitment, agreement, arrangement or restriction of any kind to which such Insider is a party or by which such Insider is bound, including the Proxy Agreements, any voting agreement, shareholders' agreement, trust agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Insider and constitutes a valid and binding agreement of such Insider enforceable against such Insider in accordance with its terms.

        (b) OWNERSHIP OF SHARES. Such Insider is the beneficial owner holder of the number and class of outstanding shares of Premiere Stock indicated under such Insider's name on Schedule 2(b) hereto (the "INSIDER EXISTING SHARES," and together with any shares of Premiere Stock acquired by such Insider after the date hereof, the "INSIDER SHARES") and, as of the date hereof, the Insider Existing Shares constitute all the outstanding shares of Premiere Stock owned of record or beneficially by the Insider. Schedule 2(b) lists, with respect to each Insider, the record owner of the Insider Existing Shares owned beneficially but not of record by that Insider, the number of such shares, and whether a Consent (as defined in Section 3(a)) can be delivered immediately with respect to those shares. Such Insider has with respect to the Insider Existing Shares, and at all times between the date of this Agreement and the consummation of the Merger will have with respect to the Insider Shares, good and valid title to such the Insider Shares, free and clear of any liens. Except as disclosed on Schedule 2(b), there are no options or rights to acquire, or any agreements to which any Insider is a party relating to, any Insider Shares, other than this Agreement. With respect to the Insider Existing Shares, subject to applicable community property laws, such Insider has sole voting power and sole power to issue instructions with respect to the matters set forth in SECTION 3 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in the actions set forth in SECTION 3 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, except in each of the foregoing cases for such restrictions as are set forth in the respective agreements referred to herein, all of which are being waived to the extent set forth elsewhere herein.

    3.  VOTING AGREEMENT, PROXY AND AGREEMENT NOT TO TRANSFER.

    Notwithstanding anything to the contrary set forth in any of the Stockholders Agreement, the Trust Proxy Agreement, the Voting Trust Agreement and the Voting Agreement (collectively, the "PROXY AGREEMENTS"),

        (a) Each Shareholder (except that the obligations in SECTION 3(A)(II) and 3(A)(III) are undertaken by the Insiders only) hereby severally (i) instructs, empowers, authorizes and directs the Trustee to vote the Trust Shares and to give written consent at all meetings of shareholders of Premiere and in all proceedings in which the vote or consent, written or otherwise, of the Shareholders may be required or authorized by law, to approve, adopt and consent to the Merger Agreement and the transactions contemplated thereby in the exercise of its duties as Trustee under the Voting Trust Agreement;

                                     A-II-3

    (ii) instructs, empowers, authorizes and directs the Trust Proxy to instruct, empower, authorize and direct the Trustee to vote the Trust Shares and to give written consent at all meetings of shareholders of Premiere and in all proceedings in which the vote or consent, written or otherwise, of the Shareholders may be required or authorized by law, to approve, adopt and consent to the Merger Agreement and the transactions contemplated thereby in the exercise of its duties as Trustee under the Voting Trust Agreement;
    (iii) instructs, empowers, authorizes and directs the Voting Proxy to vote the Proxy Shares and to give written consent at all meetings of stockholders of Premiere and in all proceedings in which the vote or consent, written or otherwise, of the Shareholders may be required or authorized by law, to approve, adopt and consent to the Merger Agreement and the transactions contemplated thereby in the exercise of its duties as the Voting Proxy under the Voting Agreement; (iv) approves, adopts and consents to the Merger, the Merger Agreement, and the transactions contemplated thereby pursuant to
    Section 228 of the Delaware General Corporation Law and, with respect to the ACI Existing Shares or Insider Existing Shares owned of record by that Shareholder or as to which that Shareholder can cause a Consent (as defined below) to be delivered immediately, further agrees to execute and deliver (and instructs, empowers, authorizes and directs the Trustee and the Proxy and, if appropriate, the record owner of such shares, to execute and deliver), immediately following the execution of the Merger Agreement and this Agreement, a written consent in the form attached hereto as EXHIBIT A approving and consenting to the Merger, the Merger Agreement and the transactions contemplated thereby to the Secretary of Premiere (a "Consent"); (v) with respect to the ACI Existing Shares or Insider Existing Shares owned beneficially but not of record by that Shareholder as to which that Shareholder cannot cause a Consent to be delivered immediately, shall cause a Consent to be executed and delivered to the Secretary of Premiere (either by causing record ownership to be transferred to that Shareholder's name or otherwise) as soon as practicable and in any event within 15 business days of the date of this Agreement; and (vi) except with the prior written consent of Jacor and Communications, agrees not to revoke any Consent once delivered and to vote or cause to be voted all of such Shareholder's ACI Existing Shares or Insider Existing Shares, as the case may be, beneficially owned or held by such Shareholder (such shares, together with any shares of Premiere Stock acquired by such Shareholder after the date hereof, being referred to herein as the "SHARES") against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Premiere or its subsidiaries; (B) any sale, lease or transfer of the assets of Premiere or its subsidiaries; (C) any change in the board of directors of Premiere; (D) any material change in the present capitalization of Premiere;
    (E) any amendment of Premiere's Certificate of Incorporation or Bylaws; (F) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Jacor and Communications of the Merger or the transactions contemplated by the Merger Agreement. Each Shareholder agrees that he or it shall not enter into any agreement or understanding with any person or entity that would be effective prior to the Termination Date (as defined in SECTION 6) to vote or give instructions after the Termination Date in any manner inconsistent with this SECTION 3(A).

        (b) Each Shareholder hereby severally grants to Jacor and Communications, and appoints (and instructs, empowers, authorizes and directs the Trustee and the Proxy to appoint) Jerome Kersting, Paul Solomon and Christopher Weber of Jacor, in their respective capacities as officers of Jacor, and any individual who shall succeed to any such office of Jacor, and any other designee of Jacor, and each of them, as such Shareholder's irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Shares with respect to the Merger, the Merger Agreement and the transactions contemplated thereby, in the event that Jacor determines that any further shareholder vote or consent is required or advisable in order to consummate the Merger and the transactions contemplated thereby. Such Shareholder intends this proxy to be irrevocable and coupled with an interest, and will take such further action and execute such other instruments as may be necessary to

                                     A-II-4
    effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Shareholder with respect to the Shares.

        (c) Each Shareholder hereby severally agrees not to sell, transfer, assign, grant an option or other rights to acquire, or otherwise dispose of any of his or her Shares without the prior written consent of Jacor and Communications. Any permitted transferee of Shares must become a party to this Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.

    4.  COOPERATION.  Until the earlier of the Termination Date or the Merger:
Each Shareholder severally agrees that it will not, and will use such Shareholder's best efforts as a shareholder to cause Premiere not to, (i) directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of Premiere or any of its subsidiaries, or the acquisition of or tender or exchange offer for voting securities of Premiere or any subsidiary of Premiere or any business combination between Premiere or any subsidiary of Premiere and any person other than Jacor, Communications or Acquisition Corp. (collectively, a "COMPETING TRANSACTION"), or (ii) furnish to any other person any nonpublic information or access to such information with respect to or otherwise concerning a Competing Transaction. Each Shareholder agrees to immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Competing Transaction. Each Shareholder will promptly disclose to Jacor and Communications the identity of any person who attempts to initiate discussions contemplating a Competing Transaction and a description of the terms of the proposed Competing Transaction.

    5. INSIDER CAPACITY. Each Insider is entering into this Agreement in his or her capacity as the record or beneficial owner of such Insider's Shares, and not in his or her capacity as a director or officer of Premiere, except as expressly stated herein. To the extent that the Shares constitute community property, all references herein to "Insider" shall also include such Insider's spouse.

    6. TERMINATION. The obligations of the parties hereunder shall terminate upon the termination of the Merger Agreement pursuant to Section 8.1 thereof. The date on which such termination occurs is referred to herein as the "TERMINATION DATE".

    7. PROXY AGREEMENTS. Notwithstanding anything to the contrary in the Proxy Agreements, each Shareholder hereby severally acknowledges, agrees and consents to the termination of all of the Proxy Agreements on and as of the Closing (as defined in the Merger Agreement) and further agrees to execute and deliver any such further document or agreement as Jacor and Communications shall reasonably consider to be desirable to evidence such termination.

    8. SPECIFIC PERFORMANCE. Each Shareholder acknowledges that damages would be an inadequate remedy to Jacor and Communications for an actual or prospective breach of this Agreement and that the obligations of each of the Shareholders hereto shall be specifically enforceable.

    9.  MISCELLANEOUS.

        (a) DEFINITIONAL MATTERS.

           (i) Unless the context otherwise requires, "person" shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

           (ii) All capitalized terms used but not defined in this Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.

           (iii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                                     A-II-5

        (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        (c) PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        (d) ASSIGNMENT. This Agreement shall not be assigned without the prior written consent of the other party hereto, except that Jacor and Communications may assign, in their sole discretion, all or any of their rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Jacor.

        (e) MODIFICATIONS. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

        (f) GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

        (g) VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

        (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        (i) NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to Jacor or Communications:

Jacor Communications, Inc.
50 East RiverCenter Boulevard
Twelfth Floor
Covington, Kentucky 41011
Attention: Paul Solomon

With courtesy copies to:
Mayer, Brown & Platt
190 South LaSalle Street
Chicago, Illinois 60603
Attention: Scott J. Davis, Esq.

    If to any of the Shareholders, to the respective addresses noted on the signature page hereto.

    10. FURTHER ASSURANCES. Each Shareholder shall execute and deliver all such further documents and instruments, including additional consents and proxies with respect to such Shareholder's Shares, and take all such further actions as may be necessary or appropriate in the reasonable judgment of Jacor and Communications in order to evidence the agreements of, and grant of proxies by such Shareholder set forth herein and consummate the transactions contemplated hereby.

                                     A-II-6

    11. CONSENT. The Shareholders hereby consent to the execution and delivery by Archon Communications Inc. of the Stock Purchase Agreement referred to in the Merger Agreement and providing for the purchase of the outstanding stock of Archon by Jacor.

    12. CONSENT TO JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such Delaware Courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

    13. EMPLOYMENT AND OPTION AGREEMENTS. Steven Lehman, Timothy Kelly and Kraig Kitchin agree (i) to execute Employee Option Agreements (as defined in the Merger Agreement) immediately after the execution of this Agreement, and (ii) to use their reasonable best efforts to comply with and keep in full force and effect their respective Employment Agreement (as defined in the Merger Agreement).

    14. INDEMNITY. (a) So long as this Agreement has not been terminated, Jacor shall, or after the Effective Time, shall cause Premiere to, indemnify and hold harmless the Shareholders and the present or former employees, agents, officers or directors of the Shareholders (the "Shareholder Indemnified Parties") from any and all damages, losses, interest, liabilities, costs and expenses (including attorneys' fees and expenses), net of any amounts recovered from applicable insurance, incurred or suffered by the Shareholder Indemnified Parties solely in their capacity as shareholders (or representative of shareholders) of Premiere as a result of a third party claim asserting that the agreements of the Shareholders in Section 3(a) of this Agreement are unlawful; provided, that the parties shall use their reasonable best efforts through subrogation or other methods to preserve the ability of any party or Premiere to recover under applicable insurance policies. The parties acknowledge that the obligations pursuant to this Section 14 shall continue after the Effective Time.

    (b) If any lawsuit, enforcement action, or other claim is filed or made against the Shareholder Indemnified Parties (a "Third-Party Claim") and is covered by the indemnity set forth in (a) above, written notice thereof (the "Third-Party Claim Notice") shall be given to Jacor as promptly as practicable (and in any event within ten (10) calendar days after the receipt of such Third-Party Claim; provided that failure to give such notice shall not affect the indemnity provided herein unless Jacor can demonstrates it was materially prejudiced as a consequence of such failure). After the receipt of such Third-Party Claim Notice, Jacor shall be entitled, upon written notice to the Shareholder Indemnified Parties, if Jacor so elects and at Jacor's sole cost, risk, and expense: (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of its own choice, subject to the reasonable approval of the Shareholder Indemnified Parties to handle and defend the same, and (iii) to compromise or settle such Third-Party Claim, which compromise or settlement shall be made only with the written consent of the Shareholder Indemnified Parties, such consent not to be unreasonably withheld. If Jacor does elect to take control of the defense of a Third-Party Claim, the Shareholder Indemnified Parties shall fully cooperate in the defense of such Third-Party Claim. If the Shareholder Indemnified Parties do not elect to take control of the defense of a Third-Party Claim, Jacor may not compromise or settle such Third-Party Claim without the consent of the Shareholder Indemnified Parties, such consent not to be unreasonably withheld.

                                     A-II-7

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                JACOR COMMUNICATIONS, INC.

                                By:            /s/ JEROME L. KERSTING
                                      ----------------------------------------
                                Title:           Senior Vice President

                                JACOR COMMUNICATIONS COMPANY

                                By:            /s/ JEROME L. KERSTING
                                      ----------------------------------------
                                Title:           Senior Vice President

                                ARCHON COMMUNICATIONS INC.
                                both in its individual capacity and as the Proxy

                                By:             /s/ KENIN M. SPIVAK
                                      ----------------------------------------
                                Title:                 President

                                Address for Notices:
                                c/o Richard V. Sandler
                                Maron & Sandler
                                844 Moraga Drive
                                Los Angeles, California 90049

                                ARCHON COMMUNICATIONS PARTNERS LLC

                                By:            /s/ RICHARD V. SANDLER
                                      ----------------------------------------
                                Title:                  Manager

                                Address for Notices:
                                c/o Richard V. Sandler
                                Maron & Sandler
                                844 Moraga Drive
                                Los Angeles, California 90049

                                NEWS AMERICA HOLDINGS, INC.

                                By:               /s/ CHASE CAREY
                                      ----------------------------------------
                                Title:          Executive Vice President

                                Address for Notices:
                                10201 West Pico Boulevard
                                Building 88, Room 142
                                Los Angeles, California 90035

                                     A-II-8

                                INSIDERS:

                                /s/ STEPHEN LEHMAN
                                ---------------------------------------------
                                STEPHEN LEHMAN
                                Address for Notices:
                                25742 Simpson Place
                                Calabasas, California 91302

                                Spouse:            /s/ STEPHANIE LEHMAN
                                       -------------------------------------
                                Typed Name: Stephanie Lehman

                                /s/ LOUISE PALANKER
                                ---------------------------------------------
                                LOUISE PALANKER

                                Address for Notices:
                                3742 Beverly Ridge Drive
                                Sherman Oaks, California 91423

                                /s/ TIMOTHY KELLY
                                ---------------------------------------------
                                TIMOTHY KELLY

                                Address for Notices:
                                23547 Schoenborn Street
                                West Hills, California 91304

                                Spouse:              /s/ EVELYN KELLY
                                       -------------------------------------
                                Typed Name: Evelyn Kelly

                                /s/ KRAIG T. KITCHIN
                                ---------------------------------------------
                                KRAIG T. KITCHIN
                                Address for Notices:
                                4231 Hunt Club Lane
                                West Lake Village, CA 91361

                                Spouse:              /s/ LISA KITCHIN
                                       -------------------------------------
                                Typed Name: Lisa Kitchin

                                     A-II-9

                                PREMIERE CONSENT

    Notwithstanding the Stockholders Agreement, Premiere Radio Networks, Inc. ("PREMIERE") hereby consents and agrees to the execution and delivery of the attached Shareholders' Agreement by each of the above Shareholders of Premiere and agrees to be bound by the terms thereof.

                                PREMIERE RADIO NETWORKS, INC.

                                By:  /s/ DANIEL M. YUKELSON
                                     --------------------------------------
                                Name: Daniel M. Yukelson
                                Title: Vice President/Finance and
                                     Chief Financial Officer

                                    A-II-10

                            TRUSTEE ACKNOWLEDGEMENT

    U.S. Trust Company of California, N.A., not in its individual capacity but solely as trustee ("TRUSTEE") under that certain Voting Trust Agreement, dated as of July 28, 1995, by and among Trustee and certain stockholders of Premiere Radio Networks, Inc., a Delaware corporation, hereby acknowledges receipt of a copy of the attached Shareholders' Agreement and agrees to vote on all matters as instructed in such Agreement and to sign the form of consent attached hereto as Appendix 1 as instructed by such Shareholders' Agreement in the exercise of its duties as Trustee under the Voting Trust Agreement.

                                U.S. TRUST COMPANY OF CALIFORNIA, N.A.,
                                not in its individual capacity but solely as Trustee

                                By:  /s/ D. YOUNG
                                     --------------------------------------
                                Name: Deborah Young
                                Title: Assistant Vice President

                                    A-II-11

                                   EXHIBIT A

                                WRITTEN CONSENT
                                       OF
                                  SHAREHOLDERS
                                       OF
                         PREMIERE RADIO NETWORKS, INC.

    The undersigned shareholders of Premiere Radio Networks, Inc., a Delaware corporation ("PREMIERE"), without the formality of a meeting, do hereby approve, adopt and consent to, pursuant to Section 228 of the Delaware General Corporation Law, that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of April 7, 1997, between Jacor Communications, Inc. a Delaware corporation ("JACOR"), its wholly-owned subsidiary Jacor Communications Company, a Florida corporation ("COMMUNICATIONS"), and PRN Holding Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Communications ("PRN"), on the one hand, and Premiere, on the other, whereby PRN will merge with and into Premiere, with the stockholders of Premiere to receive a combination of shares of Common Stock of Jacor and cash in exchange for their shares of Common Stock and/or Class A Common Stock of Premiere as provided in the Merger Agreement.

    IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the dates indicated below.

                                ------------------------------------------

                                Dated:                 , 1997

                                NUMBER OF SHARES

                                Common Stock:
                                Class A Common Stock:

                                Address for Notices:

                                Spouse:
                                Typed Name:

                                    A-II-12

                                   APPENDIX 1

                                WRITTEN CONSENT
                                       OF
                                    TRUSTEE

    U.S. Trust Company of California, N.A., not in its individual capacity but solely as trustee ("TRUSTEE"), under that certain Voting Trust Agreement (the "Agreement"), dated as of July 28, 1995, by and among Trustee and certain stockholders of Premiere Radio Networks, Inc., a Delaware corporation ("PREMIERE"), without the formality of a meeting, does, with respect to all shares of Common Stock or Class A Common Stock subject to the Agreement, hereby approve, adopt and consent to, pursuant to Section 228 of the Delaware General Corporation Law, that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of April 7, 1997, between Jacor Communications, Inc. a Delaware corporation ("JACOR"), its wholly-owned subsidiary Jacor Communications Company, a Florida corporation ("COMMUNICATIONS"), and PRN Holding Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Communications ("PRN"), on the one hand, and Premiere, on the other, whereby PRN will merge with and into Premiere, with the stockholders of Premiere to receive a combination of shares of Common Stock of Jacor and cash in exchange for their shares of Common Stock and/or Class A Common Stock of Premiere as provided in the Merger Agreement.

    IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the date indicated below.

                                U.S. TRUST COMPANY OF CALIFORNIA, N.A.,
                                not in its individual capacity but solely as Trustee

                                By:

                                Name:
                                Title:

                                Dated:                   , 1997

                                    A-II-13

                                                                       ANNEX III

                            STOCK PURCHASE AGREEMENT
                                     AMONG
                          JACOR COMMUNICATIONS, INC.,
                   JACOR COMMUNICATIONS COMPANY, AS PURCHASER
                                      AND
                 ARCHON COMMUNICATIONS PARTNERS LLC, AS SELLER
                                      AND
                 NEWS AMERICA HOLDINGS, INCORPORATED, AS SELLER
                                      AND
                  THE NEWS CORPORATION LIMITED, AS INDEMNITOR

                           DATED AS OF APRIL 7, 1997

                            STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT ("AGREEMENT") is entered into as of April 7, 1997 among JACOR COMMUNICATIONS, INC., a Delaware corporation ("JACOR"), and JACOR COMMUNICATIONS COMPANY, a Florida corporation (the "PURCHASER"), on the one hand, and ARCHON COMMUNICATIONS PARTNERS LLC, a California limited liability company ("ACP"), and NEWS AMERICA HOLDINGS, INCORPORATED, a Delaware corporation ("NEWS AMERICA"), a wholly owned subsidiary of News Corporation (as defined below), on the other (ACP and News America being collectively referred to herein as the "SELLING ENTITIES") and THE NEWS CORPORATION LIMITED, a corporation organized under the laws of Australia ("News Corporation"), with reference to the following facts:

    A. All of the issued and outstanding stock of the Purchaser is owned by Jacor. Concurrently herewith, Jacor, the Purchaser and PRN HOLDING ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Purchaser, are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with PREMIERE RADIO NETWORKS, INC., a Delaware corporation ("PREMIERE"). The acquisition of Premiere by Jacor provided for in the Merger Agreement is to be accomplished through a merger (the "MERGER") of a newly organized subsidiary of the Purchaser with and into Premiere, in which Merger, among other things, Premiere will be the surviving corporation but the currently outstanding shares of stock of Premiere will, with certain exceptions, be exchanged for and converted into a combination of cash and shares of the common stock, no par value, of Jacor ("JACOR SHARES").

    B. ACP and News America are each holders of the common stock of Archon Communications Inc., a Delaware corporation ("ARCHON"), and together constitute the holders of all of the outstanding Archon Common Stock. The principal assets of Archon consist of shares of Premiere Stock and Premiere Warrants (each as defined herein).

    C. To facilitate the Merger, Jacor desires to acquire Archon through the purchase of all of the issued and outstanding stock of Archon by the Purchaser on the terms and subject to the conditions set forth in this Agreement, and the Seller desires that such stock be sold on such terms and subject to such conditions.

    THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I.
                               PURCHASE AND SALE

    1.1  AGREEMENT OF PURCHASE AND SALE.

    On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase, and each of the Selling Entities agrees to sell to the Purchaser, all of the shares of Archon Common Stock held by them (the "SHARES"), which Shares shall constitute all of the issued and outstanding shares of Archon Common Stock (as defined in Section 2.4 below).

    1.2  PURCHASE CONSIDERATION; MANNER OF PAYMENT.

    (a) The aggregate purchase consideration that shall be paid by the Purchaser for the Shares (the "PURCHASE CONSIDERATION") shall be payable in a combination of cash and Jacor Shares, the respective aggregate amounts and proportions of which shall be determined in accordance with the following:

        (i) Solely for purposes of calculating the respective amounts of cash and Jacor Shares that shall together comprise the Purchase Consideration hereunder, and not as a statement of the intended aggregate value thereof, a "PRESUMED PREMIERE SHARE AMOUNT" (as defined in SECTION 1.2(B) below) shall first be determined.

        (ii) The Purchase Consideration shall consist of (i) the aggregate amounts of cash and Jacor Shares that would be payable as the "Merger Consideration" (as such term is defined in the Merger Agreement) for the Presumed Premiere Share Amount in the Merger, plus (ii) an amount of cash equal to the amount, if any, of cash and cash equivalents held by Archon as of the Closing Date that exceeds the amount of cash necessary to pay liabilities of Archon as provided in SECTION 4.2(B) below.

        (iii) The respective amounts of cash and Jacor Shares comprising the Purchase Consideration shall be paid and issued as designated in the written notice from the Selling Entities specified in Section 1.2(a)(iv).

        (iv) All references to "dollars" herein shall mean U.S. dollars and all amounts that are to be paid in cash shall be paid through wire transfer of federal or other immediately available U.S. dollar funds to such accounts as the Selling Entities shall specify in a notice (the "Notice") to the Purchaser not later than two days prior to the Closing. Certificates for Jacor Shares that are part of the Purchase Consideration will be issued in the names specified, and to the persons specified, by the Selling Entities in the Notice.

    (b) For purposes of the calculations and determinations provided for in
SECTION 1.2(A) above, "PRESUMED PREMIERE SHARE AMOUNT" shall mean the aggregate number of Premiere Shares (as such term is defined in the Merger Agreement) that equals the sum of the respective amounts calculated as indicated below:

        (i) The aggregate number of shares of Premiere Common Stock and Premiere Class A Common Stock (each as defined in SECTION 2.5(A) below) held of record by Archon as of the Closing Date; and

        (ii) The sum of the amounts determined by multiplying the respective numbers of shares issuable upon exercise of each of the Premiere Warrants (as defined in SECTION 2.5(A) below) held of record by Archon as of the Closing Date by the "Spread Factor" applicable to each such Premiere Warrant, with the "SPREAD FACTOR" of each such Premiere Warrant being determined as the quotient obtained by dividing (A) the difference between the Presumed Premiere Stock Price (as defined below) and the per share exercise price of such Premiere Warrants by (B) the Presumed Premiere Stock Price. For purposes of the preceding sentence, the PRESUMED PREMIERE STOCK PRICE shall be the Jacor Closing Price (as such term is defined in the Merger Agreement) multiplied by the Exchange Ratio (as such term is defined in the Merger Agreement).

    1.3 CLOSING. The respective deliveries of Purchase Consideration and documents, and the taking of all other actions necessary to complete the purchase and sale transaction provided for in this Agreement (the "CLOSING"), shall take place immediately prior to the Merger on the date (referred to herein as the "CLOSING DATE") that is the same date as the Closing Date under the Merger Agreement, and the Closing shall be held at the offices of Mayer, Brown & Platt located at 190 South LaSalle Street, Chicago, Illinois. The Merger shall not take place until and unless the Closing has been completed.

                                  ARTICLE II.
             REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES

    Each of the Selling Entities, for itself alone and not one for the other, hereby represents and warrants to Jacor and the Purchaser as follows:

    2.1  ORGANIZATION AND RELATED MATTERS.

    (a) Each of the Selling Entities and Archon (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to carry on its businesses as now conducted, and (iii) is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except to the extent that the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on it.

    For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to Archon, either of the Selling Entities or Jacor, as the case may be, a material adverse effect on the business, assets,

                                    A-III-2
liabilities, financial condition or results of operations of such party and its subsidiaries taken as a whole or a material adverse effect on the ability of such party to perform its obligations hereunder.

    2.2  NON-CONTRAVENTION; BINDING EFFECT.

    (a) The Selling Entities each have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of the Selling Entities and constitutes the valid and legally binding obligation of each of the Selling Entities or Archon, enforceable against such parties in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by general equitable principles, regardless of whether such enforcement is sought at law or in equity.

    (b) Neither the execution and delivery of this Agreement by the Selling Entities, nor the consummation by any of them of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of their respective articles of incorporation, by-laws or other similar governing documents, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of any of them pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument, contract or obligation to which any of them is a party or by which any of their properties or assets may be bound; or (iii) subject to receipt of the requisite approvals referred to in Section 2.2(c), violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Selling Entities or Archon, or to any of their respective properties or assets.

    (c) Other than (i) such filings as are required under Federal or state securities or "blue sky" laws and the rules and regulations thereunder, (ii) notices and completion of waiting periods under the Hart-Scott-Rodino Antitrust improvements Act of 1976 (the "HSR Act"), (iii) filings with the Secretary of State of the State of Delaware under the DGCL required to effect the Merger,
(iv) in connection or compliance with the applicable requirements of the Internal Revenue Code of 1986 (the "Code") and state, local and foreign tax laws, and (v) where the failure to give such notice, make such filing, or receive such order, authorization, exemption, consent, or approval would not have a material adverse effect on Archon or Jacor, no notice to, filing with, authorization of, exemption by or consent or approval of any Governmental Authority (as defined in Section 2.3(b)) is necessary for the consummation by Archon or the Selling Entities of the transactions contemplated in this Agreement.

    2.3  COMPLIANCE WITH LAWS.

    (a) Archon has conducted its business in compliance with all laws, regulations, ordinances, permits, reporting and licensing requirements and orders applicable to its business or properties or to any of its employees.

    (b) Except as set forth in Schedule 2.3(b), Archon has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any governmental or regulatory agencies, authorities, corporations, boards, commissions, departments or other governmental instrumentalities (each a "GOVERNMENTAL AUTHORITY"), and has paid all fees and assessments due and payable in connection therewith. Archon has not received any notification from any Governmental Authority asserting that it is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces.

    2.4  CAPITALIZATION.

    (a) Archon is authorized to issue 18,000 shares of Class A non-voting common stock, par value $0.01 per share, and 2,000 shares of Class B voting common stock, par value $0.01 per share (collectively, the "ARCHON COMMON STOCK"). As of the date hereof, no shares of preferred stock of Archon are authorized,

                                    A-III-3
issued or outstanding, 10,000 shares of Archon Common Stock, consisting of 9,000 shares of Class A common stock and 1,000 shares of Class B common stock, are issued and outstanding, of which ACP owns, both of record and beneficially, 5,000 shares (consisting of 4,500 shares of Class A common stock and 500 shares of Class B common stock) and News America owns, both of record and beneficially, 5,000 shares (consisting of 4,500 shares of Class A common stock and 500 shares of Class B common stock).

    (b) As of the date hereof, no bonds, debentures, notes or other indebtedness, having the right to vote on any matters on which stockholders of Archon may vote ("VOTING DEBT"), are issued or outstanding and no such securities are authorized for issuance by Archon.

    (c) The Shares to be sold to the Purchaser pursuant to this Agreement constitute, and will as of the Closing Date constitute, all of the issued and outstanding shares of Archon Common Stock as of the date hereof. All of such Shares (i) have been duly and validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights of any person or entity, and (ii) are owned of record and beneficially solely by ACP and News America in the respective amounts set forth in (a) above, with full right on the part of each to transfer sole legal and beneficial ownership thereof to the Purchaser as provided in this Agreement, free and clear of any lien, charge, encumbrance, security interest, restriction or right or claim of any third party. Except for those employee stock options listed and described in
Schedule 2.4 hereto, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Archon to issue, transfer from treasury, deliver or sell any additional shares of capital stock or Voting Debt of Archon, and no unissued shares of Archon Common Stock are subject to any preemptive rights of stockholders of Archon or any other party. There are no outstanding contractual obligations of Archon to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interests in Archon.

    2.5  ASSETS, BUSINESS AND LIABILITIES; SUBSIDIARIES.

    (a) Except as disclosed in Schedule 2.5(a) hereto, the business activities of Archon consist, and have since the initial organization of Archon consisted, solely of the ownership of shares of Common Stock, par value $0.01 per share, and Class A Common Stock, par value $0.01 per share (collectively, the "PREMIERE STOCK") and classes of warrants to purchase Premiere Stock (the "PREMIERE WARRANTS") as listed and described in Schedule 2.5(a) hereto, the provision of services to Premiere pursuant to the Securities Purchase Agreement (as defined in Section 7.1(a) hereof), all matters related to the Securities Purchase Agreement and the exercise of Archon rights under the various agreements relating to Premiere. Such Premiere Stock and Premiere Warrants, together with the cash and cash equivalents and certain other nonmaterial assets also listed and described in Schedule 2.5(a) hereto, constitute the sole assets of Archon. Archon is the sole record and beneficial owner of such Premiere Stock and Premiere Warrants, free and clear of any liens, charges, encumbrances, restrictions or claims of any third party.

    (b) Except as listed and described in Schedule 2.5(a) hereto, which Schedule includes, among other things, a list and description of all contracts and other agreements to which Archon is a party or to which Archon or any of its assets are subject, after the Closing Archon will have no contractual or other liabilities or obligations of any kind, whether absolute, contingent or otherwise.

    (c) Archon has no subsidiaries or other entities in which it has any investment, other than the investment that Archon has in the Premiere Stock and Premiere Warrants indicated in Schedule 2.5(a) hereto.

    (d) Except for the investment of its cash and the purchase of the Premiere Stock and the Premiere Warrants, Archon has never made any other investment and has never entered into any binding agreement to make any other investment.

    2.6 LITIGATION. Archon is not a party to or the subject of any legal or administrative proceedings of any kind or nature now pending or, to the best knowledge of the Selling Entities, threatened before any

                                    A-III-4
court or administrative body. Archon is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

    2.7  TAX MATTERS.

    (a) NO LIENS, ETC. Archon has not incurred any liabilities for Taxes other than in the ordinary course of business. There are no liens on account of any Taxes (other than liens for current Taxes not yet due and payable) upon the properties or assets of Archon. Archon has not granted or been requested to grant any waiver of any statute of limitations applicable to the assessment or collection of any Taxes. For purposes of this Agreement, the term "TAXES" shall include all federal, state, county, local or foreign taxes, charges, levies, imposts or other assessments of any nature whatsoever, including, without limitation, corporate income tax, corporate franchise tax, payroll tax, sales tax, use tax, property tax, excise tax, withholding tax, and environmental tax, together with any interest thereon and any penalties or additions to tax relating thereto imposed by any governmental taxing authority for which Archon may be directly or contingently liable in its own right, as collection agent for Taxes imposed on another person, as a result of any guaranty or election, or as a transferee of the assets of, or as successor to, any Person. For purposes of establishing the Estimated Tax Amount, Archon's liability for Taxes shall be estimated by applying the book-closing method as described in SECTION 4.5(B) or the pro-rata method as described in SECTION 4.5(C), as applicable.

    (b) RETURNS; PAYMENT OF TAXES. Except as set forth in Schedule 2.7(b), Archon has timely filed all federal, state and foreign corporate income and franchise tax returns and all other filings, whether or not of returns, in respect of Taxes as required by all applicable laws for all periods through and including the Closing Date. Copies of all such returns and filings have been provided to the Purchaser. All Taxes shown as due on all such returns and other filings have been paid. Each such return and filing is true and correct. Archon will not have any additional liability for Taxes with respect to any return or other filing heretofore filed or which was required by law to be filed, other than for amounts included in the Estimated Tax Amount (as defined in Section 4.5(g)). None of the income tax returns or other filings of Archon has ever been audited or investigated by any taxing authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any taxing authority with respect to the taxable years covered by such returns and filings. All Taxes which Archon is required by law to withhold or collect, including, without limitation, payroll taxes and sales and use taxes, have been duly withheld or collected, and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose.

    (c) STATUS OF SELLING ENTITIES. Each Selling Entity represents that it is not a "foreign person" as defined in SECTION 1445(F)(3) of the Internal Revenue Code.

    (d) DEFERRED ITEMS. Archon is not a party to and is not otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

    (e) JOINT VENTURES, ETC. Archon is not a party to, or a partner or member of, any joint venture, partnership, limited liability company, or other arrangement or contract which is treated as a partnership for Federal income tax purposes.

    (f) CONSOLIDATED AND COMBINED RETURNS. Archon has never been included in any consolidated tax return for United states federal income tax purposes. Archon has never been included in any combined report for California or other state corporate franchise or income tax purposes, nor has Archon ever filed a separate return for California or other state corporate franchise or income tax purposes on which it treated itself as or reported that it was a member of a unitary group for purposes of the California or other state corporate franchise or income tax. Archon is not and has never been a party to any tax sharing agreement.

                                    A-III-5

    (g) STATUS OF PROPERTY. None of the assets of Archon constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code and none of its assets is subject to a lease, safe harbor lease or other arrangement as a result of which Archon is not treated as the owner of such asset for federal income tax purposes.

    (h) CERTAIN PAYMENTS. Archon has not made or become obligated to make, and will not as a result of any event connected with this Agreement or the Merger Agreement or any other transaction contemplated herein become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

    (i)  NO SECTION 341(F) CONSENT.  Archon has never filed a consent under
Section 341(f) of the Internal Revenue Code.

    2.8 EMPLOYEE MATTERS. Archon has no more than seven employees. Except for employment or consulting agreements set forth on Schedule 2.8 hereto, neither Archon nor any of its ERISA Affiliates (as defined below) maintains, is a party to, participates in or has any liability or contingent liability with respect to
(i) any employee benefit plan (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan. All of the contracts and arrangements set forth on Schedule 2.8 hereto (the "Employee Arrangements") can be terminated at or prior to the Closing without any cost or liability to Archon and its ERISA Affiliates which would survive the Closing and all such will be terminated by Archon as of the Closing. For purposes of this Agreement, the term "ERISA Affiliate" means any person, corporation, trade or business which, together with Archon, would be a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of sections 414(b), (c), (m) or (o) of the Code.

    2.9 BROKER'S AND FINDER'S FEES. None of the Selling Entities or Archon has any liability to any broker, finder, or similar agent, nor have any of them agreed to pay any brokerage fee, finder's fee or commission with respect hereto or to the transactions contemplated hereby that in any such case could result in any obligation or liability of Jacor or the Purchaser.

    2.10 INFORMATION TRUE, COMPLETE AND CORRECT. None of the information supplied by the Selling Entities or Archon in connection with the investigation conducted by Jacor and the Purchaser of the businesses of Archon or to be filed with any Governmental Authority in connection with the purchase and sale of the Shares, or with any HSR filing by Premiere, Archon or the Selling Entities, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. Jacor and the Purchaser have been provided all such information and full access to all such corporate books and records of Archon as they have requested to date.

                                  ARTICLE III.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    Jacor and the Purchaser represent and warrant to the Selling Entities as follows:

    3.1 ORGANIZATION AND RELATED MATTERS. Except where the failure to do so would not prevent the consummation of the transactions contemplated under this Agreement, (i) each of Jacor and the Purchaser is duly organized, validly existing and in good standing under the jurisdiction of its incorporation and
(ii) each of Jacor and the Purchaser has all requisite corporate power and authority to carry on its businesses as now conducted.

                                    A-III-6

    3.2 BINDING EFFECT. Each of Jacor and the Purchaser has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by each of Jacor and the Purchaser and constitutes the valid and legally binding obligation of Jacor and the Purchaser, enforceable against each of Jacor and the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, or general equitable principles regardless of whether such enforcement is sought at law or in equity.

    3.3 INVESTMENT REPRESENTATIONS. The Purchaser is purchasing the Shares pursuant to this Agreement solely for investment for its own account and not with a view to any public distribution pursuant to the Securities Act of 1933 (the "SECURITIES ACT") thereof.

    3.4 BROKER'S AND FINDER'S FEES. Neither Jacor nor the Purchaser has engaged any broker, finder or similar agent, nor have any of them agreed to pay or otherwise incurred any liability for any brokerage fee, finder's fee or commission, with respect hereto or to the transactions contemplated hereby that in any such case could result in any obligation or liability of the Selling Entities.

    3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) None of the execution and delivery of this Agreement by Jacor or the Purchaser, nor the consummation by Jacor or the Purchaser of the transactions contemplated herein, nor compliance by Jacor or the Purchaser with any of the provisions hereof, will, except where the events set forth in clauses (i), (ii) or (iii) below would not prevent the consummation of the transactions contemplated in this Agreement, (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws or equivalent organizational documents of Jacor or the Purchaser, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of Jacor or the Purchaser or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which any of them is a party or by which any of them or their respective properties or assets may be subject, and that would, in any such event, have a material adverse effect on Jacor, or (iii) subject to receipt of the requisite approvals referred to in Section 3.5(b), violate any order, writ, injunction, decree, statute, rule, or regulation of any Governmental Authority applicable to Jacor or the Purchaser or any of their respective properties or assets.

    (b) Other than (i) such filings as are required under Federal or state securities or "blue sky" laws and the rules and regulations thereunder, (ii) notices and completion of waiting periods under the HSR Act, (iii) filings with the Secretary of State of the State of Delaware under the DGCL required to effect the Merger, (iv) in connection or compliance with the applicable requirements of the Code and state, local, and foreign tax laws, and (v) where the failure to give such notice, make such filing, or receive such order, authorization, exemption, consent, or approval would not prevent the consummation of the transactions contemplated under this Agreement, no notice to, filing with, authorization of, exemption by or consent or approval of any Governmental Authority is necessary for the consummation by Jacor or the Purchaser of the transactions contemplated under this Agreement.

    3.6 JACOR'S FINANCING. Jacor has or will have sufficient funds available to consummate the transactions contemplated under this Agreement.

    3.7 JACOR REPORTS. (a) Jacor has filed all forms, reports and documents required to be filed by it with the Commission since January 1, 1994, (collectively, the "Jacor Reports") pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder. As of their respective dates, the Jacor Reports (i) complied when filed as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not when filed contain any untrue statement of a material fact or omit

                                    A-III-7
to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated balance sheets of Jacor and its subsidiaries as of December 31, 1996 and December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with the notes thereto, included in Jacor's Annual Reports on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission (together, with "Jacor Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Jacor and its consolidated subsidiaries as of the dates and for the periods indicated.

    3.8 SUITS. As of the date of this Agreement, there are no actions, suits or proceedings instituted or pending, or to the actual knowledge of Jacor's president ("Jacor's Knowledge"), overtly threatened, against Jacor, the Purchaser or Acquisition Corp., or any of their respective subsidiaries or against any property, asset, interest or right of any of them, or any of their respective subsidiaries, that would have, either individually or in the aggregate, a Material Adverse Effect on Jacor. None of Jacor or Communications is subject to any judgment, order, writ, injunction or decree that would have a Material Adverse Effect on Jacor.

    3.9  COMPLIANCE.  Jacor, the Purchaser and each subsidiary thereof:

    (a) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting it business, the breach or violation of which would have a Material Adverse Effect on Jacor;

    (b) has received no notification or communication from any Governmental Authority (i) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, which noncompliance would have a Material Adverse Effect on Jacor or (ii) threatening to revoke any license, franchise, permit or authorization of any Governmental Authority, which revocation would have a Material Adverse Effect on Jacor.

    3.10 JACOR SHARES. When issued at the Closing, the Jacor Shares comprising part of the Purchase Consideration will be duly issued, fully paid and nonassessable.

                                  ARTICLE IV.
              COVENANTS OF THE SELLING ENTITIES AND THE PURCHASER

    4.1 MUTUAL COVENANTS OF THE PURCHASER AND THE SELLING ENTITIES. Jacor, the Purchaser and the Selling Entities shall each:

    (a) FILINGS AND APPROVALS. Cooperate with the other in providing necessary information, and in the preparation and filing, as soon as practicable, of (i) all notices, registration statements, applications and other documents necessary to obtain all clearances, consents, approvals, orders, resolutions or forbearances by or from any Governmental Authorities necessary for the completion of the transactions contemplated by this Agreement, including without limitation the filing of an appropriate registration statement with the Securities and Exchange Commission (the "SEC") for registration of the sale of the Jacor Shares that are to be issued pursuant to this Agreement and pursuant to the Merger Agreement and filings with the United States Department of Justice and Federal Trade Commission pursuant to the HSR Act (collectively, the "REGULATORY APPROVALS"), and (ii) all other documents necessary to obtain any other approvals and consents required to complete such transactions. Without limiting the generality of the foregoing, Jacor, the Purchaser and the Selling Entities shall promptly apprise each other of all communications with Governmental Authorities regarding the transactions provided for herein and related applications and proceedings.

                                    A-III-8

    (b) REASONABLE BEST EFFORTS. Use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using their respective reasonable best efforts to bring about the completion of the Merger provided for in the Merger Agreement. Such efforts shall include, without limitation, (i) using reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties and Governmental Authorities and the satisfaction of all conditions necessary for the completion of the transactions contemplated by this Agreement, PROVIDED, HOWEVER, that nothing in this Agreement shall require Jacor or any other party to this Agreement, or require any subsidiary, affiliate or parent of any party to this Agreement, to divest or hold separate any radio or television station or stations or asset or groups of assets or enter into new arrangements or terminate any existing arrangement, or take any other specific action requested by any Governmental Authorities, (ii) opposing vigorously any litigation seeking to enjoin or otherwise prevent the transactions contemplated by this Agreement, and (iii) using reasonable best efforts in connection with any administrative proceeding or with respect to any directive relating to this Agreement or the transactions contemplated hereby to ensure that the transactions can be completed as soon as possible.

    (c) FURTHER ASSURANCES; COOPERATION. If at any time after the Closing Date any party to this Agreement shall reasonably determine that any further assignment, instrument of transfer or other document or action is necessary, desirable or appropriate to evidence, confirm or complete the transactions provided for in this Agreement, cooperate with such party in executing and delivering any such assignment, instrument of transfer or other document and the taking of such further action as may reasonably be requested of it.

    (d) PUBLICITY. Archon and Jacor shall, subject to their respective legal obligations (including, in the case of Jacor, requirements of the National Association of Securities Dealers and the Commission), consult with each other regarding the text of any press release relating to the transactions contemplated hereby before issuing any such press release and in making any filings with any Governmental Authority or with the National Association of Securities Dealers with respect thereto.

    4.2  AFFIRMATIVE COVENANTS OF ARCHON AND THE SELLING ENTITIES.

    (a) ACCESS; INFORMATION. Archon shall, during normal business hours and upon reasonable prior notice, afford to the Purchaser and its counsel, accountants or any other duly authorized representatives of the Purchaser full access to, and shall permit the Purchaser to, inspect and make copies of all stock records, minute books, books of account, and other records, and furnish to the Purchaser such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as the Purchaser may from time to time reasonably request. The Selling Entities and Archon shall also provide the Purchaser prompt notice of (i) any material changes of which they become aware regarding the business operations or prospects of Archon, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority regarding the same or the purchase and sale of the Shares or (iii) the institution or the threat of material litigation involving Archon. From and after the Closing, all of Archon's books and records shall remain with Archon. The Selling Entities shall be entitled following the Closing to inspect or make copies of such books and records for the period prior to the Closing.

    (b) FINAL LIABILITIES STATEMENT; PAYMENT OR SETTLEMENT. The Selling Entities shall cause Archon to prepare and deliver to the Purchaser, not later than three days prior to the Closing Date hereunder, a final statement of all liabilities of Archon, if any, existing as of the date of delivery thereof, together with estimates of any additional liabilities of Archon that may exist as of the Closing Date (including the Estimated Tax Amount (as defined in
SECTION 4.5(G)), together with a statement of the steps that Archon has taken or will take to pay, settle or otherwise terminate all of such liabilities at or prior to the Closing Date, it being understood and agreed that such payment or provision for such payment shall, in the case of the Estimated Tax Amount, and in the case of any other liability approved by the Purchaser for treatment

                                    A-III-9
in such manner, be made through retention in Archon of a sufficient amount of cash to make such payments.

    (c) EMPLOYEE STOCK OPTIONS. The Selling Entities shall use their reasonable best efforts to cause all holders of employee stock options heretofore granted by Archon (the "Employee Stock Options") to release and agree to the cancellation of, or otherwise to terminate, all of such options to the satisfaction of Jacor and the Purchaser on or prior to the Closing Date with no cost or liability to Archon surviving the Closing.

    4.3  NEGATIVE COVENANTS OF THE SELLING ENTITIES.

    (a) ACQUISITION PROPOSALS. The Selling Entities agree that none of them, nor any of their respective officers and directors or affiliates shall, and the Selling Entities shall direct their employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by them) not to, initiate or solicit any inquiries or the making of any proposal or offer with respect to a merger, consolidation business combination or similar transaction involving, or any purchase of any equity securities of, or any substantial assets of, Premiere or Archon (any such proposal or offer being referred to as an "ACQUISITION PROPOSAL"), or engage in any negotiations concerning, or provide any confidential information or data to, or initiate or have any discussions with, any person relating to an Acquisition Proposal. The Selling Entities shall promptly cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Selling Entities shall immediately notify the Purchaser of any offer or inquiry of the foregoing type that they receive from any third party, including a complete description of the proposed terms thereof.

    (b) NONALIENATION. The Selling Entities shall not sell, hypothecate or otherwise transfer, whether with or without consideration, any shares of Archon Common Stock or any other security of Archon held by them, or any interest therein, other than in connection with the sale thereof to the Purchaser as provided in this Agreement.

    (c) COMPLIANCE WITH REPRESENTATIONS AND WARRANTIES. The Selling Entities shall not knowingly take any other action that would result in a violation of any of the Selling Entities' representations and warranties herein, or any covenant made by the Selling Entities herein.

    4.4 ADDITIONAL NEGATIVE COVENANTS RELATING TO ARCHON. From the date hereof through the Closing Date, except with the prior consent of the Purchaser, Archon shall not, and the Selling Entities shall not permit Archon to:

    (a) ORGANIZATIONAL DOCUMENTS. Amend its certificate of incorporation or by-laws.

    (b) DIVIDENDS. Declare or pay any dividend (whether in cash, stock or other property) or make any other distribution in respect of its capital stock, except that cash dividends may be paid in such amount as the Purchaser and the Selling Entities shall agree as being appropriate to reduce the amount of cash and cash equivalents held by Archon to an amount equal to the Estimated Tax Amount, and any other liabilities approved by the Purchaser pursuant to SECTION 4.2(B) above, of Archon in respect of taxable periods (or portions of taxable periods) ending on or prior to the Closing Date.

    (c) SECURITIES. Issue, grant, reissue, sell, adjust, split, combine, reclassify or acquire shares of its capital stock, other equity securities or Voting Debt or rights, options or warrants to acquire any such shares of stock or other equity securities or Voting Debt or stock appreciation rights.

    (d) BORROWINGS. Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity.

    (e) SALE OR TRANSFER OF ASSETS. Sell, transfer, mortgage, encumber or otherwise dispose of any of the Premiere Stock or Premiere Warrants or any other material assets, it being agreed by the Purchaser that none of the office furniture or office equipment of Archon shall be deemed to be material assets.

                                    A-III-10

    (f) INVESTMENTS. Make any material investment, either by purchase of stock or securities, in any corporation or other person or entity.

    (g) AGREEMENTS REGARDING THE ABOVE. Agree to, or make any commitment to, take any of the actions covered by this SECTION 4.4.

    4.5  TAX COVENANTS.

    (a) GENERAL. To the extent Archon's Taxes for all periods included in the "TAX INDEMNIFICATION PERIOD" (as defined in SECTION 7.2(A)) exceed the Estimated Tax Amount, the Selling Entities shall pay or cause to be paid all such Taxes or shall reimburse the Purchaser therefor as provided in SECTIONS 4.5(B) AND 4.5(C) and the Tax Indemnitors (as defined in SECTION 7.2(A)) shall indemnify and hold harmless the Tax Indemnitees (as defined in SECTION 7.2(B)) therefrom as provided in SECTION 7.2.

    (b) SHORT PERIOD RETURNS. Archon shall close its books as of the Closing Date. Not later than 90 days following the Closing, the Selling Entities shall cause Schwartz Kales Accountancy Corp. (at the expense of the Selling Entities) to prepare and deliver to the Purchaser for the Purchaser's review and approval prior to filing (which approval shall not be unreasonably withheld or delayed), Archon's federal and applicable state income and franchise tax returns for its short taxable year ended on the Closing Date. For purposes of determining Archon's taxable income for any short taxable year ended on the Closing Date, Archon shall take into account, in accordance with its applicable methods of accounting, all items of income, gain, deduction, loss or credit accrued on or prior to the Closing Date (as determined based on such closing of its books) and shall not make the election provided in Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) to allocate tax items ratably. To the extent that the amount of such Taxes reflected as a liability on any such short-year return exceeds the amount included therefor in the computation of the Estimated Tax Amount, the Selling Entities shall pay such excess to the applicable governmental authority upon the filing of such return or shall reimburse the Purchaser therefor within fifteen (15) days after payment thereof by the Purchaser or Archon.

    (c) RETURNS FOR OTHER PERIODS. The Purchaser shall prepare and file or cause to be prepared and filed all Tax returns for Archon for periods which begin before the Closing Date and end after the Closing Date. To the extent that the amount of Taxes reflected as a liability on any such return that is attributable to the portion of such taxable period ending on the Closing Date exceeds the amount included therefor in the computation of the Estimated Tax Amount, the Selling Entities shall pay such excess to the applicable governmental authority upon the filing of such return or shall reimburse the Purchaser therefor within fifteen (15) days after payment thereof by the Purchaser or Archon. In the case of any Taxes (other than corporate income or franchise Taxes and other than Taxes based on sales or gross receipts) that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which shall be the number of days in the taxable period before the Closing Date and the denominator of which shall be the number of days in the entire taxable period. The allocation of Taxes based on income, sales or gross receipts shall be determined on the basis of the closing of Archon's books on the Closing Date.

    (d) REFUNDS. The Selling Entities shall be entitled to any refunds of Taxes (including interest thereon) payable with respect to the assets or operations of Archon for any period included in the Tax Indemnification Period, and Archon shall promptly remit to the Selling Entities any refunds of Taxes to which such Selling Entities are so entitled; provided, however, that nothing contained in this Agreement shall be deemed to entitle the Selling Entities to receive payments attributable to the utilization by Archon (or any successor of Archon) of net operating or capital loss carryovers attributable to deductions or losses arising in any period included in the Tax Indemnification Period. For purposes of the preceding sentence, the amount of any Taxes relating to the Tax Indemnification Period shall be determined consistently with the methods provided in SECTIONS 4.5(B) AND 4.5(C). Any refunds of Taxes other than those described in the

                                    A-III-11
first sentence of this SECTION 4.5(D) shall constitute refunds to which the Selling Entities are not entitled. Refunds to which the Selling Entities are not entitled shall be retained by Archon.

    (e) POST-CLOSING TAXES. Jacor and the Purchaser shall pay or cause to be paid all Taxes that accrue with respect to the operations or assets of Archon for any taxable period (or portion thereof) after the Tax Indemnification Period, and shall indemnify and hold the Selling Entities harmless therefrom as provided for in SECTION 7.2(G).

    (f) COOPERATION. The Selling Entities and the Purchaser shall cooperate fully in connection with (A) the preparation and filing of any Tax returns or similar filings that include the business and operations of Archon for any period (or portion of a period) included within the Tax Indemnification Period, and (B) any audit examination by any governmental taxing authority of any such returns or other filings. Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials necessary or helpful for the preparation of any such return or filing, the defense of any deficiencies in Taxes asserted by any such authority relating to the operations of Archon during the Tax Indemnification Period, and the pursuit of any refund claims relating to the operations of Archon during the Tax Indemnification Period. Archon shall have the sole authority and responsibility for handling all audits and controversies relating to its liability for Taxes and for contesting or compromising any asserted deficiencies in Taxes and any claims for refund for any taxable period (whether or not included in the Tax Indemnification Period), and none of Archon, the Purchaser, Jacor, their respective Affiliates, or the directors, officers, employees, affiliates, successors or assigns of any of them, shall be liable to the Selling Entities for any decisions made or actions taken relating thereto; provided, however, that the Selling Entities shall have the rights provided in SECTION 7.2(E).

    (g) ESTIMATED TAX AMOUNT. Not later than 30 days prior to the Closing Date, Archon shall prepare, and shall submit to the Purchaser, an estimate (which shall set forth each applicable category of Tax and the period to which it relates) of all of the unpaid Taxes accrued or expected to be accrued with respect to the operations or assets of Archon for all periods (or portions thereof) ending prior to or on the Closing Date (the "ESTIMATED TAX AMOUNT"). The Estimated Tax Amount shall not be less than (i) $40,000 less (ii) any tax payments with respect to the receipt of Premiere Warrants made by Archon between the date of this Agreement and the Closing.

    (h) TRANSFER TAXES. The Selling Entities shall pay all transfer, documentary, sales, use, stamp, registration and other Taxes incurred in connection with the transactions contemplated by this Agreement, and the Selling Entities shall, at their own expense, file all necessary returns or other filings relating thereto; PROVIDED, that the Purchaser shall pay any stock transfer taxes that may arise from the issuance of Jacor Shares in connection with the transactions provided for herein to the Selling Entities, but not to any transferee thereof.

    4.6 NOTIFICATION. Each party to this Agreement shall notify the other parties hereto promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any covenant or other obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a change in the circumstances of any party described in the representations and warranties contained herein.

    4.7 CORPORATE NAME CHANGE. Within 60 days following the Closing hereunder, the Purchaser shall cause Archon to take appropriate action to amend its Certificate of Incorporation to change its corporate name to one not using the word "Archon" or any variant thereof, and shall relinquish all right to use such name effective as of the effective date of such amendment.

    4.8 NO OTHER PROMISES BY ARCHON. None of Archon, the Selling Entities, nor any director, officer, employee, agent or representative of any of the foregoing are making any representations, warranties, covenants or agreements relating to Premiere, Archon, the Selling Entities, the transactions contemplated

                                    A-III-12
by this Agreement or the Merger Agreement, except only that Archon and the Selling Entities are making the representations, warranties, covenants and agreements expressly contained in this Agreement or the Shareholders' Agreement (as defined in the Merger Agreement).

    4.9 NO OTHER PROMISES BY JACOR. Jacor is not making any representations, warranties, covenants or agreements with Archon, the Selling Entities, or any directors, officers, employees, agents or representatives of any of the foregoing, relating to the transactions contemplated by this Agreement or the Merger Agreement, except for those expressly contained in this Agreement or the Shareholders' Agreement (it being understood that Jacor is making the agreements contained in Section 6.8 of the Merger Agreement for the benefit of, among others, certain persons who are officers, directors or employees of Archon).

    4.10 TERMINATION OF AGREEMENTS. Archon shall use its reasonable best efforts to cause the satisfaction of the condition contained in Section 7.3(h) of the Merger Agreement with respect to agreements to which Archon or any Archon Affiliates are parties and to terminate the Employee Arrangements at no cost to Archon that survives the Closing.

                                   ARTICLE V.
                             CONDITIONS TO CLOSING

    5.1 CONDITIONS TO OBLIGATIONS OF THE SELLING ENTITIES. The obligations of the Selling Entities to complete the transactions provided for in this Agreement are subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

    (a) CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Jacor and the Purchaser contained in this Agreement shall be true and correct (except where the failure to be true and correct would not have a material adverse effect on the reasonably expected benefits to the Selling Entities of the transactions contemplated under this Agreement) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; Jacor and the Purchaser shall have performed and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed or satisfied by them at or prior to the Closing Date; and there shall have been delivered to the Seller on the Closing Date a certificate executed by duly authorized officers of Jacor and the Purchaser certifying compliance with the provisions of this SECTION 5.1(A).

    (b) REGULATORY APPROVALS. All Regulatory Approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained; such approvals shall be in effect and no adverse proceedings shall have been initiated challenging or questioning such approvals by any governmental agency with jurisdiction relating thereto; all applicable waiting periods with respect to such approvals shall have expired, and all conditions and requirements prescribed by law or otherwise imposed in connection with such Regulatory Approvals shall have been satisfied.

    (c) NO INJUNCTION. There shall not be in effect any temporary restraining order or preliminary or permanent injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any material proceedings to issue or obtain any such temporary restraining or preliminary or permanent injunction, order or decree.

    5.2 CONDITIONS TO JACOR AND THE PURCHASER'S OBLIGATIONS. The obligations of Jacor and the Purchaser to complete the transactions provided for in this Agreement are subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

    (a) CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Selling Entities contained in Section 2.4 and in Section 2.5(a) hereof shall be true and correct in all respects and the representations and warranties of the Selling Entities set forth in this Agreement other than those contained in Sections 2.4 and 2.5(a) shall be true and correct except where the failure to be true

                                    A-III-13
and correct would not have a material adverse effect on the reasonably expected benefits to Jacor or Communications of the transactions contemplated in this Agreement and the Merger Agreement, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for any such representations and warranties made as of a specified date, which shall be true and correct (subject to the qualifications set forth above) as of such date; the Selling Entities shall have performed and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed and satisfied by them at or prior to the Closing Date; and there shall have been delivered to the Purchaser on the Closing Date certificates executed by duly authorized officers of each of the Selling Entities certifying compliance with all the provisions of this SECTION 5.2(A).

    (b) REGULATORY APPROVALS. All Regulatory Approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained without the imposition of any unusual condition which is so materially burdensome upon the conduct of the business of Jacor or the Purchaser or which would so adversely impact the economic and business benefits of the transactions contemplated hereby to Jacor or the Purchaser as to make it unreasonable, in the reasonable judgment of Jacor or the Purchaser, for the Purchaser to purchase the Shares; such approvals shall be in effect and no adverse proceedings shall have been instituted with respect thereto; all applicable waiting periods with respect to such approvals shall have expired; and all conditions and requirements prescribed by law or otherwise imposed in connection with the Regulatory Approvals shall have been satisfied.

    (c) NO INJUNCTION. There shall not be in effect any temporary restraining order, preliminary or permanent injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any material proceedings to issue or obtain any such temporary restraining order, preliminary or permanent injunction, order or decree. No law, rule or regulation shall have been adopted by any Governmental Authority having jurisdiction over any of the Selling Entities, the Purchaser or any of their respective subsidiaries challenging or seeking to restrain, materially limit or prohibit the completion of the transactions contemplated hereby or the ownership by the Purchaser.

    (d) CONSENTS. The Selling Entities shall have obtained the consent or approval (in addition to the Regulatory Approvals) of any person or entity whose consent or approval is required in order to permit the succession of the Purchaser to ownership of the Shares.

    (e) NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business, properties, assets or operations of Archon since the date of this Agreement, provided that a change of value of the Premiere Shares or Premiere Warrants shall not be considered to be a material adverse change.

    (f) MERGER AGREEMENT. All conditions precedent to the Merger provided for in the Merger Agreement (other than the closing hereunder) shall have been satisfied such that the Merger may be completed immediately following the Closing hereunder.

    (g) STOCK OPTIONS. All Employee Stock Options shall have been cancelled or otherwise terminated to the satisfaction of Jacor and the Purchaser.

    (h) PAYMENT OF LIABILITIES. All final liabilities of Archon shall have been paid or provided for to the satisfaction of Jacor and the Purchaser as contemplated pursuant to SECTION 4.2(B) hereof.

    (i) EMPLOYEE ARRANGEMENTS. All Employee Arrangements shall have been terminated at no cost to or liability of Archon which survives the Closing, except as described in Section 7 of this Agreement.

    (j) OFFICER RESIGNATIONS. Archon shall have received an executed instrument substantially in the form of Exhibit 5.2(j) to this Agreement from all of its officers, directors and employees resigning from

                                    A-III-14
their respective offices or positions and releasing Archon from liability in connection with their offices or positions with Archon except as described in
Article 7 of this Agreement.

                                  ARTICLE VI.
                                  TERMINATION

    6.1 TERMINATION. This Agreement and the obligations of the parties hereunder may be terminated by mutual written consent of the parties at any time and shall automatically be terminated upon and at the same time as any termination of the Merger Agreement.

    6.2 EFFECT OF TERMINATION. In the event of a termination under SECTION 6.1 hereof, this Agreement shall have no further effect, and, except as set forth below, there shall be no liability on the part of any party hereto or any of such party's directors, officers, employees or agents to any other party; PROVIDED that the obligations set forth in SECTION 8.8 shall survive the termination of this Agreement; and PROVIDED, FURTHER, that a termination under
SECTION 6.1 shall not relieve any party of any liability for any breach of this Agreement.

                                  ARTICLE VII.
                                INDEMNIFICATION

    7.1  GENERAL INDEMNITY.

    (a) Except for the representations and warranties in Sections 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10, which shall not survive the Closing, all representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing. Except as provided below, from and after the Closing, News Corporation shall indemnify and hold Archon, Jacor, the Purchaser, and the present and former employees, agents, officers and directors of Jacor and the Purchaser (the "Indemnified Parties") harmless from any and all damages, losses, interest, liabilities, costs and expenses (including attorneys' fees and expenses) (collectively, "Losses") incurred or suffered by any Indemnified Party
(i) arising out of, relating to or as a result of any liabilities or obligations of Archon (regardless of whether such liabilities or obligations have been disclosed) resulting from the transactions contemplated under this Agreement or the Merger Agreement or arising out of, relating to or resulting from the conduct of Archon's business prior to the Closing or acts or omissions that occurred prior to the Closing, (ii) that result from, relate to, or arise out of the breach of any representation, warranty, agreement or covenant made or given by either of the Selling Entities or Archon in this Agreement (regardless of whether such representation, warranty, covenant or agreement was made by News America or ACP), or (iii) arising out of, relating to or as a result of payments made or liabilities incurred pursuant to or to cancel Employee Arrangements, to cancel or purchase Employee Stock Options, or to purchase shares acquired through the exercise of Employee Stock Options, in each case after the Closing. The indemnification obligations set forth in this SECTION 7.1 shall be in addition to, and not to the exclusion of, the indemnification regarding tax matters provided for in SECTION 7.2 hereof (it being understood that claims relating to tax matters shall be governed by Section 7.2). Notwithstanding anything to the contrary in this Section 7.1, from and after the Closing (i) Jacor shall cause Premiere not to assert any claims against Archon's former employees, agents, officers and directors (the "Archon Affiliates") or Archon arising out of or relating to services performed for Premiere by Archon or the Archon Affiliates under the Securities Purchase Agreement dated January 17, 1995 between Archon and Premiere (the "Securities Purchase Agreement") or otherwise (the "Services"); (ii) if a third party brings a claim against Archon or the Archon Affiliates arising out of or relating to the Services, News Corporation shall be free to assert any defense, affirmative defense, or affirmative claim on behalf of the Selling Entities or Archon (and such claims are hereby assigned to News Corporation by Archon for such purpose only) to assert that Premiere, or any third party, rather than Archon or any Archon Affiliate, is liable under such claim except that News Corporation shall not assert any contractual right of indemnification or contribution from Premiere belonging to Archon or the Archon Affiliates (including without

                                    A-III-15
limitation any right of indemnification or contribution under the Securities Purchase Agreement); (iii) the indemnity in this Section 7.1 shall not cover liabilities for which the Consenting Stockholders (as defined in the Merger Agreement) are indemnified under Section 14 of the Shareholders' Agreement; (iv) the indemnity in this Section 7.1 shall not extend to the first $30,000 of Losses incurred by the Indemnified Parties which are in excess of any amount established pursuant to Section 4.2(b) hereof; and (v) the indemnification in this Section 7.1 shall not apply to Jacor, the Purchaser, or the present or former employees, agents, officers, or directors of Jacor and the Purchaser (but, subject to the qualifications set forth above, shall apply to Archon) if the claim relates to the Services. Jacor shall cause the originals of any of Archon's books and records to be available if needed pursuant to any claim under this Article VII.

    (b) If any lawsuit, enforcement action, or other claim is filed or made against an Indemnified Party (a "Third-Party Claim") and is covered by the indemnity set forth in (a) above, written notice thereof (the "Third-Party Claim Notice") shall be given to the Selling Entities as promptly as practicable (and in any event within ten (10) calendar days after the receipt of such Third-Party Claim); provided that failure to give such notice shall not affect the indemnity provided herein unless the Selling Entities can demonstrate that they were materially prejudiced as a consequence of such failure. After the receipt of such Third-Party Claim Notice, the Selling Entities shall be entitled, upon written notice to the Indemnified Parties, if the Selling Entities so elect and at the Selling Entities' sole cost, risk, and expense: (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of their own choice, subject to the reasonable approval of the Indemnified Parties to handle and defend the same, and (iii) to compromise or settle such Third-Party Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Parties, such consent not to be unreasonably withheld. If the Selling Entities do elect to take control of the defense of a Third-Party Claim, the Indemnified Parties shall fully cooperate in the defense of such Third-Party Claim. If the Selling Entities do not elect to take control of the defense of a Third-Party Claim, the Indemnified Parties may not compromise or settle such Third-Party Claim without the consent of the Selling Entities, such consent not to be unreasonably withheld.

    7.2  TAX INDEMNITY.

    (a) For purposes of this Agreement, the term "TAX INDEMNIFICATION PERIOD" shall mean the period (including all prior taxable years) ending on and including the Closing Date, and the term "TAX INDEMNITOR" shall mean News Corporation.

    (b) The Tax Indemnitor indemnifies the Purchaser, Jacor, their Affiliates, and the directors, employees and successors or assigns of each of them (the "TAX INDEMNITEES") from and against any and all Net Tax Losses (as hereinafter defined). For purposes of this SECTION 7.2, "NET TAX LOSSES" shall mean the excess of (i) Tax Losses (as defined in SECTION 7.2(C)), over (ii) the Estimated Tax Amount.

    (c) "TAX LOSSES" shall mean Taxes (other than: (i) any interest or penalties which result solely from the failure after the Closing Date by Archon or the Purchaser to take any action known by it to be reasonably required to avoid the imposition of such interest or penalty or reasonably requested in writing by the Selling Entities or (ii) Taxes incurred on income recognized by Archon in connection with any transaction entered into by Archon and Premiere during the Tax Indemnification Period, but only to the extent of any tax benefit actually realized by Premiere as a result of Premiere's claiming a deduction corresponding to such income item of Archon.

    (d) Within ten (10) days after receipt by a Tax Indemnitee of a written notice (including a revenue agent's report, "thirty-day letter" or "ninety-day letter," and similar notices issued by a state taxing authority, but not including requests for information or documents issued in the ordinary course of a tax audit ("Tax Notice")) issued by any taxing authority of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Tax Loss (an "ASSERTED TAX LIABILITY"), such Tax Indemnitee shall give notice thereof (the "TAX CLAIM NOTICE") to the Selling Entities. The Tax Claim Notice shall contain factual information (to the extent known to the Tax Indemnitee) describing the Asserted Tax

                                    A-III-16

Liability in reasonable detail, shall include copies of any notice or other document received from any taxing authority in respect of any such Asserted Tax Liability, and shall, to the extent known to the Tax Indemnitee, indicate the amount of the Tax Loss that has been or may be suffered by the Tax Indemnitee as a result of such Asserted Tax Liability. If the Tax Indemnitee fails to give the Selling Entities notice of an Asserted Tax Liability as required by this SECTION 7.2(D), and such failure prevents the Selling Entities from exercising the rights provided to the Selling Entities pursuant to SECTION 7.2(E), the Tax Indemnitor shall have no obligation to indemnify for any loss arising out of such Asserted Tax Liability. If Archon receives from the Internal Revenue Service or the California Franchise Tax Board any Tax Notice of an Asserted Tax Liability or if Archon grants to the Internal Revenue Service or the California Franchise Tax Board any extension of the applicable statute of limitations on the assessment of corporate income or franchise tax for any taxable year included in the Tax Indemnification Period, Premiere shall use its reasonable best efforts to file a timely protective claim for refund if such action is necessary to preserve Premiere's ability to claim a corresponding deduction ("Corresponding Deduction") relating to any potential audit adjustment increasing the taxable income of Archon based on any transaction entered into between Archon and Premiere during the Tax Indemnification Period. If, under the circumstances described in the preceding sentence, Premiere fails to use its reasonable best efforts to file a timely protective claim for refund, and such failure prevents Premiere from claiming a Corresponding Deduction which, if timely claimed, would have reduced Premiere's liability for Taxes, the obligation of the Tax Indemnitor to indemnify for Net Tax Losses shall be reduced by the amount of the reduction in Premiere's liability for Taxes which would have resulted had Premiere claimed a Corresponding Deduction.

    (e) After the receipt of a Tax Claim Notice, the Selling Entities shall be entitled, upon written notice to the Tax Indemnitees within ten (10) days of the receipt of the Tax Claim Notice, if the Selling Entities so elect and at the Selling Entities sole cost, risk, and expense: (i) to take control of the defense and investigation of the Asserted Tax Liability, (ii) to employ and engage attorneys of their own choice, subject to the reasonable approval of the Tax Indemnitees, to handle and defend the same, and (iii) to compromise or settle such Asserted Tax Liability, which compromise or settlement shall be made only with the written consent of the Tax Indemnitees, such consent not to be unreasonably withheld. If the Selling Entities elect to take control of the defense and investigation of an Asserted Tax Liability, the Tax Indemnitees shall fully cooperate in such defense. If the Selling Entities fail to so notify the Tax Indemnitees, the Tax Indemnitees shall be entitled to contest or compromise such Asserted Tax Liability without the involvement of the Selling Entities; provided, however, that the Tax Indemnitees shall not compromise such Asserted Tax Liability without the consent of the Selling Entities, such consent not to be unreasonably withheld.

    (f) Upon the expiration of the statute of limitations for the assessment of Federal income tax for all taxable years of Archon included in the Tax Indemnification Period, Archon shall pay to the Selling Entities in proportion to each such Selling Entity's Interest in the Purchase Price, an amount equal to the lesser of the excess, if any, of the Estimated Tax Amount over the cumulative Tax Losses.

    (g) From and after the Closing Date, the Purchaser and Jacor shall reimburse, indemnify and hold harmless the Selling Entities against any damages, losses, deficiencies, liabilities, costs and expenses (including reasonable attorneys' fees) incurred or suffered by any Selling Shareholder that result from, relate to, or arise out of the breach of any warranty, agreement or covenant on the part of the Purchaser for payment of Taxes pursuant to SECTION 4.6(C).

    7.3 INDEMNIFICATION OF ARCHON AFFILIATES. Notwithstanding anything to the contrary in this Agreement, Merger Agreement or any other instrument being executed in connection with the transaction, from and after the Closing, Jacor shall cause Archon to keep in place the provisions in Archon's certificate of incorporation and bylaws in effect as of the date of this Agreement providing for the indemnification of, and advancement of expenses to, the Archon Affiliates (the "Indemnification Provisions"); provided, however, that Jacor may at its option substitute equivalent protections from Jacor. Jacor or Archon shall be entitled to indemnification from News America under Section 7.1 above for any payments made by

                                    A-III-17

Archon or Jacor to any Archon Affiliate pursuant to the Indemnification Provisions or a substitute arrangement.

    7.4 OTHER. Nothing contained in this Agreement, or in any instrument referred to herein or to be executed pursuant hereto, including, but not limited to, the employment agreement terminations described in this Agreement shall diminish or modify the rights of Robert Fell and the employees of Archon under
Section 6.8 of the Merger Agreement. The employees of Archon and Robert Fell are intended third party beneficiaries of Section 7.3 and this provision. News Corporation shall not be responsible for payments made by Premiere or Jacor under Section 6.8 of the Merger Agreement. News America shall be responsible for the indemnities of News Corporation hereunder if News Corporation does not honor those indemnities.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    8.1 NOTICES. Any notice or other communication required or permitted hereunder shall be made in writing and shall be delivered personally or sent by an overnight delivery or courier service, by certified or registered mail (postage prepaid), by telegraph or by facsimile transmission as follows:

To Jacor or the Purchaser:              Paul F. Solomon
                                        Jacor Communications, Inc.
                                        50 East RiverCenter Boulevard
                                        Twelfth Floor
                                        Covington, Kentucky 41011

                                        Scott J. Davis
                                        Mayer, Brown & Platt
                                        190 South LaSalle Street
                                        Chicago, Illinois 60603

To ACP:                                 Richard V. Sandler
                                        Maron & Sandler
                                        844 Moraga Drive
                                        Los Angeles, California 90049

                                        With a courtesy copy to:

                                        Kenin Spivak
                                        c/o Stephen Silbert
                                        Christensen, Miller, Fink,
                                        Jacobs, Glaser, Weil &
                                        Shapiro, LLP
                                        2121 Avenue of the Stars
                                        18th Floor
                                        Los Angeles, California 90067

                                        Robert Fell
                                        10550 Wilshire Blvd.
                                        Suite 1105
                                        Los Angeles, California 90024

                                    A-III-18

To News America:                        Jay Itzkowitz
                                        News America
                                        10201 West Pico Boulevard
                                        Building 88, Room 142
                                        Los Angeles, California 90035

To News Corporation:                    Jay Itzkowitz
                                        The News Corporation Limited
                                        10201 West Pico Boulevard
                                        Building 88, Room 142
                                        Los Angeles, California 90035

Such notice or other communication shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if sent by overnight delivery or courier service, the day after sent from within the United states, or if mailed, four days after the date of deposit in the United states mails.

    8.2 GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall, to the extent not governed by federal law, be governed by and construed in accordance with the internal laws of the state of Delaware, without taking into account Delaware statutory provisions or judicial decisions regarding choice of law questions.

    8.3 ENTIRE AGREEMENT. The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement, except as provided below. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement between the parties and supersedes all prior negotiations, undertakings, representations and agreements, if any, of the parties hereto, other than the Merger Agreement and the Shareholders' Agreement (as such term is defined in the Merger Agreement).

    8.4 AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; PROVIDED, HOWEVER, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

    8.5 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

    8.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

    8.7 INTERPRETATION OF AGREEMENT. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. The term "PERSON" shall include any individual, partnership, joint venture, corporation,

                                    A-III-19
trust or unincorporated organization, any other business entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

    8.8 EXPENSES. Each of the parties hereto shall bear its own fees and out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement except that the Selling Entities shall pay the expense (including reasonable attorneys' fees attributable to any HSR filing required to consummate the transactions contemplated hereunder) of any HSR filing required under this Agreement when such expenses are incurred.

    8.9 ATTORNEYS' FEES. If any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement the prevailing parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

    8.10 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that this Agreement may not be assigned by any party without the prior written consent of the other party.

    8.11 NO THIRD PARTY BENEFIT. Each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties to this Agreement, except as otherwise set forth herein.

    8.12 GENDER; NUMBER. Whenever the context of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural.

    8.13 SURVIVAL. The representations, warranties, agreements and covenants of the respective parties set forth in this Agreement shall survive and shall continue in effect following the Closing of the transaction provided for herein.

    8.14 CONSENT TO JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the state of Delaware and of the United states of America located in the state of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such Delaware Courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

    8.15 CORPORATE OPPORTUNITY MATTERS. Jacor and the Purchaser agree that and from and after the Closing hereunder any former Archon employee may pursue any business opportunities that would, prior to the Closing, have been foreclosed to such employee as a result of the corporate opportunity doctrine or similar principles of fiduciary duty, and Jacor and the Purchaser hereby waive the right to assert the benefits of any such principle in such circumstance.

                                    A-III-20

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JACOR                                    THE SELLING ENTITIES

JACOR COMMUNICATIONS, INC.               ARCHON COMMUNICATIONS
                                         PARTNERS LLC

By:        /s/ JEROME L. KERSTING        By:        /s/ RICHARD V. SANDLER
     ----------------------------------       ----------------------------------
Its:       Senior Vice President         Its: Manager

THE PURCHASER

JACOR COMMUNICATIONS COMPANY             NEWS AMERICA HOLDINGS,
                                         INCORPORATED

By:        /s/ JEROME L. KERSTING        By:           /s/ CHASE CAREY
     ----------------------------------       ----------------------------------
Its:       Senior Vice President         Its:      Executive Vice President

THE INDEMNITOR

THE NEWS CORPORATION LIMITED

By:           /s/ CHASE CAREY
     ----------------------------------
Its: Director

                                    A-III-21

                                                                        ANNEX IV

The Board of Directors
Premiere Radio Networks, Inc.
15260 Ventura Boulevard
Sherman Oaks, CA 91403-5339

                                                                   April 1, 1997

Dear Sirs:

    Premiere Radio Networks, Inc. ("Premiere" or the "Company"), Jacor Communications, Inc. ("Jacor"), Jacor Communications Company ("JCC"), PRN Acquisition Corp. ("PRN") and Archon Communications Inc. ("ACI") have entered into an Agreement and Plan of Merger dated as of April 4, 1997 (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on approval by the Premiere stockholders, Premiere and a newly formed subsidiary of Jacor will merge wherein each Premiere shareholder will receive the right to receive (i) $13.50 in cash and (ii) a fraction of a share of Jacor common stock equal to (a) one quarter multiplied by (b) an exchange ratio of
 .6102 as long as the Jacor closing price (for ten days, on average, prior to closing) is between $26.50 and $32.50 per share. You have requested our opinion as to whether the consideration to be received by the holders of Premiere Common Stock and Class A Common Stock, pursuant to the Agreement, is fair from a financial point of view, to such holders.

    Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Premiere in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We have also within the past twelve months acted as co-manager in the sale of Jacor common stock. Alex. Brown regularly publishes research reports regarding the broadcasting industry and the businesses and securities of publicly owned companies in that industry, including Jacor.

    In connection with our opinion, we have reviewed certain publicly available financial information concerning Premiere and Jacor, as well as certain internal financial analyses and other financial information furnished to us by the Company. We have also held discussions with the senior management and Executive Committee of Premiere regarding its businesses and prospects and have participated in certain discussions between Premiere and Jacor regarding Jacor's businesses and prospects. In addition, we have (i) reviewed the reported price and trading activity for the Common Stock and Class A Common Stock of Premiere;
(ii) compared certain financial and stock market information for Premiere with similar information for certain other radio broadcasting companies and network radio companies whose securities are publicly traded; (iii) reviewed the financial terms of certain recent business combinations in the radio broadcasting industry; and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

    We have not independently verified the information described above; and for purposes of this opinion, we have assumed the accuracy, completeness and fairness thereof. With specific regard to the information received relating to the prospects of Premiere, we have assumed that such information reflects the best currently available judgments and estimates of Premiere management as to the likely future financial performance of the Company. In addition, we have not made, been provided with, nor relied upon an independent evaluation or appraisal of the assets of Premiere. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    Our services and the opinion expressed herein were prepared for the use of the Board of Directors of Premiere and do not, nor are intended to, constitute a recommendation to the holders of the Premiere Common Stock or Class A Common Stock, as to how they should vote at the stockholder's meeting in connection with the Merger. At the request of the Board of Directors of Premiere, but without expanding, nor intending to expand, the limited use and purpose hereof, we hereby consent to the inclusion (but only to the extent such inclusion is legally required) of this opinion as an exhibit to filings required to be made with the Securities and Exchange Commission or with materials required to be distributed to stockholders of Premiere in connection with the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of April 1, 1997, the consideration to be received by the holders of the Premiere Common Stock and Class A Common Stock, pursuant to the Agreement is fair, from a financial point of view, to such holders.

                                          Very truly yours,
                                          ALEX. BROWN & SONS INCORPORATED

                                   By: JEFFREY S. AMLING
                                      -----------------------------------

                                   Name: JEFFREY S. AMLING
                                        ---------------------------------
                                        Managing Director

                                     A-IV-2

                                                                         ANNEX V

                SECTION 262 OF THE DELAWARE GENERAL CORPORATION
                                      LAW

                                     A-V-1

                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                          8 DEL. C. SECTION 262 (1996)

Section 262.  APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                                     A-V-2

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice

                                     A-V-3
    to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account

                                     A-V-4
all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     A-V-5

                                    PART II
        INFORMATION NOT REQUIRED IN THE PROSPECTUS/INFORMATION STATEMENT

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Jacor, being incorporated under the General Corporation Law of the State of Delaware, is empowered by Section 145 of such law ("Statute"), subject to the procedures and limitations stated in the Statute, to indemnify any person ("Indemnitee") against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding to which an Indemnitee is made a party or threatened to be made a party by reason of the Indemnitee's being or having been a director, officer, employee or agent of Jacor or a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of Jacor. The Statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Statute also provides that Jacor may purchase insurance on behalf of any director, officer, employee or agent.

    Article Sixth of Jacor's Certificate of Incorporation contains provisions permitted by Section 102 of the General Corporation Law of the State of Delaware which eliminate personal liability of members of its board of directors for violations of their fiduciary duty of care. Neither the Delaware General Corporation Law nor the Certificate of Incorporation, however, limits the liability of a director for breaching such director's duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the Statute, or obtaining an improper personal benefit.

    Article 8 of Jacor's Bylaws provides that Jacor is obligated to indemnify an Indemnitee in each and every situation where Jacor is obligated to make such indemnification pursuant to the Statute. Jacor must also indemnify an Indemnitee in each and every situation where, under the Statute, Jacor is not obligated but is nevertheless permitted or empowered to make such indemnification. However, before making such indemnification with respect to any situation covered by the preceding sentence, (i) Jacor shall promptly make or cause to be made, by any of the methods referred to in subsection (d) of the Statute, a determination as to whether the Indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of Jacor, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful and (ii) no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of Jacor, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful.

    Pursuant to authority contained in its Bylaws, Jacor maintains in force a standard directors' and officers' liability insurance policy providing a coverage of $10,000,000 against liability incurred by any director or officer in his or her capacity as such.

    The preceding discussion of the Statute and Jacor's Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the complete texts of Jacor's Certificate of Incorporation and Bylaws and to the Statute.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See Index to Exhibits.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any Prospectus/Information Statement required by section 10(a)(3) of the Securities Act;

            (ii) To reflect in the Prospectus/Information Statement any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus/Information Statement filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus/Information Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) That prior to any public reoffering of the securities registered hereunder through use of a Prospectus/Information Statement which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Prospectus/Information Statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (6) That every Prospectus/Information Statement (i) that is filed pursuant to paragraph (5), or (ii) purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (8) To respond to requests for information that is incorporated by reference into the Prospectus/ Information Statement pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involves therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on this 28th day of April 1997.

                                JACOR COMMUNICATIONS, INC.

                                By:           /s/ R. CHRISTOPHER WEBER
                                     ------------------------------------------
                                                R. Christopher Weber
                                       SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER AND ASSISTANT SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Christopher Weber and Jon M. Berry, or either of them, as such signatory's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such signatory and in such signatory's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully as to all intents and purposes as such signatory might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 18, 1997 by the following persons in the capacities indicated.

Principal Executive Officer:                 Principal Financial and Accounting Officer:

            /s/ RANDY MICHAELS                        /s/ R. CHRISTOPHER WEBER
  --------------------------------------       --------------------------------------
              Randy Michaels                            R. Christopher Weber
   CHIEF EXECUTIVE OFFICER AND DIRECTOR        SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                                   OFFICER AND ASSISTANT SECRETARY

          /s/ ROBERT L. LAWRENCE                         /s/ ROD F. DAMMEYER
  --------------------------------------       --------------------------------------
            Robert L. Lawrence                             Rod F. Dammeyer
  PRESIDENT, CHIEF OPERATING OFFICER, AND                     DIRECTOR
                 DIRECTOR

          /s/ SHELI Z. ROSENBERG                         /s/ F. PHILIP HANDY
  --------------------------------------       --------------------------------------
            Sheli Z. Rosenberg                             F. Philip Handy
        VICE CHAIRMAN AND DIRECTOR                            DIRECTOR

           /s/ JOHN W. ALEXANDER                           /s/ MARC LASRY
  --------------------------------------       --------------------------------------
             John W. Alexander                               Marc Lasry
                 DIRECTOR                                     DIRECTOR

           /s/ PETER C.B. BYNOE                        /s/ MAGGIE WILDEROTTER
  --------------------------------------       --------------------------------------
             Peter C.B. Bynoe                            Maggie Wilderotter
                 DIRECTOR                                     DIRECTOR

              /s/ SAMUEL ZELL
  --------------------------------------
                Samuel Zell
    CHAIRMAN OF THE BOARD AND DIRECTOR

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                            DESCRIPTION OF EXHIBIT
---------  -------------------------------------------------------------------------------------------------------
 2.1       Agreement and Plan of Merger dated February 12, 1996 among Citicasters Inc. ("Citicasters"), Jacor
           Communications, Inc. ("Jacor") and JCAC, Inc. Incorporated by reference to Exhibit 2.1 to Jacor's
           Current Report on Form 8-K dated February 27, 1996.

 2.2       Warrant Agreement dated as of September 18, 1996 between Jacor and KeyCorp Shareholder Services, Inc., as warrant agent. Incorporated by reference to Exhibit 4.1 to Jacor's Current Report on Form 8-K dated
           October 3, 1996.

 2.3       Supplemental Agreement dated as of September 18, 1996 between Jacor and KeyCorp Shareholder Services,
           Inc., as warrant agent. Incorporated by reference to Exhibit 4.2 of Jacor's Current Report on Form 8-K
           dated October 3, 1996.

 2.4       Registration Rights Agreement dated as of August 5, 1996 among Jacor, JCAC, Inc., Great American
           Insurance Company, American Financial Corporation, American Financial Enterprises, Inc., Carl H.
           Lindner, The Carl H. Lindner Foundation, and S. Craig Lindner. Incorporated by reference to Exhibit
           2.22 to Jacor's Post-Effective Amendment No. 1 on Form S-3 to Form S-4 (File No. 333-6639).

 2.5       Stock Purchase and Stock Warrant Redemption Agreement dated as of February 20, 1996 among Jacor,
           Prudential Venture Partners II, L.P., Northeast Ventures, II, John T. Lynch, Frank A. DeFrancesco,
           Thomas R. Jiminez, William R. Arbenz, CIHC, Incorporated, Bankers Life Holding Corporation and Noble
           Broadcast Group, Inc. ("Noble") (omitting exhibits not deemed material or filed separately in executed form). [Prudential and Northeast are sometimes referred to hereafter as the "Class A Stockholders";
           Lynch, DeFrancesco, Jiminez and Arbenz as the "Class B Stockholders"; and CHIC and Bankers Life as the
           Warrant Sellers.] Incorporated by reference to Exhibit 2.1 to Jacor's Current Report on Form 8-K dated
           March 6, 1996, as amended.

 2.6       Investment Agreement dated as of February 20, 1996, among Jacor, Noble and the Class B Stockholders
           (omitting exhibits not deemed material). Incorporated by reference to Exhibit 2.2 to Jacor's Current
           Report on Form 8-K dated March 6, 1996, as amended.

 2.7       Asset Exchange Agreement dated as of September 26, 1996 between Citicasters Co. and Pacific and
           Southern Company, Inc. (omitting schedules and exhibits not deemed material). Incorporated by reference to Exhibit 2.1 to Jacor's Current Report on Form 8-K dated October 11, 1996.

 2.8       Agreement and Plan of Merger dated as of October 8, 1996 ("Regent Merger Agreement") between Jacor and
           Regent Communications, Inc. (omitting schedules and exhibits not deemed material). Incorporated by reference to Exhibit 2.1 to Jacor's Current Report on Form 8-K dated October 23, 1996.

 2.9       Form of Warrant Agreement between Jacor and KeyCorp Shareholder Services, Inc., as warrant agent
           (included as Exhibit B to Regent Merger Agreement). Incorporated by reference to Exhibit 2.2 to Jacor's
           Current Report on Form 8-K dated October 23, 1996.

 2.10      Registration Rights Agreement dated as of October 8, 1996 among Jacor and the parties listed in
           Schedule I thereto (included as Exhibit I to Regent Merger Agreement). Incorporated by reference to
           Exhibit 2.4 to Jacor's Current Report on Form 8-K dated October 23, 1996.

 2.11      Form of Plan and Agreement of Merger between Jacor and New Jacor, Inc. Incorporated by reference to
           Annex VII to the Proxy Statement/Information Statement/Prospectus to Jacor's Form S-4 Registration
           Statement (File No. 333-6639).

 2.12      Asset Purchase Agreement dated as of March 17, 1997 among JCC, EFM Programming, Inc., EFM Media
           Management, Inc., EFM Publishing, Inc. and PAM Media, Inc. Incorporated by reference to Exhibit 2.1 to
           Jacor's Current Report on Form 8-K dated March 21, 1997.

 EXHIBIT
 NUMBER                                            DESCRIPTION OF EXHIBIT
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 2.13      Agreement and Plan of Merger dated as of April 7, 1997 among Jacor, JCC, PRN Holding Acquisition Corp.
           and Premiere Radio Networks, Inc. (omitting schedules and exhibits not deemed material). Incorporated by reference to Exhibit 2.1 to Jacor's Current Report on Form 8-K dated April 8, 1997.

 2.14      Shareholders' Agreement dated as of April 7, 1997 by and among Jacor, JCC, Archon Communications, Inc.
           ("Archon"), the stockholders of Archon and certain shareholders of Premiere (omitting schedules and exhibits not deemed material). Incorporated by reference to Exhibit 2.2 to Jacor's Current Report on
           Form 8-K dated April 8, 1997.

 2.15      Stock Purchase Agreement dated as of April 7, 1997 among Jacor, JCC, Archon Communications Partners LLC and News America Holdings Incorporated (omitting schedules and exhibits not deemed material).
           Incorporated by reference to Exhibit 2.3 to Jacor's Current Report on Form 8-K dated April 8, 1997.

 4.1       Form of Indenture. Incorporated by reference to Exhibit 4.1 to Jacor's Form S-3 Registration Statement
           (File No. 333-19291).

 4.2       Indenture dated as of June 12, 1996 between Jacor and The Bank of New York for Jacor's Liquid Yield
           Option Notes Due 2011. Incorporated by reference to Exhibit 4.23 to Jacor's Form S-4 Registration
           Statement (File No. 333-6639).

 4.3       Indenture dated as of June 12, 1996 among Jacor, JCAC, Inc. and First Trust of Illinois, National
           Association for JCAC, Inc.'s 10 1/8% Senior Subordinated Notes due 2006 and Jacor's Guaranty thereof.
           Incorporated by reference to Exhibit 4.24 to Jacor's Form S-4 Registration Statement (File No.
           333-6639).

 4.4       Effectiveness Agreement dated as of February 14, 1997 among Jacor Communications Company ("JCC"), the
           Lenders named therein (the "Lenders"), The Chase Manhattan Bank, as Adminstrative Agent, Banque
           Paribas, as Documentation Agent, and Bank of America Illinois, as Syndication Agent (omitting schedules and exhibits not deemed material).

 4.5       Credit Agreement dated as of June 12, 1996 as amended and restated as of February 14, 1997 ("Credit
           Agreement") among JCC, the Lenders, Bank of America Illinois, as Syndication Agent, Banque Paribas, as
           Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent (omitting schedules and exhibits not deemed material) (included as Exhibit A to Effectiveness Agreement).

 4.6       Security Agreement dated as of June 12, 1996 by and between JCAC, Inc. and Chemical Bank as
           Administrative Agent. Incorporated by reference to Exhibit 4.28 to Jacor's Form S-4 Registration
           Statement (File No. 333-6639).

 4.7       Parent Guaranty dated as of June 12, 1996 by Jacor in favor of Chemical Bank, as Administrative Agent, for the Lenders and any Interest Rate Hedge Providers (as defined in the Credit Agreement).
           Incorporated by reference to Exhibit 4.29 to Jacor's Form S-4 Registration Statement (File No.
           333-6639).

 4.8       Pledge Agreement dated as of June 12, 1996 by and between Jacor and Chemical Bank, as Administrative
           Agent for the Agents (as defined in the Credit Agreement), the Lenders and any Interest Rate Hedge
           Providers. Incorporated by reference to Exhibit 4.30 to Jacor's Form S-4 Registration Statement (File
           No. 333-6639).

 4.9       Indenture dated as of December 17, 1996 among JCC, Jacor, the Subsidiary Guarantors named therein (the
           "Subsidiary Guarantors") and the Bank of New York for JCC's 9 3/4% Senior Subordinated Notes due 2006
           and Jacor's and the Subsidiary Guarantors' Guaranty thereof. Incorporated by reference to Exhibit 4.9 to Jacor's Form S-3 Registration Statement (File No. 333-19291).

 4.10      Form of Deposit Agreement. Incorporated by reference to Exhibit 4.11 to Jacor's Form S-3 Registration
           Statement (File No. 333-19291).
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
 EXHIBIT
 NUMBER                                            DESCRIPTION OF EXHIBIT
---------  -------------------------------------------------------------------------------------------------------
 4.11      Stock Option Agreement dated as of June 23, 1993 between Jacor and Rod F. Dammeyer covering 10,000 shares of Jacor's common stock. (1) Incorporated by reference to Exhibit 4.3 to Jacor's Quarterly
           Report on Form 10-Q dated August 13, 1993.

 4.12      Stock Option Agreement dated as of December 15, 1994 between Jacor and Rod F. Dammeyer covering 5,000 shares of Jacor's common stock. (2) Incorporated by reference to Exhibit 4.23 to Jacor's Quarterly
           Report on Form 10-Q dated August 13, 1993.

 5.1*      Opinion of Graydon, Head & Ritchey.

10.1(+)    Employment Agreement dated February 20, 1996 by and between Noble Broadcast Group, Inc. and John T.
           Lynch, as assumed by Jacor effective July 15, 1996. Incorporated by reference to Exhibit 10.1 to
           Jacor's Quarterly Report on Form 10-Q dated November 14, 1996, as amended.

10.2(+)    Employment Agreement dated February 20, 1996 by and between Noble Broadcast Group, Inc. and Frank A.
           DeFranceso, assumed by Jacor effective July 15, 1996. Incorporated by reference to Exhibit 10.2 to
           Jacor's Quarterly Report on Form 10-Q dated November 14, 1996, as amended.

10.3(+)    Jacor Communications, Inc. 1993 Stock Option Plan. Incorporated by reference to Exhibit 99 to Jacor's
           Quarterly Report on Form 10-Q dated August 13, 1993.

10.4(+)    Jacor Communications, Inc. 1995 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 4.01 to Jacor's Registration Statement on Form S-8, filed on November 9, 1994.

10.5(+)    Jacor Communications, Inc. Executive Stock Unit Plan effective as of November 7, 1996. Incorporated by reference to Exhibit 10.5 to Jacor's Annual Report on Form 10-K for the year ended December 31, 1996.

10.6(+)    Jacor Communications, Inc. 1996 Non-Employee Directors Stock Units. Incorporated by reference to
           Exhibit 10.6 to Jacor's Annual Report on Form 10-K for the year ended December 31, 1996.

11.1       Statement re: computation of per share earnings. Incorporated by reference to Exhibit 11 to Jacor's
           Annual Report on Form 10-K for the year ended December 31, 1996.

12.1       Computation of Ratio of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12.1 to Jacor's
           Form S-3 Registration Statement (File No. 333-19291).

21.1       Subsidiaries of Jacor. Incorporated by reference to Exhibit 21 to Jacor's Annual Report on Form 10-K
           for the year ended December 31, 1996.

23.1       Consent of Coopers & Lybrand L.L.P.

23.2       Consent of Ernst & Young LLP.

23.3       Consent of Graydon, Head & Ritchey (to be included in opinion of counsel filed as Exhibit 5.1).

24.1       Powers of Attorney of directors and officers signing this Registration Statement are part of the
           Signature Pages.

27.1       Financial Data Schedule of Jacor. Incorporated by reference to Jacor's Annual Report on Form 10-K for the year ended December 31, 1996, as amended.

99.1       Form of Letter to Premiere stockholders.

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   * To be filed by amendment.

   (+) Management Contracts and Compensatory Arrangements.

   (1) Identical documents were entered into with John W. Alexander, F. Philip Handy and Marc Lasry.

   (2) Identical documents were entered into with John W. Alexander, F. Philip Handy, Marc Lasry and Sheli Z. Rosenberg. An additional grant of 5,000 stock options was made to each of these five individuals in February 1996 pursuant to substantially identical documents.